UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SUNOPTA INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SunOpta Inc.

7078 Shady Oak Road

Eden Prairie, Minnesota 55344

952-820-2518

    , 2026

Dear Shareholder:

You are cordially invited to attend a special meeting (the “Shareholder Meeting”) of the shareholders of SunOpta Inc., a corporation formed under the federal laws of Canada (the “Company” or “SunOpta”), which we will hold virtually on    , 2026, at     (Eastern time).

On February 6, 2026, SunOpta, Pegasus BidCo B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”), and 2786694 Alberta Ltd. (“Purchaser”), a corporation formed under the laws of the Province of Alberta and a wholly-owned subsidiary of Parent, entered into an arrangement agreement (the “Arrangement Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Purchaser has agreed to acquire all of the issued and outstanding common shares in the capital of the Company (the “Common Shares”) for the consideration of $6.50 in cash per Common Share, less any applicable withholdings, by way of a court-approved statutory arrangement under Section 192 of the Canada Business Corporations Act (the “Arrangement”). Parent and Purchaser are each affiliates of investment funds managed by Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“KKR”), a leading investment firm. If the Arrangement is completed, each holder of Common Shares will be entitled to receive $6.50 in cash (less any applicable withholding taxes) for each Common Share that they own.

At the Shareholder Meeting, shareholders will be asked to consider and vote on a resolution approving the Arrangement. Shareholder approval is one of several conditions to the proposed Arrangement. Our board of directors unanimously recommends that you vote “FOR” each of the proposals to be considered at the Shareholder Meeting, including approval of the Arrangement. The attached notice of special meeting includes further details about the Shareholder Meeting, which will be held virtually at www.virtualshareholdermeeting.com/STKL2026SM on    , 2026 at    Eastern Time.

In addition, the United States Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement. The board of directors of the Company unanimously recommends that you vote “FOR” this Arrangement-related compensation proposal described in the Management Information Circular and Proxy Statement (the “Circular and Proxy Statement”).

The Circular and Proxy Statement describes the Arrangement Agreement and the Arrangement and provides detailed information about the Shareholder Meeting. We encourage you to read the Circular and Proxy Statement carefully, including the appendices, as it sets forth important information regarding these matters. The receipt of cash in exchange for Common Shares in the Arrangement will constitute a taxable transaction to U.S. persons for U.S. federal income tax purposes and to Canadian persons for Canadian federal income tax purposes.

Your vote is very important. The Arrangement cannot be completed unless the arrangement resolution is approved by at least 66 2⁄3% of the votes cast by the holders of Common Shares (the “Company Shareholders”) and the holders of special shares (the “Special Shares”) in the capital of SunOpta (the holders of the Special Shares, together with the Company Shareholders, the “Voting Shareholders”), voting as a single class, present in person or represented by proxy at the Shareholder Meeting.

Whether or not you plan to attend the Shareholder Meeting, we ask you to submit a proxy (in the case of registered holders of Common Shares or Special Shares) or voting instruction form (in the case of non-registered (beneficial) owners of Common Shares) to have your shares voted in advance of the Shareholder Meeting in accordance with the instructions described in the form of proxy or voting instruction form and in the Circular and Proxy Statement. Your proxy or voting instruction form must be received no later than the proxy cut-off of    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. The Chair of the Shareholder Meeting may waive or extend the proxy cut-off without notice at his or her own discretion. Non-registered (beneficial) owners of Common Shares should carefully follow the voting instructions received from their intermediary in order to vote the Common Shares beneficially owned by them. If you are a non-registered Company Shareholder and hold your Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, you should carefully follow the instructions of your intermediary to ensure that your Common Shares are voted at the Shareholder Meeting in accordance with your instructions, to arrange for your intermediary to complete the necessary transmittal documents and to ensure that you receive payment for your Common Shares if the Arrangement is completed.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Sodali & Co, by telephone at 1-833-830-8285 (North America) or 1-289-695-3075 (outside North America), or by email at assistance@investor.sodali.com.

Thank you for your continuing support of SunOpta.

Very truly yours,

Brian W. Kocher

Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any U.S. state or Canadian provincial or territorial securities regulatory agency has approved or disapproved the Arrangement, passed upon the merits or fairness of the Arrangement or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The Management Information Circular and Proxy Statement is dated    , and is first being mailed to shareholders on or about    .

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

SunOpta Inc.

7078 Shady Oak Road

Eden Prairie, Minnesota 55344

952-820-2518

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD VIRTUALLY ON    , 2026

NOTICE IS HEREBY GIVEN, in accordance with an interim order (as may be amended, modified or varied the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated    , 2026, that a special meeting (the “Shareholder Meeting”) of the holders (the “Company Shareholders”) of common shares (the “Common Shares”) in the capital of SunOpta Inc. (the “Company” or “SunOpta”) and the holders (together with the Company Shareholders, the “Voting Shareholders”) of special shares (the “Special Shares”) in the capital of SunOpta will be held virtually on    , 2026 at     Eastern Time. The Shareholder Meeting will be held for the following purposes:

1. The Arrangement Resolution. To consider, pursuant to the Interim Order, and, if deemed advisable, to pass, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix B to the accompanying Management Information Circular and Proxy Statement of SunOpta (the “Circular and Proxy Statement”), approving a statutory arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”) upon the terms and conditions set out in the arrangement agreement (the “Arrangement Agreement”) dated February 6, 2026 among the Company, Pegasus BidCo B.V. (“Parent”), and 2786694 Alberta Ltd. (“Purchaser”) pursuant to which Purchaser will acquire all of the outstanding Common Shares, all as more particularly described in the Circular and Proxy Statement.

2. The Executive Compensation Proposal. To approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement (the “Executive Compensation Proposal”).

3. Other Business. To transact such other business as may properly come before the Shareholder Meeting or any adjournments of the Shareholder Meeting.

The board of directors of SunOpta has fixed the close of business on    , 2026 (the “Record Date”) as the record date for the determination of the Voting Shareholders entitled to receive notice of and to vote at the Shareholder Meeting. All Voting Shareholders are cordially invited to attend the Shareholder Meeting.

The Company is holding the Shareholder Meeting as a completely virtual online meeting, which will be conducted via live webcast, where all Voting Shareholders regardless of geographic location and equity ownership will have an equal opportunity to participate in the Shareholder Meeting and engage with directors of the Company and management as well as other Voting Shareholders. Voting Shareholders will not be able to attend the Shareholder Meeting in person. Voting Shareholders that hold Common Shares or Special Shares in their respective names (the “Registered Shareholders”) and duly appointed proxyholders will be able to attend, participate, submit questions and vote at the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM. Company Shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary (the “Beneficial Shareholders”) who have not duly appointed themselves as proxyholder may also virtually attend as guests. Guests will be able to virtually attend and listen to the Shareholder Meeting but will not be able to vote or ask questions at the Shareholder Meeting.

Pursuant to the CBCA and the Interim Order, in order for the Arrangement Resolution to become effective, the Arrangement Resolution must be passed by at least 66 2⁄3% of the votes cast by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting.

The vote on the Executive Compensation Proposal is advisory and, therefore, will not be binding on the Company; however, the Executive Compensation Proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

After careful consideration, the board of directors of the Company has unanimously approved the Arrangement and the Arrangement Agreement and recommends that the Voting Shareholders vote “FOR” the approval of the Arrangement Resolution. The board of directors of the Company also recommends that the Voting Shareholders vote “FOR” the Executive Compensation Proposal.

This Notice of Special Meeting of Shareholders is accompanied by the Circular and Proxy Statement, a form of proxy or voting instruction form, as applicable, and a form of letter of transmittal in the case of registered Voting Shareholders.

A summary of the Arrangement Agreement and the plan of arrangement (the “Plan of Arrangement”) is included in the Circular and Proxy Statement, and the full text of each is attached as Appendix A and Appendix C, respectively, to the Circular and Proxy Statement and is also available under SunOpta’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.ca and on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) at www.sec.gov. The full text of the Interim Order is attached as Appendix D to the Circular and Proxy Statement. Voting Shareholders should carefully review and consider all of the information in the Circular and Proxy Statement.

Pursuant to and in accordance with the Interim Order and the provisions of section 190 of the CBCA (as modified or supplemented by the Interim Order, the Plan of Arrangement and any other order of the Court), registered Company Shareholders have been granted the right to dissent in respect of the Arrangement and, if the Arrangement becomes effective, to be paid an amount equal to the fair value of their Common Shares (the “Dissent Rights”). Dissent Rights, and the procedures for exercise of Dissent Rights, are described in the Circular and Proxy Statement under “Dissent Rights”. Failure to comply strictly with the dissent procedures described in the Circular and Proxy Statement will result in the loss or unavailability of any right to dissent. The dissent procedures require that a registered Company Shareholder who wishes to exercise Dissent Rights send a written notice of objection to the Arrangement Resolution to SunOpta at its office located at 7078 Shady Oak Road, Eden Prairie, Minnesota, 55344 Attention: General Counsel, with a copy to SunOpta’s Canadian legal counsel, Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto, Ontario M5V 3J7, Attention: Patricia Olasker and Kevin Greenspoon, so that it is received not later than 5:00 p.m. (Eastern time) on the day that is two Business Days immediately preceding the date of the Shareholder Meeting (as it may be adjourned or postponed from time to time). Beneficial Shareholders who beneficially own Common Shares registered in the name of an intermediary who wish to dissent should be aware that only registered Company Shareholders are entitled to dissent. Accordingly, a Beneficial Shareholder desiring to exercise their Dissent Rights must make arrangements for the Common Shares beneficially owned by such Company Shareholder to be registered in the Company Shareholder’s name prior to the time the written notice of objection to the Arrangement Resolution is required to be received by SunOpta or, alternatively, make arrangements for the registered holder of such Common Shares to exercise such right to dissent on the Beneficial Shareholder’s behalf. A Dissenting Shareholder may only dissent with respect to all Common Shares held on behalf of any one beneficial holder and registered in the name of such Dissenting Shareholder. Accordingly, a non-registered shareholder who desires to exercise the right of dissent must make arrangements for the Common Shares beneficially owned by such holder to be registered in the holder’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Company or, alternatively, make arrangements for the registered holder of such Common Shares to dissent on the holder’s behalf. It is strongly suggested that any Company Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the forfeiture of such Company Shareholder’s right to dissent.

If you are a Registered Shareholder, instructions regarding the completion and return of proxies are included on the form of proxy and in the Circular and Proxy Statement. If you plan to vote by mail, you must complete, sign and date and return your proxy in accordance with the instructions set out on the form of proxy and in this

Circular and Proxy Statement. If you plan to vote via the Internet in advance of the Shareholder Meeting, you must go to www.proxyvote.com and follow the instructions on that website. If you plan to vote via the Internet during the Shareholder Meeting, you must register in advance at the site www.virtualshareholdermeeting.com/STKL2026SM and log into the virtual meeting platform during the Shareholder Meeting using the unique link provided to you via email following the completion of your registration. If you plan to vote by telephone, you can call 1-800-690-6903 and follow the recorded instructions. It is recommended to vote your Common Shares and Special Shares in advance of the Shareholder Meeting by following the instructions on www.proxyvote.com. Your proxy is revocable in accordance with the procedures set forth in the Circular and Proxy Statement.

If you are a Beneficial Shareholder and hold your Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary, you should carefully follow the instructions of your intermediary to ensure that your Common Shares are voted at the Shareholder Meeting in accordance with your instructions, to arrange for your intermediary to complete the necessary transmittal documents and to ensure that you receive payment for your Common Shares if the Arrangement is completed.

Your vote is very important, regardless of the number of Common Shares or Special Shares you own. Whether or not you expect to attend the Shareholder Meeting, you are strongly encouraged to read the enclosed Circular and Proxy Statement and submit your vote in advance of the Shareholder Meeting electronically, by telephone or by mail, by following the instructions set out in the form of proxy or voting instruction form, as applicable, which accompanies this Notice of Special Meeting of Shareholders. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Shareholder Meeting. Your proxy or voting instruction form must be received no later than the proxy cut-off of     , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If you are a Beneficial Shareholder, your intermediary may have an earlier cut-off time to receive your voting instructions.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, Sodali & Co, by telephone at 1-833-830-8285 (North America) or 1-289-695-3075 (outside North America), or by email at assistance@investor.sodali.com.

The Circular and Proxy Statement is dated    , 2026, and is first being mailed to Voting Shareholders on or about    , 2026.

BY ORDER OF THE BOARD OF DIRECTORS,

Dated: , 2026	Leslie Starr
Chair

i

ii

iii

SUMMARY

The following summary highlights information described in more detail elsewhere in this Management Information Circular and Proxy Statement (the “Circular and Proxy Statement”). Each item in this summary includes a page reference directing you to a more complete description of that topic. While this summary describes the principal terms of the statutory arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act (the “CBCA”), this summary may not contain all of the information that is important to you. To understand the Arrangement fully and for a more complete description of the legal terms of the Arrangement, you should carefully read this entire Circular and Proxy Statement and the documents to which we have referred you. Please refer to the section entitled “Questions and Answers About the Shareholder Meeting and the Arrangement” and the more detailed information contained elsewhere in this Circular and Proxy Statement, the appendices to this Circular and Proxy Statement, and the documents referred to in this Circular and Proxy Statement, which you should read carefully. You may obtain further information by following the instructions in the section entitled “Where You Can Find More Information”.

In this Circular and Proxy Statement, the terms “we,” “us,” “our,” the “Company” and “SunOpta” refer to SunOpta Inc. Throughout this Circular and Proxy Statement, we refer to Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, and significant shareholder of Parent, and/or certain of its affiliates, collectively, as “KKR”. Capitalized terms used but not specifically defined in this Circular and Proxy Statement are defined in the section entitled “Glossary of Terms”.

The Parties

SunOpta Inc. SunOpta is a North American supply chain solutions provider. We deliver customized supply chain solutions and innovation for top brands, retailers, and foodservice providers across a broad portfolio of beverages, broths, and better-for-you snacks. Our products are distributed through retail, club, foodservice and e-commerce channels across North America. SunOpta is a corporation formed under the federal laws of Canada. Our principal executive offices are located at 7078 Shady Oak Road, Eden Prairie, Minnesota 55344, and our telephone number at that address is (952) 820-2518. Our website address is www.sunopta.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Circular and Proxy Statement. We have included our website address in this Circular and Proxy Statement solely as an inactive textual reference.

Pegasus BidCo B.V. Parent is a private company with limited liability incorporated under the laws of The Netherlands, having its seat in Amsterdam, the Netherlands. The address for Parent’s principal office is Fascinatio Boulevard 264, 3065 WB Rotterdam, the Netherlands and its telephone number is +31-010-440-5100.

2786694 Alberta Ltd. Purchaser is an Alberta corporation and a wholly owned subsidiary of Parent. Purchaser exists solely to facilitate the Arrangement and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the Arrangement Agreement and related agreements. The address for Purchaser’s head office is Fascinatio Boulevard 264, 3065 WB Rotterdam, the Netherlands and its telephone number is +31-010-440-5100.

Parent and Purchaser are affiliates of Refresco Holding B.V. (“Refresco”). Refresco is an independent beverage solutions provider for global and local beverage brands in North America, Europe, and Australia. Refresco is headquartered in Rotterdam, the Netherlands and has more than 14,000 employees. Refresco’s website address is www.refresco.com. Information contained on, or that can be accessed through, Refresco’s website does not constitute a part of this Circular and Proxy Statement. We have included Refresco’s website address in this Circular and Proxy Statement solely as an inactive textual reference.

Each of Parent, Purchaser and Refresco is an affiliate of investment funds managed by KKR.

The Shareholder Meeting and Vote Required (page 24)

The special meeting (the “Shareholder Meeting”) of the holders of common shares (the “Common Shares”) in the capital of SunOpta (the “Company Shareholders”) and the holders of special shares (the “Special Shares”) in the capital of SunOpta (the holders of the Special Shares, together with the Company Shareholders, the “Voting Shareholders”) will be held virtually on    , 2026, at     (Eastern time) and at any adjournments or postponements thereof, to consider and vote upon a special resolution approving the Arrangement (the “Arrangement Resolution”), the full text of which is set forth in Appendix B to this Circular and Proxy Statement, with or without variation, and to consider and vote upon a non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement (the “Executive Compensation Proposal”).

There will be no physical meeting location. The format of the virtual Shareholder Meeting will ensure that Company Shareholders who attend the Shareholder Meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. Accordingly, Voting Shareholders that hold Common Shares or Special Shares in their respective names (the “Registered Shareholders”) and duly appointed proxyholders (including any non-registered Beneficial Shareholder (as defined below) who has appointed itself as proxyholder or representative) that join the webcast of the Shareholder Meeting will be able to participate, submit questions and vote at the Shareholder Meeting regardless of their respective location. Company Shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary (the “Beneficial Shareholders”) who have not duly appointed themselves as proxyholder may also join the webcast of the Shareholder Meeting as guests and listen, but will not be able to vote or submit questions at the Shareholder Meeting.

The purpose of the Shareholder Meeting is for Voting Shareholders to vote upon the Arrangement Resolution, the Executive Compensation Proposal and such other proposals as may properly come before the Shareholder Meeting. To become effective, the Arrangement Resolution must be approved by at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting.

In addition to the Arrangement Resolution, at the Shareholder Meeting, Voting Shareholders will be asked to consider and vote upon a non-binding, advisory proposal to approve the Executive Compensation Proposal. The vote on the Executive Compensation Proposal is advisory and, therefore, will not be binding on the Company; however, the Executive Compensation Proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

As of the date of this Circular and Proxy Statement, we are not currently aware of any other business to come before the Shareholder Meeting.

The board of directors of SunOpta (the “Company Board”) has fixed the close of business on   , 2026 (the “Record Date”) for the determination of the Voting Shareholders entitled to receive notice of, and vote at, the Shareholder Meeting. Only Voting Shareholders as of the Record Date will be entitled to receive notice of, and vote at, the Shareholder Meeting or any adjournment thereof. On the Record Date, there were     Common Shares and     Special Shares issued and outstanding and entitled to vote.

A quorum for the transaction of business at any meeting of Voting Shareholders is at least two Voting Shareholders holding not less than one-third of the outstanding Common Shares present in person or represented by proxy. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the chairperson of the Company Board or Voting Shareholders present may determine, the chairperson of the Company Board or Voting Shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business. No notice of the adjourned Shareholder Meeting is required unless the meeting is adjourned by one or more adjournments for an aggregate of thirty days or more.

Recommendation of the Company Board and Special Committee and Reasons for the Arrangement (page 53)

The Company Board, acting on the unanimous recommendation of the Special Committee (as defined in the section entitled “Recommendation of the Company Board and Special Committee and Reasons for the Arrangement”) and after receiving legal and financial advice, unanimously (1) determined that the entering into by the Company of the Arrangement Agreement and the consummation of the Arrangement are in the best interests of the Company; (2) determined the Arrangement is fair to the Voting Shareholders and the terms of the Arrangement are fair and reasonable; and (3) recommends that the Voting Shareholders vote “FOR” the Arrangement Resolution.

For the reasons considered by the Company Board in reaching its decision to approve the Arrangement Agreement, see the sections entitled “The Arrangement—Recommendation of the Company Board and Special Committee and Reasons for the Arrangement”.

Opinion of Lazard (page 59)

The Company retained Lazard Frères & Co. LLC (“Lazard”) as its financial advisor in connection with the Arrangement. In connection with Lazard’s engagement, the Company requested that Lazard evaluate the fairness, from a financial point of view, to holders of Common Shares (other than any such holders who are entitled to and properly exercise dissent rights with respect to their Common Shares), of the Consideration to be paid to such holders in the Arrangement. On February 5, 2026, at a meeting of the Company Board, Lazard rendered to the Company Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of February 5, 2026, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, the Consideration to be paid to the holders of Common Shares (other than the Dissenting Shareholders) in the Arrangement was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion (the “Lazard Fairness Opinion”), dated as of February 5, 2026, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this document as Appendix E to this Circular and Proxy Statement and is incorporated by reference herein in its entirety. The summary of the Lazard Fairness Opinion, dated as of February 5, 2026, set forth in this Circular and Proxy Statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Appendix E to this Circular and Proxy Statement. You are encouraged to read the Lazard Fairness Opinion and the summary contained in this Circular and Proxy Statement carefully and in their entirety.

Lazard’s engagement and its opinion were for the benefit of the Company Board (in its capacity as such) and the Lazard Fairness Opinion was rendered to the Company Board in connection with its evaluation of the Arrangement and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the holders of Common Shares (other than Dissenting Shareholders) of the Consideration to be paid to such holders in the Arrangement. The Lazard Fairness Opinion was not intended to, and did not, constitute a recommendation to any Company Shareholder as to how such Company Shareholder should vote or act with respect to the Arrangement or any matter relating thereto.

For more information, see the section of this Circular and Proxy Statement captioned “The Arrangement— Opinion of Lazard” and the full text of the Lazard Fairness Opinion attached as Appendix E to this Circular and Proxy Statement.

Opinion of Scotia Capital (page 66)

The Special Committee retained Scotia Capital Inc. (“Scotia Capital”) as its financial advisor in connection with the Arrangement. In connection with Scotia Capital’s engagement, the Special Committee requested that Scotia Capital evaluate the fairness, from a financial point of view, to the Company Shareholders of the Consideration to be paid to the Company Shareholders in the Arrangement. On February 5, 2026, at a meeting of the Special Committee, Scotia Capital provided its oral fairness opinion, subsequently delivered to the Special Committee in writing (the full text of which is attached as Appendix F to this Circular and Proxy Statement (the “Scotia Capital Fairness Opinion”)), to the effect that, as of February 5, 2026, and based upon and subject to Scotia Capital’s analyses, assumptions, limitations and qualifications set forth in the Scotia Capital Fairness Opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

The full text of the written Scotia Capital Fairness Opinion, dated as of February 5, 2026, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Scotia Capital in connection with its opinion, is attached as Appendix F to this Circular and Proxy Statement and is incorporated by reference herein in its entirety. The summary of the written Scotia Capital Fairness Opinion, dated as of February 5, 2026, set forth in this Circular and Proxy Statement is qualified in its entirety by reference to the full text of the written Scotia Capital Fairness Opinion attached as Appendix F to this Circular and Proxy Statement. You are encouraged to read the written Scotia Capital Fairness Opinion and the summary contained in this Circular and Proxy Statement carefully and in their entirety.

The terms of the Scotia Capital Engagement Agreement provide that Scotia Capital would receive a fixed fee upon delivery of the Scotia Capital Fairness Opinion. The fee payable to Scotia Capital pursuant to the Scotia Capital Engagement Agreement is not contingent, in whole or in part, on whether the Arrangement is completed or upon the conclusions reached by Scotia Capital in the Scotia Capital Fairness Opinion.

Scotia Capital’s engagement and its opinion were for the benefit of the Special Committee and the Scotia Capital Fairness Opinion was rendered to the Special Committee in connection with its evaluation of the Arrangement and addressed only the fairness, as of the date of the opinion, from a financial point of view, to the Company Shareholders of the Consideration to be paid to the Company Shareholders in the Arrangement. The Scotia Capital Fairness Opinion was not intended to, and did not, constitute a recommendation to any Company Shareholder as to how such Company Shareholder should vote or act with respect to the Arrangement or any matter relating thereto.

For more information, see the section of this Circular and Proxy Statement captioned “The Arrangement— Opinion of Scotia Capital” and the full text of the written Scotia Capital Fairness Opinion attached as Appendix F to this Circular and Proxy Statement.

Financing of the Arrangement (page 85)

The total funds needed to complete the Arrangement, which are expected to be approximately $1.1 billion, will be funded from proceeds of the Debt Financing obtained by Parent for the benefit of Purchaser. The completion of the Arrangement is not conditioned upon Purchaser’s receipt of financing.

The Arrangement (page 33)

On February 6, 2026, SunOpta, Pegasus BidCo B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”), and 2786694 Alberta Ltd. (“Purchaser”), a corporation formed under the laws of the Province of Alberta and a wholly-owned subsidiary of Parent, entered into an Arrangement Agreement (the “Arrangement Agreement”). A copy of the Arrangement Agreement is attached as Appendix A to this Circular and Proxy Statement. The Arrangement Agreement provides for the implementation of the plan of arrangement, which is attached as Appendix C to this Circular and Proxy Statement, and any amendments or variations to such plan of arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in Final Order with the prior written consent of the Company and Parent, each acting reasonably (the “Plan of Arrangement”), and pursuant to which, on the effective date of the Arrangement at the time specified in the Plan of Arrangement:

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each issued and outstanding Common Share, excluding Common Shares held by Dissenting Shareholders, will be transferred to Purchaser for the Consideration of $6.50 in cash, less any applicable withholdings;

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each issued and outstanding Common Share held by a Dissenting Shareholder will be transferred to Purchaser, and such holders will cease to have shareholder rights other than the right to receive the fair value of their Common Shares in accordance with the Plan of Arrangement, less applicable withholdings;

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each issued and outstanding share of Series B-1 Preferred Stock in the capital of SunOpta Foods Inc., a subsidiary of the Company (the “Series B-1 Preferred Stock”), will be transferred to the Company in exchange for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms), and each resulting Common Share will be transferred to Purchaser for the Consideration of $6.50 in cash, less any applicable withholdings;

•	each issued and outstanding Special Share will be cancelled without any payment in respect thereof; and

•

the outstanding equity awards of the Company will be settled in cash, less any applicable withholdings, or cancelled for no consideration (as applicable) in accordance with the terms of the Plan of Arrangement.

The Arrangement will be carried out pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement. On closing of the Arrangement, the Company will become a wholly-owned indirect subsidiary of Parent and will apply to cease to be a reporting issuer under applicable Canadian Securities Laws and will deregister its securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as practicable following the completion of the Arrangement, and to have the Common Shares delisted from the Toronto Stock Exchange (“TSX”) and the Nasdaq Stock Market LLC (“Nasdaq”). If, on or after the date of the Arrangement Agreement, the Company declares or pays any cash dividend or distribution on the Common Shares or distributions on the Series B-1 Preferred Stock in accordance with the terms of such Series B-1 Preferred Stock with a record date prior to Closing, the Consideration shall be reduced by the per Common Share amount of such dividend or distribution.

Interests of SunOpta’s Directors and Officers in the Arrangement (page 77)

In considering the recommendation of the Company Board to vote in favour of the Arrangement Resolution, Voting Shareholders should be aware that certain of SunOpta’s directors and executive officers have interests in the Arrangement that are different from, or in addition to, the interests of Voting Shareholders generally. These interests include severance arrangements covering our executive officers, acceleration of unvested equity awards held by our directors and executive officers, an agreement by Parent to make certain incentive-based awards to our executive officers in lieu of awards that would have been granted by the Company in the ordinary course prior to the completion of the Arrangement, and continued indemnification and insurance coverage of our directors and executive officers. The Special Committee and Company Board were aware of and considered these interests, among other matters, in reaching their decisions to approve the Arrangement and the Arrangement Agreement. For more information, see “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement.”

Voting and Support Agreements (page 89)

On February 6, 2026, concurrently with the execution of the Arrangement Agreement, (a) Oaktree Organics, L.P. (“Organics”), and Oaktree Huntington Investment Fund II, L.P. (“OHIF II LP” and together with the Organics, the “Oaktree Investors”) and OCM SunOpta Trustee, LLC (the “Oaktree Trustee”) entered into a voting and support agreement (the “Oaktree Voting and Support Agreement”) with Parent and Purchaser, and (b) each of the directors and officers of the Company entered into a voting and support agreement (collectively, the “D&O Voting and Support Agreements”, and together with the Oaktree Voting and Support Agreement, the “Voting and Support Agreements”) with Parent and Purchaser. Under the terms of the Voting and Support Agreements, the Oaktree Investors, Oaktree Trustee and directors and officers of the Company have agreed, among other things, (a) to vote their Common Shares and Special Shares, as applicable, in favour of the Arrangement, including the Arrangement Resolution, and against any other acquisition proposal and any other matter which could reasonably be expected to materially delay, materially impede or prevent the completion of the Arrangement and the other transactions contemplated by the Arrangement Agreement and (b) subject to certain exceptions, not to dispose, transfer or assign its rights in any Common Shares, Special Shares or shares of Series B-1 Preferred Stock (other than pursuant to the Arrangement Agreement, Voting Trust Agreement or Exchange and Support Agreement). As a result, and pursuant to the Voting and Support Agreements, Voting Shareholders representing approximately     % of the Common Shares and Special Shares entitled to vote as a single class on the Arrangement Resolution at the Shareholder Meeting have agreed to vote all of the Common Shares and Special Shares beneficially owned by or controlled by them in favour of the Arrangement Resolution at the Shareholder Meeting. The Voting and Support Agreements will automatically terminate upon the earlier of the Effective Time and the termination of the Arrangement Agreement in accordance with its terms. The Oaktree Voting and Support Agreement may be terminated in certain other circumstances, including by the Oaktree Investors if Purchaser or Parent, without the prior written consent of the Oaktree Investors, amend the Arrangement Agreement or the Plan of Arrangement (i) to decrease the Consideration payable to Oaktree Investors (it being understood that decreases in accordance with Section 1.10 of the Arrangement Agreement due to interim dividend payments by the Company will not constitute a decrease of Consideration) or change the form of consideration payable pursuant to the Arrangement (other than to add additional consideration) or (ii) in a manner that materially adversely affects the Oaktree Investors.

Regulatory Approvals (pages 86 and 99)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), parties to a transaction that meets certain statutory jurisdictional tests and is not otherwise exempted must provide notice of that transaction to the Antitrust Division (the “Antitrust Division”) of the U.S. Department of Justice (“DOJ”), and to the U.S. Federal Trade Commission (the “FTC”), and observe a statutory waiting period before that transaction can close. The Arrangement is subject to these notification and waiting period requirements. Completion of the Arrangement is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act, the Arrangement may not be completed until the expiration or termination of a 30-calendar-day waiting period following the filing of Premerger Notification and Report Forms, which period may be extended if the FTC or DOJ issues a request for additional information and documentary material.

Additionally, pursuant to the Arrangement Agreement, the Arrangement is conditional on clearance under the Competition Act (Canada) (the “Competition Act”). Completion of the Arrangement is subject to either (a) issuance of an advance ruling certificate under the Competition Act which exempts the parties from having to file a pre-merger notification or (b) expiration, early termination or waiver of the applicable 30-day waiting period under the Competition Act, which period may be extended if the Commissioner of Competition (the “Commissioner”) issues a Supplementary Information Request (as defined in the section entitled “The Arrangement—Regulatory Approvals”), together with the issuance of a no-action letter indicating that the Commissioner does not, at that time, intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act to prohibit the completion of the Arrangement.

The Arrangement also requires notification under the 2018 Law on Competition (Vietnam) and completion of the Arrangement is subject to clearance from the Vietnam Competition Commission.

Covenants (page 96)

Parent, Purchaser and the Company have each made customary covenants in the Arrangement Agreement, including covenants to use their respective commercially reasonable efforts to effect the Arrangement, including securing required regulatory approvals and other consents, subject to the terms and conditions of the Arrangement Agreement. In addition, the Company has agreed to other customary covenants, including, among others, covenants to conduct its business in the ordinary course during the interim period between the execution of the Arrangement Agreement and the earlier of the closing of the Arrangement and the termination of the Arrangement Agreement.

Restrictions on Solicitations of Other Offers (page 101)

Pursuant to the Arrangement Agreement, the Company, each of the Company Subsidiaries, and their respective representatives (a) are required to cease all discussions, negotiations or communications with any third party in connection with any Acquisition Proposal after the date of execution of Arrangement Agreement and (b) shall not, during the period from the date of the Arrangement Agreement to the earlier of (x) the Closing and (y) the termination of the Arrangement Agreement (the “Interim Period”):

•

solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, assets, or books and records of the Company or entering into any form of agreement, arrangement or understanding) an inquiry;

•

continue, enter into or otherwise engage in any discussions or negotiations with, furnish to any third party any non-public information relating to the Company or any Company Subsidiary or offer to provide access to the business, properties, assets or books and records of the Company or any Company Subsidiary, in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Acquisition Proposal or inquiry;

•	approve or recommend an Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

•	propose or agree to do any of the foregoing.

However, if, at any time prior to obtaining the Company Shareholder Approval (as defined in the section entitled “The Arrangement—Company Shareholder Approval”), the Company receives an unsolicited written bona fide Acquisition Proposal by a third party made after the date of the Arrangement Agreement that did not result from a material breach thereof, then the Company may (if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal) furnish non-public information to such third party making such Acquisition Proposal, provided that the Company receives an executed Acceptable Confidentiality Agreement from such third party prior to disclosing any non-public information, and any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within 48 hours thereafter), and may engage in discussions or negotiations with respect to such Acquisition Proposal.

If the Company receives an Acquisition Proposal or any request for non-public information relating to the Company or any Company Subsidiary by any third party, the Company shall notify Parent about the identity of the party making such Acquisition Proposal or request for non-public information promptly within 24 hours after receipt and provide Parent with copies of relevant documents in connection therewith. The Company shall also (i) notify Parent if, in accordance with the terms of the Arrangement Agreement, it enters into discussions or negotiations regarding any Acquisition Proposal or provides non-public information to any third party in connection with an Acquisition Proposal, (ii) notify Parent of any change to the financial and other material terms and conditions of any Acquisition Proposal, and (iii) keep Parent reasonably informed of the status and terms of any proposals, offers, and correspondence relating thereto.

Recommendation Changes (page 103)

Neither the Company Board nor any committee thereof is permitted to undertake any Adverse Recommendation Change unless:

•

the Company Board has received an unsolicited written bona fide Acquisition Proposal not resulting from a material breach of the non-solicitation provisions in the Arrangement Agreement, that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent prior to obtaining Company Shareholder Approval, and such Acquisition Proposal is not withdrawn;

•

the Company provides prior written notice (a “Notice of Change of Recommendation”) to Parent of its intention to effect an Adverse Recommendation Change, identifying the Person making the Superior Proposal, describing the material terms and conditions of the Superior Proposal that is the basis for effecting an Adverse Recommendation Change, including, if applicable, copies of any written proposals or offers and any proposed agreements related to the Superior Proposal, together with a written statement as to the value, in financial terms, that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under such Superior Proposal (it being agreed that the delivery of such notice will not constitute an Adverse Recommendation Change);

•

to the extent Purchaser desires to negotiate, the Company negotiates with Purchaser in good faith for a period ending at 11:59 p.m. (Toronto time) on the fifth Business Day following Parent’s receipt of the Notice of Change of Recommendation described in the second bullet above (the “Notice of Change Period”) to make such adjustments in the terms and conditions of the Arrangement Agreement, so that such Superior Proposal ceases to constitute a Superior Proposal; and

•

the Company Board, following the end of the Notice of Change Period, has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to the Arrangement Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal.

The Company shall not waive the application of the Shareholder Rights Plan in favour of any third party without the prior written consent of Parent and Purchaser.

Financing Assistance (page 109)

Pursuant to the Debt Commitment Letter, the Debt Financing Sources have committed to provide Parent a senior secured incremental term loan facility in an aggregate principal amount of up to $1,125.0 million (the “Incremental Term Facility”), on the terms and subject to the conditions set forth in the Debt Commitment Letter

(the “Debt Financing”). The proceeds of the Incremental Term Facility will be used, together with other funds available to Parent and Purchaser on the Effective Date, to finance the Arrangement and the payment of related fees and expenses. The obligations of the Debt Financing Sources to provide the Debt Financing under the Debt Commitment Letter are subject to certain customary conditions set forth therein.

Conditions to Consummation of the Arrangement (page 112)

The obligations of the Parties to complete the Arrangement are subject to the satisfaction or waiver of certain conditions, including the following, as applicable:

•	Company Shareholder Approval;

•

no Governmental Entity has enacted, issued, promulgated, enforced or entered any Law or Order making the Arrangement or consummation of transactions contemplated by the Arrangement Agreement illegal or otherwise restricting, preventing or prohibiting the consummation of the Arrangement;

•

the interim order (the “Interim Order”) of the Ontario Superior Court of Justice (Commercial List) (the “Court”) dated    , 2026, and the final order of the Court (the “Final Order”) have each been obtained on terms consistent with the Arrangement Agreement in the form and substance acceptable to Parent and the Company (acting reasonably) and have not been set aside or modified in a manner unacceptable to Parent or the Company (acting reasonably);

•

the applicable waiting periods under the HSR Act and other Antitrust Laws have expired or been terminated, and all approvals or clearances pursuant to applicable Antitrust Laws required to be obtained prior to the closing of the Arrangement (“Closing”) have been obtained;

•

the Company’s representations and warranties (other than certain fundamental representations and warranties of the Company) must be true and correct as of the date of the Arrangement Agreement and as of the Effective Date, except where failure of such representations and warranties to be true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and certain fundamental representations and warranties of the Company must be true and correct other than in de minimis respects as of the date of the Arrangement Agreement and as of the Effective Date;

•

Parent’s and Purchaser’s representations and warranties (other than the certain fundamental representations and warranties of Parent and Purchaser) must be true and correct as of the date of the Arrangement Agreement and as of the Effective Date, except where failure of such representations and warranties to be true and correct has not prevented, materially impeded or materially delayed, or would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by the Arrangement Agreement, and certain fundamental representations and warranties of Parent and Purchaser must be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Date;

•

the Parties shall have performed or complied in all material respects with all obligations, agreements and covenants required by the Arrangement Agreement prior to the Effective Date and provided certificates to this effect;

•	from the date of the Arrangement Agreement through the Effective Date, there must not have occurred a Material Adverse Effect; and

•	Company Shareholders’ right to dissent in respect of the Arrangement and, if the Arrangement becomes effective, to be paid an amount equal to the fair value of their Common Shares (the “Dissent

Rights”) have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 5% of the issued and outstanding Common Shares.

Termination (page 113)

Parent and the Company may mutually agree to terminate and abandon the Arrangement Agreement at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval.

Either the Company or Parent may terminate the Arrangement Agreement by written notice to the other at any time prior to the Effective Date, whether before or after the Company has obtained the Company Shareholder Approval (unless due to the breach or failure of the terminating party), if:

•

any Governmental Entity of competent authority has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement substantially on the terms contemplated by the Arrangement Agreement and such Order or other action has become final and non-appealable;

•	the Arrangement has not been consummated on or before 5:00 p.m. Eastern Time on the Outside Date or a permissible extension of the Outside Date under the Arrangement Agreement; or

•

the Company Shareholder Approval has not been obtained as required by the Interim Order at the Shareholder Meeting or any adjournment or postponement thereof at which the Arrangement Resolution is voted upon.

The Company may also terminate the Arrangement Agreement by written notice to Parent at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval, if:

•

prior to obtaining the Company Shareholder Approval, the Company Board effects an Adverse Recommendation Change in connection with a Superior Proposal (which did not result from a material breach by the Company of its non-solicit covenants in the Arrangement Agreement) and the Company Board has approved such Superior Proposal in accordance with the Arrangement Agreement, and concurrently with the termination thereunder, the Company enters into a definitive agreement providing for the implementation of a Superior Proposal, provided that, such termination shall not be effective until the Company has paid the Termination Fee described below; or

•

subject to certain exceptions, Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement such that the conditions precedent relating to their representations, warranties, covenants or agreements would be incapable of being satisfied by the earlier of (i) the date that is 30 calendar days following the Company’s delivery of written notice to Purchaser of such breach or (ii) the Outside Date.

Parent may also terminate the Arrangement Agreement by written notice to the Company at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval, if:

•

subject to certain exceptions, the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement such that the conditions precedent relating to the Company’s representations, warranties, covenants or agreements would be incapable of being satisfied by the earlier of (i) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach or (ii) the Outside Date;

•

(i) prior to the receipt of the Company Shareholder Approval, the Company Board has effected an Adverse Recommendation Change or (ii) the Company or any Company Subsidiary enters into an Alternative Acquisition Agreement, other than an Acceptable Confidentiality Agreement; or

•

the Company breaches any of its non-solicitation covenants or agreements under the Arrangement Agreement in any material respect as described below in “The Arrangement Agreement—Recommendation Changes”.

Termination Fee (page 115)

If certain events occur as set out in the Arrangement Agreement that result in the termination of the Arrangement Agreement, the Company will be required to pay a termination fee of $41,450,000 (the “Termination Fee”).

Effective Date of the Arrangement (page 93)

The Arrangement will become effective on the Effective Date, which shall occur on the fifth Business Day following the satisfaction or waiver of the applicable conditions to consummation of the Arrangement as described below, or, if the Parties agree in writing, on another date, but in no event shall the Effective Date be less than 30 days following the date of the Arrangement Agreement without the written consent of Purchaser.

Certain Canadian Federal Income Tax Considerations (page 118)

Company Shareholders should carefully read the information in this Circular and Proxy Statement under “Certain Canadian Federal Income Tax Considerations” which provides a general summary of certain Canadian federal income tax considerations under the Tax Act applicable to beneficial owners of Common Shares who dispose of their Common Shares pursuant to the Arrangement.

Holders who are resident in Canada for purposes of the Tax Act (and are not exempt from tax) will generally realize a capital gain (or capital loss) on the disposition of their Common Shares under the Arrangement equal to the amount by which the Consideration received, net of any reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base of such Common Shares, subject to the detailed rules described under the heading “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada”.

Company Shareholders are urged to consult their own tax advisors having regard to their own particular circumstances.

Holders who are not resident in Canada generally will not be subject to tax under the Tax Act on the disposition of their Common Shares under the Arrangement unless such Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) and are not “treaty-protected property,” as described under “Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada”.

Certain U.S. Federal Income Tax Consequences (page 123)

Subject to the discussion in the section entitled “Certain U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules,” U.S. Holders (as defined in the section entitled “Certain U.S. Federal Income Tax Consequences”) will generally recognize capital gain or loss on the exchange of Common Shares for cash in the Arrangement in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. Holder in the Arrangement and (ii) such U.S. Holder’s adjusted tax basis in the Common Shares exchanged in the Arrangement. U.S. Holders of Common Shares should carefully read the information in the section entitled “Certain U.S. Federal Income Tax Consequences,” which more fully summarizes certain U.S. federal income tax consequences to U.S. Holders of exchanging their Common Shares for cash pursuant to the Arrangement. However, such summary is not intended to be legal or tax advice to any particular Company Shareholder, and Company Shareholders should consult their own tax advisors regarding the tax consequences of the Arrangement in light of their particular circumstances.

Expenses (page 91)

The estimated fees, costs and expenses of the Company in connection with the Arrangement contemplated herein including, without limitation, financial and strategic advisors’ fees, filing fees, legal and accounting fees, proxy solicitation fees and printing and mailing costs are anticipated to be approximately $    million based on certain assumptions.

Board Resignations (page 105)

It is anticipated that all of the current members of the Company Board will resign effective as of the Closing and Parent and/or Purchaser will fill the vacancies created by such resignations.

Risks Relating to the Arrangement (page 125)

There is a risk that the Arrangement may not be completed. If the Arrangement is not completed, the Company will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects, plus additional risks relating to changes to the conduct of its business and operations resulting from interim restrictions under the Arrangement Agreement. There are several risks relating to the Arrangement, all of which should be carefully considered by Company Shareholders. A number of the risk factors that Company Shareholders should consider in connection with the Arrangement are described in the section entitled “Risk Factors”.

Dissent Rights (page 132)

Pursuant to the Plan of Arrangement and the Interim Order, registered Company Shareholders who comply with the procedures set out in section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, are entitled to dissent in respect of the Arrangement Resolution. Each Dissenting Shareholder will be entitled to be paid the fair value for the Common Shares held by such Dissenting Shareholder, less any applicable withholdings pursuant to the Plan of Arrangement, which fair value, notwithstanding anything to the contrary contained in the CBCA, will be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Shareholder Meeting, and will not be entitled to any other payment or consideration under the Arrangement, including any payment that would be payable under the Arrangement had such holder not exercised his, her or its Dissent Rights in respect of such Common Shares. There can be no assurance that a registered Company Shareholder that dissents will receive consideration for his, her or its Common Shares of equal to or greater value to the Consideration such Company Shareholder would have received on completion of the Arrangement if such Company Shareholder did not exercise its Dissent Rights in respect of such Common Shares.

Only registered Company Shareholders are entitled to dissent. Company Shareholders should carefully read the section in this Circular and Proxy Statement titled “Dissent Rights” if they wish to exercise Dissent Rights and seek their own legal advice as failure to comply strictly with the dissent procedures described in this Circular and Proxy Statement will result in the loss or unavailability of the right to dissent. See Appendix D and Appendix G to this Circular and Proxy Statement for a copy of the Interim Order and the provisions of section 190 of the CBCA, respectively. For more information, see the section entitled “Dissent Rights”.

QUESTIONS AND ANSWERS ABOUT THE SHAREHOLDER MEETING

AND THE ARRANGEMENT

Your vote is important. The following questions and answers are intended to briefly address some commonly asked questions regarding the Arrangement Agreement, the Arrangement and the Shareholder Meeting. These questions and answers do not address all questions that may be important to you as a Voting Shareholder. Please refer to the section entitled “Summary” and the more detailed information contained elsewhere in this Circular and Proxy Statement, the appendices to this Circular and Proxy Statement, and the documents referred to in this Circular and Proxy Statement, which you should read carefully.

The Arrangement

Q: What is this document?

A: This document is the Circular and Proxy Statement that is being sent in advance of the Shareholder Meeting. This Circular and Proxy Statement provides information regarding the business of the Shareholder Meeting, the Arrangement, SunOpta, Parent and Purchaser. A form of proxy or voting instruction form, as applicable, and a Letter of Transmittal (in the case of Registered Shareholders) accompany this Circular and Proxy Statement.

Q: Why is the Shareholder Meeting being held?

A: It is a condition to the completion of the Arrangement that the Arrangement Resolution be approved at the Shareholder Meeting by at least: (1) 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting; and (2) if required under Canadian Securities Laws, a majority of the votes cast by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting, after excluding the votes required to be excluded by MI 61-101, referred to as “minority approval”. The Arrangement does not constitute a “business combination” under MI 61-101 and is therefore not subject to the minority approval requirement thereunder. Accordingly, the requisite Voting Shareholder approval will be obtained if the Arrangement Resolution is approved by at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting. See “Principal Legal Matters—Canadian Securities Law Matters—MI 61-101”.

The Shareholder Meeting is being held so that such approval can be obtained, as well as to vote on the other matter described in the Notice of Special Meeting of Shareholders and this Circular and Proxy Statement, which is the Executive Compensation Proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement. The Executive Compensation Proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

Q: What is the Arrangement?

A: The Arrangement is the transaction contemplated under the Arrangement Agreement entered into by SunOpta, Parent and Purchaser under which, among other things, commencing at the Effective Time:

•	each issued and outstanding Common Share will be transferred to Purchaser for Consideration of $6.50 in cash, less any applicable withholdings;

•	each issued and outstanding share of Series B-1 Preferred Stock will be transferred to the Company in exchange for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms), and the resulting Common Shares will be transferred to Purchaser for the Consideration in respect of each such Common Share, less any applicable withholdings;

•	each issued and outstanding Special Share will be cancelled without any payment in respect thereof; and

•

the outstanding equity awards of the Company will be settled in cash, less any applicable withholdings, or cancelled for no consideration (as applicable) in accordance with the terms of the Plan of Arrangement.

On closing of the Arrangement, SunOpta will become a wholly-owned indirect subsidiary of Parent and will apply to cease to be a reporting issuer under applicable Canadian Securities Laws and will deregister its securities under the Exchange Act as soon as practicable following the completion of the Arrangement, and to have the Common Shares delisted from the TSX and the Nasdaq. The Arrangement will be carried out pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement. For information regarding the treatment of Stock Options, Performance Share Units (“PSUs”), and Restricted Share Units (“RSUs”) in the Arrangement see the section entitled “The Arrangement—Arrangement Steps”.

Q: What will I receive in the Arrangement?

A: If the Arrangement is completed, you will be entitled to receive the Consideration in respect of each Common Share, which is equal to $6.50 in cash per Common Share, subject to applicable withholdings. Each share of Series B-1 Preferred Stock will be exchanged for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms) and each holder of Series B-1 Preferred Stock (“Preferred Shareholder”) will receive the Consideration for each Common Share received upon the conversion of the shares of Series B-1 Preferred Stock in accordance with the Plan of Arrangement. In addition, each Special Share will be cancelled without any payment in respect thereof. If you are a registered Company Shareholder, you must complete and follow the instructions in the Letter of Transmittal to receive the Consideration. If you are a Beneficial Shareholder, you should contact your Intermediary to arrange for your Intermediary to complete the necessary transmittal documents (including the Letter of Transmittal) and make such other arrangements with your Intermediary as are necessary to receive the Consideration.

Q: What does the Company Board recommend?

A: The Company Board, acting on the unanimous recommendation of the Special Committee and after receiving legal and financial advice, has unanimously (1) determined that the entering into by the Company of the Arrangement Agreement and the consummation of the Arrangement are in the best interests of the Company; (2) determined the Arrangement is fair to the Voting Shareholders and the terms of the Arrangement are fair and reasonable; and (3) recommends that the Voting Shareholders vote “FOR” the Arrangement Resolution. The Company Board also recommends that Voting Shareholders vote “FOR” the Executive Compensation Proposal.

For more information, you should also review the sections entitled “The Arrangement—Recommendation of the Company Board and Special Committee and Reasons for the Arrangement”.

Q: How do the directors and officers of SunOpta intend to vote?

A: The directors and officers of SunOpta have each entered into a D&O Voting and Support Agreement with Parent and Purchaser pursuant to which they have each agreed to vote or cause to be voted all Common Shares owned or controlled by them in favour of the Arrangement Resolution. As of the Record Date, the directors and officers of SunOpta beneficially owned, or exercised control or direction over,     % of the issued and outstanding Common Shares, representing approximately     % of the Common Shares and Special Shares entitled to vote on the Arrangement Resolution at the Shareholder Meeting.

For more information see the section entitled “The Arrangement—Voting and Support Agreements—D&O Voting and Support Agreements”.

Q: Why is SunOpta proposing the Arrangement?

A: The Company Board is proposing the Arrangement because, after consultation with its financial and legal advisors and careful consideration of various factors, and upon the unanimous recommendation of the Special Committee, the Company Board has unanimously determined that the Arrangement is fair to the Voting Shareholders and that the Arrangement is in the best interests of SunOpta.

In reaching these determinations, the Special Committee and the Company Board each considered numerous factors, including, among other things, the potential benefits and risks of the Arrangement and also the elements of the Arrangement which provide protection to Voting Shareholders.

For details regarding the process followed by, and reasons for the recommendation of, the Company Board, see the sections entitled “The Arrangement—Background of the Arrangement”, “The Arrangement—Recommendation of the Company Board and Special Committee and Reasons for the Arrangement”.

Q: When does SunOpta expect the Arrangement to be effective?

A: The completion of the Arrangement is conditional upon, among other things, receipt of the Company Shareholder Approval, the Final Order and certain approvals under applicable Antitrust Laws, and certain other conditions to completion as set forth in the Arrangement Agreement. Accordingly, the exact timing of completion of the Arrangement cannot be predicted. As required by the terms of the Arrangement Agreement, SunOpta is holding the Shareholder Meeting as soon as reasonably practicable in order to obtain the Company Shareholder Approval of the Arrangement Resolution. However, the Company Board considers it likely that the completion of the Arrangement will occur in the second quarter of this year.

For more information, see the sections entitled “The Arrangement Agreement—Conditions to Consummation of the Transaction” and “The Arrangement—Regulatory Approvals”.

Q: Has SunOpta received a fairness opinion in connection with the Arrangement?

A: The Company retained Lazard as its financial advisor in connection with the Arrangement. In connection with Lazard’s engagement, the Company requested that Lazard evaluate the fairness, from a financial point of view, to holders of Common Shares (other than any such holders who are entitled to and properly exercise dissent rights with respect to their Common Shares), of the Consideration to be paid to such holders in the Arrangement. On February 5, 2026, at a meeting of the Company Board, Lazard rendered to the Company Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of February 5, 2026, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, the Consideration to be paid to the holders of Common Shares (other than Dissenting Shareholders) in the Arrangement was fair, from a financial point of view, to such holders.

For more information, see the section entitled “The Arrangement—Opinion of Lazard”. The full text of Lazard’s written opinion is attached as Appendix E to this Circular and Proxy Statement and is incorporated herein by reference.

The Special Committee retained Scotia Capital as its financial advisor in connection with the Arrangement. In connection with Scotia Capital’s engagement, the Special Committee requested that Scotia Capital evaluate the fairness, from a financial point of view, to the Company Shareholders of the Consideration to be paid to the Company Shareholders in the Arrangement. On February 5, 2026, at a meeting of the Special Committee, Scotia Capital provided the Scotia Capital Fairness Opinion, to the effect that, as of February 5, 2026, and based upon and subject to Scotia Capital’s analyses, assumptions, limitations and qualifications set forth in the Scotia Capital Fairness Opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

For more information, see the section entitled “The Arrangement—Opinion of Scotia Capital”. The full text of the written Scotia Capital Fairness Opinion is attached as Appendix F to this Circular and Proxy Statement and is incorporated herein by reference.

Q: How will the Arrangement affect my ownership and voting rights as a Voting Shareholder?

A: Following the completion of the Arrangement, Voting Shareholders will not have any interest in SunOpta or its securities, assets, future revenues or profits. On completion of the Arrangement, it is expected that the Common Shares will be delisted from the TSX and the Nasdaq. It is also expected that SunOpta will make an application to cease to be a reporting issuer under applicable Canadian Securities Laws and will deregister its Common Shares under the Exchange Act as promptly as practicable following the completion of the Arrangement.

Q: What happens if the Arrangement is not completed?

A: If the Arrangement is not completed, Company Shareholders will retain their Common Shares and will not receive the Consideration. If the Arrangement is not completed, the Common Shares will continue to be listed for trading on the TSX and the Nasdaq. Failure to complete the Arrangement may have a material negative effect on the trading price of the Common Shares. In addition, Company Shareholders will continue to be subject to the same or similar risks and uncertainties currently facing SunOpta and disclosed in SunOpta’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available on EDGAR and SEDAR+, as updated by SunOpta’s continuous disclosure filings, copies of which are available at www.sec.gov and at www.sedarplus.ca.

For more information, see the sections entitled “Risk Factors” and “Where You Can Find More Information”.

Q: Are there risks I should consider in connection with the Arrangement?

A: Yes. Particulars of the Arrangement are described in this Circular and Proxy Statement and a copy of the Arrangement Agreement is attached as Appendix A. A number of the risk factors that you should consider in connection with the Arrangement are described in the section entitled “Risk Factors”. Readers are cautioned that such risk factors are not exhaustive.

Q: What will holders of Stock Options, PSUs, and RSUs receive in the Arrangement?

A: Immediately following the Effective Time and pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement:

•

Each Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be deemed to be unconditionally vested and exercisable, and each such Stock Option shall be surrendered by the holder thereof to the Company in exchange for, subject to any withholding, a cash payment from the Company equal to the amount (if any) by which the Consideration in respect of a Common Share underlying such Stock Option exceeds the exercise price of such Stock Option, multiplied by the number of Common Shares subject to such Stock Option; each Stock Option with a per share exercise price greater than or equal to the Consideration (so called “underwater” or out-of-the money options), whether vested or unvested, will be cancelled without any consideration.

•

Each RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be surrendered by the holder thereof to the Company in exchange for, subject to any withholding, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such RSU.

•

Each PSU that is outstanding immediately prior to the Effective Time shall be surrendered by the holder thereof to the Company in exchange for (x) in the case of each Unvested PSU, no consideration, or (y) in the case of each Vested PSU, subject to any withholding, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such Vested PSU.

Q: What happens if Voting Shareholders do not approve the Executive Compensation Proposal?

A: The Executive Compensation Proposal gives Voting Shareholders the opportunity to express their views on the Arrangement-related compensation of the Company’s named executive officers. Because the vote on this proposal is advisory only, it will not be binding on the Company or the executive officers. Accordingly, if the Arrangement Resolution is approved and the Arrangement is consummated, the compensation payments that are contractually required to be paid to the Company’s named executive officers will be paid, subject only to the terms of their compensation plans, agreements and arrangements, regardless of the outcome of this non-binding advisory vote. The Company Board recommends that Voting Shareholders vote “FOR” the Executive Compensation Proposal.

Voting Rights and Solicitation of Proxies

Q: Who is soliciting my proxy?

A: This Circular and Proxy Statement is furnished in connection with the solicitation, by and on behalf of management of SunOpta, of proxies to be used at the Shareholder Meeting. While it is expected that the solicitation of proxies for the Shareholder Meeting will be primarily by mail, proxies may also be solicited personally, by advertisement or by telephone by the directors, officers and employees of SunOpta, without special compensation for such activities.

SunOpta has also retained Sodali & Co. to assist it in connection with communicating to Company Shareholders in respect of the Arrangement. In connection with these services, Sodali & Co. is expected to receive a fee of C$160,000 if the Arrangement Resolution is approved at the Shareholder Meeting, and will be reimbursed for its reasonable out-of-pocket expenses. The entire cost of the solicitation will be borne by SunOpta. In addition, SunOpta will reimburse banks, brokers and other nominees representing Beneficial Shareholders for their expenses in forwarding soliciting materials to such Beneficial Shareholders. Proxies may also be solicited by SunOpta’s directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q: How do I attend the Shareholder Meeting?

A: The Shareholder Meeting will be held virtually. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, submit questions and vote at the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM. Beneficial Shareholders (being Company Shareholders who hold their Common Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other Intermediary) who have not duly appointed themselves as proxyholder may also virtually attend as guests.

Guests will be able to virtually attend and listen to the Shareholder Meeting but will not be able to vote or ask questions at the Shareholder Meeting.

To participate in the Shareholder Meeting as a Registered Shareholder, you will need the 16-digit control number included on your form of proxy, and to participate in the Shareholder Meeting as a Beneficial Shareholder, you will need the 16-digit control number included on your voting instruction form.

If you are a Registered Shareholder and plan to vote by mail, you may complete, sign, date and mail the form of proxy in the envelope enclosed with this Circular and Proxy Statement in accordance with the instructions on the form of proxy. If you are a Registered Shareholder and plan to vote in advance of the Shareholder Meeting on the Internet, you may vote by going to www.proxyvote.com and following the instructions on that website. If you are a Registered Shareholder and plan to vote by telephone, you can call 1-800-690-6903 and follow the recorded instructions.

If you are a Beneficial Shareholder and you plan to vote by mail, you may complete, sign, date and mail the voting instruction form in the business reply envelope provided by your nominee. If you are a Beneficial Shareholder and plan to vote in advance of the Shareholder Meeting on the Internet, you may vote by going to www.proxyvote.com and following the instructions on that website. A Beneficial Shareholder that has duly appointed itself as proxyholder may also virtually attend the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM and vote at the Shareholder Meeting via online ballot, when prompted. If you are a Beneficial Shareholder and plan to vote by telephone, you can call 1-800-690-6903 and follow the recorded instructions.

In all cases, voting instructions must be received by Broadridge before    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If a Beneficial Shareholder plans to participate in the Shareholder Meeting (or to have their validly appointed proxyholder attend the Shareholder Meeting), the Beneficial Shareholder or their validly appointed proxyholder will not be entitled to vote or ask questions unless the proper documentation is completed and received by Broadridge before    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. Beneficial Shareholders should contact their Intermediary well in advance of the Shareholder Meeting and follow their instructions if they want to participate, or have their validly appointed proxyholder participate on their behalf, at the Shareholder Meeting.

The Shareholder Meeting will start at     Eastern Time, on    , 2026.

Should you encounter any difficulties accessing the online Shareholder Meeting platform, including any difficulties voting, we will have technicians ready to assist you. You may call the technical support number that will be posted in your instructional email. Please note that you or your proxyholder can only access the Shareholder Meeting via your unique link to the Shareholder Meeting that will be emailed to you or your proxyholder if registration was properly submitted.

Q: Who is eligible to vote?

A: To be entitled to vote, you must have been a Voting Shareholder of record at the close of business on    , 2026, the Record Date for the Shareholder Meeting. Each Voting Shareholder is entitled to one vote for each Common Share or Special Share held and the holders of Common Shares and Special Shares vote as a single class. A total of    Common Shares and     Special Shares were outstanding and entitled to vote at the Shareholder Meeting as of the Record Date.

Q: What is a quorum?

A: A quorum of Voting Shareholders will be present at the Shareholder Meeting if at least two Voting Shareholders holding not less than one-third of the outstanding Common Shares are virtually present or represented by proxy.

Q: How do I vote if I am a Registered Shareholder?

A: If you are a Registered Shareholder, meaning that your Common Shares or Special Shares are registered in your name in the records of our Transfer Agent, you may vote by one of the following methods:

•

By Internet: A Registered Shareholder may vote via the Internet prior to the Shareholder Meeting by going to www.proxyvote.com and following the instructions on that website. A Registered Shareholder may also virtually attend the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM and vote at the Shareholder Meeting via online ballot, when prompted. If voting via the Internet prior to or at the Shareholder Meeting, a Registered Shareholder must provide the 16-digit control number found on the form of proxy delivered to such Registered Shareholder.

•

By Telephone: A Registered Shareholder may vote by telephone by calling 1-800-690-6903. If voting by telephone, a Registered Shareholder must provide the 16-digit control number found on the form of proxy delivered to such Registered Shareholder.

•	By Mail: A Registered Shareholder may vote by mail by completing, signing, dating and mailing the form of proxy in the envelope enclosed with this Circular and Proxy Statement.

If voting by Internet or telephone, a Registered Shareholder must cast its vote no later than the proxy cut-off of    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If voting by mail, a Registered Shareholder must ensure that its completed, signed and dated form of proxy is received by Broadridge Financial Solutions, Inc. (“Broadridge”) at 51 Mercedes Way, Edgewood, New York USA 11717 no later than the proxy cut-off of    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. The Chair of the Shareholder Meeting may waive or extend the proxy cut-off without notice at his or her own discretion.

If you are a Registered Shareholder and do not vote via the Internet prior to or at the Shareholder Meeting, by telephone or by mail, your Common Shares and Special Shares, as applicable, will not be voted.

Q: How do I vote if I am a Beneficial Shareholder?

A: If you are a Beneficial Shareholder, meaning that your Common Shares are held indirectly in the name of an Intermediary and not registered in your name, you will receive the proxy materials, as well as voting and revocation instructions, from your Intermediary or its agent. You may vote by one of the following methods:

•

By Internet: A Beneficial Shareholder may vote via the Internet prior to the Shareholder Meeting by going to www.proxyvote.com and following the instructions on that website. A Beneficial Shareholder that has duly appointed itself as proxyholder may also virtually attend the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM and vote at the Shareholder Meeting via online ballot, when prompted. If voting via the Internet prior to or at the Shareholder Meeting, a Beneficial Shareholder must provide the 16-digit control number found on the voting instruction form delivered to such Beneficial Shareholder.

•

By Telephone: A Beneficial Shareholder may vote by telephone by calling 1-800-690-6903. If voting by telephone, a Beneficial Shareholder must provide the 16-digit control number found on the voting instruction form delivered to such Beneficial Shareholder.

•

By Mail: A Beneficial Shareholder may vote by mail by completing, signing, dating and mailing the voting instruction form in the business reply envelope provided by the Beneficial Shareholder’s nominee’s cut-off date and time.

Beneficial Shareholders should carefully follow the voting instructions received from their Intermediary in order to vote the Common Shares beneficially owned by them. Beneficial Shareholders who have not duly appointed themselves as their proxyholder will be able to virtually attend the Shareholder Meeting only as guests and to listen to the Shareholder Meeting but not be able to participate, ask questions or vote at the Shareholder Meeting. If a Beneficial Shareholder wishes to vote at the Shareholder Meeting, they must appoint themselves as their proxyholder, by inserting their own name in the space provided on the voting instruction form sent to them and they must follow all of the applicable instructions, including the deadline, provided by their Intermediary.

In all cases, voting instructions must be received by Broadridge before    , 2026 at    (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If a Beneficial Shareholder plans to participate in the Shareholder Meeting (or to have their validly appointed proxyholder attend the Shareholder Meeting), the Beneficial Shareholder or their validly appointed proxyholder will not be entitled to vote or ask questions unless the proper documentation is completed and received by Broadridge before    , 2026 at    (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. Beneficial Shareholders should contact their Intermediary well in advance of the Shareholder Meeting and follow their instructions if they want to participate, or have their validly appointed proxyholder participate on their behalf, at the Shareholder Meeting.

If you do not give instructions to your Intermediary and your Intermediary does not have discretionary authority to vote your Common Shares on the matter, or elects not to vote in the absence of instructions, no votes will be cast on your behalf with respect to such item.

Q: If I change my mind, can I take back my proxy once I have given it?

A: A Registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Registered Shareholder or by his or her attorney, authorized in writing, or if the Registered Shareholder is a corporate body, under its corporate seal (if applicable) or by a duly authorized officer or attorney, by delivery to the Company at its office located at 7078 Shady Oak Road, Eden Prairie, Minnesota, USA, 55344, Attention: General Counsel, at any time up to and including the last Business Day preceding the Shareholder Meeting or any reconvened Shareholder Meeting.

Additionally, a Registered Shareholder may revoke a previously provided proxy by logging into the Shareholder Meeting with its control number and submitting a new proxy at the Shareholder Meeting, or by timely submitting a later-dated proxy by mail, telephone or Internet so that such submission is received by   , 2026 at   a.m. (Eastern time) (or, in the case of any adjournment or postponement of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting). Any votes cast by such Registered Shareholder on an online ballot at the Shareholder Meeting will be counted and the previously submitted proxy will be disregarded. If a Registered Shareholder does not wish to revoke a previously submitted vote, then it should not vote by online ballot at the Shareholder Meeting.

If you are a Beneficial Shareholder, please contact your Intermediary for instructions on how to revoke your voting instructions. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Shareholder Meeting than those set out herein and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the voting instruction form to ensure it is given effect at the Shareholder Meeting.

Q: How will my Common Shares or Special Shares be voted if I give my proxy or voting instruction?

A: The Common Shares and Special Shares represented by a duly submitted proxy or voting instruction form will be voted at the Shareholder Meeting by your validly named proxyholder, in the absence of such an appointment, by the named proxyholders in accordance with the instructions you set forth in the completed form of proxy or voting instruction form.

In the absence of such instructions or if more than one choice is indicated: (a) a validly appointed proxyholder may decide how to vote Common Shares and Special Shares at the Shareholder Meeting; and (b) if the proxyholder is one of the named proxyholders, such named proxyholders will vote “FOR” the Arrangement Resolution and the Executive Compensation Proposal.

Signing the enclosed form of proxy or voting instruction form gives authority to the validly appointed proxyholder or, in the absence of such an appointment, the named proxyholders to vote the Common Shares or Special Shares governed by such proxy at the Shareholder Meeting in accordance with the instructions provided.

Q: What happens if I sell my Common Shares before completion of the Arrangement?

A: If you transfer your Common Shares, you will have transferred your right to receive the Consideration for your Common Shares in the Arrangement. In order to receive the Consideration, you must hold your Common Shares through completion of the Arrangement.

The Record Date for Voting Shareholders entitled to vote at the Shareholder Meeting is earlier than the closing of the Arrangement. So, if you transfer your Common Shares after the Record Date but before the closing of the Arrangement, you will have transferred your right to receive the Consideration in the Arrangement, but will retain the right to vote at the Shareholder Meeting.

Q: Am I entitled to Dissent Rights?

A: Only registered Company Shareholders are entitled to exercise Dissent Rights with respect to the Arrangement Resolution.

A Beneficial Shareholder desiring to exercise its Dissent Rights must make arrangements for the Common Shares beneficially owned by such Beneficial Shareholder to be registered in the Beneficial Shareholder’s name prior to the time the written notice of objection to the Arrangement Resolution is required to be received by SunOpta or, alternatively, make arrangements for the registered holder of such Common Shares to dissent on the Beneficial Shareholder’s behalf. A registered Company Shareholder wishing to exercise Dissent Rights may only dissent with respect to all of the Common Shares held on behalf of any one Beneficial Shareholder and registered in the name of such Company Shareholder.

It is strongly suggested that any Company Shareholder wishing to dissent seek independent legal advice, as the failure to comply strictly with the provisions of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the forfeiture of such Company Shareholder’s right to dissent.

For more information, see the section entitled “Dissent Rights”.

Q: Who should I contact if I have further questions?

A: If you have any questions or require more information with respect to voting your Common Shares or Special Shares, please contact:

North American Toll-Free Number: 1.833.830.8285

Outside North America, Banks, Brokers and Collect Calls: 1.289.695.3075

Email: assistance@investor.sodali.com

North American Toll-Free Facsimile: 1.877.218.5372

If you have any questions about depositing your Common Shares to the Arrangement, including with respect to completing the Letter of Transmittal, please contact TSX Trust Company, who is acting as Depositary under the Arrangement, by telephone at 1-866-600-5869 (toll free in North America) or 416-342-1091 (outside North America) or by email at tsxtis@tmx.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Circular and Proxy Statement, including any statements regarding the expected timetable for completing the transaction between SunOpta, Parent and Purchaser, the results, effects, benefits and synergies of the transaction, future opportunities for SunOpta, future financial performance and condition, guidance and any other statements regarding SunOpta’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include, but are not limited to, statements regarding plans and expectations with respect to the proposed transaction and the anticipated impact of the proposed transaction on SunOpta and its shareholders; the status of matters while the transaction is pending; the anticipated timing and the various steps to be completed in connection with the transaction, including receipt of shareholder, court and regulatory approvals; and the anticipated timing for closing of the transaction. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 and applicable Canadian Securities Laws.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, (1) risks related to the consummation of the transaction, including (a) the risks that the Company Shareholder Approval may not be obtained on the expected timeline, or at all, (b) the risks that the Parties fail to secure the termination or expiration of any waiting period applicable under the HSR Act or fail to receive any required approvals or clearances under any other applicable Antitrust Laws, (c) the risk that any other condition to closing may not be satisfied, (d) the risk that the closing of the Arrangement might be delayed or not occur at all, (e) the possibility that SunOpta fails to obtain the Final Order from the Court on the expected timeline, or at all, (f) the risk that all or part of Purchaser’s financing may not become available, or (g) the possibility that the Arrangement may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (2) the risk that the anticipated timing of mailing the Circular and Proxy Statement or the timing of the holding of the Shareholder Meeting may not be possible or achieved; (3) the risk of any event, change or other circumstance that could give rise to the termination of the Arrangement Agreement and the effects that any termination of the Arrangement Agreement may have on SunOpta and its business, including the risk that SunOpta’s share price may decline significantly if the Arrangement is not completed, or the risk that SunOpta may be required to pay the Termination Fee; (4) the effects that the announcement or pendency of the Arrangement may have on SunOpta and its business, including the risks that as a result (a) SunOpta’s business, operating results or share price may suffer, (b) SunOpta’s current plans and operations may be disrupted, (c) SunOpta’s ability to retain or recruit key employees may be adversely affected, (d) SunOpta’s business relationships (including customers and suppliers) may be adversely affected, or (e) SunOpta’s management’s or employees’ attention may be diverted from other important matters; (5) the effect of limitations that the Arrangement Agreement places on SunOpta’s ability to operate its business, return capital to Company Shareholders or engage in alternative transactions; (6) the risk of litigation relating to the Arrangement; (7) the risk of changes in governmental regulations or enforcement practices; and (8) the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Arrangement.

Additional factors that could cause results to differ materially from those described above can be found in SunOpta’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available from SunOpta’s website at www.sunopta.com under the “Investor Relations” tab, and in other documents SunOpta files with the SEC and under its profile on the System for Electronic Document Analysis and Retrieval (SEDAR+).

All forward-looking statements speak only as of the date they are made and are based on information available at that time. SunOpta disclaims any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by applicable securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

CURRENCY

Except as otherwise indicated, all dollar amounts in this Circular and Proxy Statement are expressed in U.S. dollars and references to “dollars”, “US$” or “$” are to U.S. dollars and references to “C$” are to Canadian dollars. On    , 2026, the rate published by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was US$1.00 = C$    and of Canadian dollars into U.S. dollars was C$1.00 = US$   .

If you are a Registered Shareholder, you will receive the aggregate payments to which you are entitled under the Arrangement in U.S. dollars, less any applicable withholdings, unless you exercise your right to elect in the Letter of Transmittal to receive such payments in Canadian dollars by the time specified and in accordance with the instructions specified therein. If you are a Beneficial Shareholder, you will receive the aggregate payments to which you are entitled in U.S. dollars unless you contact your Intermediary through which you hold your Common Shares and request that the Intermediary make an election to receive such payments in Canadian dollars on your behalf. Beneficial Shareholders who wish to receive their Consideration in Canadian dollars are urged to contact their Intermediary for instructions and assistance well in advance of the Effective Date.

The exchange rates that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate established by the Depositary in its capacity as the foreign exchange service provider, on the day that the funds are converted, which rates will be based on the prevailing market rates on such date. The risk of any fluctuations in exchange rates, including risks relating to the particular date and time at which the funds are converted, will be borne solely by the participating Registered Shareholder. The Depositary will act as principal in such currency conversion transactions.

THE SHAREHOLDER MEETING

Purpose of the Shareholder Meeting

At the Shareholder Meeting, Voting Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution (the full text of which is attached as Appendix B to this Circular and Proxy Statement) and to transact such other business as may properly come before the Shareholder Meeting. As of the date of this Circular and Proxy Statement, the Company Board and management of the Company are not aware of any other matter expected to come before the Shareholder Meeting, other than the vote on the Arrangement Resolution and the Executive Compensation Proposal. See “The Arrangement—Company Shareholder Approval” for a description of the Company Shareholder Approval required to effect the Arrangement.

The Shareholder Meeting and Record Date

The Shareholder Meeting will be held in virtual-only format on    , 2026 at     (Eastern time) via live audio webcast online at www.virtualshareholdermeeting.com/STKL2026SM.

The Company Board has fixed the close of business on    , 2026 as the Record Date for the determination of Voting Shareholders entitled to receive notice of, and vote at, the Shareholder Meeting or any adjournment(s) or postponement(s) thereof. No Person acquiring Common Shares or Special Shares after that date will, in respect of such Common Shares or Special Shares, as applicable, be entitled to receive the notice of, or vote at, the Shareholder Meeting or any adjournment(s) or postponement(s) thereof.

Persons Entitled to Vote

The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of Special Shares, issuable in series. As of the Record Date, there were     Common Shares and     Special Shares issued and outstanding. Under the Company Organizational Documents, each holder of Common Shares and Special Shares is entitled to one vote for each Common Share or Special Share and the holders of Common Shares and Special Shares vote together as a single class. Accordingly, as of the Record Date, an aggregate of     Common Shares and Special Shares may be voted at the Shareholder Meeting on the Arrangement Resolution. This Circular and Proxy Statement refers collectively to the Company Shareholders and the Oaktree Trustee (as registered holder of the Special Shares, in trust for the benefit of the Oaktree Investors as the holders of the Series B-1 Preferred Stock pursuant to and in accordance with the Voting Trust Agreement) as the “Voting Shareholders”.

Quorum

A quorum of Voting Shareholders will be present at the Shareholder Meeting if at least two Voting Shareholders holding not less than one-third of the outstanding Common Shares are virtually present or represented by proxy.

Availability of Proxy-Related Materials

The Company has elected not to use the notice-and-access delivery procedures outlined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) to distribute copies of the proxy-related materials in connection with the Shareholder Meeting. As a result, all Voting Shareholders will receive paper copies of the Circular and Proxy Statement and related materials via prepaid mail, which includes both Registered Shareholders and Beneficial Shareholders.

This Circular and Proxy Statement is being sent to both Registered Shareholders and Beneficial Shareholders. Beneficial Shareholders that have not objected to their Intermediary disclosing their beneficial ownership are referred to as non-objecting beneficial owners (“NOBOs”) and Beneficial Shareholders that have objected to their Intermediary disclosing their beneficial ownership are referred to as objecting beneficial owners (“OBOs”). In accordance with NI 54-101, the Company has elected to send copies of the proxy-related materials, including a form of proxy or voting instruction form, indirectly through Intermediaries for onward distribution to the NOBOs and OBOs. The Company will also pay the fees and costs of Intermediaries for their services in delivering such proxy-related materials to OBOs in accordance with NI 54-101. Intermediaries must forward such proxy-related materials to each Beneficial Shareholder (unless the Beneficial Shareholder has waived the right to receive such materials), and often use a service company (such as Broadridge), to permit the Beneficial Shareholder to direct the voting of the Common Shares held by the Intermediary on behalf of the Beneficial Shareholder.

Participation in the Shareholder Meeting

All Voting Shareholders, regardless of geographic location and equity ownership, will have an equal opportunity to participate in the Shareholder Meeting. Voting Shareholders will not be able to attend the Shareholder Meeting in person. Registered Shareholders and duly appointed proxyholders, including Beneficial Shareholders who have duly appointed themselves as proxyholder, will be able to attend virtually, vote at and otherwise participate in the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM. Beneficial Shareholders must duly appoint themselves as proxyholders in order to vote or otherwise participate in the Shareholder Meeting. Guests and Beneficial Shareholders who have not duly appointed themselves as proxyholder may attend virtually and listen to the Shareholder Meeting, but will not be able to vote or otherwise participate.

To participate in the Shareholder Meeting as a Registered Shareholder, you will need the 16-digit control number included on your form of proxy, and to participate in the Shareholder Meeting as a Beneficial Shareholder, you will need the 16-digit control number included on your voting instruction form.

The online Shareholder Meeting will ensure that Voting Shareholders who attend the Shareholder Meeting will be afforded the same rights and opportunities to participate and ask questions as they would at an in-person meeting. Registered Shareholders and duly appointed proxyholders, including Beneficial Shareholders who have duly appointed themselves as proxyholder, will be able to ask questions in “real time” through the online meeting platform by sending a written message to the Chair of the Shareholder Meeting through the meeting platform. The Chair of the Shareholder Meeting and members of management present at the Shareholder Meeting will answer questions relating to matters to be voted on before a vote is held on such matter, if applicable. General questions will be addressed at the end of the Shareholder Meeting during the question-and-answer segment.

The online meeting platform is fully supported across browsers and devices running the most updated version of applicable software plug-ins. You will need an Internet-connected device such as a laptop, computer, tablet or smartphone in order to access the Shareholder Meeting, and you should ensure that you have a strong, preferably high-speed, Internet connection wherever you intend to participate in the Shareholder Meeting. The Shareholder Meeting will begin promptly at     (Eastern time) on    , 2026. Online check-in will begin 15 minutes prior. You should allow ample time for online check-in procedures.

If any Company Shareholder or guest seeking to attend the Shareholder Meeting virtually encounters any difficulties accessing the virtual meeting, please call 844-986-0822 (U.S. or Canada) or 303-562-9302 (international) for assistance.

How to Vote – Registered Shareholders

A Registered Shareholder may vote by one of the following methods:

•

By Internet: A Registered Shareholder may vote via the Internet prior to the Shareholder Meeting by going to www.proxyvote.com and following the instructions on that website. A Registered Shareholder may also virtually attend the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM and vote at the Shareholder Meeting via online ballot, when prompted. If voting via the Internet prior to or at the Shareholder Meeting, a Registered Shareholder must provide the 16-digit control number found on the form of proxy delivered to such Registered Shareholder.

•

By Telephone: A Registered Shareholder may vote by telephone by calling 1-800-690-6903. If voting by telephone, a Registered Shareholder must provide the 16-digit control number found on the form of proxy delivered to such Registered Shareholder.

•	By Mail: A Registered Shareholder may vote by mail by completing, signing, dating and mailing the form of proxy in the envelope enclosed with this Circular and Proxy Statement.

If voting by Internet or telephone, a registered Voting Shareholder must cast its vote no later than the proxy cut-off of    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If voting by mail, a registered Voting Shareholder must ensure that its completed, signed and dated form of proxy is received by Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York USA 11717 no later than the proxy cut-off of    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. The Chair of the Shareholder Meeting may waive or extend the proxy cut-off without notice at his or her own discretion.

Only Registered Shareholders or duly appointed proxyholders are permitted to vote at the Shareholder Meeting if they attend virtually.

If a Registered Shareholder returns a completed, signed and dated form of proxy or uses the telephone or Internet to vote prior to the Shareholder Meeting, the Persons named as proxies in the form of proxy will vote in accordance with the instructions provided.

Even if a Registered Shareholder currently plans to attend the Shareholder Meeting virtually, it is recommended that they also submit a proxy as described above so that its vote will be counted if it later decides not to attend the Shareholder Meeting. Submitting a proxy by Internet, telephone or mail prior to the Shareholder Meeting does not affect a Registered Shareholder’s right to vote during the Shareholder Meeting.

How to Vote – Beneficial Shareholders

A Beneficial Shareholder may vote by one of the following methods:

•

By Internet: A Beneficial Shareholder may vote via the Internet prior to the Shareholder Meeting by going to www.proxyvote.com and following the instructions on that website. A Beneficial Shareholder that has duly appointed itself as proxyholder may also virtually attend the Shareholder Meeting online at www.virtualshareholdermeeting.com/STKL2026SM and vote at the Shareholder Meeting via online ballot, when prompted. If voting via the Internet prior to or at the Shareholder Meeting, a Beneficial Shareholder must provide the 16-digit control number found on the voting instruction form delivered to such Beneficial Shareholder.

•

By Telephone: A Beneficial Shareholder may vote by telephone by calling 1-800-690-6903. If voting by telephone, a Beneficial Shareholder must provide the 16-digit control number found on the voting instruction form delivered to such Beneficial Shareholder.

•

By Mail: A Beneficial Shareholder may vote by mail by completing, signing, dating and mailing the voting instruction form in the business reply envelope provided by the Beneficial Shareholder’s nominee’s cut-off date and time.

Beneficial Shareholders should carefully follow the voting instructions received from their Intermediary in order to vote the Common Shares beneficially owned by them if they attend virtually.

Beneficial Shareholders who have not duly appointed themselves as their proxyholder will be able to virtually attend the Shareholder Meeting only as guests and to listen to the Shareholder Meeting but not be able to participate, ask questions or vote at the Shareholder Meeting. If a Beneficial Shareholder wishes to vote at the Shareholder Meeting, they must appoint themselves as their proxyholder, by inserting their own name in the space provided on the voting instruction form sent to them and they must follow all of the applicable instructions, including the deadline, provided by their Intermediary. See “General Proxy Matters” for more details.

A Beneficial Shareholder wishing to vote Common Shares held through an Intermediary at the Shareholder Meeting or any adjournment(s) or postponement(s) thereof must carefully follow the instructions on the voting instruction form provided by its Intermediary. Intermediaries may set deadlines for voting that are further in advance of the Shareholder Meeting than those set out in this Circular and Proxy Statement. Beneficial Shareholders should contact their Intermediary if they did not receive a voting instruction form or have any questions about how to participate or vote at the Shareholder Meeting.

In all cases, voting instructions must be received by Broadridge before    , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. If a Beneficial Shareholder plans to participate in the Shareholder Meeting (or to have their validly appointed proxyholder attend the Shareholder Meeting), the Beneficial Shareholder or their validly appointed proxyholder will not be entitled to vote or ask questions unless the proper documentation is completed and received by Broadridge before   , 2026 at     (Eastern time) or, in the case of any adjournment or postponement of the Shareholder Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting. Beneficial Shareholders should contact their Intermediary well in advance of the Shareholder Meeting and follow their instructions if they want to participate, or have their validly appointed proxyholder participate on their behalf, at the Shareholder Meeting.

See “General Proxy Matters” for more information regarding the solicitation of proxies and the voting and revocation of proxies.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Circular and Proxy Statement is furnished in connection with the solicitation, by and on behalf of management of the Company, of proxies to be used at the Shareholder Meeting to be held on    , 2026 at     (Eastern time) or at any adjournment(s) or postponement(s) thereof. The Shareholder Meeting will be held in virtual-only format, which will be conducted by way of a live audio webcast at www.virtualshareholdermeeting.com/STKL2026SM. While it is expected that the solicitation of proxies for the Shareholder Meeting will be primarily by mail, proxies may also be solicited personally, by advertisement or by telephone by the directors, officers and employees of the Company. The directors, officers and employees of the Company will not receive any additional compensation for such activities. The Company has also retained Sodali & Co as shareholder communications advisor and proxy solicitation agent to, among other things, assist in the solicitation of proxies. In connection with these services, Sodali & Co is expected to receive a fee of C$160,000 if the Arrangement Resolution is approved at the Shareholder Meeting, and will be reimbursed for its reasonable out-of-pocket expenses. The entire cost of solicitation will be borne by the Company. Voting Shareholders may contact Sodali & Co by telephone at 1-833-830-8285 (North America) or 1-289-695-3075 (outside North America), or by email at assistance@investor.sodali.com.

The Company may utilize the Broadridge QuickVoteTM system, which involves non-objecting Beneficial Shareholders being contacted by Sodali & Co to obtain voting instructions over the telephone and relaying them to Broadridge (on behalf of the non-objecting Beneficial Shareholder’s Intermediary). While representatives of Sodali & Co are soliciting proxies on behalf of the Company’s management, Voting Shareholders are not required to vote in the manner recommended by the Company Board. The QuickVoteTM system is intended to assist non-objecting Beneficial Shareholder in placing their votes; however, there is no obligation for any Beneficial Shareholders to vote using the QuickVoteTM system, and Beneficial Shareholders may vote (or change or revoke their votes) at any other time and in any other applicable manner described in this Circular and Proxy Statement. Any voting instructions provided by a Beneficial Shareholder using the QuickVoteTM system will be recorded and such Beneficial Shareholder will receive a letter from Broadridge (on behalf of the Beneficial Shareholder’s Intermediary) as confirmation that their voting instructions have been accepted.

Appointment and Revocation of Proxies

Registered Shareholders that are unable to attend the Shareholder Meeting should vote their Common Shares and Special Shares prior to the Shareholder Meeting. Instructions regarding the completion and return of proxies are included in the form of proxy and in this Circular and Proxy Statement. Every Voting Shareholder has the right to appoint another Person of their choice (who need not be a Voting Shareholder) to attend and act on their behalf at the Shareholder Meeting, or any adjournment or postponement thereof.

A Registered Shareholder may choose the named proxyholders named in the form of proxy to be its proxyholder or, alternatively, may appoint another person (who need not be a Company Shareholder) or company to be its proxyholder. To exercise such right, the names of the named proxyholders should be crossed out and the name of the Registered Shareholder’s appointee should be legibly printed in the blank space provided. The form of proxy must be executed by the Registered Shareholder or its attorney authorized in writing, or if the Registered Shareholder is a corporation, under its corporate seal (if applicable) or by a duly authorized officer or attorney of such Registered Shareholder. If the Common Shares or Special Shares are registered in more than one name, all registered persons must sign the proxy form. If the Common Shares or Special Shares are registered in a company’s name or any name other than the name of the person executing the form of proxy, the Registered Shareholder must provide documents showing the signatory’s authorization to sign the proxy form for that Registered Shareholder.

If a Registered Shareholder does not exercise its right to choose another person or company to be its proxyholder, it will appoint the named proxyholders named on the form of proxy the authority to vote its

Common Shares and Special Shares at the Shareholder Meeting or at any adjournment(s) or postponement(s) thereof.

If a Registered Shareholder that has submitted a proxy attends the virtual Shareholder Meeting and submits a new proxy at the Shareholder Meeting, any votes cast by such Registered Shareholder on an online ballot at the Shareholder Meeting will be counted and the previously submitted proxy will be disregarded.

A Registered Shareholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Registered Shareholder or by his or her attorney, authorized in writing, or if the Registered Shareholder is a corporate body, under its corporate seal (if applicable) or by a duly authorized officer or attorney, by delivery to the Company at its office located at 7078 Shady Oak Road, Eden Prairie, Minnesota, USA, 55344, Attention: General Counsel, at any time up to and including the last Business Day preceding the Shareholder Meeting or any reconvened Shareholder Meeting.

Additionally, a Registered Shareholder may revoke a previously provided proxy by logging into the Shareholder Meeting with its control number and submitting a new proxy at the Shareholder Meeting, or by timely submitting a later-dated proxy by mail, telephone or Internet so that such submission is received by    , 2026 at     a.m. (Eastern time) (or, in the case of any adjournment or postponement of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Shareholder Meeting). Any votes cast by such Registered Shareholder on an online ballot at the Shareholder Meeting will be counted and the previously submitted proxy will be disregarded. If a Registered Shareholder does not wish to revoke a previously submitted vote, then it should not vote by online ballot at the Shareholder Meeting.

A Beneficial Shareholder wishing to revoke its voting instructions should contact its Intermediary to find out whether it is possible to change its voting instructions and what procedure to follow. Intermediaries may set deadlines for the receipt of revocation notices that are further in advance of the Shareholder Meeting than those set out herein and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the voting instruction form to ensure it is given effect at the Shareholder Meeting.

Signature of Proxy

The form of proxy must be executed by the Registered Shareholder or its attorney authorized in writing, or if the Registered Shareholder is a corporation, under its corporate seal (if applicable) or by a duly authorized officer or attorney. If the Common Shares or Special Shares are registered in more than one name, all registered persons must sign the proxy form. If the Common Shares or Special Shares are registered in a company’s name or any name other than the name of the person executing the form of proxy, the Registered Shareholder must provide documents showing the signatory’s authorization to sign the proxy form for that Registered Shareholder.

A proxy signed by a person acting as attorney, executor, administrator or trustee, or in some other representative capacity, should reflect such person’s full title as such.

Voting of Proxies

The Common Shares and Special Shares represented by a duly submitted proxy or voting instruction form will be voted at the Shareholder Meeting by a validly appointed proxyholder or, in the absence of such an appointment, by the named proxyholders in accordance with the instructions set forth in the completed form of proxy or voting instruction form.

Signing the enclosed form of proxy or voting instruction form gives authority to the validly appointed proxyholder or, in the absence of such an appointment, the named proxyholders to vote the Common Shares or Special Shares governed by such proxy at the Shareholder Meeting in accordance with the instructions provided therein.

In the absence of such instructions or if more than one choice is indicated: (a) a validly appointed proxyholder may decide how to vote the Common Shares and Special Shares at the Shareholder Meeting; and (b) if the proxyholder is one of the named proxyholders, such named proxyholders will vote FOR the Arrangement Resolution and the Executive Compensation Proposal.

Exercise of Discretion of Proxy

The persons named in a Registered Shareholder’s form of proxy will have discretionary authority with respect to amendments or variations to matters identified in this Circular and Proxy Statement and with respect to other matters which may properly come before the Shareholder Meeting. At the time of printing of this Circular and Proxy Statement, management of the Company knows of no such amendments, variations or other matters to come before the Shareholder Meeting. However, if any such amendments, variations or other matters which are not now known to management should properly come before the Shareholder Meeting, the persons named in the form of proxy will vote on such other business in accordance with their best judgment.

Advice for Beneficial Shareholders

The information set forth in this section is provided to Beneficial Shareholders. Beneficial Shareholders should note that only proxies deposited by registered Company Shareholders whose names appear on the Company’s records as the registered holders of Common Shares can be recognized and acted upon at the Shareholder Meeting. If the Common Shares are listed in an account statement provided to a Beneficial Shareholder by an Intermediary, then in almost all cases those Common Shares will not be registered in the Beneficial Shareholder’s name on the records maintained by the Company or the Transfer Agents. Such Common Shares will more likely be registered under the name of the Beneficial Shareholder’s Intermediary or an agent of that Intermediary. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). In the United States, these Common Shares are registered under the name of Cede & Co. (the nominee of the Depository Trust Company (“DTC”), which processes transfers of stock certificates on behalf of DTC). Common Shares held by Intermediaries or their nominees can only be voted upon the instructions of the Beneficial Shareholder. Without specific instructions, the Intermediaries or nominees are generally prohibited from voting securities for their clients. The Company does not know for whose benefit the Common Shares registered in the name of CDS & Co. and Cede & Co. are held. Therefore, Beneficial Shareholders cannot be recognized at the Shareholder Meeting for the purposes of voting the Common Shares in person or by way of proxy, except as set forth below.

Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Shareholders in advance of meetings in which they are able to vote. Every Intermediary has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Shareholder Meeting. Often, the voting instruction form supplied to a Beneficial Shareholder by its Intermediary is substantially identical to the form of proxy provided to registered Company Shareholders; however, its purpose is limited to instructing the Intermediary how to vote on behalf of the Beneficial Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge in the United States and Canada. Broadridge mails voting instruction forms to the Beneficial Shareholders and requests the Beneficial Shareholders to return the voting instruction forms to Broadridge, or by other permitted methods of submitted voting instructions, such as by Internet or telephone as described above under “The Shareholder Meeting—Participation in the Shareholder Meeting”. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Shareholder Meeting. A Beneficial Shareholder receiving a voting instruction form from Broadridge cannot use that voting instruction form to vote Common Shares directly at the Shareholder Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the Shareholder Meeting in order to have the Common Shares voted at the Shareholder Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Shareholder Meeting for the purposes of voting Common Shares registered in the name of its Intermediary (or agent of the Intermediary), a Beneficial Shareholder may attend at the Shareholder Meeting as proxyholder for the Intermediary (likely the registered Company Shareholder) and vote Common Shares in that capacity. Beneficial Shareholders who wish to attend the Shareholder Meeting and vote their Common Shares as proxyholder for the Registered Shareholder should enter their own name in the blank space on the voting instruction form provided to them and return the same to their Intermediary (or the Intermediary’s agent) in accordance with the instructions provided by such Intermediary (or agent), well in advance of the Shareholder Meeting.

Beneficial Shareholders should contact the Intermediary through which they hold Common Shares and obtain instructions regarding the procedure for the revocation of any voting or proxyholder instructions previously provided to that Intermediary.

THE ARRANGEMENT

Summary of the Arrangement

The Company entered into the Arrangement Agreement with Parent and Purchaser on February 6, 2026. A copy of the Arrangement Agreement is attached as Appendix A to this Circular and Proxy Statement.

On the terms and subject to the conditions set forth in the Arrangement Agreement, Purchaser has agreed to acquire all of the issued and outstanding Common Shares for the Consideration of $6.50 in cash per Common Share, less applicable withholdings, by way of a statutory court-approved Plan of Arrangement under Section 192 of the CBCA. Pursuant to the Plan of Arrangement, Company Shareholders (other than Dissenting Shareholders) will receive the Consideration for each Common Share held immediately prior to the Effective Time in accordance with the Plan of Arrangement. In addition, pursuant to the Plan of Arrangement, each share of Series B-1 Preferred Stock will be exchanged for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms) and each Preferred Shareholder will receive the Consideration for each Common Share received upon the conversion of the shares of Series B-1 Preferred Stock held immediately prior to the Effective Time in accordance with the Plan of Arrangement. Upon completion of the Arrangement, the Company will become an indirect wholly-owned subsidiary of Parent.

The principal features of the Arrangement are summarized in “The Arrangement—Arrangement Steps” below.

The completion of the Arrangement is subject to certain conditions, including, but not limited to, the receipt of the Company Shareholder Approval, the Final Order and certain approvals under applicable Antitrust Laws, and certain other conditions to completion as set forth in the Arrangement Agreement.

The Plan of Arrangement is attached to this Circular and Proxy Statement as Appendix C. We encourage you to read each of the Arrangement Agreement and the Plan of Arrangement in its entirety.

Arrangement Steps

The following description of the Plan of Arrangement is qualified in its entirety by reference to the full text of the Plan of Arrangement attached as Appendix C to this Circular and Proxy Statement.

Pursuant to the Arrangement, each of the following events will occur and will be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise in the Plan of Arrangement, effective at two minute intervals starting at the Effective Time:

(1)

All rights issued pursuant to the Shareholder Rights Plan will be cancelled without any payment in respect thereof, the Shareholder Rights Plan will terminate with the result that it will no longer have any force or effect, and thereafter no Person will have any further liability or obligation to the former holders of rights under the Shareholder Rights Plan and the former holders of such rights will permanently cease to have any rights under the Shareholder Rights Plan.

(2)

Each Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be deemed to be unconditionally vested and exercisable, and each such Stock Option will be surrendered by the holder thereof to the Company in exchange for, subject to applicable withholdings, a cash payment from the Company equal to the amount (if any) by which the Consideration in respect of a Common Share underlying a Stock Option exceeds the exercise price of such Stock Option, multiplied by the number of Common Shares subject to such Stock Option, and each such Stock Option will immediately be cancelled and terminated and, where such amount is zero or negative, each such Stock Option, whether vested or unvested, will be cancelled without any consideration and, with respect to each Stock Option that is surrendered pursuant to this step, as of the effective time of such surrender: (i) the holder thereof will cease to be the holder of such Stock Option, (ii) the holder thereof will cease to have any rights as a holder in respect of such Stock Option, or under any Employee Share Plan with respect to such Stock Options, other than the right to receive the consideration to which such holder is entitled pursuant to this step, (iii) such holder’s name will be removed from the applicable register, and (iv) all agreements (but only to the extent related to such Stock Option), grants, certificates and similar instruments relating thereto will be cancelled.

(3)

Each PSU that is outstanding immediately prior to the Effective Time will, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be surrendered by the holder thereof to the Company in exchange for (x) in the case of each Unvested PSU, no consideration, or (y) in the case of each Vested PSU, subject to applicable withholdings, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such Vested PSU, and each such Unvested PSU and Vested PSU will immediately be cancelled and terminated and, as of the effective time of such surrender: (i) the holder thereof will cease to be the holder of such PSU, (ii) the holder thereof will cease to have any rights as a holder in respect of such PSU, or under any Employee Share Plan with respect to such PSUs, other than the right to receive the consideration to which such holder is entitled pursuant to this step, (iii) such holder’s name will be removed from the applicable register, and (iv) all agreements (but only to the extent related to such PSU), grants, certificates and similar instruments relating thereto will be cancelled.

(4)

Each RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be surrendered by the holder thereof to the Company in exchange for, subject to applicable withholdings, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such RSU, and each such RSU will immediately be cancelled and terminated and, as of the effective time of such surrender: (i) the holder thereof will cease to be the holder of such RSU, (ii) the holder thereof will cease to have any rights as a holder in respect of such Restricted Share Unit, or under any Employee Share Plan with respect to such RSUs, other than the right to receive the consideration to which such holder is entitled pursuant to this step, (iii) such holder’s name will all be removed from the applicable register, and (iv) all agreements (but only to the extent related to such Restricted Share Unit), grants, certificates and similar instruments relating thereto will be cancelled.

(5)

Each outstanding Common Share held by the Preferred Shareholders will be transferred, without any further action by or on behalf of the holder thereof, to Purchaser in exchange for the Consideration, less any applicable withholdings, and:

(a)

the holder of each such Common Share will cease to be the holder thereof and to have any rights as a Company Shareholder other than the right to be paid the Consideration in accordance with the Plan of Arrangement;

(b)

a portion of the amount held by the Depositary as agent for and on behalf of Purchaser, equal to the aggregate Consideration payable in respect of such outstanding Common Shares, will thereupon be held by the Depositary as agent for and on behalf of the former holders of such Common Shares, to be paid to such holders following the completion of the Arrangement in accordance with the Plan of Arrangement; and

(c)

Purchaser will be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and will be deemed to be the legal and beneficial owner thereof.

(6)

Notwithstanding the terms of the Series B-1 Preferred Stock, each share of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time will, without any further action by or on behalf of the holder thereof, be transferred to the Company in exchange for the number of Common Shares equal to the Series B-1 Preferred Stock Exchange Rate (for the avoidance of doubt, in no event will the Series B-1 Preferred Stock outstanding immediately prior to the Effective Time be exchanged for less than the full number of Common Shares calculated pursuant to the foregoing), and

(a)	the holder of each such share of Series B-1 Preferred Stock will cease to be the holder thereof and to have any rights as a holder thereof;

(b)

all agreements relating to the Series B-1 Preferred Stock, including the Investor Rights Agreement, the Exchange and Support Agreement and the Voting Trust Agreement, will be cancelled and of no further force or effect;

(c)

the Preferred Shareholders will be deemed to be the holders of such Common Shares and will be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of such Common Shares and will be deemed the legal and beneficial owner thereof; and

(d)

the Company will be recorded in the register of holders of the Series B-1 Preferred Stock maintained by or on behalf of SunOpta Foods Inc. as the holder of Series B-1 Preferred Stock so transferred, and will be deemed to be the legal and beneficial owner thereof.

(7)

Concurrently with the transaction described in the previous step, all Special Shares will be cancelled without any payment in respect thereof and without any further action by or on behalf of the holder thereof, and:

(a)

the registered or beneficial owners of the Special Shares (the “Special Shareholders”) will cease to have any rights as a Special Shareholder, and the Voting Trust Agreement will be cancelled and of no further force or effect; and

(b)	the Special Shareholders’ names will be removed from the register of holders of Special Shares maintained by or on behalf of the Company.

(8)	Each outstanding Common Share held by a Dissenting Shareholder will be deemed to have been transferred without any further action by or on behalf of the holder thereof to Purchaser, and:

(a)

such Dissenting Shareholder will cease to be the holder of such Common Share and to have any rights as a Company Shareholder, other than the right to be paid the fair value of its Common Shares by Purchaser in accordance with the Plan of Arrangement;

(b)	such Dissenting Shareholder’s name will be removed from the register of holders of Common Shares maintained by or on behalf of the Company; and

(c)

Purchaser will be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and will be deemed to be the legal and beneficial owner thereof.

(9)

Each outstanding Common Share (for greater certainty, including each Common Share issued to the Preferred Shareholders in exchange for Series B-1 Preferred Stock as described above and excluding (i) Common Shares transferred by the Preferred Shareholders to Purchaser as described in above and (ii) Common Shares transferred by Dissenting Shareholders who have validly exercised their respective Dissent Rights to Purchaser as described in above) will be transferred without any further action by or on behalf of the holder thereof, to Purchaser in exchange for the Consideration, less any applicable withholdings, and:

(a)

the holder of each such Common Share will cease to be the holder thereof and to have any rights as a Company Shareholder other than the right to be paid the Consideration in accordance with the Plan of Arrangement;

(b)	a portion of the amount held by the Depositary as agent for and on behalf of Purchaser, equal to the aggregate Consideration payable in respect of such outstanding Common Shares, will thereupon be held by the Depositary as agent for and on behalf of the former holders of such Common Shares, to be paid to such holders following the completion of the Arrangement in accordance with the Plan of Arrangement;

(c)	such holder’s name will be removed from the register of holders of Common Shares maintained by or on behalf of the Company; and

(d)

Purchaser will be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and will be deemed to be the legal and beneficial owner thereof.

Background of the Arrangement

The Arrangement is the result of arm’s length negotiations among representatives of the Company and Parent and their respective legal and financial advisors. The following is a summary of the principal events, meetings, discussions, and negotiations involving or relating to the Company and Parent leading up to the execution of the Arrangement Agreement and public announcement of the Arrangement.

The Company Board and the Company’s senior management regularly review and discuss the Company’s long-term plans and strategic opportunities to increase long-term shareholder value, including the Company’s performance, business strategy and competitive position in the food industry. As part of this ongoing evaluation, the Company Board, together with the Company’s senior management team, has from time to time considered various strategic options to accelerate growth and enhance shareholder value, including the possibility of a strategic combination with other companies in the food industry, acquisitions, dispositions, capital raising and other strategic transactions.

On February 25, 2025, the Company Board held a meeting at the Company’s headquarters in Eden Prairie, Minnesota, at which members of senior management, representatives of a consultant to the Company and representatives of the Oaktree Investors, which have board observer rights, were present. Representatives of the consultant provided an overview of capital markets perspectives to the Company Board, highlighting key trends and potential impacts on the Company. The presentation included an analysis of market conditions and strategic considerations, including observations that (a) recent strength in the market has many financial indices hitting all-time highs, (b) the opportunity to acquire scaled and synergistic assets coming to market for cash and stock must be balanced with additional equity financing the Company would require to consummate any such an acquisition opportunity, (c) acquirors have a strong interest in companies with aseptic product lines but any opportunities need to be evaluated in context of value and growth outlook, and (d) trends show increased investment activity by strategic buyers and financial sponsors in the food and beverage space. Following the presentation, the Company Board and senior management considered the potential rationale for pursuing potential transformational acquisitions by the Company. In particular, the Company Board and senior management discussed: (i) senior management’s view that the fragmented low-acid aseptic market is primed for consolidation, which might accelerate the Company’s growth plans; (ii) the potential for a scaled combination to unlock significant operational (network optimization and performance harmonization), sourcing, and financial synergies to fuel future growth; (iii) the adverse impact of size-related technical factors (i.e., liquidity, investor complexion, market capitalization) on the Company’s share performance; (iv) the potential for a transformational acquisition to mitigate the execution and timing risks associated with carrying out the Company’s three-year plan; and (v) the unlikely ability of a small “bolt-on” acquisition to meaningfully accelerate the Company’s growth plans and de-risk the Company’s execution of its three-year plan. Accordingly, following consideration of these and other factors, the Company Board directed management to expand its current corporate development approach to actively seek transaction opportunities for the Company of a more transformational nature, including a consideration of the sale of the Company.

On or about March 14, 2025, Michael Mulgrew, Vice President of Strategy and Corporate Development, contacted Bill McFarland, Chief Financial Officer of Parent, in response to an introductory email from a third party.

On April 22, 2025, the Company Board held a meeting via videoconference, at which members of senior management and representatives of the Oaktree Investors were present. Members of senior management provided the Company Board with an overview of the workstreams undertaken following the February 25, 2025 Company Board meeting in furtherance of management’s consideration of potential transactional opportunities for the Company. The presentation included an overview of potential acquisition options and an update on preliminary discussions with certain potential counterparties.

On April 30, 2025, the Company entered into a mutual non-disclosure agreement with a private equity sponsor, which we refer to as “Party A”, which included customary non-disclosure and employee non-solicitation provisions, to facilitate preliminary discussions in connection with Party A providing financing for a potential acquisition transaction by the Company. The non-disclosure agreement with Party A also included customary standstill provisions that would terminate upon announcement of an acquisition proposal. The Company initially engaged Faegre Drinker Biddle & Reath LLP (“Faegre”) in connection with negotiation of non-disclosure agreements in April 2025.

On May 7, 2025, representatives of Parent met with representatives of the Company at the Company’s headquarters in Eden Prairie, Minnesota, to generally discuss potential collaboration opportunities. No specific transaction or transaction terms were discussed at the meeting.

On May 9, 2025, a representative from the Oaktree Investors connected Brian W. Kocher, Chief Executive Officer of the Company, with representatives of a private equity sponsor, which we refer to as “Party B,” regarding a portfolio company of Party B that could be an acquisition target for the Company as well as Party B’s openness to exploring broader collaboration opportunities.

On May 21, 2025, the Company and Party B entered into a mutual non-disclosure agreement, which included customary non-disclosure and employee non-solicitation provisions, to facilitate preliminary discussions in connection with the exploration of collaboration opportunities.

On June 4, 2025, Mr. Mulgrew had a call with a representative of Party B to discuss an agenda for a meeting between representatives of the Company and Party B on June 8, 2025.

On June 5, 2025, representatives of the Company met with representatives of a private equity sponsor, which we refer to as “Party C,” to discuss areas of overlap and potential inorganic collaboration opportunities.

On June 8, 2025, representatives of the Company met with representatives of Party B via videoconference during which members of senior management of the Company provided information on the Company and its mergers and acquisitions strategy. Party B proposed an option for Party B to acquire the Company but indicated that Party B needed to analyze a potential acquisition of the Company before exploring additional merger and acquisition opportunities that might be available for the Company following its acquisition by Party B.

On June 10, 2025, the Company and an affiliate of Parent entered into a mutual non-disclosure agreement, which included customary non-disclosure and employee non-solicitation provisions, to facilitate preliminary discussions in connection with a planned visit to the Company’s manufacturing facilities near Dallas, Texas. The non-disclosure agreement with Parent also included customary standstill provisions that would terminate upon announcement of an acquisition proposal.

Also on June 10, 2025, representatives of the Company met with representatives of Party A to discuss potential acquisition transactions for which the Company might require financing.

On June 12, 2025, representatives of the Company and representatives of Parent toured the Company’s manufacturing facility in Midlothian, Texas, and Parent’s manufacturing facility in Fort Worth, Texas. Both parties reiterated openness to exploring collaboration opportunities.

On June 16, 2025, representatives from Party B requested information related to the historical financial performance of the Company to assist with its evaluation of an acquisition of the Company, which the Company provided to Party B on June 24, 2025.

On June 24, 2025, a meeting of independent directors who were likely candidates to be on a committee of independent directors was held via videoconference at the request of senior management of the Company and at which members of the Company’s senior management were present. Among other items, the participants discussed the potential benefits of establishing a special committee of independent directors to evaluate strategic growth opportunities that may be available to the Company in light of the Company Board’s February 2025 mandate to actively seek transformational transaction opportunities, the focus and mandate of such special committee, and the landscape for transformational transaction opportunities. Members of senior management noted that, based on legal advice, a special committee comprised of directors with significant expertise and experience in mergers and acquisitions matters could facilitate the Company Board’s ability to expeditiously consider and evaluate potential transformational opportunities that may become available from time to time and could mitigate the risk of potential or perceived conflicts of interest under applicable Canadian law.

On July 22, 2025, the Company Board held a meeting at the Company’s headquarters in Eden Prairie, Minnesota, at which members of senior management and representatives of the Oaktree Investors were present. The Company Board determined to form a Special Committee of independent directors (the “Special Committee”) consisting of Diego Reynoso (chair), David Lemmon and Mahes Wickramasinghe to consider, assess and advise the Company Board with respect to strategic growth opportunities that may be available to the Company (each, a “Proposed Growth Opportunity”), including, a recapitalization, purchase, sale or repurchase of any securities or assets of any person, body corporate, trust or other entity, including the Company or any business combination or similar or other growth opportunity involving the Company. The Company Board approved the mandate of the Special Committee to, among other things, (a) review and consider any Proposed Growth Opportunity that may be available to the Company and, together with its advisors, to consider the desirability, and examine, review and evaluate the merits and risks, of the Proposed Growth Opportunity, (b) in consultation with the Company Board and management of the Company, supervise the negotiation and establishment of the definitive terms of any Proposed Growth Opportunity, provided that no commitment to accept or complete any Proposed Growth Opportunity would be made without the prior approval of the Company Board, (c) if a valuation or fairness opinion is required or deemed appropriate in connection with any Proposed Growth Opportunity, supervise the preparation of the valuation or fairness opinion and review with the valuator or opinion giver the key factors, methodologies and assumptions used in preparing the valuation or opinion, (d) together with its advisors and with appropriate input from management of the Company, consider, advise and, as may be deemed appropriate, determine as to whether the Proposed Growth Opportunity is in the best interests of the Company and should be pursued by the Company and, if necessary or appropriate, report and make recommendations to the Company Board with respect to the Proposed Growth Opportunity or, if a recommendation is not being made to the Company Board, provide reasons why not, and (e) supervise the preparation of any documentation as is required or advisable in connection with the Proposed Growth Opportunity, including without limitation any press release, circular or other disclosure document.

On August 8, 2025, Mr. Mulgrew contacted a representative of Party B to inquire on the status of its evaluation of a potential acquisition of the Company.

On August 18, 2025, representatives of the Company and Party B held a meeting during which Party B shared that it was not interested in pursuing an acquisition of the Company because such opportunity was not viable from a financial perspective.

On September 15, 2025, Mr. Kocher met with Mr. McFarland and Brad Goist, Chief Operating Officer North America of Parent, at Parent’s Tampa, Florida office.

On September 19, 2025, the Special Committee held a meeting via videoconference, at which members of senior management and the Company Board and a representative of the Oaktree Investors were present. Among other items, the participants discussed two potential transformational acquisition candidates, but noted that senior management’s conversations with several large banks regarding these acquisitions identified that the Company could acquire a candidate and increase its debt leverage to 4x pro-forma EBITDA as long as there was a path to reducing that leverage within 12 months, that a purchase price in the $700 to 800 million range would likely require the Company to issue additional equity and that such opportunities would be characterized as a strategic “re-IPO,” the execution of which would require an extended syndicate of banking partners. The participants also discussed certain “take private” transactions with financial sponsors, such as Party A, Party B and Party C, but that those financial sponsors had noted in discussions with senior management that they were unsure if such opportunities were viable from a financial perspective. The participants also discussed a potential opportunity for a “take private” transaction with Parent. The participants reiterated that there were not any viable options currently for pursuing several small acquisition opportunities because those transactions would be just as difficult, expensive, and time consuming, collectively, as effecting a large transformational transaction.

On October 7, 2025, representatives of the Company and Party A further discussed opportunities for Party A to support the Company in a transformational transaction. Given the size of the equity needed relative to the market capitalization of the Company, Party A suggested an alternative approach whereby Party A would partner with the Company to acquire a transformational target and Party A would then proceed to simultaneously take the combined entity private when the acquisition had been consummated. The Company and Party A agreed to continue to explore opportunities for such collaboration.

On October 21, 2025, the Company Board held a meeting in Grapevine, Texas, at which members of senior management and representatives of the Oaktree Investors were present. Among other items discussed, members of senior management provided the Company Board with a corporate development update, including the status of the pursuit of the Company Board’s mandate to identify, review and consider a transformational acquisition. The presentation included an overview of potential strategic opportunities, an update on discussions with potential strategic and financial sponsors, and next steps.

Also on October 21, 2025, a representative of the Oaktree Investors emailed Mr. Mulgrew identifying a private equity sponsor, which we refer to as “Party D,” as a potential partner for a strategic combination and pursuit of a buy-and-build mergers and acquisitions strategy.

On October 28, 2025, Mr. Mulgrew and a representative of Party D had an initial conversation to discuss strategic opportunities and agreed to connect at a meeting in December 2025 in California to continue their discussion.

On November 12, 2025, representatives from the Company and Party A further discussed the approach that Party A had outlined on October 7, 2025.

On November 13, 2025, the Company and Party D entered into a mutual non-disclosure agreement, which included customary non-disclosure provisions, to facilitate preliminary discussions in connection with the exploration of a potential transaction.

On November 14, 2025, Mr. Kocher received a call from Mr. McFarland and Steve Presley, Chief Executive Officer of Parent, during which they advised that Parent would be sending a non-binding indication of interest of Parent to acquire the Company, subject to diligence. Later that day, Mr. McFarland delivered a written non-binding indication of interest to acquire the Company to Mr. Kocher, for a cash purchase price of $5.00–$5.25 per share (“Parent IOI #1”).

On November 17, 2025, representatives from the Company and Party A had a follow-up call so that Party A could provide additional detail on the potential process, structure and timeline for the approach Party A had proposed on October 7, 2025, and to discuss potential acquisition targets.

On November 19, 2025, the Special Committee held a meeting via videoconference, at which members of senior management were present. The participants discussed Parent IOI #1 and considered Parent’s valuation range in relation to the Company’s internal valuation models under various valuation methodologies. Following discussion, the Special Committee determined that the valuation range in Parent IOI #1 was below management’s assessment of the Company’s intrinsic value based on the successful execution of its three-year plan (as well as implied by other valuation methodologies) and senior management’s confidence in its ability to successfully realize the Company’s growth plans. Accordingly, the Special Committee resolved to recommend that the Company Board reject Parent IOI #1 and directed senior management to engage a financial advisor to assist the Company in evaluating future transaction opportunities. After this meeting, senior management identified Lazard as the desired financial advisor to the Company.

On November 20, 2025, Mr. Kocher spoke with Mr. Presley and Mr. McFarland regarding Parent IOI #1, during which Mr. Kocher informed Mr. Presley and Mr. McFarland that Parent IOI #1 was not viable, and that Mr. Kocher would be sending a formal response on Parent IOI #1. Mr. Kocher also informed Mr. Presley and Mr. McFarland that the Company was confident it could deliver its three-year plan, which was consistent with its guidance for fiscal year 2026 and its publicly communicated growth algorithm beyond fiscal year 2026. Later that day, Mr. Kocher delivered a letter to Mr. Presley and Mr. McFarland indicating that Parent IOI #1 did not present a value at which the Company Board would transact because the Company is confident in its strategic and operational plans and resulting shareholder value creation in the short and long term as well as its capital expansion plans and incremental value resulting from those investments. In order for the Company to engage advisors and commit the time and internal resources that pursuing a sale of the business would require, Parent would need to submit a significantly improved offer that better reflects the underlying fundamentals of the Company’s business.

On November 21, 2025, Mr. McFarland called Mr. Kocher and suggested that Parent may be willing to update its Parent IOI #1 to include a price range of $5.25–$5.75 per share. Based on the previous feedback from the Special Committee, Mr. Kocher informed Mr. McFarland that this increased valuation range remained below the Company’s internal valuation models and would be unlikely to be compelling for shareholders of the Company, but that Mr. Kocher would inform the Company Board of this update.

Also on November 21, 2025, the Company engaged Davies Ward Phillips & Vineberg LLP (“Davies”) as the Company’s outside Canadian legal counsel in connection with the proposed transaction process.

On November 21, 2025, and November 24, 2025, Mr. Mulgrew and representatives of Party A held calls to continue their discussion on structure, process and potential targets for a joint acquisition.

On November 24, 2025, the Company Board held a meeting via videoconference, at which members of senior management and representatives of the Oaktree Investors were present. Among other items, members of senior management presented an update to the Company Board, including that the Special Committee, following discussion with senior management, recommended rejection of Parent IOI #1. Mr. Kocher updated the Company Board on his discussions with Parent on November 20, 2025, and November 21, 2025, with respect to Parent IOI #1, Parent’s proposed increased price range of $5.25 to $5.75 per share, and the recommendation from Company senior management and the Special Committee that the Company engage a financial advisor to assist the Company in evaluating future transaction opportunities. The Company Board discussed that Parent was a serious buyer, had appeared to be prioritizing the opportunity and had done research on its offer but that Parent likely was looking to capitalize on the depressed trading price of the Common Shares. The Company Board expressed disappointment with the proposed increase to $5.25 to $5.75 per share given the projected growth reflected by the Company’s three-year plan. The Company Board instructed senior management to schedule a follow-up meeting with representatives of Parent to present the Company’s three-year plan and reiterate the Company’s confidence and conviction in achieving its three-year plan. The Company Board further instructed senior management to advise Parent that the Company Board would not be prepared to incur the cost, expense and diversion of resources associated with comprehensive due diligence engagement absent a significantly more compelling proposal from Parent. The Company Board also instructed senior management to engage Lazard as a financial advisor in connection with future transaction opportunities.

Later on November 24, 2025, Mr. McFarland delivered a second written non-binding indication of interest to acquire the Company to Mr. Kocher, for a cash purchase price of $5.25 to $6.00 per share (“Parent IOI #2”).

On December 1, 2025, Mr. Kocher called Mr. McFarland regarding Parent IOI #2 and informed him that Parent IOI #2 still did not meet the value the Company would need to consider engaging in diligence and that the Company proposed to share its forecast and perspective on the Company’s underlying plans with Parent so as to provide context to the Company’s confidence in value creation opportunities.

On December 4, 2025, Mr. Kocher and Mr. Mulgrew attended an in-person meeting with Mr. Presley and Mr. McFarland in Atlanta, Georgia, at which Greg Gaba, Chief Financial Officer of the Company, participated remotely. At this meeting, Mr. Kocher, Mr. Mulgrew and Mr. Gaba outlined the Company’s three-year plan and expressed the Company’s confidence in its ability to successfully achieve its growth plans. Mr. Presley and Mr. McFarland explained that Parent is an acquisitive company and that the Company would be a good fit. Mr. Presley and Mr. McFarland also noted that Parent would not continue to bid against themselves and would only go back to their supervisory board (the “Supervisory Board”) one more time. Mr. Presley and Mr. McFarland suggested a $0.25 increase at both ends of the current range. Mr. Kocher reiterated that the Company Board had confidence and conviction in the Company’s three-year plan and advised that, based on prior Company Board feedback (at the Special Committee’s November 19, 2025 meeting and the Company Board’s November 24, 2025 meeting), an increase of $0.50 at each end of the range would be better received by the Company Board. Mr. Presley and Mr. McFarland indicated that they would discuss with Parent’s Supervisory Board and respond quickly with any further revised proposal.

Later on December 4, 2025, the Special Committee held a meeting via videoconference, at which members of senior management and representatives of Lazard were present. Members of senior management provided an update to the Special Committee on its discussions with Parent earlier that day. The Special Committee engaged in a discussion on the details of due diligence required for the transaction proposed by Parent. Representatives of Lazard reviewed and engaged in a detailed discussion with the Special Committee regarding preliminary financial analyses prepared by senior management and shared with the Company Board during its October 2025 meeting, including a three-year financial forecast and supporting assumptions. At this meeting, the Special Committee approved Wildeboer Dellelce LLP (“Wildeboer”) as outside legal counsel to the Special Committee.

On December 6, 2025, Mr. McFarland contacted Mr. Kocher via telephone and informed him of Parent’s intent to send a third written non-binding indication of interest to acquire the Company. Later that day, Mr. McFarland delivered a third written non-binding indication of interest to acquire the Company, for a cash purchase price of $5.75–$6.50 per share (“Parent IOI #3”), and requested access to confidential diligence materials. Parent IOI #3 identified the need for Parent expeditiously to conduct detailed diligence on certain initiatives at the Company’s Midlothian, Texas and Omak, Washington facilities.

On December 8, 2025, Mr. Kocher, Mr. Gaba and Mr. Mulgrew met with representatives of Party C in Los Angeles, California. Party C indicated initial interest in a transaction to purchase the Company, but specific details were not discussed.

On December 9, 2025, Mr. Kocher, Mr. Gaba and Mr. Mulgrew met with representatives of Party D in Los Angeles, California. During this meeting, Mr. Kocher, Mr. Gaba and Mr. Mulgrew discussed the Company’s three-year plan and expressed the Company’s confidence in its ability to deliver the growth and strategy reflected in that plan.

On December 10, 2025, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Lazard, Wildeboer and the Oaktree Investors were present. At the meeting, Davies provided an overview of the duties of directors of a Canadian corporation and other legal considerations applicable to a potential transaction involving the Company. This overview included: (a) fiduciary duties and duty of care of directors under applicable Canadian law; (b) the business judgment rule; and (c) the respective roles and responsibilities of the Company Board and the Special Committee in connection with a potential statutory court-approved plan of arrangement under Canadian law. Members of senior management, with the support of representatives of Lazard, then provided the Company Board with an overview of its assessment of the Company’s current financial position, including: (i) the Company’s historical share price performance and current capitalization; (ii) consensus adjusted EBITDA estimates for the Company; (iii) market valuations of selected comparable companies in the mid-cap food and beverage sector; (iv) current financial projections for the Company; (v) preliminary valuation analyses of the Company based on discounted cash flow methodologies, trading comparables and selected precedent transactions, together with related sensitivity analyses; and (vi) an overview of the strategic alternatives presently available to the Company, including maintaining the current three-year plan and pursuing growth through acquisitions and a potential sale of the Company. The Company Board noted that an offer price in the upper end of the range of $5.75 to $6.50 per share in Parent IOI #3 was generally aligned with both internal and external valuation benchmarks and, if consummated, a transaction with Parent at the upper end of its valuation range would de-risk the achievement of the Company’s value-creation objectives. The Company Board observed that the proposal in Parent IOI #3 represented a material increase over Parent’s prior indications of interest, reflected significant premiums to recent trading levels, and included valuation multiples consistent with those derived from senior management’s financial plan. The Company Board further considered Parent’s confirmation that its proposal had the full support of Refresco’s Executive Committee and Supervisory Board, Parent’s stated readiness to commence detailed due diligence immediately and Parent’s request for focused diligence on key operational initiatives at the Company’s facilities. Following discussion and the receipt of financial and legal advice, the Company Board authorized the Company to proceed to the next phase of engagement with Parent, including responding to Parent’s due diligence requests and permitting the Company’s management team to facilitate site visits and other diligence meetings. The Company Board also advised senior management that it would only consider transacting at the upper end of the valuation range proposed by Parent and directed senior management to convey to Parent that it would be receiving additional diligence information to assist it in narrowing the valuation range and supporting more informed negotiations at the top end of its valuation range. In addition, the Board considered and approved an amended and restated mandate of the Special Committee to, among other things, clarify and expand the Special Committee’s mandate to review and consider Parent’s proposal and any available alternatives thereto (including the status quo).

Later that day, the Special Committee held a meeting via videoconference, at which members of senior management and representatives of Wildeboer were present. Among other items, the Special Committee discussed Parent IOI #3. Representatives of Wildeboer also provided the members of the Special Committee with an overview of the Special Committee’s mandate, the fiduciary duties and duty of care of directors under Canadian law, the business judgment rule and its practical implications for the Special Committee’s decision-making, and the role of the Special Committee in the context of a court-supervised plan of arrangement under Canadian law. Representatives of Wildeboer also discussed the importance of convening an independent committee and ensuring that each member is free from any real or perceived conflict of interest. Senior management confirmed that it believed that the members of the Special Committee had the requisite skills and experience to serve on the committee. The Special Committee instructed Wildeboer to prepare and distribute a questionnaire to the members of the Special Committee in order to assist the Company Board, the Special Committee and external legal counsel in confirming the independence of each member of the Special Committee.

Also on December 10, 2025, Mr. Kocher contacted Mr. McFarland via telephone and informed Mr. McFarland that the Company Board had instructed the Company’s management team to facilitate Parent’s due diligence review of the Company. Mr. Kocher reiterated that the Company Board would only consider transacting with Parent at the top end of Parent’s proposed indicative range of $5.75 to $6.50 per share. Later that day, Mr. Kocher and Mr. McFarland introduced representatives of Lazard and representatives of Morgan

Stanley & Co. LLC, Parent’s financial advisor (“Morgan Stanley”), to each other for purposes of coordinating diligence.

On December 11, 2025, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference to discuss process timeline, including anticipated receipt of a detailed diligence list and target completion of work by the end of January 2026.

Also on December 11, 2025, Mr. Kocher contacted a representative of Party D and discussed synergies that would be achieved from a transaction between the Company and Party D and the diligence that would be needed for Party D to submit a non-binding letter of intent. Mr. Kocher reiterated the need for Party D to proceed urgently to remain competitive with other potential acquirors.

Also on December 11, 2025, Mr. Kocher contacted a representative of Party C, during which they discussed engaging Party C with representatives of Lazard.

On December 12, 2025, representatives of Lazard and representatives of Party D’s financial advisor held a meeting via videoconference to discuss a potential transaction, the transaction process, and Party D’s financing sources.

Also on December 12, 2025, Mr. Kocher, Mr. Gaba and Mr. Mulgrew met via videoconference with representatives of Party A to share that the Company had received inbound interest in an acquisition of the Company and to let Party A know that further discussions would be channeled through representatives of Lazard. Later that day, representatives of Lazard also met via videoconference with representatives of Party A and informed them that, in light of the inbound interest, the more complex roll-up transactions that Party A had proposed were no longer viable and that an acquisition of the Company on a standalone basis within a four-to-six-week timeframe was the only actionable path forward.

On December 15, 2025, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference to discuss the due diligence process.

Between December 15, 2025, and the signing of the Arrangement Agreement, representatives of the Company and representatives of Lazard conducted various due diligence videoconference calls and on-site visits, including visits to all of the Company’s eight facilities (including headquarters), with representatives of Parent and Morgan Stanley.

On December 15, 2025, and December 16, 2025, representatives of Lazard and representatives of Party D’s financial advisor exchanged information regarding the fully diluted shares of the Company to assist with Party D’s analysis of a potential transaction offer.

On December 16, 2025, the Company and Party C entered into a mutual non-disclosure agreement, which included customary non-disclosure and non-solicitation provisions, to facilitate preliminary discussions in connection with the exploration of a potential transaction. The non-disclosure agreement with Party C also included customary standstill provisions that would terminate upon announcement of an acquisition proposal.

On December 17, 2025, representatives of Lazard met with representatives of Party C to discuss the transaction process and timing. Representatives of Lazard emphasized that the process would need to move quickly given interest from other parties.

Also on December 17, 2025, Parent made a request to representatives of Lazard for 14 expert sessions and seven site visits in furtherance of its due diligence.

Also on December 17, 2025, Party D made a non-binding indication of interest to acquire the Company at a price of $5.60 per share (“Party D IOI #1”). Representatives of the Company discussed Party D IOI #1 with representatives of Lazard. It was noted that, among other things, the offer in Party D IOI #1 was materially lower than the most recent proposal received by the Company from Parent and that financing risk was materially higher than the most recent proposal received by the Company from Parent as Party D was supported by more limited financial resources than Parent.

On December 18, 2025, representatives of Party A informed representatives of Lazard that Party A was not interested in pursuing an acquisition of the Company because Party A was interested in more complex roll-up transactions that would likely take longer to complete than would be permitted by the Company’s currently preferred timeframe.

On December 19, 2025, the Company Board held a meeting via videoconference, at which members of senior management and representatives of the Oaktree Investors were present. At the meeting, members of senior management summarized the November 2025 and partial December 2025 financial performance and updated the Company Board on the status of various potential corporate development projects, including the current status of engagement with Parent, Party C and Party D. Following discussion, the Company Board instructed representatives of Lazard to reject Party D IOI #1 on behalf of the Company and communicate to Party D, as it had to Parent in response to its prior proposals that did not provide adequate value, that the Company was confident in its three-year plan and the Company Board is not prepared to pursue a transaction at the valuation presented in Party D IOI #1.

Later that day, representatives of Lazard contacted representatives of Party D’s financial advisor advising such advisor of the Company Board’s rejection of Party D IOI #1. Representatives of Party D’s financial advisor indicated that it would confer with Party D on how to proceed but Party D believed that it had made a compelling offer without much more ability to further increase value. Representatives of Lazard and representatives of Party D’s financial advisor agreed to engage on limited additional diligence in an effort for Party D to submit a revised offer at an increased valuation.

On December 23, 2025, representatives of Lazard provided access to representatives of Parent and its advisors to a virtual data room containing confidential due diligence information. Also on December 23, 2025, representatives of Lazard provided Party D with further limited diligence in an effort to entice Party D to submit a revised offer with increased valuation.

Also on December 23, 2025, representatives of Faegre, Davies, Simpson Thacher & Bartlett LLP, Parent’s outside U.S. legal counsel (“Simpson”), and Bennett Jones LLP, Parent’s outside Canadian legal counsel (“Bennett Jones”), met via video conference to discuss the timeline for due diligence, transaction documentation, tax structure considerations, and treatment of the Series B-1 Preferred Stock.

On December 29, 2025, Mr. Kocher, Mr. Gaba and Mr. Mulgrew met with representatives of Party C to present the Company’s three-year plan.

On December 30, 2025, Party D made another non-binding indication of interest to acquire the Company at a price of $6.00 per share (“Party D IOI #2”), which indicated that Party D was in the process of securing financing commitments but that financing would not be a closing condition.

On December 31, 2025, to facilitate further access to confidential due diligence information, the Company entered into a customary standstill agreement with Party D that would terminate upon announcement of an acquisition proposal.

On January 5, 2026, the Company and Parent entered into a customary clean team agreement to facilitate disclosure of certain information by the Company.

After discussions with the Company’s senior management based on prior feedback from the Company Board, on January 7, 2026, representatives of Lazard informed representatives of Party D that Party D IOI #2 was not sufficient for the Company to transact but that the Company was willing to provide further diligence to Party D in order to permit Party D to assess and submit a revised offer. Representatives of Lazard also requested further information regarding Party D’s financing sources for the transaction and informed representatives of Party D that the Company would be raising its revenue and Adjusted EBITDA outlook for fiscal year 2025 on January 12, 2026, based on Q4 2025 performance being better than previous expectations.

On January 8, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference to discuss diligence matters. Representatives of Lazard also previewed the Company’s Q4 results of operations of the Company.

On January 9, 2025, Party C made a non-binding indication of interest to acquire the Company at a price of $5.50-$6.00 per share (“Party C IOI”), which indicated that Party C was in the process of securing financing commitments.

Also on January 9, 2026, Mr. Kocher contacted Mr. McFarland via telephone and informed Mr. McFarland that the Company would be raising its revenue and Adjusted EBITDA outlook for fiscal year 2025 on January 12, 2026, based on Q4 2025 performance being better than previous expectations. Representatives of Lazard also communicated the same information to representatives of Party C the same day.

On January 9, 2026, and January 10, 2026, Mr. Kocher spoke with members of the Special Committee regarding the transaction process.

On January 12, 2026, prior to the opening of Canadian and United States stock markets and ahead of the 2026 ICR Conference, the Company issued a press release raising its revenue and Adjusted EBITDA outlook for fiscal year 2025.

Also on January 12, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference to discuss the due diligence process and representatives of Lazard provided representatives of Parent with auction drafts of the Arrangement Agreement and Voting and Support Agreement for the Company’s directors and officers.

On January 13, 2026, the Special Committee held a meeting via videoconference, at which members of senior management and representatives of Wildeboer and Lazard were present. At the meeting, the participants considered and assessed: (a) the proposed terms of Parent IOI #3, Party D IOI #2 and Party C IOI, including key economic terms, financing risk, valuation ranges and proposed transaction structures; (b) the status of discussions between senior management, representatives of Lazard and each of Parent, Party C and Party D, including the scope and status of due diligence conducted to date; (c) the results of Lazard’s confidential market review; and (d) proposed next steps and transaction timelines. Representatives of Lazard also updated the Special Committee regarding the diligence process to be conducted by both Party C and Party D. With respect to Lazard’s market review, representatives of Lazard provided an update on the market check, noted additional potential parties who may have strategic or financial interest in the Company and summarized factors relating to those parties that could impact their willingness or ability to transact with the Company on compelling terms. The Special Committee discussed whether it would be appropriate or beneficial to expand outreach to further potential offerors as part of the market check to properly evaluate the terms of the existing proposals from Parent, Party C and Party D and concluded that the market check process remained appropriate and sufficiently robust at the current stage. Representatives of Lazard also outlined key steps required between valuation alignment and signing an Arrangement Agreement, including finalization of definitive documentation and disclosure schedules, addressing governance and compensation-related matters, obtaining fairness opinions and Company Board approvals, establishing internal and external communication plans, and preparing required regulatory and securities law filings. Representatives of Lazard further reviewed potential negotiation levers, including a limited go-shop period or tiered termination fee, to support value maximization and preserve optionality in the event the Company were to receive a superior proposal. Finally, representatives of Lazard presented its preliminary valuation analyses. Representatives of Lazard noted that Parent IOI #3 fell within, and in some cases exceeded, the valuation ranges indicated by these methodologies and was above the preliminary price ranges submitted by Party C and Party D. Following the presentations by members of senior management and representatives of Lazard, the Special Committee concluded that it was not appropriate at that stage to make a recommendation to the Company Board regarding next steps.

On January 13, 2026, representatives of Lazard provided access to representatives of Party C and its advisors to a virtual data room containing confidential due diligence information.

On January 14, 2026, representatives of Lazard provided access to representatives of Party D and its advisors to a virtual data room containing confidential due diligence information.

On January 15, 2026, Mr. McFarland contacted Mr. Kocher via telephone to discuss the agenda for upcoming diligence meetings.

Also on January 15, 2026, the Company and Party D entered into a customary clean team agreement.

On January 16, 2026, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard, Wildeboer and the Oaktree Investors were present. At the meeting, the Company Board received an update from representatives of Wildeboer that the Special Committee was continuing to review information on a potential transaction, but the Special Committee had not yet reached a determination as to a recommendation or next steps. In addition, representatives of Wildeboer reported on the independence questionnaires completed by the members of the Special Committee and the Company Board members confirmed they were satisfied with respect to the independence of members of the Special Committee. Representatives of Lazard provided an update to the Company Board on the status of Parent IOI #3, Party C IOI and Party D IOI #2 and discussions with those parties, as well as a summary of additional potential parties who may have strategic or financial interest in the Company, consistent with the update provided to the Special Committee on January 13, 2026. Representatives of Lazard also provided an analysis of Parent compared to Party C and Party D: in Lazard’s view, Parent had a significantly greater willingness and ability to pay given the level of expected synergies and its financial capacity, represented the least closing risk, and represented the least market risk given its relatively more advanced progress on due diligence and transaction documentation. A representative from Davies provided an overview of fiduciary duties and duty of care of directors under Canadian law in the context of the current circumstances. Following discussion and the receipt of financial and legal advice, the Company Board instructed representatives of Lazard to continue the process with Parent and Morgan Stanley in an effort to achieve signing a definitive transaction document on February 2, 2026, while still engaging with Party C and Party D to determine whether either party could put forward a proposal to acquire the Company on a reasonable timeline on terms more favorable than those of Parent IOI #3.

On January 18, 2026, representatives of Simpson provided representatives of Faegre a revised draft of the Arrangement Agreement. Among other items, the revised Arrangement Agreement provided for closing to occur on the last business day of the month that is no less than four business days following the satisfaction or waiver of the closing conditions (subject to an inside date before which closing could not occur), more expansive representations and warranties, delivery on the execution date by Parent or Purchaser of an executed debt commitment letter and covenants requiring Parent and Purchaser, on the one hand, and the Company, on the other hand, to take certain actions in connection with debt financing, additional restrictions on the operation of the Company’s business between signing and closing in the interim operating covenant, no obligations for Parent or its affiliates to take any actions required by a governmental regulator in connection with the antitrust approval process, additional restrictions on the Company’s ability to respond to unsolicited acquisition proposals and removal of the intervening event concept that allowed Company to make an adverse recommendation change in response to an intervening event, closing conditions relating to third party consents and dissent rights, extension of the closing date in case regulatory approvals are not obtained by the initial closing date, payment of a termination fee in connection with a breach of the non-solicitation covenant in any material respect and removal of provisions relating to “benefit of the bargain” damages.

On January 20, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference. Representatives of Morgan Stanley provided updates on timing and informed representatives of Lazard that advisor reports were being prepared and Parent Supervisory Board meetings to discuss the potential transaction would occur early the following week. Representatives of Lazard and representatives of Morgan Stanley also discussed the treatment of the Series B-1 Preferred Stock in the potential transaction, including exchange of the Series B-1 Preferred Stock for Common Shares instead of assuming a redemption at their liquidation value given the Oaktree Investors’ rights in respect of the Series B-1 Preferred Stock. Representatives of Lazard informed Morgan Stanley that there were multiple parties conducting due diligence, that timing is critical and reiterated the message that Parent would need to be at the top end of the valuation range in Parent IOI #3 for its per share price to remain competitive.

On January 22, 2026, the Special Committee held a meeting via videoconference, at which members of senior management and representatives of Wildeboer were present. Senior management reported that Parent had substantially completed its due diligence over the preceding six weeks. Parent had also delivered a markup of the draft Arrangement Agreement and was in the process of finalizing internal approvals, with a Supervisory Board meeting expected in the following week. Among other items, the members of the Special Committee discussed Parent IOI #3, Party C IOI and Party D IOI #2 and had a discussion with senior management regarding the credibility, seriousness and closing certainty of each of Parent, Party C and Party D. The Special Committee also determined to engage Scotia Capital as independent financial advisor on a fixed fee basis not contingent on the consummation of any transaction.

On January 22, 2026, the Company Board approved, and the Company entered into, an engagement letter with Lazard to serve as financial advisor to the Company.

On January 23, 2026, the Special Committee approved and entered into an engagement letter with Scotia Capital on a fixed fee basis to serve as financial advisor to the Special Committee and, if requested, to deliver a fairness opinion.

On January 23, 2026, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard, Wildeboer and the Oaktree Investors were present. At the meeting, senior management provided the Company Board with a financial update regarding revenue and adjusted EBITDA performance in the fourth quarter of 2025 and year-to-date. Wildeboer provided the Company Board with an update regarding the Special Committee meetings and ongoing efforts with Scotia Capital to conduct diligence and prepare a fairness opinion. Representatives of Lazard advised the Company Board that Parent had substantially completed diligence over the last six weeks. Representatives of Lazard also advised that it had delivered to Morgan Stanley the message on value and timing expectations and that Morgan Stanley confirmed Parent and the Company are aligned on inclusion of the Series B-1 Preferred Stock on an “as exchanged” basis in the fully diluted share count. Representatives of Lazard advised that Party C and Party D were continuing to progress on due diligence, with scheduled expert diligence sessions and site visits to occur in the coming weeks.

On January 23, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference. Representatives of Morgan Stanley informed representatives of Lazard that Parent’s Supervisory Board meeting has been scheduled for Thursday, January 29, 2026, and requested counsel to work through the markup of the Arrangement Agreement in meantime to further the progress of the potential transaction.

Between January 23, 2026, and February 5, 2026, representatives of the Company, Lazard and Party D conducted six diligence expert sessions regarding the Company and conducted visits to two of the Company’s facilities. Between January 23, 2026, and February 4, 2026, representatives of the Company, Lazard and Party C conducted six diligence expert sessions regarding the Company and conducted visits to four of the Company’s facilities (including headquarters).

On January 27, 2026, representatives of Faegre provided a revised draft of the Arrangement Agreement to representatives of Simpson and an initial draft of the Company’s Disclosure Letter. Among other items, the revised Arrangement Agreement provided for closing to occur within five business days after satisfaction of the closing conditions (and removal of the inside date construct), removal of certain representations and warranties and insertion of materiality and knowledge qualifiers in other representations and warranties, fewer restrictions on the operation of the Company’s business between signing and closing, insertion of a burdensome term and condition exception for actions required to be taken by governmental authorities in order to obtain antitrust approvals, insertion of an intervening event provision with respect to the ability of the Company Board to make an adverse recommendation change, removal of the closing condition relating to third-party consents and acceptance of the dissent rights closing condition if a certain percentage of Company shareholders exercise dissent rights but increased the threshold from 5% to 10% of the issued and outstanding Common Shares, insertion of a two-tier termination fee (with a lower amount being paid if the Arrangement Agreement were to be terminated within 45 days of execution), and insertion of a “benefit of the bargain” damages provision.

On January 28, 2026, the Special Committee held a meeting via videoconference, at which members of senior management and representatives of Wildeboer and Scotia Capital were present. Among other items, the participants discussed the information provided by representatives of Lazard that it anticipated receiving a value indication from Parent prior to the end of the week and potential process timing and next steps with all potential acquirors that could be considered depending on the outcome of those Parent’s valuation indication. Representatives of Scotia Capital advised the Special Committee on its role and relevant experience and described the internal processes, protocols, and committee structures it applies in connection with the preparation and issuance of a fairness opinion.

On January 29, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference. Representatives of Morgan Stanley informed representatives of Lazard that there were follow-up diligence requests by Parent that would take the weekend to resolve. Representatives of Morgan Stanley did not provide updated value for its proposed transaction with the Company, but informed representatives of Lazard that Parent’s equity holders were discussing valuation with their respective investment committees and they expected to provide an update on value early the following week.

On January 30, 2026, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Wildeboer and Lazard were present. At the meeting, representatives of Lazard provided an update regarding the status of discussions with Parent, Party C and Party D. Representatives of Lazard advised that Party D had made progress in its diligence review and was continuing to advance its analysis. Representatives of Lazard further reported that the Company had not yet received a response from Parent with respect to value and timing expectations to announce a potential transaction, and that representatives of Morgan Stanley had informed representatives of Lazard that Parent would not provide an updated view on value until the following week. The Company Board discussed the relative certainty of closing among the potential parties, their respective financing capabilities, and the expected timing on which each potential purchaser could be in a position to deliver a fully informed proposal. In light of these developments, and to maintain a structured and competitive process while ensuring that each party received clear guidance on expectations and next steps, the Company Board determined that it would be appropriate to send a process letter to each of Parent, Party C and Party D asking them to submit an updated acquisition proposal by February 11, 2026.

Later on January 30, 2026, representatives of Lazard and representatives of Morgan Stanley held a meeting via videoconference. Representatives of Lazard informed representatives of Morgan Stanley that a process letter for the potential transaction was forthcoming. Following that discussion, on January 30, 2026, representatives of Lazard sent a process letter to representatives of Morgan Stanley requesting a final offer by February 11, 2026.

Also on January 30, 2026, representatives of Lazard spoke with representatives of each of Party C and Party D and informed them that a process letter for the potential transaction was forthcoming. Following that discussion, on January 30, 2026, representatives of Lazard sent a process letter to representatives of each of Party C and Party D requesting a revised offer by February 11, 2026, and provided an auction draft of the Arrangement Agreement and draft Voting and Support Agreements for the Company’s directors and officers and for the Oaktree Investors to such parties. Party C informed representatives of Lazard of additional diligence requirements with respect to key diligence areas, including customer pipeline, capital expenditure requirements, and operating metrics.

On January 31, 2026, representatives of Lazard spoke with representatives of Party D regarding, among other things, the process for a potential transaction and the price at which a potential transaction would be favorably considered by the Company Board. Party D indicated that it would be difficult for Party D to offer consideration of more than $6.00 per share, and that was before factoring in the need to finance $75M of growth capex in FY26 into their valuation model.

On February 1, 2026, representatives of Faegre provided representatives of Simpson an auction draft of the Oaktree Voting and Support Agreement.

In the evening of February 3, 2026, representatives of Morgan Stanley contacted representatives of Lazard to inform them that Parent was prepared to offer $6.50 per Common Share, including all outstanding shares of Series B-1 Preferred Stock on an as-exchanged basis (the “Final Parent Proposal”), on the terms set forth in a draft Arrangement Agreement that Simpson would provide to Faegre later that evening and that Parent’s offer was open for 48 hours. Later in the evening of February 3, 2026, representatives of Simpson provided representatives of Faegre revised drafts of the Arrangement Agreement, the corresponding Disclosure Letter, and the Voting and Support Agreements for the directors and officers of the Company and the Oaktree Investors. In addition to reflecting the Final Parent Proposal, the revised Arrangement Agreement also provided for more expansive representations and warranties of the Company, additional restrictions on the Company’s ability to operate its business between signing and closing, a more expansive definition of the burdensome terms and conditions exception for antitrust matters (including any reduction of EBITDA by $10,000,000 or more constituting a Burdensome Condition), which reduces Parent’s and Purchaser’s obligation to take certain actions required by antitrust regulators, removal of the intervening event exception for the Company Board to make an adverse recommendation change, decrease of the percent of outstanding Common Shares with respect to which dissent rights are required to be exercised to cause a failure of the dissent rights closing condition from 10% to 5%, a termination fee of $45,000,000, representing approximately 5.45% of the Company’s equity value, plus a gross up of such amount for tax withholding and deductions, and removal of a “benefit of the bargain” damages provision. That evening, Davies sent Simpson’s revised draft of the Oaktree Voting and Support Agreement to representatives of Kirkland & Ellis LLP (“Kirkland”), counsel to the Oaktree Investors.

On February 4, 2026, representatives of Party C visited the Company’s headquarters in Eden Prairie, Minnesota, for a meeting with senior management of the Company.

Also on February 4, 2026, the Special Committee held a meeting via videoconference, at which representatives of Wildeboer and Lazard were present. Representatives of Lazard provided an update that its representatives had a discussion with Morgan Stanley on February 3, 2026, during which Morgan Stanley reiterated the Final Parent Proposal and that Parent’s offer is valid for 48 hours. Representatives of Lazard also provided the Special Committee with an update on diligence and discussions with Party C and Party D. The Special Committee discussed the appropriate communication with Party C and Party D regarding their proposals in the circumstances, as well as the potential grant of a short exclusivity period to Parent in order to extend the negotiating window with Parent through the upcoming weekend. After consideration, the Special Committee resolved to deliver a recommendation to the Company Board that the Company enter into negotiations with Parent with a view to granting exclusivity, subject to first providing Party C and Party D with an opportunity to submit a credible proposal at a purchase price per share in excess of the Final Parent Proposal for the Special Committee to consider in lieu of a transaction with Parent. The Special Committee further recommended that Party C and Party D be given until Thursday, February 5, 2026, at midnight, to respond to the Company, following which the Company would be prepared to enter into an exclusivity agreement with Parent on the morning of February 6, 2026, on commercially reasonable terms for a short duration. In reaching this recommendation, the Special Committee emphasized the importance of maintaining a disciplined and fair process and preserving optionality for the Company and its shareholders.

Later on February 4, 2026, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard, Wildeboer and the Oaktree Investors were present. Representatives of Lazard provided a similar status update to the Company Board as was conveyed earlier that day at the Special Committee meeting. The Company Board also received a presentation from representatives of Lazard regarding process considerations and ongoing communications with Parent, Party C and Party D. The Company Board engaged in extensive discussion regarding the status of negotiations, the comparative credibility of the interested parties, and the steps required to ensure that the Company’s process remained robust, confidential and aligned with the best interests of the Company and resulted in the best value reasonably attainable for its shareholders. Members of the Special Committee and the Special Committee’s advisors provided an update with respect to the Special Committee’s recommendation. It was noted that events over the course of the day had overtaken certain of the recommendations that the Special Committee had intended to make to the Company Board regarding next steps in the process. Following discussion, the Company Board directed management and counsel to continue progressing the definitive agreements with Parent and its advisors. The Company Board also directed representatives of Lazard to contact Party D to indicate that another party had bid $6.50 per share and was prepared to announce a transaction quickly and, as a result, Party D should not proceed with its site visit the following day if it was not able to offer more than $6.50 per share.

Following the Company Board meeting on February 4, 2026, representatives of Lazard communicated to representatives of Party D that another party had moved significantly ahead on value and timing.

Also on February 4, 2026, representatives of Faegre contacted representatives of Simpson via telephone to discuss Parent’s revised draft of the Arrangement Agreement. Among other items, the parties discussed (a) the termination fee, (b) the antitrust covenants, (c) the dissent rights condition, (d) the diligence burden that the representations and warranties in Parent’s revised draft Arrangement Agreement placed on the Company, and (e) certain matters relating to employees of the Company that would be further discussed between principals of the Company and Parent. Representatives of Faegre subsequently sent a revised draft of the Arrangement Agreement to Simpson that, among other things, (i) proposed certain revisions to the antitrust efforts covenant that would require Parent and its subsidiaries to take certain actions in response to an inquiry from antitrust regulators, with a more limited exclusion from such obligations for actions that would have a Burdensome Condition on Parent and its affiliates (including removing the Burdensome Condition based on a reduction of EBITDA), (ii) proposed a 7.5% threshold for the closing condition that dissent rights have not been validly exercised, and (iii) proposed a $33 million termination fee, representing approximately 4% of equity value, that would not be subject to a gross up for tax withholding and deductions.

Also on February 4, 2026, representatives of Faegre provided representatives of Simpson with an initial draft of the Plan of Arrangement and representatives of Davies contacted representatives of Bennett Jones to discuss the transaction steps contemplated by the Plan of Arrangement.

Later on February 4, 2026, the Company Board was advised that Morgan Stanley had indicated to Lazard that Parent wished to sign a definitive Arrangement Agreement and announce the transaction prior to the opening of Canadian and United States stock markets on February 6, 2026, and by representatives of Lazard and senior management that doing so would reduce geopolitical and capital market risk.

Also on February 4, 2026, Mr. Gaba reviewed for the Company Board, and the Company Board approved the updated management financial projections and directed Lazard and Scotia Capital to use the projections in connection with rendering of its fairness opinion to the Company Board and performing its financial analyses. The updated management projections were consistent with the financial model that had been provided to bidders on December 23, 2025.

On February 5, 2026, Mr. Kocher contacted Mr. McFarland via telephone to discuss key deal terms with Mr. McFarland, including the termination fee, the dissent rights condition and treatment of certain employee matters.

Also in the morning of February 5, 2026, representatives of Simpson contacted representatives of Faegre and informed Faegre that Parent would not consider any of the changes proposed in the revised draft of the Arrangement Agreement circulated to Simpson on February 4, 2026.

At noon (Central time) on February 5, 2026, the Company Board held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard, Wildeboer and the Oaktree Investors were present. At the meeting, representatives of Lazard provided an update on the status of negotiations with Parent, Party C and Party D. Representatives of Lazard reiterated that Parent had indicated that it wished to sign a definitive Arrangement Agreement and announce the transaction before market open on February 6, 2026 and discussed the risk that Parent would withdraw its offer and terminate discussions with the Company if the Arrangement Agreement was not approved and executed by that time. Representatives of Lazard informed the Company Board that Party C had made progress on diligence but advised that, based on verbal feedback from Party C, they did not expect a meaningful increase in value from the offer set forth in the Party C IOI. Representatives of Lazard advised that Party D was in the process of determining whether it could increase the offer set forth in Party D IOI #2 and had asked to schedule a call for later that afternoon, but that questions remained regarding Party D’s funding sources and the status of its due diligence. The Company Board instructed representatives of Lazard to further engage with Party D to determine its proposed offer, timeline, and equity and debt financing sources and commitments. The Company Board and senior management then discussed with their legal and financial advisors the status of the Arrangement Agreement negotiations, the remaining open issues, including with reference to a presentation prepared by legal counsel summarizing the principal terms and conditions of the proposed Arrangement and Arrangement Agreement, and Parent’s expressed refusal to accept further substantive changes. It was noted that Parent’s $6.50 offer represented compelling value for Company shareholders and the directors believed the benefits of the offer outweighed the risks of accepting Parent’s positions on the outstanding issues in the Arrangement Agreement, other than with respect to the termination fee construct. The Company Board instructed senior management and the Company’s external legal and financial advisors to discuss the termination fee construct with Parent’s advisors to understand Parent’s position and try to achieve a mutually satisfactory outcome and to otherwise complete negotiations with Parent on the remaining open terms of the Arrangement Agreement and other definitive transaction documents and to prepare the Company to make a public announcement promptly following execution if the transaction was approved by the Company Board.

Following the Company Board meeting, during the afternoon of February 5, 2026, representatives of Lazard contacted representatives of Morgan Stanley, and representatives of Davies contacted representatives of Bennett Jones, to discuss the termination fee and the gross up for tax withholding and deductions. After those conversations, representatives of Morgan Stanley called representatives of Lazard to advise that Parent was prepared to reduce the termination fee to $41,450,000, being approximately 5% of equity value, and to remove the gross up for tax withholding and deductions. Later, on the evening of February 5, 2026, representatives of Simpson provided a revised draft of the Arrangement Agreement to representatives of Faegre.

Also following the Company Board meeting, representatives of Lazard held the scheduled call with representatives of Party D, on which Party D provided an updated, oral offer, which was subject to due diligence and not subsequently confirmed in writing, to acquire the Company at a price of $6.70 per share. Party D indicated that it had substantially completed its commercial due diligence, that its tax due diligence was in process and that it had not started legal due diligence, but that it could complete its due diligence within approximately one week. Party D’s offer did not include an issues list or mark-up of the draft Arrangement Agreement, although Party D also indicated that it could be in position to execute a definitive agreement within one week. Party D also indicated that it had arranged external equity and debt funding for its offer from large financial sponsors, although it did not have equity or debt commitment letters in place.

After the close of Canadian and United States stock markets on February 5, 2026, the Special Committee held a meeting via video conference, at which representatives of Wildeboer, Lazard and Scotia Capital were present. Representatives of Lazard provided the Special Committee with an update on its communications with Party D. Representatives of Lazard reported that Party D had indicated an oral offer of $6.70 per share and noted that although Party D asserted that its commercial diligence was complete, there was uncertainty regarding the extent of Party D’s diligence work given that its tax due diligence was still in process and it had not conducted legal diligence, had not engaged legal counsel, and had not yet completed visits to certain Company facilities. Representatives of Lazard advised that Party D had indicated that it would require approximately one additional week to complete such diligence. Party D had also not provided evidence of committed financing for an all-cash transaction, although it stated verbally that equity and debt financing had been arranged. After further discussion with representatives of Lazard, the Special Committee noted its reduced confidence that Party D could successfully complete an acquisition at the indicated price or on the ambitious timeline proposed by Party D, and that it was highly confident that Parent would enter into the Arrangement Agreement on the proposed terms before market open on February 6, 2026. Lazard also noted the risk that Parent would walk away from negotiations if the Company delayed signing. Scotia Capital then provided the oral Scotia Capital Fairness Opinion to the Special Committee, subsequently delivered to the Special Committee in writing (the full text of which is attached as Appendix F to this Circular and Proxy Statement), to the effect that, as of February 5, 2026, and based upon and subject to Scotia Capital’s analyses, assumptions, limitations and qualifications set forth in the Scotia Capital Fairness Opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders (as more fully described in the section entitled “The Arrangement—Opinion of Scotia Capital”). After taking into consideration the information relating to the offers from both Parent and Party D, the Special Committee unanimously determined that the Arrangement is fair to the Company’s shareholders and the terms of the Arrangement are fair and reasonable, determined that the Arrangement is in the best interests of the Company, and recommended that the Company Board approve the Arrangement and the transactions contemplated by the Arrangement Agreement, including the Arrangement, in each case on the terms and subject to the conditions set forth in the Arrangement Agreement, and recommend to the Company’s shareholders that they vote in favor of the Arrangement Resolution.

The Compensation Committee then held a meeting via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard and Wildeboer were present. The Compensation Committee, senior management and the Company’s advisors discussed resolution of the few remaining open issues in the Arrangement Agreement relating to compensation, including treatment of PSUs, a proposed retention plan for key employees, revisions to the Company’s severance plan and the proposed issuance of ordinary course equity incentive awards for 2026. The Compensation Committee noted that none of these adjustments would result in value shifting from Company shareholders to employees. After discussion, the Compensation Committee approved the treatment of PSUs as set forth in the Arrangement Agreement and revisions to the Company’s severance plan and authorized Company management to negotiate with Parent with respect to employee retention and 2026 incentive awards.

The Company Board then held a second meeting on February 5, 2026, via videoconference, at which members of senior management and representatives of Davies, Faegre, Lazard, Wildeboer and the Oaktree Investors were present. Representatives of Lazard advised the Company Board of Party D’s oral offer received that afternoon. The Company Board, senior management and the Company’s advisors discussed Party D’s oral offer, the likelihood that Party D’s offer would result in an executable transaction and the timeline to do so, given the diligence remaining to be done by Party D, the financial capacity of Party D, the lack of certainty regarding its external financing sources, and the fact that Party D had not yet provided either an issues list or a revised draft of the Arrangement Agreement or the Voting and Support Agreements or draft debt and equity commitment letters. The Company Board, senior management and the Company’s advisors also discussed the likelihood that Parent would withdraw its offer and terminate discussions with the Company if the Arrangement Agreement was not approved and executed before market open on February 6, 2026. The Company Board then discussed the likelihood that Party D would take significantly longer than one week to complete its diligence and negotiation of the definitive transaction agreements, and the possibility that Party D would reduce its offer price based on its diligence or due to the absence of competitive tension if Parent dropped out of the process. The Company Board, management and its advisors then discussed the status of negotiations with Parent with respect to the termination fee, and Parent’s proposal to reduce the termination fee to 5% of equity value, or $41,450,000, with no gross up for tax withholding and deductions. Following additional discussion and consideration of the Arrangement Agreement, the Arrangement and the other transactions contemplated by the Arrangement Agreement, Davies provided legal advice to the Company Board in respect of their duties, representatives of Lazard provided the Company Board with its oral fairness opinion, which was subsequently confirmed by delivery of a written opinion, that, as of February 5, 2026, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, as set forth therein, the Consideration to be paid to the holders of Common Shares (other than any such holders who are entitled to and properly exercise dissent rights with respect to their Common Shares) pursuant to the Arrangement Agreement was fair, from a financial point of view, to such holders (as more fully described in the section entitled “The Arrangement—Opinion of Lazard”). The Company Board then unanimously (a) determined that the entering into by the Company of the Arrangement Agreement and the consummation of the Arrangement are in the best interests of the Company, (b) determined that the Arrangement is fair to the Company’s shareholders and the terms of the Arrangement are fair and reasonable, (c) resolved to recommend that the Company’s shareholders vote in favor of the Arrangement Resolution, and (d) authorized the entering into of the Arrangement Agreement and the performance by the Company of its obligations under the Arrangement Agreement.

Following the second Company Board meeting on February 5, 2026, representatives of Lazard communicated to representatives of Party C that another party had moved significantly ahead on value and timing.

Thereafter, during the evening of February 5, 2026, and the early hours of the morning of February 6, 2026, representatives of Faegre, Davies and Lazard, on behalf of the Company, and representatives of Simpson, Bennett Jones and Morgan Stanley, on behalf of Parent, and, in respect of the Oaktree Voting and Support Agreement, Kirkland, conducted a number of telephone calls and exchanged drafts of the Arrangement Agreement, the corresponding disclosure letter, the Plan of Arrangement, and the Voting and Support Agreements. During that time, the respective parties and their counsel finalized the open items in the transaction documentation, including the Arrangement Agreement, the Plan of Arrangement, and the Voting and Support Agreements.

In the morning of February 6, 2026, the Company, Parent and Purchaser executed and delivered the Arrangement Agreement (which included as an exhibit the Plan of Arrangement), and contemporaneously therewith, the Voting and Support Agreements were each executed and delivered by the parties thereto. Thereafter, before the opening of trading of the Canadian and United States stock markets on February  6, 2026, the Company and Parent issued a press release announcing the execution and delivery of the Arrangement Agreement.

Recommendation of the Company Board and Special Committee and Reasons for the Arrangement

Recommendation of the Company Board and Special Committee

The Special Committee and the Company Board carefully considered the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement, including the Arrangement, and consulted with the Company’s management, as well as with the Special Committee’s outside legal and financial advisors and the Company’s outside legal and financial advisors. The Special Committee and the Company Board took into account numerous factors, including, but not limited to, the material factors listed below. After careful consideration, including analysis of possible alternatives to the proposed transaction and the risks associated with such possible alternatives and the anticipated impact of the Arrangement on stakeholders other than the common shareholders, including potential implications for employees, operational continuity, customers and suppliers, the Special Committee, at its meeting on February 5, 2026, unanimously: (a) determined that the Arrangement is fair to the Company’s shareholders and the terms of the Arrangement are fair and reasonable, (b) determined that the Arrangement is in the best interests of the Company, and (c) recommended that the Company Board approve the Arrangement Agreement and the transactions contemplated by the Arrangement Agreement, including the Arrangement, in each case on the terms and subject to the conditions set forth in the Arrangement Agreement, and recommended to the Company’s shareholders that they vote in favor of the Arrangement Resolution. Subsequently, the Company Board, at a meeting on February 5, 2026, unanimously: (a) determined that the entering into by the Company of the Arrangement Agreement and the consummation of the Arrangement are in the best interests of the Company, (b) determined that the Arrangement is fair to the Company’s shareholders and the terms of the Arrangement are fair and reasonable, (c) resolved to recommend that the Company’s shareholders vote in favor of the special resolution of the Company’s shareholders approving the Arrangement, and (d) authorized the entering into of the Arrangement Agreement and the performance by the Company of its obligations under the Arrangement Agreement.

The Company Board unanimously recommends that you vote (1) “FOR” the proposal to adopt the Arrangement Resolution, and (2) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the Arrangement and contemplated by the Arrangement Agreement.

Reasons for the Arrangement

In connection with their respective determinations, the Special Committee and the Company Board considered and evaluated a number of factors and benefits, including, but not limited to, the following material factors and benefits (not necessarily in the order of importance), each of which the Special Committee and the Company Board believed supported their unanimous determinations:

•

Compelling Value: In light of the EBITDA multiple represented by the enterprise value of the Company implied by the $6.50 per share consideration and the premium of such consideration to the trading price of the Common Shares, the Special Committee and the Company Board believed that it was unlikely that the trading price of the Common Shares would, in the near to medium term, yield greater value to the Company Shareholders compared to the immediate and certain consideration to be received by them if the Arrangement is completed. The $6.50 per share consideration represented an enterprise value of the Company of approximately $1.1 billion, a 44% premium to the Company’s 20-trading-day volume weighted average price as of February 5, 2026, and an acquisition multiple of approximately 12.0x based on the center point of the Company’s latest adjusted EBITDA guidance for the fiscal year ended January 3, 2026 and approximately 10.8x based on the center point of the Company’s latest adjusted EBITDA guidance for the fiscal year ended January 2, 2027.

•

Highest Possible Price and Best Possible Terms: The Special Committee’s and the Company Board’s belief that the consideration negotiated with Parent represented the highest price Parent was willing to pay, and that the terms of the Arrangement Agreement were the most favorable that Parent would be willing to agree to, which belief was based on, among other things, the negotiations with Parent and its legal counsel and the final terms of the Arrangement Agreement, all as detailed above under the section titled “Background of the Arrangement”.

•

Certainty of Value: The all-cash transaction consideration provides the Company’s shareholders certainty of value and liquidity for their shares, while eliminating the risks of executing on the Company’s standalone long term business plans.

•

Approval Threshold: Voting Shareholders will have an opportunity to vote on the Arrangement Resolution, which requires approval of at least 66 2⁄3% of the votes cast by Voting Shareholders present in person or represented by proxy at the Shareholder Meeting.

•	Risks Associated with the Status Quo: In considering management’s standalone long-term business plans, the Special Committee and the Company Board considered management’s financial projections and outlook, the current and anticipated future risks associated with the business of the Company and the execution of management’s standalone plans and the significant investment and related risk that the Special Committee and the Company Board believe would be required for the Company to continue its growth trajectory. The Special Committee and the Company Board believe, based on financial advice from their respective financial advisors and discussions with management, that the consideration of $6.50 per share in cash is more favorable to shareholders than the potential value that might reasonably be expected to result within a reasonable timeframe from continuing to pursue management’s current standalone long-term business plans as an independent, publicly-traded company (taking into account the risks and uncertainties associated therewith, including, but not limited to, the significant investment required (organic or through transactions) to upgrade and add capacity to sustain the Company’s growth, the commercial risks associated with high customer concentration and the need to drive growth with existing customers and on-board new customers to fully utilize available capacity, uncertainty regarding future tariffs and other geo-political risks and the potential impact of being an under-sized public company with limited trading liquidity).

•

Strategic Alternatives Review and Sale Process: The Company Board’s ongoing evaluation of strategic alternatives to maximize shareholder value over the long term, including management’s standalone long-term business plans and the fact that the Company’s management team has been engaging third parties in connection with potential transformational acquisitions for almost a year and other strategic alternatives for more than a quarter and, after Parent presented its initial indication of interest to the Company, retained Lazard to engage with Parent to seek to maximize the price offered by Parent and to identify and engage with other potential parties that could maximize the price Company Shareholders might receive as consideration in any such strategic alternative (as further described under “Background of the Arrangement”), and the Special Committee’s and the Company Board’s belief that, taking into account the perspectives provided by the Company’s financial advisor and the Company’s senior management, it was highly uncertain that another party would be able to execute a transaction at a value in excess of the value offered by Parent and that the consideration of $6.50 per share was the best value reasonably available to the Company’s shareholders.

•	Financial Analysis of Lazard and Scotia Capital and Receipt of Fairness Opinions: The financial analyses of Lazard and Scotia Capital in connection with the Arrangement, as described below:

•

The oral opinion of Lazard, subsequently confirmed in writing, rendered to the Company Board, to the effect that, as of February 5, 2026, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lazard in connection with its opinion, as set forth therein, the Consideration to be paid to the holders of Common Shares (other than any such holders who are entitled to and properly exercise Dissent Rights with respect to their Common Shares) pursuant to the Arrangement Agreement was fair, from a financial point of view, to such holders (as more fully described in the section entitled “—Opinion of Lazard”). The full text of the Lazard Fairness Opinion, dated as of February 5, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, has been included as Appendix E to this Circular and Proxy Statement and is incorporated herein by reference.

•

The oral Scotia Capital Fairness Opinion to the Special Committee, subsequently delivered to the Special Committee in writing (the full text of which is attached as Appendix F to this Circular and Proxy Statement), to the effect that, as of February 5, 2026, and based upon and subject to Scotia Capital’s analyses, assumptions, limitations and qualifications set forth in the Scotia Capital Fairness Opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders, as more fully described below under the section “—Opinion of Scotia Capital.” The Special Committee determined that Scotia Capital is independent within the meaning of MI 61-101 and no portion of the fee payable to Scotia Capital is contingent on the outcome of its opinion or the consummation of the Arrangement or any other transaction.

•

Role of the Special Committee: The evaluation and negotiation process having been supervised by the Special Committee, composed entirely of independent (within the meaning of applicable securities laws) directors and advised by experienced and qualified financial and legal advisors.

•

Significant Shareholder Support for the Arrangement: All of the directors and officers of the Company, as well as the Oaktree Investors (together, the “Supporting Shareholders”), holding Common Shares and Special Shares representing in the aggregate approximately  % of the Common Shares and Special Shares entitled to vote as a single class on the Arrangement Resolution at the Shareholder Meeting, having entered into Voting and Support Agreements with Parent and Purchaser, pursuant to which the Supporting Shareholders agreed to, among other things, vote their Common Shares and Special Shares, as applicable, in favour of the Arrangement Resolution at the Shareholder Meeting and the Oaktree Investors, who hold all of the outstanding shares of Series B-1 Preferred Stock, have consented to the treatment of the Series B-1 Preferred Stock in the Arrangement, all as more fully described below under the section “Voting And Support Agreements.”

•

Opportunity to Receive Acquisition Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal: The Company’s right, in circumstances specified in the Arrangement Agreement, to respond to and negotiate unsolicited acquisition proposals made before the Company shareholders approve the Arrangement Resolution and the right of the Company Board (after complying with the terms of the Arrangement Agreement) and to terminate the Arrangement Agreement in specified circumstances to accept a superior proposal, as more fully described below in the section “The Arrangement Agreement”, subject to payment to Parent of a termination fee of $41,450,000, which amount the Company Board believed to be reasonable in the circumstances, taking into account the Consideration offered by Parent and Purchaser, and Parent’s unwillingness to accept a lower termination fee.

•

Dissent Rights: The fact that dissent rights under the CBCA are available to holders of the Company’s Common Shares who comply with all of the required procedures under the CBCA (as modified by the Plan of Arrangement), which allows such holders to seek appraisal of the fair value of their Common Shares, as more fully described below under the section “Dissent Rights.”

•

High Likelihood of Completion and Reasonable Timeline to Closing: The Special Committee and the Company Board considered the likelihood of completion of the Arrangement to be high, particularly in light of the terms of the Arrangement Agreement and the closing conditions, including: the ability and credibility of Parent to timely execute a transaction of the nature of the Arrangement, including relative to the other third parties that expressed an interest in pursuing a strategic transaction with the Company during its sale process; the absence of a financing condition in the Arrangement Agreement, the representation of Parent in the Arrangement Agreement that at the closing of the Arrangement and subject to satisfaction of certain conditions as fully described in the Arrangement Agreement, it will have sufficient available funds necessary to consummate the Arrangement and the Company’s evaluation of Parent’s creditworthiness; the commitment of Parent to use its reasonable best efforts to take certain actions (subject to agreed limitations) to obtain antitrust clearances for consummation of the Arrangement; the likelihood of obtaining all applicable antitrust clearances and court approvals for consummation of the Arrangement within the timeframe set out in the Arrangement Agreement, including by the Outside Date, as it may be extended; and the obligations of Parent and Purchaser to complete the Arrangement are subject to a limited number of customary conditions that the Special Committee and the Company Board believe are reasonable in the circumstances.

•	Arm’s-Length Terms and Other Factors Related to the Arrangement Agreement: The terms and conditions of the Arrangement Agreement and the course of negotiations of such agreement, which were conducted at arm’s length and subject to supervision by the Special Committee, including, among other things:

•

the ability of the Company, under certain circumstances, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described under “The Arrangement Agreement—Restrictions on Solicitations of Other Offers”;

•

the ability of the Company Board to change its recommendations supporting the transactions contemplated by the Arrangement Agreement and to terminate the Arrangement Agreement (after consultation with its outside counsel and financial advisors) under certain circumstances, including to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions (including payment of a termination fee to Parent and certain rights of Parent giving it the opportunity to match the superior proposal), as further described under “The Arrangement Agreement—Restrictions on Solicitations of Other Offers”;

•

the fact that the Voting and Support Agreements will terminate if the Arrangement Agreement is terminated in accordance with its terms, including if the Company Board authorizes the Company to enter into a definitive agreement with respect to a Superior Proposal;

•	the belief of the Company Board that the outside date provisions of the Arrangement Agreement allow for sufficient time to complete the Arrangement;

•	the fact that the completion of the Arrangement will be subject to a judicial determination by the Court that the Arrangement is fair and reasonable;

•

the Company’s right to specific performance by Parent and Purchaser in connection with their obligations under the Arrangement Agreement, including their obligations to consummate the Arrangement if certain closing conditions are satisfied; and

•	the Company’s ability to seek damages upon any breach by Parent or Purchaser of the Arrangement Agreement.

The Special Committee and the Company Board also considered a number of uncertainties and risks concerning the Arrangement Agreement and the Arrangement, including the following:

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The fact that Company shareholders will have no equity participation in the Company following consummation of the Arrangement, will not participate in any potential future earnings growth or benefit from any future increase in value of the Company and will not participate in any potential future sale of the Company to a third party or the possibility that the price of the Common Shares might have increased in the future to a price greater than the $6.50 per share.

•

The fact that the announcement and pendency of the Arrangement, or the failure to complete the Arrangement, may cause substantial harm to the Company’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), suppliers and customers. The Company Board recognized that such factors could cause the Company’s business, sales, operations and financial results to suffer during the executory period or in the event the Arrangement was not consummated.

•

The risk that the Arrangement might not be completed, including by reason of events beyond the Company’s control, and the possible adverse effect of the resulting public announcement of termination of the Arrangement Agreement on the trading price of the Common Shares.

•

The requirement that under certain circumstances the Company could be required to pay Parent a termination fee of $41,450,000, which termination fee is at the high end of such termination fees in similar transactions.

•

The terms of the Arrangement Agreement that restrict the Company’s ability to solicit alternative acquisition proposals and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposals, as further discussed under “The Arrangement Agreement—Restrictions on Solicitations of Other Offers,” although the Company Board believed that such terms were reasonable and not likely to significantly deter another party from making a superior acquisition proposal.

•	The fact that, if shareholders holding 5% or more of the Company’s Common Shares exercise their dissent rights, Parent may terminate the Arrangement Agreement without consummating the Arrangement.

•

The restrictions on the conduct of the Company’s business prior to the consummation of the Arrangement, including the requirement that the Company conduct its business in the ordinary course in all material respects, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise before the completion of the Arrangement and that, absent the Arrangement Agreement, the Company might have pursued.

•	The fact that the Arrangement would be a taxable transaction to Company Shareholders for U.S. and Canadian federal income tax purposes.

•	The fact that the required approval from the Company Shareholders to consummate the transactions contemplated by the Arrangement Agreement may not be obtained.

•

The fact that the consideration to be paid for the Common Shares will be paid in U.S. dollars and that the exchange rate between U.S. dollars and Canadian dollars will fluctuate prior to the closing of the Arrangement, such that Canadian Company Shareholders cannot be certain of the value in Canadian dollars of the Consideration they will receive for their Common Shares;

•

The possibility that the debt financing contemplated by the Debt Commitment Letter will not be obtained, resulting in Parent and Purchaser not having sufficient funds to complete the Arrangement, notwithstanding the absence of a financing condition in the Arrangement Agreement.

•	The fact that the completion of the Arrangement will require antitrust clearance in the United States, Canada and Vietnam.

•	The risks associated with the need to obtain the Interim Order and the Final Order from the Court.

•	The risk of litigation arising from Company Shareholders in respect of the Arrangement Agreement or transactions contemplated by the Arrangement Agreement.

•

The significant costs involved in connection with entering into the Arrangement Agreement (even if the Arrangement is not completed) and the substantial time and effort of the Company’s senior management required to complete the Arrangement, which may disrupt the Company’s business operations and divert employees’ attention away from the Company’s day-to-day business operations.

•

The possible alternatives to the acquisition of the Company by Parent and Purchaser, the range of potential benefits to Company Shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as the Company Board’s assessment that none of these alternatives were reasonably likely to create greater value for Company Shareholders.

•

The fact that the directors and executive officers of the Company have interests in the Arrangement that may be different from, or in addition to, the interests of Company Shareholders generally (see in the section entitled “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement”).

•	The risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

The Special Committee and the Company Board concluded that the uncertainties, risks and potentially negative factors relevant to the transaction are outweighed by the potential benefits that it expects the Company and its Company Shareholders will achieve as a result of the transaction.

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors, information and analyses considered by the Special Committee and the Company Board in reaching their conclusions and recommendation in relation to the Arrangement Resolution and the transactions contemplated thereby. After considering these and other factors and the amount of information, the Special Committee and the Company Board concluded that the potential benefits of the Arrangement outweighed the uncertainties and risks. In view of the variety of factors considered by the Special Committee and the Company Board and the complexity of these factors, the Special Committee and the Company Board did not find it practicable to provide specific assessment of, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching their determination and recommendations. Moreover, each member of the Special Committee and the Company Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the Special Committee and the Company Board, the Special Committee and the Company Board unanimously approved the Arrangement Agreement and the consummation of the Arrangement in accordance with the terms and subject to the conditions of the Arrangement Agreement and the Company Board recommends that the Company Shareholders adopt the Arrangement Resolution. In addition, in arriving at their recommendation, the Company Board and the Special Committee were aware of the interests of certain officers and directors of the Company as described in the sections of this Circular and Proxy Statement entitled “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement”.

Opinion of Lazard

The Company retained Lazard as its financial advisor in connection with the Arrangement. In connection with Lazard’s engagement, the Company requested that Lazard evaluate the fairness, from a financial point of view, to holders of Common Shares (other than Dissenting Shareholders) of the Consideration to be paid to such holders in the Arrangement. On February 5, 2026, at a meeting of the Company Board, Lazard rendered to the Company Board its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated as of February 5, 2026, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Consideration to be paid to holders of Common Shares (other than Dissenting Shareholders) in the Arrangement was fair, from a financial point of view, to such holders.

The full text of Lazard’s written opinion, dated as of February 5, 2026, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Appendix E to this Circular and Proxy Statement and is incorporated herein by reference in its entirety. The summary of the Lazard Fairness Opinion, dated as of February 5, 2026, set forth in this Circular and Proxy Statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Appendix E to this Circular and Proxy Statement. You are encouraged to read the Lazard Fairness Opinion and the summary contained in this Circular and Proxy Statement carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the Company Board (in its capacity as such) and the Lazard Fairness Opinion was rendered to the Company Board in connection with its evaluation of the Arrangement and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of Common Shares (other than Dissenting Shareholders) of the Consideration to be paid to such holders in the Arrangement. The Lazard Fairness Opinion is not intended to and does not constitute a recommendation to any Company Shareholder as to how such Company Shareholder should vote or act with respect to the Arrangement or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft of the Arrangement Agreement, dated February 5, 2026;

•	reviewed certain publicly available historical business and financial information relating to the Company;

•	reviewed various financial forecasts and other data provided to Lazard by the Company relating to the business of the Company;

•	held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of the Company;

•	reviewed historical stock prices and trading volumes of the Common Shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and Lazard was not furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Company, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based. Lazard further assumed, with the consent of the Company, that adjustments (if any) to the Consideration were not to be material in any respect to Lazard’s analyses or opinion.

Further, the Lazard Fairness Opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on the Company or the Arrangement and Lazard did not express an opinion as to the effects of such volatility on the Company or the Arrangement. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the price at which the Common Shares may trade at any time subsequent to the announcement of the Arrangement. In addition, the Lazard Fairness Opinion did not address the relative merits of the Arrangement as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Arrangement.

In rendering its opinion, Lazard assumed, with the consent of the Company, that the Arrangement would be consummated on the terms described in the Arrangement Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company advised Lazard, and Lazard assumed, that the Arrangement Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Company, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Arrangement would not have an adverse effect on the Company or the Arrangement. Lazard did not express any opinion as to any tax or other consequences that might result from the Arrangement, nor does the Lazard Fairness Opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified in the opinion) of the Arrangement, including, without limitation, the form or structure of the Arrangement, the transfer of Series B-1 Preferred Stock to the Company in exchange for the number of Common Shares equal to the Series B-1 Preferred Stock Exchange Rate, or the Voting and Support Agreements entered into between Parent, Purchaser and certain holders of Common Shares. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Arrangement, or class of such persons, relative to the Consideration or otherwise.

Summary of Lazard Financial Analyses

The following is a summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying the Lazard Fairness Opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying the Lazard Fairness Opinion.

In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s financial analyses and reviewed as a comparison is identical to the Company or the Arrangement and related transactions contemplated by the Arrangement Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical.

Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Arrangement, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 3, 2026, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Using the Projected Financial Information, Lazard performed a discounted cash flow analysis of the Company.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

For purposes of this analysis, Lazard calculated a range of implied enterprise values for the Company by discounting to present value, utilizing discount rates ranging from 9.00% to 10.00%, chosen by Lazard based upon its analysis of the weighted average cost of capital of the Company (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for the Company and a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by the Company from the beginning of fiscal year 2026 through the end of fiscal year 2030 as reflected in the management forecasts (the “Management Forecasts”); and (ii) a range of terminal values for the Company.

The terminal values were derived by applying a perpetuity growth rate range of 2.25% to 2.75% to the estimated unlevered free cash flow in fiscal year 2030 per the Management Forecasts. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience taking into account the Management Forecasts.

Lazard then subtracted the Company’s net debt as of January 3, 2026, based on information provided by the Company’s management, from the range of implied enterprise values to derive a range of total equity values for the Company. Lazard then calculated a range of implied equity values per Common Share by dividing such total equity values of the Company by the number of fully diluted Common Shares (determined using the treasury stock method and taking into account the preferred exchange), as calculated based on information provided by the Company with respect to dilutive securities outstanding as of January 30, 2026. The results of this analysis implied an equity value range of $5.45 to $7.30 per Common Share (rounded to the nearest $0.05 per share).

Trading Comparables Analysis

Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly traded mid-cap food and beverage companies (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for the Company. The selected companies for this analysis were as follows:

Selected Company	EV /2026E Adjusted EBITDA	EV /2026E Adjusted EBIT
Post Holdings, Inc.	8.0X	12.7X
Lamb Weston Holdings, Inc.	8.8X	13.5X
BellRing Brands, Inc.	8.2X	9.2X
Flowers Foods, Inc.	7.8X	11.3X
Utz Brands, Inc.	9.9X	11.5X
Simply Good Foods Company	6.5X	6.9X
TreeHouse Foods, Inc. (as of 9/26/25, the unaffected date prior to acquisition by Investindustrial)	6.3X	10.7X
Westrock Coffee Company	12.8X	n.m.

None of the selected companies are directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Arrangement and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the selected companies that could affect the public trading values of each company are also relevant.

For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (defined as equity market capitalization plus total debt, plus outstanding factored receivables, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of February 3, 2026, as a multiple of such selected company’s (i) estimated fiscal year 2026 Adjusted EBITDA (calculated consistent with the Company’s calculation of Adjusted EBITDA to the extent possible) (referred to in this section as “EV / 2026E Adjusted EBITDA”) and (ii) estimated fiscal year 2026 Adjusted EBIT (referred to in this section as “EV / 2026E Adjusted EBIT”). Financial data for the selected companies were (a) based on FactSet Research Systems and the companies’ public filings and (b) calculated assuming a December 31 fiscal year-end, consistent with the Company’s fiscal year-end for such period. The results of this analysis are summarized in the following table:

Multiple Reference Ranges	High	Low	Mean
EV / 2026E Adjusted EBITDA	12.8x	6.3x	8.6x
EV / 2026E Adjusted EBIT	13.5x	6.9x	10.8x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of (i) EV / 2026 Adjusted EBITDA of 7.5x–9.5x (the “2026 Adjusted EBITDA Multiples Range”) to the Company’s estimated Adjusted EBITDA for fiscal year 2026, based on the Management Forecasts and (ii) EV / 2026 Adjusted EBIT of 12.0x – 14.0x (the “2026 Adjusted EBIT Multiples Range”) to the Company’s estimated Adjusted EBIT for fiscal year 2026, based on the Management Forecasts. The analysis resulted in a range of implied values per Common Share of (1) $3.80 to $5.45, when applying the 2026 Adjusted EBITDA Multiples Range, and (2) $3.40 to $4.35, when applying the 2026 Adjusted EBIT Multiples Range.

Selected Precedent Transactions Analysis

Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions that Lazard viewed as generally relevant in evaluating the Arrangement. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the Arrangement.

Specifically, Lazard reviewed eleven acquisition transactions in the food and beverage industry announced since March 2021 that Lazard believed, based on its experience and its professional judgment, to be generally relevant for the purpose of this analysis. These transactions are listed below.

Announcement Date	Acquiror	Target	EV/EBITDA
November 2025	Investindustrial	TreeHouse Foods, Inc.	8.0x
July 2025	Ferrero International S.A.	WK Kellogg Co	11.4x
January 2025	Advent International	Sauer Brands Inc.	11.0x
December 2024	TreeHouse Foods, Inc.	Harris Freeman & Co (Tea Business)	8.5x
December 2023	Clayton Dubilier & Rice	Shearer’s Foods	10x
October 2023	Pritzker Private Capital	Sugar Foods Corporation	10x
August 2023	PAI Partners	Alphia, Inc.	10.7x
August 2022	Investindustrial	TreeHouse Foods, Inc. (Meal Prep Business)	13.6x
April 2021	Olam Food Ingredients	Olde Thompson	11.5x
April 2021	Bain Capital Private Equity	Dessert Holdings	13x
March 2021	Aryzta AG (North America)	Lindsay Goldberg	13.6x

None of the target companies in the selected transactions is directly comparable to the Company and none of the selected transactions is directly comparable to the Arrangement, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the Arrangement and the Company, respectively. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the Arrangement and the business, financial and operating characteristics and prospects of the Company and the selected transactions and target companies that could affect the transaction multiples and transaction values of each selected transaction and target company are also relevant.

For each of the selected transactions, Lazard calculated the enterprise value (defined as the target company’s implied enterprise value on a fully-diluted basis based on the consideration paid in the applicable transaction plus total debt, plus outstanding factored receivables, plus preferred equity and noncontrolling interest), as a multiple of such selected company’s last twelve months EBITDA at the time of transaction announcement (calculated consistent with the Company’s calculation of Adjusted EBITDA to the extent possible) (referred to in this section as “EV / LTM Adjusted EBITDA”). The financial data for the selected transactions and target were based on Mergermarket, the companies’ public filings and other public information. The results of this analysis are summarized in the following table:

Multiple Reference Ranges	High	Low	Mean
EV / LTM Adjusted EBITDA	13.6x	8.0x	10.9x

Based on its professional judgment after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected and applied a range of multiples of EV / LTM Adjusted EBITDA of 9.0x–12.0x (the “LTM Adjusted EBITDA Multiples Range”) to the Company’s fiscal year 2025 Adjusted EBITDA, based on the Management Forecasts. The analysis resulted in a range of implied values per Common Share of $4.35 to $6.60, when applying the LTM Adjusted EBITDA Multiples Range.

Other Analyses

The analyses and data described below were presented to the Company Board for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of the Lazard Fairness Opinion.

Illustrative Leveraged Buyout Analysis

Lazard performed an illustrative leveraged buyout analysis based on the management projections to determine the range of price per share which a financial buyer would be willing to pay to acquire the Company on a stand-alone basis with an illustrative capital structure that Lazard deemed to be achievable in the current market. For purposes of this analysis, Lazard assumed a required internal rate of return in the range of 17.5% to 22.5%, approximately 5.5x net leverage at SOFR plus 500 bps and an exit multiple range of 8.0x to 10.0x to the Company’s estimated Adjusted EBITDA for fiscal year 2026. This analysis indicated an implied equity value per Share of $4.30 to $6.35, rounded to the nearest $0.05.

52-Week Trading Range Analysis

Lazard reviewed the range of trading prices for the Common Shares for the 52-week period ended on February 3, 2026. Lazard observed that, during such period, the closing prices of the Common Shares ranged from $3.35 per share to $7.64 per share.

Premia Paid Analysis

Using information from public filings and other publicly available information, Lazard analyzed the premia paid for selected acquisitions of publicly-traded companies announced since January 1, 2009, with a total enterprise value above $500 million involving a U.S. target, excluding real estate, financial industry, government-related, and related party transactions. For each of the precedent transactions, Lazard calculated the implied premia as a percentage based on the amount by which the per share consideration in each transaction exceeded the target company’s 20-day volume-weighted average price prior to the relevant transaction.

Based on its professional judgment and experience, Lazard then applied a range of per share price premia of approximately 25% to 45% to the VWAP per Common Share for the preceding 20-day period ended February 3, 2026, of $4.43 to calculate an implied equity value per share range of Common Shares of $5.55 to $6.40, rounded to the nearest $0.05.

Miscellaneous

In connection with Lazard’s services as financial advisor to the Company in connection with the Arrangement, the Company agreed to pay Lazard an aggregate estimated transaction fee of approximately $17 million, payable upon the consummation of the Arrangement, of which $1.0 million became payable upon delivery of the fairness opinion. In addition, the Company has agreed to reimburse Lazard for reasonable out-of-pocket expenses incurred in connection with Lazard’s engagement, including reasonable fees of counsel, and to indemnify Lazard and certain related persons under certain circumstances against various liabilities that may arise from or be related to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. Lazard has in the past provided, currently is providing and in the future may provide certain investment banking services to Oaktree Capital Management, L.P., a significant shareholder of the Company and/or certain of its affiliates (collectively, “Oaktree Capital”), for which Lazard has received and may receive compensation, including current engagements by Oaktree Capital and an ad hoc group of creditors of which it is a member, and, during the past two years, having advised or advising: Oaktree Capital with respect to the 2024 announced sale of CEBAT S.p.A.; Oaktree Capital with respect to the 2024 announced sale of Asacha Media Group; an ad hoc group of creditors including Oaktree Capital in connection with the 2025 restructuring of SI Group; and an ad hoc group of creditors including Oaktree Capital in connection with the 2025 restructuring of Franchise Group, Inc. Lazard has in the past provided, currently is providing and in the future may provide certain investment banking services to entities managed by or affiliated with KKR, for which Lazard has received and may receive compensation, including current engagements by KKR and its affiliates and ad hoc groups of creditors of which KKR or its affiliates is a member, and, during the past two years, ad hoc groups of creditors of which KKR or its affiliates was a member. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of the Company, Parent and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Parent and certain of their respective affiliates. The issuance of the Lazard Fairness Opinion was approved by the Opinion Committee of Lazard. Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Company after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the food and beverage industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Company Board in connection with, the provision of its opinion to the Company Board as to the fairness, from a financial point of view, to holders of Common Shares (other than Dissenting Shareholders). Lazard did not recommend any specific consideration to the Company Board or that any given consideration constituted the only appropriate consideration for the Arrangement.

The Lazard Fairness Opinion was one of many factors considered by the Company Board in connection with the Arrangement, as discussed further in “The Arrangement—Recommendation of the Company Board and the Special Committee and Reasons for the Arrangement.” Consequently, the analyses described above should not be viewed as determinative of the recommendation of the Company Board with respect to the Arrangement Resolution or of whether the Company Board would have been willing to agree to different Consideration.

Opinion of Scotia Capital

In making its recommendation that the Company Board determine that the Arrangement is in the best interests of the Company and fair to the Company Shareholders, the Special Committee considered, among other things, the Scotia Capital Fairness Opinion prepared by Scotia Capital.

On February 5, 2026, at a meeting of the Special Committee, Scotia Capital provided the oral Scotia Capital Fairness Opinion, subsequently delivered to the Special Committee in writing (the full text of which is attached as Appendix F to this Circular and Proxy Statement), to the effect that, as of February 5, 2026, and based upon and subject to Scotia Capital’s analyses, assumptions, limitations and qualifications set forth in the Scotia Capital Fairness Opinion, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

The Scotia Capital Fairness Opinion has been prepared in accordance with the disclosure standards for formal valuations and fairness opinions of the Canadian Investment Regulatory Organization (“CIRO”), but CIRO has not been involved in the preparation or review of the Scotia Capital Fairness Opinion.

The following summary of the Scotia Capital Fairness Opinion is qualified in its entirety by reference to the full text of the written Scotia Capital Fairness Opinion attached to this Circular and Proxy Statement as Appendix F. The Scotia Capital Fairness Opinion is not a recommendation as to how any Company Shareholder should vote or act on any matter relating to the Arrangement. The full text of the written Scotia Capital Fairness Opinion sets out the assumptions made, procedures followed, information reviewed, matters considered, and limitations and qualifications on the review undertaken in connection with the Scotia Capital Fairness Opinion. Company Shareholders are urged to read the Scotia Capital Fairness Opinion carefully and in its entirety.

Mandate and Professional Fees

Scotia Capital, an investment dealer and wholly-owned subsidiary of The Bank of Nova Scotia (“BNS”), was first contacted regarding a potential transaction on January 18, 2026, and was subsequently engaged by the Special Committee pursuant to an engagement letter dated January 23, 2026 (the “Scotia Capital Engagement Agreement”) to provide, if requested, to the Special Committee an opinion as to the fairness, from a financial point of view, of the Consideration to be received by the Company Shareholders pursuant to the Arrangement. Following several meetings with the Special Committee to discuss the proposed terms of the Arrangement and related matters, Scotia Capital delivered the Scotia Capital Fairness Opinion orally to the Special Committee on February 5, 2026, and subsequently in writing, the full text of which is attached as Appendix F to this Circular and Proxy Statement. The form and content of the Scotia Capital Fairness Opinion were approved for release by a committee of professionals of Scotia Capital, each of whom is experienced in merger, acquisition, divestiture, opinion, valuation, and capital markets matters.

The terms of the Scotia Capital Engagement Agreement provide that Scotia Capital would receive a fixed fee of C$1.0 million upon delivery of the Scotia Capital Fairness Opinion. The fee payable to Scotia Capital pursuant to the Scotia Capital Engagement Agreement is not contingent, in whole or in part, on whether the Arrangement is completed or upon the conclusions reached by Scotia Capital in the Scotia Capital Fairness Opinion. In addition, the Scotia Capital Engagement Agreement requires the Company to reimburse Scotia Capital for any reasonable out-of-pocket expenses incurred in fulfilling its engagement and to indemnify Scotia Capital in certain circumstances in respect of any liabilities that might arise out of its engagement.

Credentials and Independence of Scotia Capital

Scotia Capital constitutes the global corporate and investment banking and capital markets business of BNS, one of North America’s premier financial institutions. In Canada, Scotia Capital is one of the country’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions. The Special Committee determined that Scotia Capital is qualified and competent to provide the services under the Scotia Capital Engagement Agreement.

Neither Scotia Capital nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, the Acquirer, KKR, PAI Partners SAS, British Columbia Investment Management Corporation (“BCI”) or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither Scotia Capital nor any of its affiliates has been engaged to provide any financial advisory services, nor has Scotia Capital or any of its affiliates participated in any financing, involving the Interested Parties (excluding portfolio companies) within the past two years, other than pursuant to the Scotia Capital Engagement Agreement and as described herein. Within the past two years, Scotia Capital has provided certain financial services to KKR & Co. Inc. from time to time including (i) acting as financial advisor in connection with two advisory assignments and one active advisory assignment; (ii) acting as joint bookrunner for an offering of equity securities; and (iii) acting as joint bookrunner on three offerings of debt securities. Within the past two years, Scotia Capital has provided certain financial services to BCI and its affiliates from time to time including (i) acting as financial advisor in connection with one terminated advisory assignment and one active advisory assignment; and (ii) acting as joint bookrunner or co-manager for eight offerings of debt securities.

The fees payable to Scotia Capital in connection with the foregoing, including the fees payable to Scotia Capital pursuant to the Scotia Capital Engagement Agreement, are not financially material to Scotia Capital. There are no understandings, agreements or commitments between Scotia Capital and the Interested Parties with respect to any future business dealings. Scotia Capital may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. In addition, BNS, of which Scotia Capital is a wholly-owned subsidiary, or one or more affiliates of BNS may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business. Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and BNS may have had and may have positions in the securities of the Interested Parties from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it may have received or may receive compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties, or with respect to the Arrangement.

Summary of the Scotia Capital Fairness Opinion

The following summary is qualified in its entirety by the full text of the written Scotia Capital Fairness Opinion attached to this Circular and Proxy Statement as Appendix F.

In preparing the Scotia Capital Fairness Opinion, Scotia Capital reviewed, considered and relied upon (without attempting to verify independently the completeness or accuracy of), among other things, the following:

•	an advanced draft of the Arrangement Agreement;

•	an advanced draft of the Oaktree Voting and Support Agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended 2023 and 2024;

•	quarterly reports on Form 10-Q of the Company;

•	proxy statements of the Company dated April 12, 2024 and April 11, 2025;

•	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

•	internal financial, operating and corporate information or reports of the Company;

•	discussions with management of the Company;

•	discussions with the Special Committee and its legal counsel;

•	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

•	public information with respect to other transactions of a comparable nature considered by us to be relevant;

•	reports published by equity research analysts and industry sources we considered relevant;

•	historical market prices and trading activity for the Common Shares;

•

representations contained in a certificate addressed to Scotia Capital, dated as of the date hereof, from senior officers of the Company with respect to the information upon which the Scotia Capital Fairness Opinion is based; and

•	such other corporate, industry and financial market information, investigations and analyses as Scotia Capital considered necessary or appropriate in the circumstances.

Scotia Capital has not, to the best of its knowledge, been denied access by the Company to any information requested by Scotia Capital.

Assumptions and Limitations

With the Special Committee’s approval and as provided in the Scotia Capital Engagement Agreement, Scotia Capital has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, documents, opinions, appraisals, valuations and representations obtained by it from public sources, or that was provided to it by the Company and its associates, affiliates and advisors in connection with Scotia Capital’s engagement (collectively, the “Information”). The Scotia Capital Fairness Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of Scotia Capital’s professional judgment, Scotia Capital has not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

Scotia Capital is not a legal, regulatory, accounting or tax expert and has relied on the assessments made by the Company and its advisors with respect to such matters. Scotia Capital has assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon and the Company’s interim unaudited financial statements. Scotia Capital has assumed that forecasts, projections, estimates and budgets provided to them, and used in the analysis supporting the Scotia Capital Fairness Opinion, were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the matters covered thereby.

Senior officers of the Company have represented to Scotia Capital in a certificate delivered as at February 5, 2026, among other things, that: (a) to the best of their knowledge, the Company has no information or knowledge of any facts public or otherwise not specifically provided to Scotia Capital relating to the Company or any of its subsidiaries which could reasonably be expected to affect the Scotia Capital Fairness Opinion in any material respect; (b) with the exception of budgets, forecasts, projections or estimates referred to in (d) below, the Information provided to Scotia Capital by, or in the presence of, an officer of the Company in respect of the Company and its subsidiaries, in connection with the Scotia Capital Fairness Opinion is or, in the case of historical information or data, was, at the date of preparation, true and accurate in all material respects, and no additional material, data or information would be required to make the data provided to Scotia Capital by the Company not misleading in light of circumstances in which it was prepared; (c) to the extent that any of the Information identified in (b), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Scotia Capital or updated by more current Information that has been disclosed; (d) any portions of the Information provided to Scotia Capital which constitute budgets, forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of management of the Company, are (or were at the time of preparation and continue to be) reasonable in the circumstances and are not in the reasonable belief of management of the Company, misleading in any material respect; (e) to the best of their knowledge, there have been no valuations or appraisals of the Company, its securities or material assets, including prior valuations (as defined in MI 61-101), which have been prepared within the two-year period preceding the date of the certificate that are in the possession or control or knowledge of the Company (other than those provided to Scotia Capital or, in the case of valuations or appraisals known to the Company which it does not have within its control, notice of which has been given to Scotia Capital); (f) to the best of their knowledge, there have been no offers for or proposed transactions involving all or any material property of the Company or any of its subsidiaries during the preceding 24 months which have not been disclosed to Scotia Capital; (g) there are no agreements, undertakings, commitments or understandings relating to the Arrangement on the part of the Company except as have been disclosed to Scotia Capital; (h) the contents of the Company’s public disclosure documents, as of their respective dates of filing, were true and correct in all material respects and did not contain any misrepresentation (as such term is defined in the Securities Act (Ontario)), and such disclosure documents complied in all material respects with all requirements under applicable securities laws as of their respective dates of filing; (i) the Company has complied with the Arrangement Agreement in all material respects; and (j) there is no plan or proposal for any “material change” (as defined in the Securities Act (Ontario)) in the affairs of the Company which has not been disclosed to Scotia Capital.

In preparing the Scotia Capital Fairness Opinion, Scotia Capital made several assumptions, including that the final executed version of the Arrangement Agreement would be identical in all material respects to the most recent draft thereof reviewed by them, and that the Arrangement would be consummated in accordance with the terms set forth in the Arrangement Agreement without any waiver or amendment of any terms or conditions and that the Circular and Proxy Statement would comply in all material respects with the requirements of applicable corporate and securities laws. In addition, Scotia Capital assumed that the conditions precedent to the completion of the Arrangement could be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities would be obtained without adverse condition or qualification, and the procedures being followed to implement the Arrangement would comply with all applicable laws.

The Scotia Capital Fairness Opinion is rendered on the basis of the securities markets and economic, financial and general business conditions prevailing as at the date it was executed and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Scotia Capital in discussions with management of the Company and its representatives. In its analyses and in preparing the Scotia Capital Fairness Opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scotia Capital or any party involved in the Arrangement.

The Scotia Capital Fairness Opinion has been provided for the sole use and benefit of the Special Committee and the Company Board in connection with, and for the purpose of, its consideration of the Arrangement and may not be used or relied upon by any other person. The Scotia Capital Fairness Opinion was not intended to be, and does not constitute, a recommendation to the Special Committee or the Company Board as to whether they should approve the Arrangement or to any Voting Shareholder as to how such Voting Shareholder should vote or act with respect to the Arrangement or its Common Shares. The Scotia Capital Fairness Opinion does not address in any manner the prices at which the Company’s securities will trade at any time. The Scotia Capital Fairness Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to the Company or the Company’s underlying business decision to effect the Arrangement.

Scotia Capital has based the Scotia Capital Fairness Opinion upon a variety of factors. Scotia Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and specific factors, without considering all factors and analyses together, could create a misleading view of the considerations underlying the Scotia Capital Fairness Opinion. The preparation of opinions are complex processes and are not necessarily susceptible to partial analyses or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The following is a summary of the material financial analyses performed by Scotia Capital in connection with the Scotia Capital Fairness Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Scotia Capital, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. This summary is qualified in its entirety by reference to the full text of the written Scotia Capital Fairness Opinion attached to this Circular and Proxy Statement as Appendix F. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 5, 2026, and is not necessarily indicative of current market conditions.

Approach and Methodologies

The Scotia Capital Fairness Opinion is based upon techniques and assumptions that Scotia Capital considered appropriate in the circumstances for the purpose of arriving at its opinion set forth in the Scotia Capital Fairness Opinion. In arriving at its opinion, Scotia Capital did not attribute any particular quantitative weighting to the individual methodologies, but rather made qualitative judgments based upon its experience in rendering such opinions and on prevailing circumstances as to the significance and relevance of each methodology.

In particular, the selection of comparable companies and comparable transactions, as well as the preparation of a discounted cash flow analysis, is subjective and requires the exercise of professional judgment, informed by the financial advisor’s experience and expertise. In the context of the Scotia Capital Fairness Opinion, Scotia Capital prepared the analyses described in more detail below. Lastly, as discussed below, Scotia Capital reviewed and considered reference points informed by historical trading and broker price targets, but did not rely on these analyses to arrive at its conclusion regarding the Scotia Capital Fairness Opinion set out in the Scotia Capital Fairness Opinion.

Application of Financial Analyses of Scotia Capital

Selected Public Company Comparables Analysis

Scotia Capital reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations:

Private Label / Co-Manufacturing / Non-Branded Focus

Company	EV /2026E EBITDA	EV /2027E EBITDA
Post Holdings, Inc.	8.2x	7.9x
Lamb Weston Holdings, Inc.	9.4x	9.0x
Greencore Group Plc	8.9x	7.8x
Lassonde Industries, Inc.	6.4x	6.0x
Westrock Coffee Company	12.1x	n.a.

Mid-Cap Branded Food and Beverage

Company	EV /2026E EBITDA	EV / 2027E EBITDA
Flowers Foods, Inc.	8.5x	8.4x
Marzetti Company	12.8x	12.5x
BellRing Brands, Inc.	8.3x	7.8x
National Beverage Corp.	11.9x	11.7x
B&G Foods, Inc.	8.7x	8.2x
UTZ Brands, Inc.	10.0x	9.5x
Simply Good Foods Co.	6.7x	6.2x
J&J Snack Foods Corp.	8.0x	7.6x

Although none of the selected companies is directly comparable to the Company, the selected companies included were chosen because they are publicly traded companies in relevant industries with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Scotia Capital calculated and compared various financial multiples based on financial and trading data as of February 4, 2026, information Scotia Capital obtained from public filings and FactSet Research Systems Inc. estimates. With respect to the selected companies, Scotia Capital calculated implied enterprise values as multiples of 2026E EBITDA (“EV/2026E EBITDA”) and 2027E EBITDA (“EV/2027E EBITDA”).

Based on the results of the foregoing calculations and Scotia Capital’s professional judgment and experience, Scotia Capital applied (i) a reference range of EV/2026E EBITDA multiples of 7.75x to 9.75x to the Company’s 2026E Adjusted EBITDA and (ii) a reference range of EV/2027E EBITDA multiples of 6.75x to 8.75x to the Company’s 2027E Adjusted EBITDA, each provided and approved for Scotia Capital’s use by the management of the Company, to derive a range of implied enterprise values for the Company. Scotia Capital then subtracted the Company’s net debt (adjusted for receivables financing per information provided by management of the Company), as of January 3, 2026, and divided the result by the number of fully diluted outstanding Common Shares, in each case, as provided by and approved for Scotia Capital’s use by the management of the Company, using the treasury stock method. Using management of the Company’s projections, Scotia Capital derived a reference range of implied values per Common Share of $4.01 to $5.65, based on EV/2026E EBITDA multiples, and $4.24 to $6.19, based on EV/2027E EBITDA multiples, respectively.

Selected Transactions Analysis

Scotia Capital analyzed certain information relating to the following selected transactions in the private label and non-branded food and beverage industries since 2012. For each of the selected transactions, Scotia Capital calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve month EBITDA (“EV/LTM EBITDA”) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.

The following table presents the results of this analysis:

Announcement Date	Selected Transactions		EV / LTM EBITDA
	Acquiror	Target
November 2012	ConAgra Foods, Inc.	Ralcorp Holdings, Inc.	12.2x
September 2013	Post Holdings, Inc.	Dakota Growers Pasta Company, Inc.	8.4x
June 2014	TreeHouse Foods, Inc.	Flagstone Foods	11.5x
July 2015	SunOpta, Inc.	Sunrise Holdings, Inc.	11.5x
November 2015	TreeHouse Foods, Inc.	ConAgra Foods’ Private Brands Operations	9.0x
November 2016	Greencore Group Plc	Peacock Foods	10.0x
July 2017	Refresco Group N.V.	Cott Corporation’s Bottling Business	9.2x
October 2017	PAI Partners SAS & British Columbia Investment Management Corporation	Refresco Group N.V.	8.5x
October 2018	Hearthside Food Solutions LLC	Greencore Group’s U.S. Business	14.2x
August 2022	InvestIndustrial SA	TreeHouse’s Meal Prep Business	13.6x
October 2023	Nature’s Touch Frozen Foods LLC	SunOpta’s Frozen Fruit Assets	9.4x
June 2024	Lassonde Industries, Inc.	Summer Garden Food Manufacturing	8.4x
December 2024	TreeHouse Foods, Inc.	Harris Tea’s Private Brand Subsidiaries	8.5x
May 2025	Greencore Group Plc	Bakkavor Group Plc	10.7x
June 2025	Post Holdings, Inc.	8th Avenue Food & Provisions, Inc.	7.7x
November 2025	InvestIndustrial SA	TreeHouse Foods, Inc.	8.4x

Based on the results of the foregoing calculations and Scotia Capital’s professional judgment and experience, Scotia Capital applied a reference range of EV/LTM EBITDA multiples of 8.5x to 11.5x to the Company’s 2025E Adjusted EBITDA as provided by and approved for Scotia Capital’s use by the management of the Company, to derive a range of implied enterprise values for the Company. Scotia Capital then subtracted the Company’s net debt (adjusted for receivables financing per information provided by management of the Company), as of January 3, 2026, and divided the result by the number of fully diluted outstanding Common Shares, in each case, as provided by and approved for Scotia Capital’s use by the management of the Company, using the treasury stock method. Using management of the Company’s projections, Scotia Capital derived a reference range of implied values per Common Share of $3.96 to $6.19.

Discounted Cash Flow Analysis

Using the Projected Financial Information provided by and approved for Scotia Capital’s use by the management of the Company, Scotia Capital performed a discounted cash flow analysis on the Company to derive a range of present values per Common Share. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.5% to 9.5%, reflecting estimates of the Company’s weighted average cost of capital (derived by Scotia Capital by application of the capital asset pricing model, which requires certain inputs, including the Company’s target capital structure weightings, the cost of long-term debt, future applicable marginal tax rate and a beta for the Company, as well as certain financial metrics for the Canadian and United States financial markets generally), Scotia Capital discounted to present value as of December 31, 2025 (i) estimates of unlevered free cash flow for the Company for fiscal years 2026 through 2030, (ii) unused net operating losses of $195 million as of December 31, 2025, in each case provided by and approved for Scotia Capital’s use by the management of the Company, and (iii) a range of terminal values for the Company, which were calculated by applying a perpetuity growth rate range of 1.5% to 2.5% to terminal year estimate of unlevered free cash flow to be generated by the Company, as reflected in the Company management’s projections (which analyses implied exit enterprise value to terminal year estimate of the Adjusted EBITDA multiples ranging from 6.8x to 9.1x). The range of perpetuity growth rate was estimated by Scotia Capital utilizing its professional judgment and experience, taking into account projections provided by the management of the Company, growth rates in relevant industries and long-term North American inflation rates.

Scotia Capital derived ranges of enterprise values for the Company by adding the ranges of present values it derived above. Scotia Capital then subtracted from the range of enterprise values it derived for the Company the amount of the Company’s net debt (adjusted for receivables financing per information provided by management of the Company), as of January 3, 2026, and provided by and approved for Scotia Capital’s use by the management of the Company, to derive a range of equity values for the Company. Scotia Capital then divided the range of equity values it derived by the number of fully diluted outstanding Common Shares, as provided by and approved for Scotia Capital’s use by the management of the Company, using the treasury stock method and taking into account the exchange of the Series B-1 Preferred Stock. Using management of the Company’s projections, Scotia Capital derived a range of present values per Common Share ranging from $5.16 to $7.67.

Scotia Capital conducted an additional discounted cash flow analysis on the Company, utilizing the same assumptions listed above, and additionally included annual pre-tax public company costs savings of $6.5 million, provided by and approved for Scotia Capital’s use by the management of the Company. Together with management of the Company’s projections, Scotia Capital derived a range of present values per Common Share ranging from $5.63 to $8.27.

Premia Paid Analysis

Scotia Capital reviewed and analyzed, using publicly available information, the acquisition premia for acquisition transactions announced from 2008 through 2025 involving a public company based in Canada as the target where the disclosed enterprise values for the transaction were greater than C$100 million, using information obtained from Bloomberg LP, FactSet Research Systems Inc., and public company disclosures. For the entire period, using publicly available information, Scotia Capital calculated the mean and median premiums of the price paid in the observed transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 40% across the period. Using this analysis, Scotia Capital applied a reference range of premiums of 30% to 50% to the undisturbed closing price per Common Share of $4.92 as of February 4, 2026, and calculated a range of implied equity values per Common Share of $6.40 to $7.38.

Other Information

Scotia Capital observed additional reference points that were not considered part of Scotia Capital’s financial analysis with respect to its opinion but were noted as reference data for the Special Committee, including the following information described under the sections entitled “Historical Trading Analysis” and “Broker Price Targets”.

Historical Trading Analysis

For reference only, Scotia Capital reviewed the historical trading data of Common Shares for the 52-week period ending February 4, 2026, and noted that the highest closing trading price per Common Share was $7.64 and the lowest closing trading price per Common Share was $3.35 during such period.

In addition, Scotia Capital analyzed the per share price to be paid to Company Shareholders pursuant to the Arrangement Agreement in relation to (i) the closing price per Common Share on February 4, 2026, (ii) the VWAP per Common Share for the preceding 20-day period ended February 4, 2026 and (iii) the VWAP per Common Share for the preceding 30-day period ended February 4, 2026.

This analysis indicated that the per share price to be paid to Company Shareholders pursuant to the Arrangement Agreement represented:

•	a premium of 32.1% based on the closing price per Common Share on February 4, 2026 of $4.92;

•	a premium of 44.9% based on the VWAP per Common Share for the preceding 20-day period ended February 4, 2026 of $4.49; and

•	a premium of 51.9% based on the VWAP per Common Share for the preceding 30-day period ended February 4, 2026 of $4.28.

Broker Price Targets

For reference only, Scotia Capital reviewed and analyzed current public market trading price targets for Common Shares prepared and published by five equity research analysts. The range of equity analyst price targets was $7.90 to $8.00. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Common Shares, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Fairness Opinion Conclusion

Based upon and subject to the foregoing, Scotia Capital is of the opinion that, as of February 5, 2026, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

General

Scotia Capital conducted the analyses described above as part of its analysis of the fairness of the Consideration to be received pursuant to the Arrangement by the Company Shareholders and in connection with the delivery of the Scotia Capital Fairness Opinion to the Special Committee. These analyses do not purport to be appraisals.

The Scotia Capital Fairness Opinion was provided for the use and benefit of the Special Committee in connection with, and for the purpose of, its consideration of the Arrangement. The Scotia Capital Fairness Opinion was not intended to be, and does not constitute, a recommendation to any Voting Shareholder as to how such Voting Shareholder should vote or act with respect to the Arrangement or any Common Shares.

The Scotia Capital Fairness Opinion was given as of the date thereof, and Scotia Capital has expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Scotia Capital Fairness Opinion which may come or be brought to Scotia Capital’s attention after the date thereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter after the date thereof affecting the Scotia Capital Fairness Opinion, Scotia Capital reserves the right to, but has no obligation to, change, modify, amend, supplement or withdraw the Scotia Capital Fairness Opinion. Scotia Capital expresses no opinion herein concerning the future trading prices of the Common Shares and makes no recommendations to any Voting Shareholders with respect to the Arrangement.

Certain Unaudited Prospective Financial Information

The Company does not, as a matter of course, publicly disclose long-term projections or internal projections of its future financial performance, revenues, earnings, financial condition or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with their evaluation of the Arrangement, the Company Board and the Special Committee considered certain non-public unaudited prospective financial information prepared by Company management relating to the Company for fiscal years 2026 through 2030 (the “Projected Financial Information”). The Projected Financial Information for fiscal years 2026 through 2028 was prepared by Company management and finalized and approved by the Company Board on December 10, 2025. The projections for fiscal years 2029 and 2030 included in the Projected Financial Information were extrapolated from the three-year period by Company management using the Company’s long-term growth assumptions. The Projected Financial Information was provided to Parent, Party C and Party D as described under “The Arrangement—Background of the Arrangement” and to Lazard and Scotia Capital for their use and reliance in connection with their financial analyses and opinion summarized under “The Arrangement—Opinion of Lazard” and “The Arrangement—Opinion of Scotia Capital.”

The Projected Financial Information was not prepared with a view to public disclosure, but a summary of the Projected Financial Information is included in this Circular and Proxy Statement because the Projected Financial Information was made available to the Company Board, the Special Committee, Parent, other interested parties, Lazard and Scotia Capital and was used in the process leading to the execution of the Arrangement Agreement. The inclusion of this information should not be regarded as an indication that the Company Board, the Special Committee, Parent, Lazard, Scotia Capital or any other recipient of the Projected Financial Information considered, or now considers, the Projected Financial Information to be predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Projected Financial Information is not included in this Circular and Proxy Statement to induce any Company Shareholder to vote in favor of the Arrangement Resolution or other proposal to be voted on at the Shareholder Meeting or to influence any Company Shareholder to make any investment decision, including whether or not to seek dissent rights with respect to the Common Shares.

The Projected Financial Information should be evaluated, if at all, in conjunction with the limitations, assumptions and other factors disclosed in this Circular and Proxy Statement, and with the historical financial statements and other information regarding the Company contained in its public filings with the SEC.

Limitations on the Projected Financial Information

The Projected Financial Information was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projected Financial Information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Although a summary of the Projected Financial Information and certain of the underlying assumptions are presented with numerical specificity, this information is inherently uncertain and should not be relied upon as predictive of actual future results. The Projected Financial Information reflects numerous assumptions and estimates, many of which are highly uncertain or even speculative. The Projected Financial Information covers an extended period, and such information by its nature becomes less predictive with each successive year (both because of the inherent limitations on predicting the more distant future and because the effects of assumptions or estimates that are not appropriate may compound and become magnified).

The Projected Financial Information constitutes forward-looking information. Important factors that may affect actual results and cause the Projected Financial Information not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and the other factors described in the section of this Circular and Proxy Statement titled “Cautionary Note Regarding Forward-Looking Statements.” Company Shareholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business.

As a result, there can be no assurance that the Projected Financial Information will be realized, and actual results may be materially better or worse than those contained in the Projected Financial Information. Neither the Company nor any of its affiliates, directors, officers, advisers or other representatives has made or makes any representation to any of the Company Shareholders regarding the ultimate performance of the Company compared to the information contained in the Projected Financial Information or that any of the projections will be achieved.

The Projected Financial Information does not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Arrangement. Except as required by law, the

Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Projected Financial Information to reflect circumstances existing after the date when the Company prepared the Projected Financial Information or to reflect the occurrence of future events or changes in general economic or industry conditions, even if any of the assumptions underlying the Projected Financial Information are shown to be not appropriate. The Company can give no assurance that, had the Projected Financial Information been prepared either as of the date of the Arrangement Agreement or as of the date of this Circular and Proxy Statement, similar estimates and assumptions would be used.

In light of the foregoing factors and the uncertainties inherent in the Projected Financial Information, readers of this Circular and Proxy Statement are cautioned not to rely on any of the Projected Financial Information.

Projected Financial Information

The Projected Financial Information included the following estimates of the Company’s future financial performance:

(amounts in millions)	2026E	2027E	2028E	2029E	2030E
Total Revenue	$873	$958	$1,021	$1,103	$1,191
Gross Profit	$131	$157	$176	$198	$223
Adjusted EBITDA(1)	$105	$125	$146	$169	$194
Unlevered Pre-Tax Income(2)	$49	$68	$83	$99	$121
Unlevered Net Operating Profit After Tax(3)	$48	$67	$82	$95	$97
Unlevered Free Cash Flows(4)	$(25)	$63	$26	$106	$108

(1)

Adjusted EBITDA is earnings (loss) from continuing operations, excluding certain non-operating expenses, such as interest, loss on sale of receivables, and income taxes, as well as non-cash expenses, such as depreciation, amortization, and stock-based compensation. Adjusted EBITDA further excludes other unusual items as determined by the Company’s management that affect the comparability of the Company’s operating performance.

(2)	Unlevered Pre-Tax Income is Adjusted EBITDA, further adjusted to exclude depreciation and amortization, stock-based compensation and related adjustments.
(3)	Unlevered Net Operating Profit After Tax is Unlevered Pre-Tax Income, further adjusted for taxes.
(4)

Unlevered Free Cash Flows is Unlevered Net Operating Profit After Tax, as further adjusted to exclude depreciation and amortization, change in net working capital, maintenance capital expenditures and growth capital expenditures.

Non-GAAP Financial Measures

Certain of the measures included in or derived from the Projected Financial Information are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP, and non-GAAP financial measures, as used in the Projected Financial Information, may not be comparable to similarly titled non-GAAP measures used by other companies. Financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination, such as in the Projected Financial Information, are not subject to SEC rules regarding disclosures that are required to accompany disclosures of non-GAAP financial measures, such as providing a reconciliation of a non-GAAP financial measure to the most directly comparable GAAP financial measure. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Projected Financial Information.

Interests of SunOpta’s Directors and Officers in the Arrangement

In considering the recommendation of the Company Board to vote in favour of the Arrangement Resolution, Voting Shareholders should be aware that certain directors and officers of the Company have interests in the

Arrangement that may be different from, or in addition to, the interests of Voting Shareholders generally. The Special Committee and the Company Board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure of, and in overseeing the negotiation of, the Arrangement and in approving the Arrangement Agreement and Plan of Arrangement. Such interests are described below. The Arrangement will be a “change of control” for purposes of the Company executive compensation and benefit plans and agreements described below.

Arrangements with Parent

Pursuant to the Arrangement Agreement (and negotiated after the Consideration was finalized), Parent has agreed to administer the Company’s 2026 Short Term Incentive Plan for certain Company employees, including the executive officers, and as of the Effective Time will provide for each employee under such plan to be given a target short-term incentive award, pursuant to which a cash payment would be made following the end of 2026 based on the results of certain performance metrics. In addition, Parent has agreed to make a one-time long-term cash incentive award grant to certain Company employees, including the executive officers named in the table below, with such award to be effective as of the Effective Time, in a specified target amount and on economic, vesting, performance and other terms substantially similar to the terms of Parent’s long-term incentive plan. Such one-time long-term incentive award is intended to constitute substitute or replacement compensation in lieu of equity-based awards that would otherwise have been granted by the Company during the period between the signing of the Arrangement Agreement and the closing of the Arrangement.

The following table sets forth the values of the target short-term cash incentive award and the target long-term cash incentive award for each executive officer under the provisions described in the preceding paragraph, based on the officers’ base salary amount that was in effect at the time that the Arrangement Agreement was executed:

Executive Officers	Target Short- Term Cash Incentive Award ($)	Target Long- Term Cash Incentive Award ($)
Brian Kocher	1,031,250	2,062,500
Greg Gaba	348,750	581,250
Jennifer Caro	210,000	350,000
Bryan Clark	228,000	380,000
Rob Duchscher	236,400	334,900
Danielle Duzan	210,000	297,500
Justin Kobler	237,000	395,000
Chris McCullough	225,000	318,750
Lauren McNamara	225,000	375,000

Except as described above, as of the date of this Circular and Proxy Statement, no executive officer of the Company has entered into an agreement with Parent or Purchaser or any of their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, any of them or their affiliates following the consummation of the Arrangement. Prior to or following the closing of the Arrangement, however, the executive officers may discuss or enter into such agreements with Parent, Purchaser and/or any of their respective affiliates, regarding employment with, or the right to purchase or participate in the equity of, any of them or one or more of their affiliates.

Treatment of Company Equity Awards and Common Shares

Directors and executive officers of the Company hold outstanding Common Shares, Stock Options, RSUs and/or PSUs. As detailed under “The Arrangement—Arrangement Steps”, immediately following the Effective Time and pursuant to the terms of the Arrangement Agreement and the Plan of Arrangement:

•	Common Shares. Each outstanding Common Share will be transferred, without any further action, to Purchaser in exchange for the Consideration, less any applicable withholdings.

•

Stock Options. Each Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be deemed to be unconditionally vested and exercisable, and such Stock Option shall be surrendered by the holder thereof to the Company in exchange for, subject to any applicable withholdings, a cash payment from the Company equal to the amount (if any) by which the Consideration in respect of a Common Share underlying a Stock Option exceeds the exercise price of such Stock Option, multiplied by the number of Common Shares subject to such Stock Option; each Stock Option with a per share exercise price greater than or equal to the Consideration (so called “underwater” or out-of-the-money options), whether vested or unvested, will be cancelled without any consideration.

•

RSUs. Each RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall be surrendered by the holder thereof to the Company in exchange for, subject to any applicable withholdings, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such RSU.

•

PSUs. Each PSU that is outstanding immediately prior to the Effective Time shall be surrendered by the holder thereof to the Company in exchange for (x) in the case of each Unvested PSU, no consideration, or (y) in the case of each Vested PSU, subject to any applicable withholdings, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such Vested PSU.

Pursuant to the Plan of Arrangement, a “Vested PSU” is a PSU that: (a) has an applicable performance period under the applicable equity plan that has ended on or prior to the deemed vesting determination date of January 3, 2026 (the “Vesting Determination Date”) that either (i) has vested based on actual performance of the Company under the applicable equity plan but has not yet settled as of the Effective Date, or (ii) if the vesting date for such PSU has not occurred as of the Effective Date, would have vested based on actual performance if the vesting date had occurred on or prior to the Effective Date without any proration; or (b) has a performance period under the applicable equity plan that ends after the Vesting Determination Date and would have vested based on actual performance if (i) the vesting date for such PSU had occurred as of the Effective Date, and (ii) the performance period for such PSU had ended on the Vesting Determination Date, without, for the avoidance of doubt, any proration based on the portion of the applicable performance period that has elapsed as of any date, including the Vesting Determination Date. The vesting of the Vested PSUs will be accelerated pursuant to the Plan of Arrangement in the amounts set forth in the Plan of Arrangement. “Unvested PSUs” are any PSUs that are not Vested PSUs.

The table below sets forth, as of February 25, 2026, for each director and executive officer of the Company: (1) the number of Common Shares held by each such director or executive officer; (2) the value of or the amount of cash payable pursuant to the Arrangement for Common Shares held by each such director or executive officer; (3) the number of Common Shares underlying In-the-Money Stock Options (Stock Options for which the Consideration exceeds the exercise price) held by each such director or executive officer; (4) the value of or the amount of cash payable pursuant to the Arrangement for In-the-Money Stock Options held by each such director or executive officer; (5) the number of RSUs held by each such director or executive officer; (6) the value of or the amount of cash payable pursuant to the Arrangement for RSUs held by each such director or executive officer; (7) the number of Vested PSUs held by each such director or executive officer; and (8) the value of or the amount of cash payable pursuant to the Arrangement for Vested PSUs held by each such director or executive officer. The Common Shares owned by Mr. Kocher described in the table below includes 84,000 Common Shares in a trust, which Mr. Kocher is the co-trustee of, along with his spouse.

The table below assumes no vested Stock Options are exercised between February 25, 2026 and the Effective Time, no RSUs are settled in accordance with their terms between February 25, 2026 and the Effective Time and no Vested PSUs are settled in accordance with their terms between February 25, 2026 and the Effective Time. In addition, the table below does not include any Unvested PSUs, which will be cancelled for no consideration under the Plan of Arrangement as described above, and the table does not include PSUs granted in

2023 under the Company’s long-term incentive plan, which PSUs will be cancelled for no consideration pursuant to their terms.

Executive Officers and Directors	Number of Common Shares (#) (% of Issued and Outstanding Voting Shares)	Value of Closing Consideration for Common Shares ($)	Number of Shares Underlying In-the-Money Stock Options (#)	Value of Closing Consideration for In-the-Money Stock Options ($)	Number of RSUs (#)	Value of Closing Consideration for RSUs ($)	Number of Vested PSUs (#)	Value of Closing Consideration for Vested PSUs ($)
Brian Kocher	229,716	1,493,154	447,464	780,555	175,109	1,138,209	738,400	4,799,600
	(0.19%)
Greg Gaba	110,970	721,305	97,248	170,814	73,997	480,981	160,134	1,040,871
	(0.09%)
Jennifer Caro	0	0	0	0	62,821	408,337	57,229	371,989
Bryan Clark	51,022	331,643	76,851	129,742	29,306	190,489	106,058	689,377
	(0.04%)
Rob Duchscher	11,322	73,593	128,793	165,745	37,525	243,913	102,424	665,756
	(0.01%)
Danielle Duzan	0	0	0	0	47,085	306,053	43,343	281,730
Justin Kobler	25,372	164,918	41,494	107,055	48,011	312,072	111,304	723,476
	(0.02%)
Chris McCullough	10,797	70,181	41,240	87,552	72,402	470,613	67,427	438,276
	(0.01%)
Lauren McNamara	114,111	741,722	70,279	126,984	53,116	345,254	101,684	660,946
	(0.09%)
Leslie Starr	144,979	942,364	5,830	18,948	39,740	258,310	0	0
	(0.12%)
Albert Bolles	231,646	1,505,699	0	0	20,193	131,255	0	0
	(0.19%)
Rebecca Fisher	141,672	920,868	5,830	18,948	20,193	131,255	0	0
	(0.12%)
Dean Hollis	586,665	3,813,323	0	0	20,193	131,255	0	0
	(0.48%)
David Lemmon	20,517	133,360.50	0	0	20,193	131,255	0	0
	(0.01%)
Diego Reynoso	59,372	385,918	0	0	20,193	131,255	0	0
	(0.05%)
Mahes Wickramasinghe	49,778	323,557	0	0	35,476	230,594	0	0
	(0.04%)

Named Executive Officer Severance Arrangements

For purposes of the disclosure in this Circular and Proxy Statement, below are the “named executive officers” of the Company. Such individuals were named as such in the Company’s proxy statement for its 2025 Annual and Special Meeting of Shareholders; while there were other individuals who were also named executive officers in that proxy statement, such individuals terminated employment with the Company since that time and so are not eligible for any compensation or other benefits in connection with the Arrangement. The named executive officers for the purposes of this Circular and Proxy Statement are:

•	Brian Kocher, Chief Executive Officer

•	Greg Gaba, Chief Financial Officer

•	Justin Kobler, Senior Vice President, Supply Chain

•	Bryan Clark, Senior Vice President, R&D and FSQ

Mr. Kocher

The Company is party to an Executive Employment Agreement, dated as of December 1, 2023, with Mr. Kocher (the “Kocher Agreement”), which provides for certain severance benefits upon a qualifying termination in connection with a “change of control” (as defined in the Kocher Agreement), which would include the Arrangement. The Kocher Agreement provides that in the event Mr. Kocher’s employment is terminated by the Company without Cause (as defined in the Kocher Agreement) or by Mr. Kocher for Good Reason (as defined in the Kocher Agreement) within 12 months following a change of control of the Company or, under certain circumstances, within a two-month period prior to such change of control, Mr. Kocher shall be entitled to:

•

a lump sum payment equal to two (2) times the sum of (i) his base salary, and (ii) his target annual bonus (each, at the highest rate in effect during the 12-month period immediately preceding his termination date);

•	any annual bonus earned, but not yet paid, for the fiscal year prior to the fiscal year in which the termination date occurs;

•	continued coverage under the Company’s group health plans at the same levels and the same cost for up to 18 months following the termination date;

•

all unvested Special RSUs, Matching RSUs and Special Options (each defined as those awards that were granted in connection with Mr. Kocher’s appointment as Chief Executive Officer, as set forth in the Kocher Agreement) shall immediately vest on the termination date;

•

all Special PSUs (defined as those PSUs that were granted in connection with Mr. Kocher’s appointment as Chief Executive Officer, as set forth in the Kocher Agreement, and with the Special RSUs, Matching RSUs and Special Options, the “Special Awards”) which have not vested as of the termination date shall vest based on the Company’s actual performance through the date of the change of control in accordance with the award agreement, and multiplying the number of Special PSUs that would vest based on such performance by a fraction, the numerator of which is the number of days during the performance period that Mr. Kocher is employed by the Company and the denominator of which is the total number of days in the performance period;

•	each outstanding equity-based incentive award subject to time-based vesting criteria (other than the Special Awards) shall immediately become fully vested; and

•

each outstanding equity-based incentive award subject to performance-based vesting criteria (other than the Special Awards) shall vest based on the Company’s actual performance through the date of the change of control in accordance with the award agreement (or such other period as the award agreement may provide), and multiplying the number of PSUs that would vest based on such performance by a fraction, the numerator of which is the number of days during the performance period that Mr. Kocher is employed by the Company and the denominator of which is the total number of days in the performance period.

The PSUs held by Mr. Kocher described above that are considered “Vested PSUs” pursuant to the Plan of Arrangement will have their vesting accelerated in connection with the Arrangement, as described above under “—Treatment of Company Equity Awards and Common Shares,” instead of the treatment described in the bullet points above.

If any of the payments or benefits received by Mr. Kocher in connection with a change of control result in a 280G excise tax, within the meaning of Section 280G of the Internal Revenue Code, then the Company’s payments to Mr. Kocher will potentially be reduced if such reduction will result in a greater net benefit to Mr. Kocher. The Company’s obligations to make payments are conditioned on Mr. Kocher executing and not revoking a release of claims.

Mr. Gaba

The Company is party to an Executive Employment Agreement, dated as of October 11, 2023, with Mr. Gaba (the “Gaba Agreement”), which provides for certain severance benefits upon a qualifying termination in connection with a “change of control” (as defined in the Gaba Agreement), which would include the Arrangement. The Gaba Agreement provides that in the event Mr. Gaba’s employment is terminated by the Company without Cause (as defined in the Gaba Agreement) within 12 months following a change of control of the Company or, under certain circumstances, within a two-month period prior to such change of control, Mr. Gaba shall be entitled to:

•	a lump sum payment equal to one and a half (1.5) times the sum of (i) his base salary, and (ii) his target annual bonus;

•	any annual bonus earned, but not yet paid, for the fiscal year prior to the fiscal year in which the termination date occurs; and

•	all unvested special RSUs (i.e., the RSU award that was granted in connection with Mr. Gaba’s appointment as Chief Financial Officer, as set forth in the Gaba Agreement) shall immediately vest.

The Gaba Agreement also provides that upon termination of employment, Mr. Gaba will receive continuation of employee benefits as required by applicable law.

If any of the payments or benefits received by Mr. Gaba in connection with a change of control result in a 280G excise tax, within the meaning of Section 280G of the Internal Revenue Code, then the Company’s payments to Mr. Gaba will potentially be reduced if such reduction will result in a greater net benefit to Mr. Gaba. The Company’s obligations to make payments are conditioned on Mr. Gaba executing and not revoking a release of claims.

Other Named Executive Officers

Mr. Kobler and Mr. Clark are participants in the Amended and Restated SunOpta Foods, Inc. Severance Pay Plan, as amended February 5, 2026 (the “Severance Plan”). The Severance Plan provides that if the officer’s employment is involuntarily terminated by the Company within 12 months following a change of control, which would include the Arrangement, the officer will be entitled to:

•	a lump sum payment equal to one and a half (1.5) times the sum of (i) his base salary, and (ii) his target annual bonus; and

•	COBRA continuation coverage under the Company’s group health plans at the same levels and the same cost for up to 12 months following the termination date.

The Severance Plan also provides that if any of the payments or benefits received by a participant in connection with a change of control result in a 280G excise tax, within the meaning of Internal Revenue Code section 280G, then the Company’s payments to the participant will potentially be reduced if such reduction will result in a greater net benefit to the participant. The Company’s obligations to make payments are conditioned on the named executive officer executing and not revoking a release of claims.

Equity Award Agreements

The award agreements and equity plan applicable to the named executive officers’ outstanding equity awards (other than the special awards provided to Mr. Kocher in connection with his initial appointment as described above) provide that if a named executive officer’s employment is terminated by the Company (or its successor) without cause (as defined in the equity plan) or the named executive officer terminates their employment for good reason (as defined in the equity plan) within 12 months following a change of control, which would include the Arrangement, then all of the named executive officer’s unvested Stock Options and RSUs shall immediately vest, and any unvested PSUs as to which the applicable performance hurdle has been satisfied as of the date of change of control shall immediately vest as of the date of such termination, in each case provided that the named executive officer executes and delivers a release of claims. However, the PSUs held by the named executive officers that are considered “Vested PSUs” pursuant to the Plan of Arrangement will have their vesting accelerated in connection with the Arrangement, as described above under “—Treatment of Company Equity Awards and Common Shares,” instead of the treatment described in this paragraph.

Quantification of Payments and Benefits to Named Executive Officers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the Arrangement. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use this term to describe the compensation related to the Arrangement that will or may be payable to the named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above in this section. The compensation summarized in the table and footnotes below in respect of the named executive officers is subject to a non-binding advisory vote of the Company Shareholders, as described below in “Proposal 2: The Executive Compensation Proposal.”

The table below and its footnotes set forth the estimated amounts of payments and benefits that each named executive officer would receive upon the closing of the Arrangement (in the case of single-trigger benefits) or if the individual experiences a qualifying termination in connection with the closing of the Arrangement (in the case of double-trigger benefits), based on their compensation levels and outstanding equity awards and pursuant to the arrangements described above.

The amounts reflected in the table and the footnotes are determined using a per share price for the Common Shares of $6.50, the Consideration as specified in the Arrangement Agreement.

The estimated amounts below are based on multiple assumptions that may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the Arrangement. For purposes of calculating such amounts, the following assumptions were used:

•	a hypothetical closing date of February 25, 2026, which is being used solely for purposes of the disclosures and determinations in this section;

•	each named executive officer experiences a qualifying termination of employment on the assumed closing date;

•	each named executive officer’s base salary and target annual bonuses remain unchanged from those that were in effect as of the date of this Circular and Proxy Statement;

•	payments and equity award vestings that are scheduled to occur prior to the actual closing date are included in the estimated amounts shown;

•

the potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code; and

•	each of the named executive officers has properly executed any required releases and complied with all requirements necessary in order to receive such payments and benefits.

As a result of the aforementioned assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Total ($)
Brian Kocher	4,096,745	6,570,649	32,891	10,700,285
Greg Gaba	1,350,572	1,680,804	21,688	3,053,064
Justin Kobler	1,036,310	1,142,603	21,927	2,200,840
Bryan Clark	996,956	983,530	6,463	1,986,949

(1)

With respect to each named executive officer, the amount in this column represents the cash severance payments payable under the employment agreement or Severance Plan, as applicable, as described above. The cash severance payments consist of (i) a lump sum cash severance payment consisting of the product of (a) the sum of base salary and target annual bonus and (b) the applicable severance multiple for that named executive officer, and (ii) the cash portion of the named executive officer’s fiscal 2025 short-term incentive payment that is scheduled to be paid in late March 2026. The cash severance amounts described in clause (i) are “double trigger” and become payable only upon a qualifying termination of employment following (or, in certain circumstances, shortly prior to) a change of control, as described above under “—Named Executive Officer Severance Arrangements.” The estimated amount of each such payment included in the “Cash” column above is set forth in the table below:

Named Executive Officer	Cash Severance ($)	Cash Portion of 2025 Short-Term Incentive Payment ($)
Brian Kocher	3,712,500	384,245
Greg Gaba	1,220,625	129,947
Justin Kobler	948,000	88,310
Bryan Clark	912,000	84,956

(2)

For each named executive officer, the amount in this column consists of the value of the Company equity awards held by him that will (i) in the case of unvested Stock Options, vest and be converted into the right to receive a cash payment equal to the amount (if any) by which the Consideration in respect of a Common Share underlying a Stock Option exceeds the exercise price of such Stock Option, multiplied by the number of Common Shares subject to such Stock Option, (ii) in the case of unvested RSUs, vest and be converted into the right to receive a cash payment equal to the Consideration in respect of each Common Share underlying such RSU, and (iii) in the case of Vested PSUs, be converted into the right to receive a cash payment equal to the Consideration in respect of each Common Share underlying such Vested PSU. The accelerated vesting of the unvested Stock Options, the unvested RSUs and the Vested PSUs pursuant to the Plan of Arrangement are “single trigger” benefits and are triggered automatically upon the consummation of the Arrangement.

The estimated amount of each such payment included in the “Equity” column above is set forth in the table below:

Named Executive Officer	Number of Shares Subject to Unvested Stock Options (#)	Aggregate Value of Unvested Stock Options ($)	Number of Unvested RSUs (#)	Aggregate Value of Unvested RSUs ($)	Number of Vested PSUs (#)	Aggregate Value of Vested PSUs ($)
Brian Kocher	293,595	632,840	175,109	1,138,209	738,400	4,799,600
Greg Gaba	70,525	158,952	73,997	480,981	160,134	1,040,871
Justin Kobler	41,494	107,055	48,011	312,072	111,304	723,476
Bryan Clark	44,419	103,664	29,306	190,489	106,058	689,377

(3)	Amounts shown reflect the estimated total cost of the continued health benefits provided to the named executive officers under the employment agreements and Severance Plan. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer has a qualifying termination of employment following (or, in certain circumstances, shortly prior to) a change of control.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth the securities authorized for issuance under the Stock Incentive Plan and the ESPP as of January 3, 2026.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by securities holders:
Stock Incentive Plan	3,275,859	(1)	$5.36	(3)	1,895,341
ESPP	—		—		255,941
Equity compensation plans not approved by securities holders	592,414	(2)	$5.54	3)	—

Total	3,868,273		$5.39	(3)	2,151,282

(1)	Represents Common Shares issuable in respect of 1,079,612 stock options, 854,188 RSUs and 1,342,059 PSUs granted under the Stock Incentive Plan.
(2)

Represents Common Shares issuable in respect of a special grant of 230,804 stock options, 72,802 RSUs and 288,808 PSUs in connection with the appointment of Brian Kocher as Chief Executive Officer of the Company on January 2, 2024.

(3)

Vested RSUs and PSUs entitle the holder to receive one Common Share per unit without payment of additional consideration. Accordingly, these units are disregarded for purposes of computing the weighted-average exercise price.

A copy of the Stock Incentive Plan is attached as Exhibit “A” to the Company’s Proxy Statement dated April 14, 2023. A copy of the ESPP is attached as Exhibit “A” to the Company’s Proxy Statement dated April 11, 2025. Both Proxy Statements are filed under SunOpta’s profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

Indebtedness of Directors and Executive Officers

No current or former director, executive officer, or associate of such persons is, or at any time since the beginning of the Company’s most recently completed financial year has been, indebted to the Company or any of its subsidiaries.

No indebtedness of a current or former director, executive officer, or associate of such person is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

Indemnification and Insurance

Pursuant to the terms of the Arrangement Agreement, SunOpta’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Arrangement Agreement—Covenants—Insurance and Indemnification” for a description of such ongoing indemnification and insurance coverage obligations.

Financing of the Arrangement

Concurrently with the execution of the Arrangement Agreement, Parent entered into the Debt Commitment Letter, with the Debt Financing Sources, pursuant to which, subject to the terms and conditions set forth in the Debt Commitment Letter, the Debt Financing Sources committed to provide Parent a senior secured incremental term loan facility in an aggregate principal amount of up to $1,250.0 million. The commitments under the Debt Commitment Letter expire on the date that is five business days after the Outside Date, as such date may be extended pursuant to the terms of the Arrangement Agreement (as in effect on the date of the Debt Commitment Letter). The proceeds of the Incremental Term Facility will be used, together with other funds available to Parent and Purchaser on the Effective Date, to finance the Arrangement and the payment of related fees and expenses.

The Debt Financing is conditioned on the consummation of the Arrangement in accordance with the Arrangement Agreement, as well as other customary conditions set forth in the Debt Commitment Letter, including, but not limited to:

•

receipt by the Debt Financing Sources of certain customary legal opinions, officers’ closing certificates, secretary’s certificates, organizational documents, customary evidence of authorization and good standing in jurisdictions of formation/organization, in each case, with respect to the borrower and guarantors, a solvency certificate from a senior authorized financial officer of Parent and a customary notice of borrowing;

•

the accuracy of (i) certain representations and warranties of the Company in the Arrangement Agreement and (ii) certain specified representations and warranties of Parent and its subsidiaries in the final definitive documentation with respect to the Debt Financing in all material respects;

•	the absence of a Material Adverse Effect having occurred since the date of the Debt Commitment Letter through the Effective Date;

•	subject to certain limitations, the execution and delivery of definitive documentation in respect of the Debt Financing, substantially consistent with the Debt Commitment Letter;

•	the Effective Date occurring on a date that is at least 30 days after the date of the Debt Commitment Letter;

•

prior to or substantially concurrently with the Effective Date, the Company’s existing credit facility shall be repaid, all commitments and obligations in respect thereof terminated, and all liens and guarantees in respect thereof released;

•	payment of all applicable fees and expenses in connection with the Debt Financing; and

•

receipt by the Debt Financing Sources at least three business days prior to the Effective Date of documentation and other information about the borrower and guarantors as shall have been reasonably requested by the Debt Financing Sources at least ten business days prior to the Effective Date and as required under applicable and customary “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the beneficial ownership regulation).

Regulatory Approvals

U.S. HSR Waiting Period

Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Arrangement, may not be completed until notifications have been given and information furnished to the FTC and the Antitrust Division of the DOJ and all statutory waiting period requirements have been satisfied. Completion of the Arrangement is subject to the expiration or termination of the applicable waiting period under the HSR Act.

Under the HSR Act, the Arrangement may not be completed until the expiration or termination of a 30-calendar-day waiting period after the filing of Premerger Notification and Report Forms under the HSR Act. The waiting period could be extended by refiling the Premerger Notification and Report Form or the DOJ or the FTC may extend the 30-day waiting period for a transaction notifiable under the HSR Act by issuing a request for additional information and documentary material (a “second request”). If either agency issues a second request, the waiting period with respect to the Arrangement will be extended until the 30th calendar day following the date of the filing parties’ substantial compliance with that second request. After expiration of the waiting period, absent agreement from the filing parties, the Arrangement can be blocked only by court order.

At any time (regardless of whether before or after the expiration or termination of the statutory waiting periods under the HSR Act, or before or after the effective time of the Arrangement), the FTC or the DOJ may take action under applicable Antitrust Laws, including seeking to enjoin the completion of the Arrangement, to rescind the Arrangement, or to conditionally permit completion of the Arrangement subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under applicable Antitrust Laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Arrangement or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under applicable Antitrust Laws under some circumstances. Although the Company does not believe that the Arrangement will prevent or lessen, or is likely to prevent or lessen, competition substantially in the U.S., there can be no assurance that a challenge to the Arrangement on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Canadian Competition Act Clearance

Part IX of the Competition Act requires that parties to certain prescribed classes of transactions provide notifications to the Commissioner where the applicable thresholds set out in sections 109 and 110 of the Competition Act are exceeded and no exemption applies (“Notifiable Transactions”). Subject to certain limited exceptions, a Notifiable Transaction cannot be completed until the parties to the transaction have each submitted the information prescribed pursuant to subsection 114(1) of the Competition Act (a “Notification”) to the Commissioner and the applicable waiting period has expired, has been terminated early or the appropriate Waiver (as defined below) has been provided by the Commissioner.

The waiting period is 30 days after the day on which the parties to the Notifiable Transaction have submitted their respective complete notifications.

The parties are entitled to complete their Notifiable Transaction at the end of the 30-day period, unless the Commissioner notifies the parties, pursuant to subsection 114(2) of the Competition Act, that the Commissioner requires additional information that is relevant to the Commissioner’s assessment of the Notifiable Transaction (“Supplementary Information Request”). In the event that the Commissioner issues a Supplementary Information Request, the Notifiable Transaction cannot be completed until 30 days after compliance with such Supplementary Information Request, provided that there is no order issued by the Competition Tribunal in effect prohibiting completion at the relevant time. The Commissioner’s substantive assessment of a Notifiable Transaction may extend beyond the statutory waiting period. Where the parties are relying on the expiry of the statutory waiting period, and a transaction is not completed within one year of the filing of a Notification or such longer period as the Commissioner may specify, Part IX of the Competition Act applies as if no notice were given or information supplied.

In addition to, or as an alternative to, filing a Notification, a party to a Notifiable Transaction may apply to the Commissioner for an advance ruling certificate confirming that the Commissioner is satisfied that he or she does not have sufficient grounds on which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act to prohibit the completion of the transaction, or, in the event that the Commissioner is not prepared to issue an advance ruling certificate, a no-action letter indicating that the Commissioner does not, at that time, intend to apply to the Competition Tribunal for an order under Section 92 of the Competition Act to prohibit the completion of the transaction. If the Commissioner issues an advance ruling certificate, the parties are exempt from having to file a Notification; if the Commissioner issues a no-action letter, upon the request of the parties, the Commissioner can waive the parties’ requirement to submit a Notification where the parties have supplied substantially similar information as would have been supplied with their Notification (a “Waiver”).

The Commissioner may challenge a Notifiable Transaction before the Competition Tribunal at any time before its completion, or within one year following its completion, where the Commissioner believes that the merger prevents or lessens, or is likely to prevent or lessen competition substantially in Canada. If the Competition Tribunal concludes that the merger prevents or lessens, or is likely to prevent or lessen competition substantially in Canada, it can issue an order prohibiting the transaction, provided that the transaction has not been completed by such time, or it can order the divestiture of shares or assets where the transaction has already been completed. The Commissioner is precluded from challenging a Notifiable Transaction on substantially the same factual basis as that upon which an advance ruling certificate was issued, provided that the Notifiable Transaction was completed within one year after the advance ruling certificate was issued. No such prohibition on challenging a Notifiable Transaction applies as a result of the issuance of a no-action letter.

The transactions contemplated by the Arrangement Agreement constitute a Notifiable Transaction, and as such, the Company, Parent and Purchaser must comply with the merger notification provisions of Part IX of the Competition Act. Pursuant to the Arrangement Agreement, clearance under the Competition Act is a mutual condition to the completion of the Arrangement. Although the Company does not believe that the Arrangement will prevent or lessen, or is likely to prevent or lessen, competition substantially in Canada, there can be no assurance that a challenge to the Arrangement pursuant to Section 92 of the Competition Act will not be made or, if such a challenge is made, that it would not be successful.

Vietnamese 2018 Law on Competition

Pursuant to the 2018 Law on Competition, the Arrangement may not be completed until approval is issued by the Vietnam Competition Commission (“VCC”).

Although the Company does not believe that the Arrangement will prevent or lessen, or is likely to prevent or lessen, competition substantially in Vietnam, there can be no assurance that the VCC will not undertake an official assessment of the Arrangement or provide clearance.

Other Approvals

Applicable law or the terms and conditions of certain of our licenses and permits may impose requirements to notify or obtain approval of the applicable regulator in connection with the Arrangement. However, the Arrangement is not conditioned upon making or obtaining any such notices or approvals.

Procedure for the Arrangement Becoming Effective

The Arrangement will be implemented by way of a statutory court-approved plan of arrangement under Section 192 of the CBCA. Under the Plan of Arrangement, Company Shareholders (other than Dissenting Shareholders) will receive the Consideration for each Common Share held immediately prior to the Effective Time. In addition, pursuant to the Plan of Arrangement, each share of Series B-1 Preferred Stock will be exchanged for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms) and each Preferred Shareholder will receive the Consideration for each Common Share received upon the conversion of the shares of Series B-1 Preferred Stock held by it immediately prior to the Effective Time. Upon completion of the Arrangement, the Company will become an indirect wholly-owned subsidiary of Parent.

The following procedural steps must be taken for the Arrangement to become effective:

•	the Arrangement Resolution must be approved by obtaining the Company Shareholder Approval in the manner set forth in the Interim Order;

•	the Court must grant the Final Order approving the Arrangement;

•	all other conditions precedent to the Arrangement, as set forth in the Arrangement Agreement, must be satisfied or waived by the appropriate Party or Parties, as applicable; and

•	the Articles of Arrangement in respect of the Arrangement must be filed with the CBCA Director and a Certificate of Arrangement must be issued by the CBCA Director.

Subject to the foregoing, pursuant to Section 192 of the CBCA, the Arrangement will become effective at 12:01 a.m. (Eastern time), or such other time as the Company and Purchaser agree to in writing, on the date shown on the Certificate of Arrangement giving effect to the Arrangement. The Company must file the Articles of Arrangement with the CBCA Director, and the Effective Date will occur, on the fifth Business Day following the satisfaction or waiver of the conditions precedent to the Arrangement set forth in the Arrangement Agreement, or on such other date as may be agreed to by the Parties in writing.

If the Arrangement Resolution is not approved by obtaining the Company Shareholder Approval, or if the Arrangement is not completed for any other reason, Company Shareholders will not receive any payment for any of their Common Shares in connection with the Arrangement and the Common Shares will continue to be listed on the TSX and Nasdaq.

Company Shareholder Approval

At the Shareholder Meeting, pursuant to the Interim Order, the Voting Shareholders will be asked to consider and, if deemed advisable, to pass, with or without variation, the Arrangement Resolution. The full text of the Arrangement Resolution is attached as Appendix B to this Circular and Proxy Statement. As provided for in the Interim Order, to be effective, the Arrangement Resolution must be approved by at least (a) 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting, and (b) if required under Canadian Securities Laws, a majority of the votes cast by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting, after excluding the votes required to be excluded by MI 61-101, referred to as “minority approval” (the “Company Shareholder Approval”). The Arrangement does not constitute a “business combination” under MI 61-101 and is therefore not subject to the minority approval requirement thereunder. Accordingly, the Company Shareholder Approval will be obtained if the Arrangement Resolution is approved by at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting. See “Principal Legal Matters—Canadian Securities Law Matters—MI 61-101”.

Court Approval of the Arrangement

Prior to the date of this Circular and Proxy Statement, on    , 2026, the Company obtained the Interim Order from the Court authorizing and directing the Company to call, hold and conduct the Shareholder Meeting and to submit the Arrangement Resolution to the Voting Shareholders for approval. A copy of the Interim Order is attached as Appendix D to this Circular and Proxy Statement.

For the Arrangement to be effective, the Court must grant the Final Order (in a form and substance acceptable to each of Parent and the Company, acting reasonably) approving the Arrangement. Subject to the terms of the Arrangement Agreement and receipt of the Company Shareholder Approval at the Shareholder Meeting, the Company will take all steps necessary or desirable to submit the Arrangement to the Court and will diligently pursue an application for the Final Order as promptly as reasonably practicable, but in any event not later than five Business Days after the Company Shareholder Approval is obtained, subject to availability of the Court. Any Company Shareholder or other interested Person wishing to appear and be heard at the hearing of the application for the Final Order must comply with certain procedural requirements described in the Interim Order, including serving a Notice of Appearance upon the Company and Parent via their respective counsel and filing such notice with the Court as soon as reasonably practicable and, in any event, no later than 4:00 p.m. (Toronto Time) on the day that is four Business Days before the date of the hearing for the Final Order. A copy of the Notice of Application applying for the Final Order approving the Arrangement is attached as Appendix I to this Circular and Proxy Statement.

The hearing in respect of the Final Order is expected to take place before the Court on    , 2026, or as soon as counsel may be heard, by video conference at a virtual hearing location to be provided by the Court. At the hearing, the Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, including on such terms and conditions as it deems fit.

Voting and Support Agreements

Concurrently with the execution and delivery of the Arrangement Agreement: (a) the Oaktree Investors and the Oaktree Trustee entered into the Oaktree Voting and Support Agreement with Parent and Purchaser, pursuant to which the Oaktree Investors and the Oaktree Trustee have agreed, among other things, to vote, or cause to be voted, all the Common Shares and Special Shares legally and/or beneficially owned, or controlled or directed, by each of them in favour of the Arrangement, including the Arrangement Resolution; and (b) each of the directors and officers of the Company, in their capacities as holders of Common Shares, entered into the D&O Voting and Support Agreements with Parent and Purchaser, pursuant to which they have each agreed, among other things, to vote all the Common Shares legally and/or beneficially owned, or controlled or directed, by each of them in favour of the Arrangement, including the Arrangement Resolution.

To the knowledge of the Company, as of the Record Date: (a) the Oaktree Investors beneficially owned, or exercised control or direction over,    % of the issued and outstanding Common Shares; (b) the Oaktree Trustee was the registered holder of 100% of the issued and outstanding Special Shares, in trust for the benefit of the Oaktree Investors as the holders of the Series B-1 Preferred Stock, pursuant to and in accordance with the Voting Trust Agreement, collectively representing approximately    % of the Common Shares and Special Shares entitled to vote as a single class on the Arrangement Resolution at the Shareholder Meeting; and (c) the directors and officers of the Company beneficially owned, or exercised control or direction over, an aggregate of    % of the issued and outstanding Common Shares, collectively representing approximately    % of the Common Shares and Special Shares entitled to vote as a single class on the Arrangement Resolution at the Shareholder Meeting. As a result, and pursuant to the Voting and Support Agreements, Voting Shareholders representing approximately    % of the Common Shares and Special Shares entitled to vote as a single class on the Arrangement Resolution at the Shareholder Meeting have agreed to vote all of the Common Shares and Special Shares beneficially owned by or controlled by them in favour of the Arrangement Resolution.

Copies of the forms of Voting and Support Agreements have been filed by the Company under its issuer profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. The following is a summary only of certain provisions of the Voting and Support Agreements and is subject to, and qualified in its entirety by, the full text of each of the forms of Voting and Support Agreements.

Oaktree Voting and Support Agreement

Pursuant to the terms of the Oaktree Voting and Support Agreement, each of the Oaktree Investors and the Oaktree Trustee has (a) agreed, among other things, and subject to certain limitations, to (i) vote, or cause to be voted, at the Shareholder Meeting (including any adjournment or postponement thereof) all Common Shares and Special Shares beneficially owned, or over which control or discretion is exercised, by it in favour of the

Arrangement, including the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement; and (ii) vote, or cause to be voted, all Common Shares and Special Shares owned by it against any Acquisition Proposal and any other matter which could reasonably be expected to materially delay, materially impede or prevent the completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement, and (b) consented to the treatment of the Series B-1 Preferred Stock and Special Shares in the Arrangement. Each of the Oaktree Investors and the Oaktree Trustee has also agreed not to, among other things, and subject to certain exceptions (i) dispose, pledge, transfer or assign its rights in any of its Common Shares or Special Shares (other than pursuant to Arrangement Agreement, Voting and Trust Agreement or Exchange and Support Agreement); (ii) solicit, assist, initiate, knowingly encourage or knowingly facilitate any inquiry, offer or proposal (whether public or otherwise) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (iii) exercise any rights of dissent or appraisal provided under any applicable Law or otherwise, including any Dissent Rights, in connection with the Arrangement or the other transactions contemplated by the Arrangement Agreement or any Alternative Transaction (as defined in the Oaktree Voting and Support Agreement); or (iv) commence any action or proceeding or take any other action that is intended or would reasonably be expected to materially delay, materially impede or prevent or otherwise contest the Arrangement. Pursuant to the Oaktree Voting and Support Agreement, each of the Oaktree Investors and the Oaktree Trustee has consented to the termination of the following agreements upon closing of the Arrangement: (a) the Exchange and Support Agreement; (b) the Investor Rights Agreement; (c) the Voting Trust Agreement; (d) any subscription or other purchase agreement relating to the Common Shares and Special Shares owned by it; and (e) any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to Company Shareholders (other than any rights provided by the Plan of Arrangement).

The Oaktree Voting and Support Agreement will automatically terminate upon the earlier of the Effective Time and the termination of the Arrangement Agreement in accordance with its terms. The Oaktree Voting and Support Agreement may also be terminated by the Oaktree Investors if: (i) Purchaser or Parent, without the prior written consent of the Oaktree Investors, amends the Arrangement Agreement or the Plan of Arrangement (x) to decrease the Consideration payable to Oaktree Investors or change the form of consideration payable to Oaktree Investors pursuant to the Arrangement (it being understood that decreases in accordance with Section 1.10 of the Arrangement Agreement due to interim dividend payments by the Company will not constitute a decrease of Consideration) or (y) in a manner that materially adversely impacts the Oaktree Investors; (ii) Purchaser or Parent is in default in any material respect of any covenant or condition contained in the Oaktree Voting and Support Agreement, such default is likely to materially delay, impede or prevent the consummation of the Arrangement and such default has not been cured within 10 Business Days of written notice of such default being given by the Oaktree Investors to Purchaser; (iii) any representation or warranty of Purchaser or Parent under the Oaktree Voting and Support Agreement at the date of its execution or becomes untrue or incorrect in any material respect, if such inaccuracy is reasonably likely to materially delay, impede or prevent the consummation of the Arrangement; or (iv) the Effective Time has not occurred by February 6, 2027.

D&O Voting and Support Agreements

Pursuant to the terms of the D&O Voting and Support Agreements, each of the directors and officers of the Company, in their capacities as holders of Common Shares, has agreed, among other things, to (a) vote, or cause to be voted, at the Shareholder Meeting (including any adjournment or postponement thereof) all Common Shares owned by such director or officer in favour of the Arrangement, including the Arrangement Resolution and any other matter that would reasonably be expected to facilitate the Arrangement; and (b) vote, or cause to be voted, all Common Shares owned by such director or officer against any Acquisition Proposal and any other matter which could reasonably be expected to (i) result in a breach by the Company of the Arrangement Agreement or by the director or officer of the Arrangement Agreement or (ii) materially delay, materially impede or prevent the completion of the Arrangement or the other transactions contemplated by the Arrangement Agreement. Each of the directors and officers has also agreed not to, among other things, (i) dispose, pledge, transfer or assign its rights in any of its Common Shares (including any constructive sale of Common Shares); (ii) solicit, assist, initiate, knowingly encourage or knowingly facilitate any inquiry, offer or proposal (whether public or otherwise) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (iii) withdraw his or her support from the transactions contemplated by the Arrangement Agreement (including approving or recommending an Acquisition Proposal); (iv) exercise any rights of appraisal or rights of dissent provided under any applicable Law or otherwise, including any Dissent Rights, in connection with the Arrangement or the other transactions contemplated by the Arrangement Agreement or take any other action that is intended or would reasonably be expected to materially delay, materially impede or prevent the Arrangement; or (v) take any action that is intended or would reasonably be expected to materially delay, materially impede or prevent the Arrangement.

The D&O Voting and Support Agreements will automatically terminate upon the earlier of the Effective Time and the termination of the Arrangement Agreement in accordance with its terms.

Timing

The Arrangement will become effective at 12:01 a.m. (Eastern time), or such other time as the Company and Purchaser agree to in writing, on the date shown on the Certificate of Arrangement giving effect to the Arrangement. The Company must file the Articles of Arrangement with the CBCA Director, and the Effective Date will occur, on the fifth Business Day following the satisfaction or waiver of the conditions precedent to the Arrangement set forth in the Arrangement Agreement, or on such other date as may be agreed to by the Parties in writing.

Although it is the objective of the Parties for the Effective Date occur as soon as practicable after the Shareholder Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, an objection before the Court at the hearing of the application for the Final Order or any delay in satisfying the other conditions precedent to the Arrangement set forth in the Arrangement Agreement, including obtaining certain approvals under applicable Antitrust Laws.

Expenses

The Company estimates that expenses in the aggregate amount of approximately $    million will be incurred by it in connection with the Arrangement and related matters, including, without limitation, legal, financial advisory and accounting fees, the cost of preparing, printing and mailing this Circular and Proxy Statement and other related documents, costs with respect to the Shareholder Meeting, stock exchange and regulatory filing fees and fees in respect of the Fairness Opinions.

THE ARRANGEMENT AGREEMENT

The following is a summary of the material terms of the Arrangement Agreement and is qualified in its entirety by the full text of the Arrangement Agreement, including the Plan of Arrangement. A copy of the Arrangement Agreement is attached as Appendix A to this Circular and Proxy Statement, and a copy of the Plan of Arrangement is attached as Appendix C to this Circular and Proxy Statement. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement because they are the legal documents that govern the Arrangement.

The Arrangement Agreement and the below description of the Arrangement Agreement have been included to provide Company Shareholders with information regarding the terms of the Arrangement Agreement and are not intended to provide any other factual information about the Company, Parent, Purchaser or their respective subsidiaries and affiliates. The representations, warranties, covenants and other agreements contained in the Arrangement Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified and modified by confidential disclosures made for the purposes of allocating contractual risk among the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Company Shareholders should not rely on the representations, warranties, covenants and other agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations, warranties, covenants and other agreements may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Structure and Effects of the Arrangement

Pursuant to the Plan of Arrangement, on the Effective Date, commencing at the Effective Time: (1) all rights issued pursuant to the Shareholder Rights Plan will be cancelled without any payment in respect thereof and the Shareholder Rights Plan will terminate; (2) the outstanding equity awards of the Company will be settled in cash, less any applicable withholdings, or cancelled for no consideration (as applicable); (3) each issued and outstanding Common Share held by the Preferred Shareholders will be transferred to Purchaser for consideration of $6.50 in cash (the “Consideration”), less any applicable withholdings; (4) each issued and outstanding share of Series B-1 Preferred Stock, will be transferred to the Company in exchange for 405.9555467 Common Shares; (5) each issued and outstanding Special Share will be cancelled without any payment in respect thereof; (6) each issued and outstanding Common Share held by a Dissenting Shareholder will be transferred to Purchaser and each Dissenting Shareholder will cease to have any rights as a Company Shareholder, other than the right to be paid the fair value of its Common Shares by Purchaser in accordance with the Plan of Arrangement, less any applicable withholdings; and (7) each issued and outstanding Common Share, excluding Common Shares transferred by the Preferred Shareholders under step (3) above and Common Shares held by Dissenting Shareholders, but including Common Shares issued in step (4) above, will be transferred to Purchaser for the Consideration, less any applicable withholdings.

For information regarding the treatment of Stock Options, PSUs and RSUs outstanding immediately prior to the Effective Time, see the section entitled “The Arrangement—Arrangement Steps.”

On closing of the Arrangement, the Company will become a wholly-owned indirect subsidiary of Parent and will apply to cease to be a reporting issuer under applicable Canadian Securities Laws and will deregister its securities under the Exchange Act as soon as practicable following the completion of the Arrangement, and will have the Common Shares delisted from the TSX and the Nasdaq.

Effective Date of the Arrangement

The Arrangement will become effective commencing at the Effective Time or such other time as agreed to by the Company and Purchaser in writing before the Effective Date. The Effective Date shall occur on the fifth Business Day following the satisfaction or waiver of the conditions precedent set out in the Arrangement Agreement described under “The Arrangement Agreement—Conditions to Consummation of the Arrangement” below (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or where not prohibited, waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date) or on such other date as may be agreed to by the Parties in writing; provided that in no event shall the Effective Date occur prior to the date that is 30 days following the date of the Arrangement Agreement without the written consent of Purchaser.

Although Company’s, Parent’s and Purchaser’s objective is to have the Effective Date occur as soon as possible after the Shareholder Meeting, the Effective Date could be delayed for a number of reasons, including, but not limited to, any delay in obtaining the Final Order or in satisfying the other conditions to the completion of the Arrangement, including obtaining applicable regulatory approvals and clearances.

For more information on the Arrangement, including Court processes, Consideration and treatment of any outstanding equity, see the section entitled “The Arrangement.”

Consideration

Purchaser will, and Parent will cause Purchaser to, no later than the Effective Date and prior to the filing of the Articles of Arrangement, deposit with the Depositary sufficient funds to pay the aggregate Consideration of $6.50 in cash per Common Share, without interest, to Company Shareholders. In addition, upon advance request by the Company not less than three Business Days prior to the Effective Date, Purchaser shall provide sufficient funds by way of a non-interest bearing loan to enable the Company to settle equity awards, make specified compensatory and transaction-related payments (including Taxes in respect of the equity awards and compensatory payments), pay advisory fees and expenses, and satisfy amounts required under the Payoff Letter at Closing. The Consideration is subject to adjustment for any cash dividends or distributions declared or paid by the Company with a record date during the Interim Period.

Representations and Warranties

The Company has made customary representations and warranties in the Arrangement Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Arrangement Agreement, in the disclosure letter delivered in connection therewith (the “Disclosure Letter”) or in publicly available filings. These representations and warranties relate to, among other things:

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the organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties, rights and assets and to carry on the business of the Company and each Company Subsidiary;

•	the Organizational Documents of the Company and Company Subsidiaries;

•	the capital structure of the Company and the absence of restrictions or encumbrances with respect to the equity interests of certain of the Company Subsidiaries;

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the Company’s power and authority to execute and deliver the Arrangement Agreement, and, subject to the Company Shareholder Approval and the Final Order, to consummate the transactions contemplated by the Arrangement Agreement;

•	the enforceability of the Arrangement Agreement against the Company;

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the absence of conflicts with, or violations of, Organizational Documents or applicable Law, and the absence of any required consents under, conflicts with, or defaults or other adverse rights or obligations arising under any Material Contract, in each case as a result of the Company executing, delivering and performing under, or consummating, the transactions contemplated by the Arrangement Agreement (other than as disclosed or as would not reasonably be expected to have a Material Adverse Effect);

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approvals, consents, authorizations or permits of, filings with, or notices to, a Governmental Entity are not required in connection with entering into, performing under or consummating the transactions contemplated by the Arrangement Agreement, other than as listed in the Arrangement Agreement;

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the Company’s filings with the relevant Securities Authority since January 1, 2023, the Company’s compliance with the Canadian Securities Laws and U.S. Securities Laws and the TSX and Nasdaq listing rules, and other securities Law matters;

•	U.S. Investment Company Act of 1940, as amended matters relating to the Company and the Company Subsidiaries;

•	the Company’s financial statements, compliance with certain reporting obligations, internal controls over financial reporting and the disclosure controls and procedures;

•	the absence of any action which has had or would reasonably be expected to have a Material Adverse Effect and certain other changes and events since September 27, 2025;

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the absence of any “reportable event” (as defined in National Instrument 51-102—Continuous Disclosure Obligations) up to and including the date of the Arrangement Agreement with the auditors of the Company;

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the absence, to the knowledge of the Company, of any “related party” recipient of a “collateral benefit” (as such terms are defined in Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions);

•	the absence of undisclosed liabilities of the Company or any Company Subsidiary required to be disclosed on a balance sheet under GAAP since September 27, 2025;

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possession of all permits necessary for the Company and the Company Subsidiaries to own, lease and operate the Company and any Company Subsidiary’s properties, facilities and assets and to carry on and operate the Company and any Company Subsidiary’s businesses as currently conducted, the absence of any failure by the Company or any Company Subsidiary to comply with such permits, and the conduct by the Company and any Company Subsidiary’s businesses in compliance with applicable Laws (other than such permits or Laws the absence of or failure to comply with would not reasonably be expected to have a Material Adverse Effect);

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the Company and the Company Subsidiaries’ and the directors, officers, and employees of the Company or Company Subsidiaries’ compliance with anti-bribery Law, anti-money laundering Laws, and export control Laws, and the absence of receipt of sanctions;

•	the absence of any suit, claim, action, investigation or proceeding against the Company or any Company Subsidiary (other than as disclosed);

•	compliance regarding employee benefit plans;

•	employment and labour matters relating to the Company and the Company Subsidiaries;

•	tax matters relating to the Company and the Company Subsidiaries;

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real property owned and leased by the Company and the Company Subsidiaries and compliance with real property leases, possession of good, marketable and valid fee simple title to all owned real property, free from liens, and related information, insurance, documentation and budgets;

•	matters relating to compliance by the Company and the Company Subsidiaries with environmental Laws;

•	intellectual property, including the Company owned intellectual property, and data privacy, protection and security matters relating to the Company and the Company Subsidiaries;

•	the Material Contracts and the absence of any breach of or default under the terms of any Material Contract;

•	the receipt of the oral Scotia Capital Fairness Opinion by the Special Committee and the receipt of the oral Lazard Fairness Opinion by the Company Board;

•	the Company’s and the Company Subsidiaries’ insurance policies;

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food regulatory matters, including, since January 1, 2023, the compliance by the Company and the Company subsidiaries with all food Laws and the maintenance of all permits necessary to process, sell, package, transport and dispose of the Company products (other than as disclosed);

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the absence, since January 1, 2024, of any material modification or reduction or cancellation of any agreement with any Top Customer or Top Vendor, or of any notice of the intention or desire of any Top Customer or Top Vendor to terminate, not renew or materially modify the terms of any Contract with the Company or any of its Subsidiaries; the absence of certain Company Associated Party Contracts;

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the compliance of the Company, Company Subsidiaries and the Top Vendors with all applicable laws and frameworks relating to human rights, and the absence of adverse findings in relation to failure to adhere to OECD Guidelines for Multinational Enterprises; and

•	the absence of any broker’s or finder’s fees, other than those payable to Lazard and Scotia Capital, in connection with the transactions contemplated by the Arrangement Agreement.

The Arrangement Agreement also contains customary representations and warranties made by Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Arrangement Agreement. These representations and warranties relate to, among other things:

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Parent and Purchaser’s organization, valid existence, good standing, qualification to do business and power and authority to own, lease and operate its properties and assets and to carry on its business;

•	the power and authority of Parent and Purchaser to execute and deliver the Arrangement Agreement and to consummate the transactions contemplated by the Arrangement Agreement;

•	the enforceability of the Arrangement Agreement against Parent and Purchaser;

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the absence of conflicts with, or violations of, Organizational Documents or applicable Law (subject to required consents and filings), and the absence of any required consents under, conflicts with, or defaults or other adverse rights or obligations arising under any contracts or permits of Parent or Purchaser, in each case as a result of executing, delivering and performing under, or consummating, the transactions contemplated by the Arrangement Agreement, except as would not reasonably be expected to prevent or materially delay consummation;

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approvals of, filings with, or notices to, Governmental Entities required in connection with entering into, performing under or consummating the transactions contemplated by, the Arrangement Agreement, other than as listed in the Arrangement Agreement;

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the absence of any suit, claim, action or proceeding against Parent or Purchaser which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Arrangement Agreement;

•	the future solvency of Purchaser and Parent;

•	matters related to the Debt Financing and availability of funds to consummate the Arrangement and the other obligations under the Arrangement Agreement;

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the absence of any broker’s or finder’s fees payable by the Company or its affiliates based upon arrangements made by or on behalf of Parent or Purchaser, in connection with the transactions contemplated by the Arrangement Agreement;

•	Parent’s, Purchaser’s, and their controlled affiliates’ existing non-ownership of securities of the Company;

•	Purchaser’s status as a wholly-owned subsidiary of Parent; and

•	matters related to the Investment Canada Act.

The representations and warranties of each of the Parties to the Arrangement Agreement will expire upon the Closing and, accordingly, neither Party is entitled to seek indemnification for breaches of representations and warranties that are discovered following Closing.

The assertions embodied in the representations and warranties are solely for the purposes of negotiating and entering into the Arrangement Agreement and may have been used for the purpose of allocating risk between the Parties instead of establishing such matters as facts. Certain representations and warranties may be subject to important qualifications and limitations agreed by the Parties in connection with negotiating the terms of the Arrangement Agreement, were made as of a specified date or are subject to a standard of materiality that is different from what may be viewed as material to the Company Shareholders, such as being qualified by reference to a Material Adverse Effect. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Circular and Proxy Statement, may have changed since the date of the Arrangement Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this Circular and Proxy Statement. Therefore, Company Shareholders should not rely on the representations and warranties as statements of factual information.

Covenants

Conduct of Business by the Company Pending the Arrangement

Under the Arrangement Agreement, the Company agreed that, during the Interim Period, subject to certain exceptions in the Arrangement Agreement and the Disclosure Letter delivered in connection therewith, or unless Parent consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to:

•	conduct the Company and each Company Subsidiaries’ respective businesses in the ordinary course in all material respects;

•	use commercially reasonable efforts to:

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maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, licensors, licensees, Governmental Entities and others having material business relationships with the Company or any Company Subsidiary;

•	retain the services of their respective current officers and key employees of the Company and the Company Subsidiaries;

•	preserve substantially intact their respective current business organizations and Company permits; and

•	make or incur any capital expenditures in accordance with the Company budget.

The Company has also agreed that, during the Interim Period, subject to certain exceptions set forth in the Arrangement Agreement and the Disclosure Letter delivered in connection therewith, or unless Parent consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), the Company will not and the Company shall cause each Company Subsidiary not to:

•	amend or propose to amend the Company Organizational Documents or the Subsidiary Organizational Documents;

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authorize for issuance, issue, sell, deliver, award or dispose of or agree or commit to issue, sell, deliver, award or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares or units of any class, partnership interests or any other equity securities, equity equivalents (including any options or share or unit appreciation rights or rights under any employee incentive plans) or voting securities or any other securities convertible into or exchangeable for any shares or units, partnership interests or any other equity securities, equity equivalents (including any options or share or unit appreciation rights or rights under any employee incentive plans) or voting securities, except for (i) the issuance or sale of Common Shares pursuant to the exercise or redemption of derivative securities or the exchange of Series B-1 Preferred Stock outstanding on the date hereof, (ii) the issuance or sale of Common Shares upon the exercise or conversion of Stock Options, RSUs or PSUs outstanding on the date hereof, or (iii) pursuant to the Arrangement Agreement;

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split, combine or reclassify any equity or voting interests, undertake any capital reorganization or reduction of capital, declare or pay any dividend or distribution, amend the terms of any securities, redeem, repurchase or otherwise acquire any securities, or enter into any voting or registration rights agreement with respect to equity interests, in each case except as expressly permitted by the Arrangement Agreement;

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subject to certain exceptions as outlined in the Arrangement Agreement, authorize, recommend, propose or announce an intention to adopt or effect, or adopt or effect, a plan of complete or partial liquidation, dissolution, arrangement, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization;

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excluding incurring Indebtedness to finance capital expenditures permitted under the Arrangement Agreement, incur, issue, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person;

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prepay, refinance or amend any Indebtedness, in each case, in excess of $1,000,000, except for repayments under the Company’s existing credit facilities in the ordinary course, and mandatory payments under the terms of any Indebtedness in accordance with its terms;

•	make loans, advances or capital contributions to or investments in any Person (other than as required by any contract in effect on the date hereof), in each case, in excess of $1,000,000;

•	create or suffer to exist any material Lien (other than Permitted Liens) on any shares, units, partnership interests or other equity or voting interests of any Company Subsidiary;

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other than as required by Law, any existing employee benefit plan or contract or otherwise expressly authorized in the Arrangement Agreement, grant or increase severance, termination, compensation or other benefits (other than ordinary course increases for certain employees), provide change in control, retention, or transaction-related bonuses, adopt, amend or terminate employee benefit plans, grant or modify equity-based awards or their vesting or payment terms, make loans or advances to present or former directors or employees, or enter into any collective bargaining or other labour agreement;

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hire any Person or engage any non-employee service providers whose total cash compensation (if annualized) would exceed $200,000, subject to certain exceptions, or promote or terminate (without cause, as determined by the Company or the Company Subsidiaries), furlough, or temporarily lay off any employee at the level of Director or above or any non-employee service provider whose total cash compensation (if annualized) would exceed $200,000;

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other than in the ordinary course, sell, lease, assign, transfer, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the material assets, properties, rights, interests or businesses, abandon any intellectual property (other than any sale, lease or license of inventory or non-exclusive licenses to the intellectual property owned by the Company or the Company Subsidiaries, in each case in the ordinary course) of the Company or any of the Company Subsidiaries;

•	make any materially adverse change to any of their privacy policies or to the operation or security of the IT Assets, except as required by Law;

•	except as may be required as a result of a change in Law, make any material change in any accounting principles or accounting practices;

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acquire (whether by merger, consolidation, or acquisition of shares or assets or otherwise), directly or indirectly, any interest in, or assets of, any Person or any assets, real property, personal property, equipment, business, capital stock or other rights, other than acquisitions of assets, personal property and equipment in the ordinary course that do not exceed the amounts budgeted for aggregate acquisitions in the Company budget (excluding capital expenditures) or any other acquisitions of assets or businesses (excluding real property) for consideration that is individually or in the aggregate not in excess of $1,500,000;

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file any tax return that is inconsistent with past practice, materially amend any material tax return, make, change or revoke any entity classification or other material Tax election (other than making any elections in connection with filing tax returns in the ordinary course of business that are consistent with past practice), change an annual accounting period for Tax purposes, change or adopt any material accounting method with respect to Taxes, file any material amendment with respect to any material tax return, and enter into any material closing agreement with any Governmental Entity with respect to a material amount of Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or the Company Subsidiaries for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Financial Statements, surrender any right to claim a refund of material amount of Taxes, or consent to or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or the Company Subsidiaries;

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settle, compromise or assign any claim, suit or proceeding, except for (i) settlements or compromises providing solely for payment by or to the Company or any of the Company Subsidiaries of amounts less than $1,000,000 individually or $2,500,000 in the aggregate (in each case, net of insurance), or (ii) claims, suits or proceedings arising from the ordinary course involving collection matters or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided that, in no event shall the Company or any Company Subsidiary settle any Transaction Litigation unless expressly authorized under the Arrangement Agreement;

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enter into any agreement or arrangement that materially limits or otherwise materially restricts Parent, its affiliates or subsidiaries (including the Company or any Company Subsidiary following Closing) or successor thereto from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area;

•	enter into any lease, sublease or rental arrangement (including any real property lease);

•	make or commit to make capital expenditures, other than capital expenditures (i) that are less than $1,000,000 on any individual basis and (ii) made in accordance with the Company budget;

•	enter into any new line of business;

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assign, terminate, materially amend or waive any material right under any Material Contract (or enter into any contract that, if existing on the date hereof, would have been a Material Contract) outside the ordinary course;

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make any material amendments to the Company’s insurance policies, or fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including owned real properties);

•	take any action or authorize any action that would reasonably be expected to result in revocation, modification, withdrawal, delay of issuance or renewal of any Company permits;

•	implement or announce a plant closing, mass layoff or any other action which would trigger the notice requirements of the WARN Act;

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waive or release any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary; and

•	authorize or enter into any contract or arrangement to do any of the actions prohibited by the Arrangement Agreement.

Notwithstanding anything to the contrary herein, nothing contained in the Arrangement Agreement shall (a) prohibit the Company or the Company Subsidiaries from taking any action (or omitting to take any action) that the Company reasonably determines is required or advisable to (i) address any event, circumstance or condition constituting an emergency relating to the health or safety of consumers or employees, (ii) respond to, effect, or conduct a product withdrawal, correction or recall of any Company products, whether voluntary or mandated by any Governmental Entity, or (iii) comply with any applicable food Laws, in each case, so long as the Company, to the extent practicable, consults with and keeps Parent reasonably informed regarding such actions; provided that, any such action taken pursuant to subsection (a) of this sentence shall, to the extent reasonably practicable, be communicated to Parent in writing before such action is to be taken, and if not reasonably practicable, promptly after such action is taken, or (b) give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of the Arrangement Agreement, complete unilateral control and supervision over their business operations.

Regulatory Approvals

Parent, Purchaser and the Company agreed to use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by the Arrangement Agreement as promptly as practicable, including making or obtaining all required consents and approvals from Governmental Entities and other third parties. Without limiting the foregoing, Parent and the Company agreed to file any required Notification and Report Forms under the HSR Act and any filings required under other applicable antitrust or competition laws as promptly as practicable and in no event later than the twentieth Business Day following the date of the Arrangement Agreement. Each party agreed to furnish to the other such necessary information and reasonable assistance as may be required in connection with the preparation of any such filings or responses to governmental requests, subject to customary redactions for competitively sensitive information, privilege and confidentiality concerns and the designation of materials as “outside counsel only,” as appropriate.

If either party receives a request for additional information from a Governmental Entity relating to the transactions contemplated by the Arrangement Agreement, such party agreed to consult with the other and to respond in good faith. Parent has the right to devise, control and direct the strategy, communications and timing for obtaining required approvals under the Antitrust Laws, and to take the lead in meetings and communications with Governmental Entities, after considering in good faith the views of the Company.

Parent agreed to use reasonable best efforts to take all action necessary to avoid the entry of, or to effect the dissolution, or vacate or lift, any order that would prevent, impair or delay the consummation of the

Arrangement, including taking certain remedial actions such as divestitures, terminations or modifications of contractual relationships or other structural or behavioral remedies; provided, however, that neither Parent nor its affiliates will be required to take any remedial action that would result in a Burdensome Condition, including (a) any remedial action with respect to the equity owners of Parent and Purchaser or any investment funds or vehicles affiliated with such equity owners, or any portfolio company or investment of any such investment fund or investment vehicle, including Parent and its subsidiaries, or (b) any action that would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole or that would, materially impair the expected benefits of the Arrangement to Parent, including any action that would reduce EBITDA by $10,000,000 or more over any twelve-month period following the Effective Date. In addition, until the earlier of termination of the Arrangement Agreement or the Effective Date, each of Parent and the Company agreed not to enter into transactions that would reasonably be expected to materially increase the risk of delay or prohibition of the Arrangement under applicable Antitrust Laws.

Access to Information; Confidentiality

During the Interim Period, the Company shall, and shall cause each Company Subsidiary to give Parent and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary. Such access shall be provided in a manner that does not interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary. The Company shall permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request. The Company and its Company Subsidiaries shall not be required to afford such access or furnish such information that the Company believes in good faith would result in the loss of legal privilege, violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective contract to which the Company or any Company Subsidiary is party, or breach, contravene or violate any applicable Law.

Notwithstanding the foregoing, nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or any Company Subsidiary, including activities commonly referred to as Phase II environmental site assessments.

No investigation authorized by the foregoing otherwise shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the Parties under the Arrangement Agreement, nor shall any such investigation limit or otherwise affect the rights or remedies available thereunder.

The Shareholder Meeting

Under the Arrangement Agreement, the Company is required to convene and conduct the Shareholder Meeting in accordance with the Company Organizational Documents, the Interim Order and applicable Laws, as soon as reasonably practicable, and in any event within 40 days following the date on which the Interim Order is obtained (or such other date to which the Shareholder Meeting is postponed or adjourned in accordance with the Arrangement Agreement). The Company must allow Parent’s Representatives and legal counsel to attend the Shareholder Meeting, and is not permitted to adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Shareholder Meeting without Parent’s prior written consent except as otherwise permitted pursuant to the Arrangement Agreement. Unless the Company Board has made an Adverse Recommendation Change in accordance with the terms of the Arrangement Agreement, the Company is required to solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution or the completion of any of the transactions contemplated by the Arrangement Agreement.

The Company must also:

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provide Parent with copies of or access to information regarding the Shareholder Meeting generated by any proxy solicitation services firm engaged by the Company, as reasonably requested from time to time by Parent;

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promptly advise Parent as frequently as Parent may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Shareholder Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

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promptly advise Parent of any communication (whether written or oral) from any Company Shareholder or Preferred Shareholder in opposition to the Arrangement (other than non-substantive communication), written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement and any written withdrawal of Dissent Rights received by the Company and any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

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provide Parent with an opportunity to review and comment on any written communication sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights, and to participate in any discussions, negotiations or proceedings with or including such Persons;

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not make any payment or settlement offer, or agree to any payment or settlement prior to Closing with respect to Dissent Rights without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned);

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not change the record date for the Voting Shareholders entitled to vote at the Shareholder Meeting in connection with any adjournment or postponement of the Shareholder Meeting unless required by Law or the Court; and

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at the reasonable request of Parent from time to time, promptly provide Parent with a list (in electronic form) of the following, together with their addresses and respective holdings: the registered Company Shareholders, the registered Preferred Shareholders, the registered holders of Special Shares; all Persons having rights issued by the Company to acquire or receive the Common Shares (including holders of Stock Options, RSUs and PSUs); and participants in book-based systems and non-objecting beneficial owners of the Common Shares. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of the Company Shareholders, Preferred Shareholders and holders of Special Shares and lists of holdings, and other assistance as Parent may reasonably request.

Restrictions on Solicitations of Other Offers

The Company shall, and shall cause each of the Company Subsidiaries, and shall cause its and their respective officers, directors and representatives to immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with any third party initiated prior to the date of the Arrangement Agreement that has made, indicated interest in or may be reasonably expected to make, any Acquisition Proposal.

During the period between the date of the Arrangement Agreement and the date on which the Company Shareholder Approval is obtained, the Company, each of the Company Subsidiaries, and their respective representatives (a) are required to cease all discussions, negotiations or communications with any third party in connection with any Acquisition Proposal after the date of execution of Arrangement Agreement and (b) shall not, during the Interim Period:

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solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, assets, or books and records of the Company or entering into any form of agreement, arrangement or understanding) an inquiry;

•

continue, enter into or otherwise engage in any discussions or negotiations with, furnish to any third party any non-public information relating to the Company or any Company Subsidiary or offer to provide access to the business, properties, assets or books and records of the Company or any Company Subsidiary, in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Acquisition Proposal or inquiry;

•	approve or recommend an Acquisition Proposal;

•	enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or

•	propose or agree to do any of the foregoing.

In addition, the Company shall

•

immediately discontinue access to, and disclosure of, all information (including through any data room or through granting access to any books and records or its assets of the Company or any Company Subsidiary) that any Person (other than Purchaser or its affiliates) may have access to; and

•

within two Business Days of the date of the Arrangement Agreement, request, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any Company Subsidiary provided to such Person(s) or (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information, in each case using its commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such rights.

If, at any time prior to obtaining the Company Shareholder Approval, the Company receives an unsolicited written bona fide Acquisition Proposal by a third party made after the date of the Arrangement Agreement that did not result from a material breach thereof, then the Company may (if the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal):

•	furnish non-public information to such third party (and such third party’s Representatives) making such Acquisition Proposal, provided that

•	the Company receives from the third party, an executed Acceptable Confidentiality Agreement from such third party prior to disclosing any non-public information; and

•

any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within 48 hours thereafter);

•	engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to such Acquisition Proposal.

If the Company receives an Acquisition Proposal, inquiry, or any request for non-public information relating to the Company or any Company Subsidiary by any third party, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt, identifying in the notice the Person making such Acquisition Proposal, inquiry, or request, and the material terms and conditions thereof, to the extent known, and if applicable, provide Parent with copies of any written inquiries, requests, proposals or offers and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposals, Inquiries, proposals or offers.

The Company shall also promptly, and in any event within 24 hours:

•

notify Parent if it, in accordance with the terms of the Arrangement Agreement, enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information to any Person in accordance with the above;

•	notify Parent of any change to the financial and other material terms and conditions of any Acquisition Proposal; and

•

otherwise keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements and correspondence relating thereto.

Neither the Company nor any Company Subsidiary shall, after the date of the Arrangement Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

Recommendation Changes

Except in the circumstances and pursuant to the procedures described below, neither the Company Board nor any committee thereof will:

•	fail to include the Company Board Recommendation in this Circular and Proxy Statement,

•

withdraw, amend, modify or qualify the Company Board Recommendation in a manner adverse to Purchaser or Parent, or the public disclosure by the Company Board or any committee thereof of an intention to do any of the foregoing,

•

fail to publicly reaffirm (without qualification) the Company Board Recommendation within five Business Days after having been requested in writing by Purchaser to do so (or in the event that the Shareholder Meeting is scheduled to occur within such five Business Day period, by the third Business Day prior to the date of the Shareholder Meeting) following the public announcement of any Acquisition Proposal (or any material amendment, including any change to the price or form of consideration);

•	publicly accept, approve, endorse or recommend any Acquisition Proposal or any public proposal to do any of the foregoing, or

•

take no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Shareholder Meeting, if such date is sooner and is at least two Business Days after the public announcement of public disclosure of such Acquisition Proposal) after such Acquisition Proposal’s public announcement or public disclosure.

•	The actions in the five bullets above are referred to as an “Adverse Recommendation Change”.

Prior to obtaining the Company Shareholder Approval, the Company Board is permitted to effect an Adverse Recommendation Change if:

•

the Company Board has received an unsolicited written bona fide Acquisition Proposal not resulting from a material breach of the non-solicitation provisions in the Arrangement Agreement, that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent prior to obtaining Company Shareholder Approval, and such Acquisition Proposal is not withdrawn;

•	the Company provides prior written notice a Notice of Change of Recommendation to Parent of its intention to effect an Adverse Recommendation Change, identifying the Person making the Superior

Proposal and describing the material terms and conditions of the Superior Proposal that is the basis for effecting an Adverse Recommendation Change, including, if applicable, copies of any written proposals or offers and any proposed agreements related to a Superior Proposal (including, for greater certainty, the proposed definitive agreement and all material ancillary documents in the possession of the Company, including financing documents supplied to the Company in connection therewith), together with a written statement as to the value, in financial terms, that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under such Superior Proposal (it being agreed that the delivery of such notice will not constitute an Adverse Recommendation Change);

•

to the extent Purchaser desires to negotiate, the Company negotiates with Purchaser in good faith for the Notice of Change Period, being a period ending at 11:59 p.m. (Toronto time) on the fifth Business Day following Parent’s receipt of the Notice of Change of Recommendation, to make such adjustments in the terms and conditions of the Arrangement Agreement, so that such Superior Proposal ceases to constitute a Superior Proposal; and

•

the Company Board, following the end of the Notice of Change Period, has determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to the Arrangement Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal.

Any amendment to the financial terms or any other material amendment of such a Superior Proposal will require a new Notice of Change of Recommendation, and the Company will be required to comply again with the requirements described above, except that the reference to the Notice of Change Period will be deemed to be a reference to a period ending at 11:59 p.m. (Toronto time) on the third Business Day following receipt by Parent of any such new Notice of Change of Recommendation.

If the Company provides Parent with a Notice of Change of Recommendation on a date that is five Business Days or less prior to the scheduled date of the Shareholder Meeting, then the Company may (or, at Parent’s request, will) postpone or adjourn the Shareholder Meeting to a date that is not later than the earlier of ten Business Days after the previously scheduled date of the Shareholder Meeting and the tenth Business Day prior to the Outside Date; provided, however, that without the prior written consent of Parent, in no event shall the Shareholder Meeting be held on a date that is more than 30 days after the date for which the Shareholder Meeting was originally scheduled.

Nothing contained in the Arrangement Agreement will prohibit the Company or the Company Board from complying with National Instrument 62-104 - Takeover Bids and Issuer Bids and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to the Voting Shareholders; provided, however, that this proviso shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent otherwise permitted by the Arrangement Agreement.

The Company shall take all necessary actions to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party that was entered into with any Person in connection with such Person’s consideration of making an Acquisition Proposal to the fullest extent permitted under applicable Law, including by seeking injunctions to restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof. The Company shall not, and shall not permit any Company Subsidiary to, release any Person from, or terminate, waive, amend, suspend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party that was entered into with any Person in connection with such Person’s consideration of making an Acquisition Proposal. Notwithstanding the foregoing, in no event shall the automatic release, termination or suspension in accordance with its terms, of any such standstill or confidentiality agreement upon the execution and delivery of the Arrangement Agreement be considered a violation of the above.

The Company shall not waive the application of the Shareholder Rights Plan in favour of any third party without the prior written consent of Parent and Purchaser.

Resignations

The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing a resignation letter from each of the directors (or persons occupying similar positions in any limited liability company or other entity) and officers of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Effective Date. Such resignations shall be received in consideration for Parent and the Company granting releases to each such director or officer (in form satisfactory to Parent and the Company, acting reasonably). However, the resignation of any such officer or director shall not, in and of itself, to the extent applicable, constitute a resignation or termination of such director’s or officer’s employment with the Company or any Company Subsidiary, as applicable, for any purpose, and shall not affect any rights that such officer or director may have with respect to severance payments and benefits in the event of a termination of his or her employment in connection with a change in control of the Company or any Company Subsidiary.

Public Announcements

The Company, Parent and Purchaser shall mutually agree on the form of joint initial press release to be issued by each of them regarding the Arrangement Agreement or Arrangement. Except as otherwise contemplated by the Arrangement Agreement, no party will issue any press release or make any other such public statement without the consent of the other Party, except as may be required by applicable Law or the applicable rules of any stock exchange or quotation system provided the Party issuing such press release or making such public statement has provided the other Party with an opportunity to review and comment upon such press release or public statement. The Parties shall cooperate as to the timing and contents of any such press release or public statement. Consultation and consent shall not be required with respect to any press release, communication or announcement in connection with an Adverse Recommendation Change made in accordance with the Arrangement Agreement.

None of the foregoing shall prevent the Company or Parent from making (a) internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders; provided that, after the Company Shareholder Approval has been obtained, the Company shall consult with Parent before issuing any such internal announcements to employees and shall consider in good faith any comments made by Parent with respect to such announcements; or (b) public announcements in the ordinary course that do not relate specifically to the Arrangement Agreement or the Arrangement. In each case of clauses (a) and (b) such announcements and discussions must be consistent with the press release announcing the Arrangement Agreement and must not contain any information related to the transactions contemplated by the Arrangement Agreement (or, in the case of Parent, the Company) that has not been previously announced or made public in compliance with the Arrangement Agreement. Notwithstanding the foregoing (and subject to the terms of the confidentiality agreement entered into between the Company and Refresco Holding B.V., dated as of June 10, 2025 (the “Confidentiality Agreement”)), Parent, Purchaser and their respective affiliates may (i) without consulting the Company, make communications to, and provide ordinary course communications regarding the Arrangement Agreement and the transactions contemplated hereby, to the Debt Financing Sources Related Parties and existing or prospective general and limited partners, equity holders, members, managers, agents and investors of any affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and (ii) make public statements regarding any Acquisition Proposal that has been made public or in response to public statements of any Person recommending or encouraging shareholders of the Company not to vote in favor of the transactions contemplated by the Arrangement Agreement.

Employee Matters

From the Effective Time until the first anniversary of the Effective Date (or until the applicable continuing employee’s employment is terminated), Parent shall provide or cause its Subsidiaries to provide individuals who are U.S. employees of the Company or any Company Subsidiary immediately prior to the Effective Time and who continue employment with Parent or any Subsidiary of Parent following the Effective Time (including, upon their return to active employment, employees who are not actively at work on account of illness, disability, workers’ compensation or leave of absence) (each, a “Continuing Employee”) with a salary or hourly wage rate that is at least as much as provided to such Continuing Employee immediately prior to the Effective Time.

From the Effective Time to December 31, 2026 (or until the applicable Continuing Employee’s employment is terminated, if earlier), Parent shall provide or cause its Subsidiaries to provide to Continuing Employees: (i) the same short-term (annual or more frequent) bonus or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits that are no less favorable in the aggregate as those provided to such Continuing Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of the Company or any of the Company Subsidiaries in effect immediately prior to the Effective Time.

If requested by Parent in writing at least 10 Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company 401(k) Plan to be terminated effective immediately prior to, but contingent upon the occurrence of, the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) no later than the day immediately preceding the Effective Time.

Parent shall administer the Company’s 2026 Short Term Incentive Plan in accordance with the applicable provisions of the Disclosure Letter, and at least three Business Days before the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, as applicable, make to each eligible employee a one-time long-term cash incentive award grant, which is intended to constitute substitute or replacement compensation in lieu of certain equity or equity-based awards that would have otherwise been granted by the Company prior to the Effective Time.

Employee Stock Purchase Plan

With respect to the ESPP, following the date of the Arrangement Agreement, no new offering or purchase periods will commence under the ESPP, no new participants will be permitted to enroll and existing participants may not increase their payroll contribution rates or make additional non-payroll contributions (except as required by applicable law). Each outstanding purchase right will be exercised as of the earlier of the regularly scheduled final exercise date or a date no later than five calendar days prior to the Effective Time, and participants’ accumulated contributions will be used to purchase shares in accordance with the terms of the ESPP as of the Final Exercise Date (as defined in the ESPP). The ESPP will terminate immediately prior to, and contingent upon, the Effective Time, and no further rights will be granted or exercised thereafter.

Notification of Certain Matters

Each of the Company and Parent will promptly notify the other of (i) any communications received from Governmental Entities in connection with the Arrangement or the other transactions contemplated by the Arrangement Agreement and (ii) any third party asserting that its consent is or may be required. The parties must notify each other prior to requesting third-party consents, to keep each other reasonably informed regarding the status of such consents (including providing copies of material documentation and correspondence), and, at Parent’s request, the Company must deliver consent requests in a form prepared by Parent and reasonably acceptable to the Company. In addition, each party must notify the other if any representation or warranty made by it becomes untrue or inaccurate in a manner that would reasonably be expected to prevent the satisfaction of a closing condition by the Outside Date, or if such party fails to comply in any material respect with its covenants under the Arrangement Agreement. Any such notification does not modify the representations, warranties or covenants of the parties, the conditions to closing or otherwise limit the rights or remedies of the parties available under the Arrangement Agreement.

Financing

Purchaser shall use reasonable best efforts to take or do, or cause to be taken or done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on or prior to the Closing on the terms and conditions (including the “market flex” provisions) described in the Debt Commitment Letter (or, other than with respect to amount and conditionality, on terms that are otherwise acceptable to Purchaser and the providers of the Debt Financing in their sole discretion), including using reasonable best efforts to:

•	maintain in effect the Debt Commitment Letter until the consummation of the transactions contemplated by the Arrangement Agreement (including the Closing);

•

satisfy on a timely basis (taking into account the expected timing of the Closing in accordance with the Arrangement Agreement) all of the conditions to funding of the Debt Financing that are within its control;

•	enter into definitive written agreements no later than the date of the Closing with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter;

•	obtain the proceeds of the Debt Financing no later than at the Closing; and

•	enforce Purchaser’s rights under or with respect to the Debt Commitment Letter.

Purchaser shall not, without prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed), permit any termination, amendment, modification or waiver of or under the Debt Commitment Letter if such termination, amendment, modification or waiver would:

•

reduce the aggregate amount of the Debt Financing, when taken together with the available revolving commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to consummate the Arrangement, to perform obligations of Parent and Purchaser under the Arrangement Agreement on the Effective Date, and satisfy all fees and expenses of Purchaser relating to the transactions contemplated by the Arrangement Agreement that are payable on the Effective Date (collectively, the “Required Amount”) (including by changing the amount of fees, expenses, premiums or charges to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing);

•

impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand or adversely amend or modify any of the conditions precedent to the availability of the Debt Financing in a manner that would reasonably be expected to materially delay or prevent the Closing; or

•

otherwise would reasonably be expected to (A) materially delay or prevent the Closing or (B) adversely impact the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter; provided that, Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, managers, agents or other entities who had not executed the Debt Commitment Letter as of the date of the Arrangement Agreement, to reallocate commitments or assign or reassign titles or roles of any entities party thereto in connection therewith or to give effect to any applicable “market flex” provisions.

Purchaser shall make available to the Company any material amendments, modifications or waivers to the Debt Commitment Letter and related fee letter(s) promptly following the execution of the same. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Subsidiaries shall terminate any revolving credit commitments that are necessary to satisfy the Required Amount.

Purchaser shall, upon the reasonable request of the Company, keep the Company reasonably informed of the status of its efforts to obtain the Debt Financing. Purchaser shall give the Company prompt written notice, to the extent Purchaser is aware, of the following, and Purchaser shall promptly provide any information reasonably requested by the Company in writing relating to:

•

any material breach, default, termination, cancellation, or repudiation by any party to any of the Debt Commitment Letter or definitive documents related to the Debt Financing of which Purchaser becomes aware;

•

the receipt of any written notice from any financing source with respect to any (A) actual or threatened (in writing) material breach, default, termination, or repudiation by any party to any of the Debt Commitment Letter or any definitive document related to the Debt Financing of any material provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or any definitive document related to the Debt Financing of which Purchaser becomes aware, in each case, that would reasonably be expected to prevent or materially delay the funding of the Debt Financing or reduce the Debt Financing, when taken together with the available revolving commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to satisfy the Required Amount; and

•

the receipt of any written notice on the basis of which Purchaser expects that a party to the Debt Commitment Letter will fail to fund the Debt Financing or is reducing (or attempting to reduce) the amount of the Debt Financing, when taken together with the available revolving commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to satisfy the Required Amount.

If any portion of the Debt Financing necessary to satisfy the Required Amount (after taking into consideration the portion of the Debt Financing that is and remains available and the available revolving commitments and other funds expected to be available to Parent or Purchaser on the Effective Date) becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, Purchaser shall, as promptly as reasonably practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative financing from the same or alternative sources (such financing, the “Alternative Financing”):

•

in an amount sufficient to satisfy the Required Amount (after taking into consideration the portion of the Debt Financing that is and remains available and the available revolving commitments and other funds expected to be available to Parent or Purchaser on the Effective Date);

•

with terms and conditions (including “market flex” provisions), taken as a whole, not less favorable to Purchaser (or its affiliates) than the terms and conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter (provided that, in no case shall Purchaser be required to pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the “market flex” provisions));

•	which do not impose new or additional conditions precedent or materially expand upon the conditions precedent to the Debt Financing set forth in the Debt Commitment Letter; and

•	which would not reasonably be expected to materially delay or prevent the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) on the Effective Date.

If Alternative Financing is obtained, Purchaser shall deliver to the Company true, complete and correct copies of the new executed commitment letter (including all related exhibits, schedules, annexes, supplements and terms sheets thereto, and including any related fee letter) that provides for the same, and which may be redacted in a manner as permitted by the Arrangement Agreement, and any replacements, amendments, supplements or other modifications or agreements pursuant to which such Alternative Financing shall be made available to Purchaser promptly following the execution of such debt commitment letters and fee letters.

Financing Assistance

The Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause the Company’s and the Company Subsidiaries’ Representatives to, provide such customary cooperation in connection with the Debt Financing as may be reasonably requested by Purchaser upon reasonable advance notice at Purchaser’s sole cost and expense, including using reasonable best efforts to:

•

make available to Purchaser and its Representatives and the Debt Financing Sources, such financial and other pertinent information regarding the Company and Company Subsidiaries, including any information necessary to prepare pro forma financial statements;

•	reasonably cooperate with the due diligence of any Debt Financing Source;

•

assist with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials, offering documents and other similar documents in connection with the Debt Financing, and cause management and Representatives of the Company and Company Subsidiaries to participate in a reasonable number of road shows, meetings, presentations drafting and due diligence sessions with providers or potential providers of the Debt Financing and rating agencies, conduct other customary syndication activities and assist in the marketing efforts of Purchaser and the Debt Financing Sources to the extent such information is related to the Company and the Company Subsidiaries and is customary for the type of financing contemplated by the Debt Commitment Letter and necessary to consummate the Debt Financing;

•

assist with Purchaser’s preparation and execution of definitive written financing documentation and the schedules and exhibits thereto, as may reasonably be requested by Purchaser and subject to the occurrence of the Closing;

•

provide executed customary authorization letters to the Debt Financing Sources, authorizing the distribution of information materials to prospective lenders or investors and containing representations that the public-side versions of such materials do not include material non-public information regarding the Company and the Company Subsidiaries or their respective securities and as to the accuracy of the information contained in such materials with respect to the Company and the Company Subsidiaries;

•

facilitate the pledging of, the granting of security interests in and obtaining perfection of any liens on collateral of the Company and the Company Subsidiaries (including stock certificates and stock powers with respect to outstanding certificated shares of the Company Subsidiaries), in each case, to the extent required under the Debt Financing and effective no earlier than the Closing;

The Company shall, and shall cause the Company Subsidiaries to, and shall cause the Company’s and the Company Subsidiaries’ Representatives to, provide such customary cooperation in connection with the Debt Financing as may be reasonably requested by Purchaser upon reasonable advance notice at Purchaser’s sole cost and expense, not subject to any “reasonable best efforts” qualifier:

•	make available the financial statements that the Company is required to deliver to Bank of America, N.A. pursuant to the Company’s existing credit facility; and

•

deliver, at least four Business Days prior to Closing, all documentation and other information requested with respect to applicable “know your customer” and anti-money laundering rules and regulations, along with a beneficial ownership certificate, to the extent requested by Purchaser in writing at least eight Business Days prior to the Effective Date, for any entity that qualifies as a “legal entity customer” under the beneficial ownership regulations.

Nothing in the Arrangement Agreement will require cooperation in connection with the Debt Financing to the extent it would require the Company or its affiliates to pay unreimbursed fees or expenses (unless the Company receives prior reimbursement from or is indemnified by or behalf of Parent and Purchaser in a manner satisfactory to the Company), provide indemnities effective prior to Closing, disclose information prohibited by applicable law, any material Contract in effect as of the date of the Arrangement Agreement, or that is otherwise legally privileged, incur any liability in connection with the Debt Financing (other than obligations effective after Closing), breach representations, warranties, or covenants under the Arrangement Agreement, conflict with or result in any violation or breach under the Company Organizational Documents or the Subsidiary Organizational Documents, deliver legal opinions or information that would jeopardize attorney-client privilege or confidentiality obligations, or unreasonably interfere with ongoing business operations of the Company and its Subsidiaries. In addition, the Company and its Subsidiaries will not be required to provide pro forma financial information, financing descriptions, projections or other forward-looking statements (which shall be Purchaser’s responsibility), or to execute, approve or enter into any Debt Financing agreements that are not contingent upon, or would be effective prior to, the Closing, subject to limited exceptions for agreements effective only after Closing.

Upon the earlier of the Closing or the termination of the Arrangement Agreement in accordance with its terms, Purchaser shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by the Arrangement Agreement with the Debt Financing (other than any costs or expenses that would have been incurred by the Company or the Company Subsidiaries in the ordinary course of business regardless of the transactions contemplated by the Arrangement Agreement (including the preparation and/or delivery of financial information customarily prepared by the Company and the Company Subsidiaries)).

Except as provided in the Arrangement Agreement, all non-public or otherwise confidential information provided by the Company or any of its affiliates or any of its or their respective Representatives in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement.

Insurance and Indemnification

From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent and the Company shall (and Parent shall cause the Company to) indemnify, defend and hold harmless, and advance expenses to (provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each Person who is now, or has been at any time prior to the date of the Arrangement Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any officer, director, manager, partner, governor or similar of any of the Company’s Subsidiaries (each an “Indemnified Party”) with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Arrangement, the Arrangement Agreement, and any transactions contemplated by the Arrangement Agreement, in either case, to the fullest extent permitted by the Company Organizational Documents or the Subsidiary Organizational Documents, any other indemnification agreements in effect on the date of the Arrangement Agreement or applicable Law.

For a period of six years following the Effective Time, the Company Organizational Documents and the Subsidiary Organizational Documents shall contain, and Parent shall cause such documents to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Company Organizational Documents and the Subsidiary Organizational Documents as in effect on the date of the Arrangement Agreement.

From and after Closing, Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors’ and officers’ liability insurance policy of the Company and the Company Subsidiaries that is in effect at the date of the Arrangement Agreement (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, or (ii) obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy of the Company and the Company Subsidiaries covering acts or omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those Persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified Persons than those of the D&O Insurance; provided that: (A) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Persons currently covered by the D&O Insurance; (B) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 250% of the amount paid by the Company for coverage for the period of 12 months most recently commenced prior to the date of the Arrangement Agreement (the “Maximum Amount”); and (C) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for a cost not exceeding the Maximum Amount.

In the event that Parent or the Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the insurance and indemnification of directors’ and officers’ obligations set forth in the Arrangement Agreement. The obligations of Parent, Purchaser and the Company with regard to such obligations shall survive the consummation of the Arrangement Agreement and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this section applies without the written consent of the affected Indemnified Party. The foregoing provisions are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company and Company Subsidiaries by Law, charter, articles or similar organizational document (including the Company Organizational Documents and the Subsidiary Organizational Documents), statute, bylaw or agreement.

Stock Exchange Delisting

Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to enable: (i) the delisting of the Common Shares from Nasdaq and the TSX; (ii) the deregistration of the Common Shares under the Exchange Act; and (iii) the cessation of the Company as a reporting issuer under Canadian Securities Laws, as promptly as practicable following the Effective Time.

Rule 16b-3 Matters

Prior to the Effective Time, the Company will take all such steps as may be required or reasonably necessary or advisable to cause any disposition of Common Shares or other equity securities in connection with the transactions contemplated by the Arrangement Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Treatment of Existing Indebtedness

The Company shall, and shall cause the Company Subsidiaries to, deliver to Purchaser prior to the Effective Date (and shall use commercially reasonable efforts to deliver to Purchaser at least three Business Days prior to the Effective Date) (i) a Payoff Letter for the Company’s existing credit facility and (ii) all customary lien release documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Company’s existing credit facility and the release of all related pledges, security interests and guarantees with respect thereto (including any mortgage releases and termination statements on Form UCC-3 or other releases). The Company shall (and shall cause the Company Subsidiaries to) provide all cooperation reasonably requested by Purchaser in connection with the treatment of any existing letters of credit (including the replacement, backstop or cash collateralization thereof).

Conditions to Consummation of the Transactions

The obligations of the Parties to consummate the Arrangement are subject to the satisfaction or waiver of the following mutual conditions at or prior to the Effective Date:

•	the Company shall have obtained the Company Shareholder Approval;

•

no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Arrangement or consummation of transactions contemplated by the Arrangement Agreement illegal or otherwise restricting, preventing or prohibiting the consummation of the Arrangement;

•

the Interim Order and the Final Order have each been obtained on terms consistent with the Arrangement Agreement in the form and substance acceptable to Parent and the Company (acting reasonably) and have not been set aside or modified in a manner unacceptable to Parent or the Company (acting reasonably);

•

the waiting periods applicable to consummation of the transactions contemplated by the Arrangement Agreement under the HSR Act (and any extensions thereof) and pursuant to any applicable Antitrust Laws shall have expired or been terminated; and

•	all approvals or clearances pursuant to any applicable Antitrust Laws required to be obtained prior to the Closing shall have been obtained, or be deemed to have been obtained.

The obligations of Parent and Purchaser to effect the Arrangement are further subject to the satisfaction or waiver of the following conditions at or prior to the Effective Date:

•

the Company representations and warranties (other than the Specified Representations) must be true and correct (determined without regard to any “material” or “Material Adverse Effect” qualifications therein) as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty must be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the representations and warranties set forth in Section 2.1(a) (Organization and Qualification), Section 2.2(a)–(i) (Capitalization), Section 2.3 (Authority), Section 2.4(a)(i) (No Conflicts of Organizational Documents), Section 2.7(b) (No Material Adverse Effect), Section 2.20 (Fairness Opinions) and Section 2.24 (Brokers) of the Arrangement Agreement (the “Specified Representations”) must be true and correct other than in de minimis respects as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date (or, if made as of a specific date, in all material respects as of such date). Parent shall have received a certificate signed on behalf of the Company, dated as of the Effective Date, to the foregoing effect;

•

the Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by the Arrangement Agreement to be performed by it or complied with on or prior to the Effective Date. Parent shall have received a certificate signed on behalf of the Company, dated as of the Effective Date, to the foregoing effect;

•	from the date of the Arrangement Agreement through the Effective Date, there must not have occurred a Material Adverse Effect; and

•	Dissent Rights have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 5% of the issued and outstanding Common Shares.

The obligations of the Company to effect the Arrangement are further subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Parent and Purchaser (other than the Specified Parent Representations) must be true and correct (without giving effect to any “material” or similar qualifications) as of the date of the Arrangement Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations made as of a specific date must be true and correct as of such date), except where any failure to be true and correct has not prevented, and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby; provided that the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority) and Section 3.3(a)(i) (No Conflicts of Organizational Documents) (the “Specified Parent Representations”) must be true and correct in all material respects as of the date of the Arrangement Agreement and as of the Effective Date or as though made on and as of the Effective Date (or, if made as of a specific date, in all material respects as of such date). The Company shall have received a certificate signed on behalf of Parent and Purchaser, dated as of the Effective Date, to the foregoing effect; and

•

Parent and Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required by the Arrangement Agreement to be performed by it or complied with on or prior to the Effective Date. The Company shall have received a certificate signed on behalf of Parent and Purchaser, dated as of the Effective Date, to the foregoing effect.

No Party may rely, either as a basis for not consummating the Arrangement or the other transactions contemplated by the Arrangement Agreement or terminating the Arrangement Agreement and abandoning the Arrangement, on the failure of any condition set forth above to be satisfied if such failure was caused by such Party’s failure to act in good faith or to, except as expressly permitted in the Arrangement Agreement, use commercially reasonable efforts to consummate the Arrangement and the other transactions contemplated by the Arrangement Agreement.

Termination

Parent and the Company may mutually agree to terminate and abandon the Arrangement Agreement at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval.

Termination by Either the Company or Parent

In addition, the Company, on the one hand, or Purchaser, on the other hand, may terminate the Arrangement Agreement by written notice to the other at any time prior to the Effective Date, whether before or after the Company has obtained the Company Shareholder Approval, if:

(a)

any Governmental Entity of competent authority has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement substantially on the terms contemplated by the Arrangement Agreement and such Order or other action has become final and non-appealable; provided, that, the right to terminate the Arrangement Agreement as such shall not be available to a Party if the issuance of such final, non-appealable Order or taking of such other action was primarily due to the failure of the Company, in the case of termination by the Company, or Parent or Purchaser, in the case of termination by Parent, to perform any of its obligations under the Arrangement Agreement;

(b)

the Arrangement has not been consummated on or before 5:00 p.m. Eastern Time on the Outside Date or a permissible extension of the Outside Date under the Arrangement Agreement; provided that the right to terminate the Arrangement Agreement as such is not available to the Company, if the Company, or to Purchaser, if Purchaser, has breached its obligations under the Arrangement Agreement in any manner that has caused or resulted in the failure to consummate the Arrangement on or before such date; or

(c)

the Company Shareholder Approval has not been obtained as required by the Interim Order at the Shareholder Meeting or any adjournment or postponement thereof at which the Arrangement Resolution is voted upon; provided that, the right to terminate the Arrangement Agreement as such is not available to a Party if the failure to obtain the Company Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or obligations under the Arrangement Agreement.

Termination by the Company

The Company may also terminate the Arrangement Agreement by written notice to Parent at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval, if:

(a)

prior to obtaining the Company Shareholder Approval, the Company Board effects an Adverse Recommendation Change in accordance with the requirements described above under “The Arrangement Agreement—Recommendation Changes” in connection with a Superior Proposal (which did not result from a material breach by the Company of its non-solicit covenants in the Arrangement Agreement) and the Company Board has approved such Superior Proposal in accordance with the Arrangement Agreement, and concurrently with the termination thereunder, the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal, provided that, such termination shall not be effective until the Company has paid the Termination Fee described below under “The Arrangement Agreement—Termination Fee”; or

(b)

Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement such that the conditions precedent relating to their representations, warranties, covenants or agreements would be incapable of being satisfied by the earlier of (i) the date that is 30 calendar days following the Company’s delivery of written notice to Purchaser of such breach or (ii) the Outside Date (provided that the Company may not exercise such termination right if the breach or failure has been cured by Parent or Purchaser prior to the earlier of the deadlines set forth in clauses (b)(i) and (b)(ii)), provided that the Company is not then in breach of the Arrangement Agreement so as to cause any conditions precedent relating to its representations, warranties, covenants or agreements to be incapable of being satisfied.

Termination by Parent

Parent may also terminate the Arrangement Agreement by written notice to the Company at any time prior to the Effective Date, even after the Company has obtained the Company Shareholder Approval, if:

(a)

the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Arrangement Agreement such that the conditions precedent relating to the Company’s representations, warranties, covenants or agreements would be incapable of being satisfied by the earlier of (i) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach or (ii) the Outside Date (provided that Parent may not exercise such termination right if the breach or failure has been cured by the Company prior to the earlier of the deadlines set forth in clauses (a)(i) and (a)(ii)), provided that neither Parent nor Purchaser is then in breach of the Arrangement Agreement so as to cause any conditions precedent relating to its representations, warranties, covenants or agreements to be incapable of being satisfied;

(b)

(i) prior to the receipt of the Company Shareholder Approval, the Company Board has effected an Adverse Recommendation Change or (ii) the Company or any Company Subsidiary enters into an Alternative Acquisition Agreement, other than an Acceptable Confidentiality Agreement; or

(c)	the Company breaches any of its covenants or agreements as described above in “The Arrangement Agreement—Recommendation Changes”.

Termination Fee

The Termination Fee is an amount equal to $41,450,000.

Termination Fee Payable by the Company

The Company has agreed to pay the Termination Fee, if:

•

Parent terminates the Arrangement Agreement pursuant to the provisions described paragraph (b) (Adverse Recommendation Change) or paragraph (c) (Breach of Non-Solicitation Covenant) under “The Arrangement Agreement—Termination—Termination by Parent” above;

•

the Company terminates the Arrangement Agreement pursuant to the provision described in paragraph (a) under “The Arrangement Agreement—Termination—Termination by the Company” (Superior Proposal) above; or

•	all of the following requirements are satisfied:

•

the Company or Parent terminates the Arrangement Agreement pursuant to the provisions described in paragraphs (b) (Occurrence of Outside Date) or (c) (Failure to Obtain Company Shareholder Approval) under “The Arrangement Agreement—Termination—Termination by Either the Company or Parent” above or Parent terminates the Arrangement Agreement pursuant to the provision described in paragraph (a) under “The Arrangement Agreement—Termination— Termination by Parent” above; and

•

(i) an Acquisition Proposal has been received by the Company Board or any Person has publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, in each case, prior to the date of termination of the Arrangement Agreement (and, in the case of a termination pursuant to the provision described in paragraph (c) under “The Arrangement Agreement—Termination—Termination by Either the Company or Parent” above, such Acquisition Proposal or publicly proposed or announced intention was made prior to the Shareholder Meeting), and (ii) within twelve months after such termination, the Company or any Company Subsidiary enters into a definitive agreement relating to, or consummates, any Acquisition Proposal (with, for purposes of (ii), the references to “20%” in the definition of “Acquisition Proposal” being deemed to be references to “50%”).

The parties agree that the Termination Fee is an integral part of the transaction and constitutes reasonable liquidated damages, not a penalty, intended to compensate Parent for efforts, expenses and lost opportunities in reliance on the Arrangement. If the Company fails to timely pay the Termination Fee and Parent obtains a final judgment to enforce payment, the Company must also reimburse Parent’s reasonable enforcement costs and interest at the WSJ prime rate plus 2%. In specified termination circumstances, payment of the Termination Fee is Parent’s sole and exclusive remedy, and upon payment, neither the Company nor its related parties will have any further liability under the Arrangement Agreement.

Amendments

The Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shareholder Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may, subject to the Interim Order, Final Order and applicable Law, without limitation:

•	change the time for performance of any obligations or acts of the Parties;

•	modify any representation or warranty contained in the Arrangement Agreement or in any document delivered pursuant to the Arrangement Agreement;

•	modify any of the covenants contained in the Arrangement Agreement and modify performance of any of the obligations of the Parties; or

•	modify any conditions precedent contained in the Arrangement Agreement.

However, no such amendment may reduce or adversely affect the consideration to be received by a Company Shareholder without approval by the affected Company Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

Governing Law

The Arrangement Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Specific Performance/Injunctive Relief

The Parties agree that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any provision of the Arrangement Agreement is not performed in accordance with its terms or is otherwise breached. Accordingly, each Party is entitled (without the necessity of posting any bond or other security and without proof of actual damages) to specific performance, injunctive relief and other equitable remedies to prevent or remedy breaches and to enforce compliance with the Arrangement Agreement, in addition to any other remedies available at law or in equity, and each Party agrees not to oppose such relief on the basis of adequacy of legal remedies. The pursuit of specific performance or other equitable relief shall not constitute a waiver or election of remedies, shall not limit any Party’s right to terminate the Arrangement Agreement in accordance with its terms or to pursue damages (subject to the provisions contained in “The Arrangement Agreement—Termination Fee” above), and no Party shall be required to seek specific performance as a condition to exercising any termination right or pursuing other available remedies.

PRINCIPAL LEGAL MATTERS

Canadian Securities Law Matters

MI 61-101

The Company is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba and Ontario. Accordingly, the Company is subject to applicable Canadian Securities Laws of such provinces, including MI 61-101.

MI 61-101 is intended to regulate certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding certain interested or related parties and their joint actors and, in certain instances, independent valuations and approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 apply to, among other transactions, “business combinations” (as defined in MI 61-101). MI 61-101 provides that, in certain circumstances, where a “related party” (as defined in MI 61-101) of an issuer is entitled to receive a “collateral benefit” (as defined in MI 61-101) as a consequence of an arrangement that terminates the interests of equity securityholders without their consent, such transaction may be considered a “business combination” for the purposes of MI 61-101 and as a result such related party will be an “interested party” (as defined in MI 61-101). A “related party” includes a director or senior officer of an issuer or a securityholder that beneficially owns, or exercises control or direction over, securities of an issuer carrying more than 10% of the voting rights attached to all of the issuer’s outstanding voting securities.

A “collateral benefit” (as defined in MI 61-101) includes any benefit that a related party of the Company is entitled to receive as a consequence of the Arrangement, including without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancements in benefits related to services as an employee, director or consultant of the Company. MI 61-101 excludes from the meaning of collateral benefit a payment per security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer, of an affiliated entity of such issuer or of a successor to the business of such issuer where: (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either: (i) at the time the transaction is agreed to, the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “1% Exemption”); or (ii) the related party discloses to the issuer the amount of consideration that the related party expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities the related party beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities beneficially owned by the related party, and the independent committee’s determination is disclosed in the disclosure document for the transaction.

The Company Board has reviewed the benefits that the directors and senior officers of the Company may receive in connection with the Arrangement. The Company Board has determined that no benefits were conferred to increase the consideration paid to any of the directors or senior officers of the Company or as a condition of any such director or senior officer supporting the Arrangement. The Arrangement provides for the accelerated vesting of certain Stock Options, RSUs and Vested PSUs and, as a result, the directors and senior officers of the Company who hold any such securities will be entitled to receive a benefit as a consequence of the Arrangement in the form of the accelerated vesting of such securities and the receipt of a cash payment for the surrender of such securities to the Company pursuant to the Plan of Arrangement. In addition, certain senior officers of the Company may become entitled to receive certain severance or separation benefits if their respective employment is terminated in certain circumstances following the completion of the Arrangement pursuant to the Amended and Restated SunOpta Foods Inc. Severance Pay Plan (in the case of the senior officers other than Brian Kocher and Greg Gaba) or their respective employment agreements (in the case of Brian Kocher and Greg Gaba). See “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement” for further details regarding the benefits described above. However, to the knowledge of the Company, no director or senior officer of the Company beneficially owned or exercised control or direction over 1% or more of the outstanding Common Shares at the time the Arrangement was agreed to and, accordingly, none of the benefits described above constitutes a “collateral benefit” for the purposes of MI 61-101 for any such director or senior officer as they each satisfy the requirements of the 1% Exemption.

To the knowledge of the Company, the Oaktree Investors are the only Persons who have beneficial ownership of, or control or direction over, directly or indirectly, or a combination of beneficial ownership of, and control or direction over, directly or indirectly, securities of the Company carrying more than 10% of the voting rights attached to all of the Company’s outstanding voting securities. The Company Board has determined that no benefits were conferred to any such Oaktree Investor (or, to the knowledge of the Company, any affiliate, control person, director or senior officer of the Oaktree Investors) to increase the consideration paid to the Oaktree Investors or as a condition of the Oaktree Investors (or, to the knowledge of the Company, any affiliate, control person, director or senior officer of the Oaktree Investors) supporting the Arrangement, and that the Oaktree Investors (and to the knowledge of the Company, any affiliate, control person, director or senior officer of the Oaktree Investors) are not otherwise entitled to receive any “collateral benefit” in connection with the Arrangement for the purposes of MI 61-101.

As a result of the above, the Arrangement does not constitute a “business combination” under MI 61-101, and accordingly, is not subject to the enhanced disclosure, formal valuation or minority approval requirements thereunder.

Delisting and Deregistration

The Common Shares are listed and posted for trading on the TSX under the symbol “SOY” and on Nasdaq under the symbol “STKL”. It is expected that the Common Shares will be delisted from the TSX and the Nasdaq following the completion of the Arrangement. It is also expected that the Company will make an application to cease to be a reporting issuer under applicable Canadian Securities Laws and will deregister its Common Shares under the Exchange Act as promptly as practicable following the completion of the Arrangement.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax considerations under the Tax Act and the regulations thereunder in respect of the Arrangement that are generally applicable to a beneficial owner of Common Shares who, for the purposes of the Tax Act and at all relevant times, (a) holds their Common Shares as capital property, (b) disposes of Common Shares under the Arrangement, (c) deals at arm’s length with the Company and Purchaser, and (d) is not affiliated with the Company or Purchaser (a “Holder”).

Generally, the Common Shares will be considered capital property to a Holder for purposes of the Tax Act unless the Holder acquires, holds or uses, or is deemed to acquire, hold or use, such shares in the course of carrying on a business of buying and selling securities or in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not address the tax consequences of the Arrangement to holders of shares of Series B-1 Preferred Stock or to holders of Special Shares, Stock Options, PSUs or RSUs. Such holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder in force as of the date prior to the date hereof and an understanding of the current published administrative policies of the Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular and Proxy Statement (the “Proposed Amendments”) and assumes that all such Proposed Amendments will be enacted in their present form, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies and assessing practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

This summary is not applicable to a Holder (a) that is a “financial institution” for purposes of the “mark-to-market property” rules as defined in the Tax Act, (b) that is a “specified financial institution” or “restricted financial institution” both as defined in the Tax Act, (c) an interest in which is, or whose Common Shares are, a “tax shelter investment” as defined in the Tax Act, (d) that has made an election to report its Canadian tax results in a currency other than the Canadian currency, (e) that has entered or will enter into, with respect to the Common Shares, a “derivative forward agreement” or a “synthetic disposition arrangement”, each as defined in the Tax Act, (f) that is a “foreign affiliate” as defined in the Tax Act of a taxpayer resident in Canada, (g) that has acquired the Common Shares on the exercise of a stock option or pursuant to any other equity-based employment compensation plan, or (h) that receives dividends on the Common Shares under or as a part of a “dividend rental arrangement” (as defined in the Tax Act). Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada (for purposes of the Tax Act) or a corporation that does not deal at arm’s length for the purposes of the Tax Act with a corporation resident in Canada (the “other Canadian corporation”) and that is, or becomes as part of a transaction or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident corporation, individual, trust, or group of the foregoing that do not deal with each other at arm’s length for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act and in respect of which a Company Subsidiary is, or would at any time be, a “foreign affiliate” as defined in the Tax Act of the corporation or the other Canadian corporation. Such Resident Holders should consult their own tax advisors as to the tax consequences of the Arrangement.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT, AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER AND NO REPRESENTATIONS WITH RESPECT TO THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER ARE MADE. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares (including, without limitation, dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules contained in the Tax Act.

Holders Resident in Canada

The following portion of the summary is generally applicable to a Holder who, at all relevant times, (a) is, or is deemed to be, resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention and (b) is not exempt from tax under Part I of the Tax Act (a “Resident Holder”).

Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made, and in all subsequent taxation years, be deemed to be capital property. Resident Holders should consult their own tax advisors for advice as to whether they hold or will hold their Common Shares as capital property and whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

Disposition of Common Shares Pursuant to the Arrangement

A Resident Holder (other than a Resident Dissenter (as defined below)) that disposes of, or is deemed to dispose of, Common Shares to Purchaser in consideration for the Consideration pursuant to the Arrangement, will generally realize a capital gain (or a capital loss) equal to the amount by which the aggregate Consideration, net of any reasonable costs of disposition, received by the Resident Holder in respect of the Common Shares exceeds (or are exceeded by) the aggregate of the adjusted cost base to the Resident Holder of such Common Shares, determined immediately before the disposition.

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by the Resident Holder in that year and is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by the Resident Holder in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to the detailed rules contained in the Tax Act.

A capital loss realized on the disposition of a Common Share by a Resident Holder that is a corporation may, to the extent and under the circumstances described in the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such shares (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned, directly or indirectly, by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may apply are urged to consult their own tax advisors.

Resident Holders should also note the comments under the headings “—Holders Resident in Canada—Additional Refundable Tax” and “—Holders Resident in Canada—Alternative Minimum Tax”.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year or that is a “substantive CCPC” (as defined in the Tax Act) at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), which includes taxable capital gains.

Alternative Minimum Tax

Capital gains realized by a Resident Holder who is an individual (including certain trusts) may give rise to a liability for alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors for advice respecting the application of the alternative minimum tax rules in their particular circumstances.

Dissenting Resident Holders

A Resident Holder that validly exercises Dissent Rights (a “Resident Dissenter”) will be deemed to have transferred their Common Shares to Purchaser and will be entitled to receive a payment from Purchaser of an amount equal to the fair value of the Common Shares.

A Resident Dissenter will be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount of the payment received on account of the fair value of their Common Shares (other than in respect of interest awarded by a court, if any). The Resident Dissenter will generally realize a capital gain (or a capital loss) equal to the amount by which the Resident Dissenter’s aggregate proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the aggregate of the Resident Dissenter’s adjusted cost base of their Common Shares determined immediately before the disposition. Any such capital gain or capital loss realized by a Resident Dissenter will be treated in the same manner as described above under the heading “—Holders Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”.

Interest (if any) awarded by a court to a Resident Dissenter will be included in the Resident Dissenter’s income for the purposes of the Tax Act.

A Resident Dissenter that is throughout the relevant taxation year a “Canadian-controlled private corporation” or that is a “substantive CCPC” at any time in the year, may be liable for an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which includes taxable capital gains and interest.

Resident Holders who are considering exercising Dissent Rights are urged to consult with their tax advisors with respect to the Canadian federal income tax consequences of exercising their Dissent Rights.

Holders Not Resident in Canada

The following portion of this summary is applicable to a Holder who, at all relevant times and for the purposes of the Tax Act and any applicable income tax treaty or convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

Disposition of Common Shares Pursuant to the Arrangement

A Non-Resident Holder should not be subject to tax under the Tax Act on any capital gain, or be entitled to deduct any capital loss, realized on the disposition of Common Shares under the Arrangement unless such Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, the Common Shares will not be taxable Canadian property to a Non-Resident Holder at the time of disposition under the Arrangement provided that the Common Shares are listed on a “designated stock exchange” (as defined in the Tax Act, which currently includes the Nasdaq and TSX) at that time, unless at any particular time during the 60-month period immediately preceding the disposition (a) one or any combination of (i) the Non-Resident Holder, (ii) Persons with whom the Non-Resident Holder does not deal at arm’s length, and (iii) partnerships in which the Non-Resident Holder or any Person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, held 25% or more of the issued shares of any class or series in the capital stock of the Company; and (b) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource property” (as defined in the Tax Act), (iii) “timber resource property” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, a Common Share may be deemed to be taxable Canadian property of a particular Non-Resident Holder for purposes of the Tax Act in certain other circumstances.

Even if the Common Shares are taxable Canadian property of a Non-Resident Holder, a taxable capital gain resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder’s taxable income earned in Canada for purposes of the Tax Act if, at the time of the disposition, the Common Shares constitute “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act. The Common Shares will generally be considered treaty-protected property of a Non-Resident Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty or convention (taking into account the application of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) between Canada and the country in which the Non-Resident Holder is resident for purposes of such treaty and in respect of which the Non-Resident Holder is entitled to receive benefits thereunder), be exempt from tax under the Tax Act.

In the event that the Common Shares constitute taxable Canadian property (and are not treaty-protected property) of a particular Non-Resident Holder, the Non-Resident Holder will generally realize a capital gain (or capital loss) in the circumstances described under “—Holders Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”. A Non-Resident Holder who disposes of taxable Canadian property that is not treaty-protected property may be required to file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non-Resident Holder is liable for Canadian tax on any gain realized as a result of such disposition.

Non-Resident Holders whose Common Shares are, or may be, taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances, including whether their Common Shares constitute treaty-protected property and as to any related tax compliance requirements and procedures.

Dissenting Non-Resident Holders

A Non-Resident Holder that validly exercises Dissent Rights (a “Non-Resident Dissenter”) will be deemed to have transferred their Common Shares to Purchaser and will be entitled to receive a payment from Purchaser of an amount equal to the fair value of their Common Shares.

A Non-Resident Dissenter will be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid to such Non-Resident Dissenter on account of the fair value of their Common Shares (other than in respect of interest awarded by a court). The Non-Resident Dissenter will generally realize a capital gain (or a capital loss) equal to the amount by which the Non-Resident Dissenter’s aggregate proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Non-Resident Dissenter of their Common Shares immediately before their disposition pursuant to the Arrangement. As discussed above under “—Holders Not Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”, a Non-Resident Dissenter will generally not be subject to tax under the Tax Act on any capital gain realized on the disposition of their Common Shares unless such shares are taxable Canadian property of the Non-Resident Dissenter and are not treaty protected property, each within the meaning of the Tax Act. If the Common Shares constitute taxable Canadian property of a Non-Resident Dissenter and any capital gain realized by the Non-Resident Dissenter on the disposition of their Common Shares is not exempt from tax under the Tax Act under an applicable income tax treaty or convention (taking into account the application of the MLI), any such capital gain will generally be subject to Canadian tax in the same manner as described above under the heading “—Holders Resident in Canada—Disposition of Shares Pursuant to the Arrangement”.

Interest (if any) awarded by a court to a Non-Resident Holder generally should not be subject to withholding tax under the Tax Act, unless such interest is considered “participating debt interest” as defined in the Tax Act.

Non-Resident Holders that are considering exercising Dissent Rights should consult their tax advisors with respect to the Canadian federal income tax consequences of exercising their Dissent Rights.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of exchanging their Common Shares for cash in the Arrangement. This summary is limited to U.S. Holders that hold our Common Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment).

As used herein, the term “U.S. Holder” means a beneficial owner of Common Shares that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case, as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or otherwise alter the U.S. federal income tax consequences to U.S. Holders summarized below. We have not sought and do not intend to seek any rulings from the IRS regarding the matters summarized below. There can be no assurance the IRS or a court will not challenge or take a contrary position to that summarized below regarding the tax consequences of the Arrangement to a U.S. Holder.

This summary does not address all U.S. federal income tax consequences relevant to a U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax, and does not address any U.S. state, local or non-U.S. tax considerations or any other U.S. federal tax considerations, such as under the estate and gift tax laws. This summary also does not address all of the U.S. federal income tax consequences that may be relevant to U.S. Holders subject to special treatment under U.S. federal income tax law, including (without limitation):

•	financial institutions, financial services entities or insurance companies;

•	brokers or dealers in securities or currencies, or persons that generally mark their securities to market for U.S. federal income tax purposes;

•	tax-exempt entities, governmental organizations or retirement plans;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates or former citizens or long-term residents of the United States;

•	persons who hold Common Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment;

•	persons that have a “functional currency” other than the U.S. dollar;

•	persons that own (or are deemed to own) 10% or more (by voting power or value) of our stock;

•	persons that acquired their Common Shares as part of a compensation arrangement;

•	persons deemed to sell our Common Shares under the constructive sale provisions of the Code;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Shares being taken into account in an applicable financial statement;

•	corporations that accumulate earnings to avoid U.S. federal income tax; or

•	partnerships or other pass-through entities (and investors in such pass-through entities).

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Common Shares, the U.S. federal income tax consequences of the Arrangement will depend in part upon the status and activities of such entity and arrangement (and the particular partner or owner thereof). Any such entity or arrangement (and the partners and owners thereof) should consult its own tax advisor regarding the U.S. federal income tax consequences of the Arrangement to it and its partners and owners.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Consequences of the Arrangement

Subject to the discussion below under the heading “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss on the exchange of Common Shares for cash in the Arrangement in an amount equal to the difference, if any, between (i) the amount of cash received by such U.S. Holder in the Arrangement and (ii) the U.S. Holder’s adjusted tax basis in the Common Shares exchanged in the Arrangement. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares exceeds one year at the time of the exchange. If a U.S. Holder acquired different blocks of Common Shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Shares. Net long-term capital gain derived by a non-corporate U.S. Holder with respect to capital assets is currently subject to tax at reduced rates. The deductibility of a capital loss is subject to significant limitations. Any such gain or loss recognized will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes, except as otherwise provided in an applicable income tax treaty and if an election is properly made under the Code.

Passive Foreign Investment Company Rules

The U.S. federal income tax consequences to a U.S. Holder of exchanging Common Shares for cash in the Arrangement could be materially different from that summarized above if SunOpta is or was a passive foreign investment company (a “PFIC”) for any taxable year (or portion thereof) that is included in the holding period of such U.S. Holder. In general, SunOpta will be a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of our assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of our gross income consists of passive income. If SunOpta owns at least 25% (by value) of the stock of another corporation, for purposes of determining whether SunOpta is a PFIC, SunOpta will be treated as owning its proportionate share of the other corporation’s assets and received its proportionate share of the other corporation’s income.

SunOpta does not believe that it was a PFIC for its 2025 taxable year or for any prior taxable year, and, based on the expected composition of SunOpta’s income and assets, the estimated value of SunOpta’s assets, including goodwill, and the nature of SunOpta’s business, SunOpta currently does not expect to be a PFIC for the taxable year of the Arrangement. However, because SunOpta’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of SunOpta’s income (which would, for the taxable year of the Arrangement, include any income deemed earned by SunOpta if

Purchaser makes an election under Section 338(g) of the Code with respect to its acquisition of the Common Shares pursuant to the Arrangement) and assets and the value of its assets from time to time, there can be no assurance that SunOpta will not be a PFIC for the taxable year of the Arrangement.

If SunOpta was a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder, certain adverse tax consequences could apply to the U.S. Holder as a result of the Arrangement. U.S. Holders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the Arrangement (including if Purchaser makes an election under Section 338(g) of the Code with respect to its acquisition of the Common Shares pursuant to the Arrangement), if they believe that SunOpta was a PFIC for any taxable year (or portion thereof) during which they owned the Common Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the proceeds received on the disposition of Common Shares pursuant to the Arrangement effected within the United States (and, in certain cases, outside the United States), if paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax may apply to the payment of such proceeds if a U.S. Holder fails to provide a correct taxpayer identification number (generally on an IRS Form W-9) and a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding these rules and any reporting obligations that may apply to the exchange of Common Shares for cash in the Arrangement.

The U.S. federal income tax discussion set forth above is included for general information purposes only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the Arrangement, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

RISK FACTORS

In evaluating whether to approve the Arrangement Resolution, Voting Shareholders should carefully consider the following risk factors. Additional risks and uncertainties, including those currently unknown to or considered immaterial by SunOpta may also adversely affect the Arrangement. The following risk factors are not a definitive list of all risk factors associated with the Arrangement. See also “Cautionary Note Regarding Forward-Looking Statements”.

Completion of the Arrangement is subject to a number of conditions that must be satisfied or waived.

The completion of the Arrangement is subject to a number of conditions precedent, some of which are outside of the control of SunOpta, Parent or Purchaser, including, without limitation, receipt of the Company Shareholder Approval, approvals under applicable Antitrust Laws, and the granting of the Final Order. In addition, the completion of the Arrangement by Parent and Purchaser is conditional on, among other things, Dissent Rights not having been exercised by the holders of more than 5% of the issued and outstanding Common Shares and no Material Adverse Effect having occurred and continuing since the date of the Arrangement Agreement. There can be no certainty, nor can SunOpta, Parent or Purchaser provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. Moreover, a substantial delay in obtaining the required approvals (including approvals under applicable Antitrust Laws) could result in the Arrangement not being completed. If the Arrangement is not completed for any reason, there are risks that the announcement of the Arrangement and the dedication of substantial resources of SunOpta to the completion of the Arrangement could have a negative impact on SunOpta’s current business relationships and could have a Material Adverse Effect on SunOpta’s current and future operations, financial condition and prospects. In addition, failure to complete the Arrangement for any reason could negatively impact the trading price of the Common Shares. If the Arrangement is not completed and the Company Board decides to seek an alternative transaction, there can be no assurance that it will be able to find a party willing to pay consideration for the Common Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

The Arrangement Agreement may be terminated in certain circumstances, in which case an alternative transaction may not be available.

Each of SunOpta and Parent has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty that the Arrangement Agreement will not be terminated by SunOpta or Parent before the completion of the Arrangement. Failure to complete the Arrangement could materially negatively impact the trading price of the Common Shares. If the Arrangement Agreement is terminated and the Company Board decides to seek an alternative transaction, there is no guarantee that it will be able to find a party willing to pay consideration for the Common Shares that is equivalent to, or more attractive than, the Consideration payable pursuant to the Arrangement.

SunOpta will incur costs and may have to pay the Termination Fee.

Certain costs relating to the Arrangement, such as certain legal, accounting and financial advisor fees, must be paid by SunOpta even if the Arrangement is not completed. See “The Arrangement—Expenses”. If the Arrangement Agreement is terminated under certain circumstances, SunOpta may also be required to pay the Termination Fee of $41,450,000 to Parent. See “The Arrangement Agreement—Termination Fee”. If SunOpta is required to pay the Termination Fee under the Arrangement Agreement, the financial condition and ability of SunOpta to fund current operations could be materially adversely affected. Even if the Arrangement Agreement is terminated without payment of the Termination Fee, SunOpta may, in the future, be required to pay the Termination Fee in certain circumstances.

The Termination Fee may discourage other parties from proposing a significant business transaction with SunOpta.

Under the Arrangement Agreement, SunOpta is required to pay the Termination Fee of $41,450,000 in the event that the Arrangement Agreement is terminated in certain circumstances, including circumstances related to a possible alternative transaction to the Arrangement. While the Company Board has determined that the Termination Fee is reasonable in the circumstances, taking into account the consideration of $6.50 per share offered by Parent and Purchaser, it may nevertheless discourage other parties from attempting to propose a business transaction with SunOpta, even if such a transaction could provide better value to Company Shareholders than the Arrangement. See “The Arrangement Agreement—Termination Fee”.

There are restrictions on SunOpta’s ability to solicit Acquisition Proposals from other potential purchasers.

While the terms of the Arrangement Agreement permit SunOpta to consider unsolicited Acquisition Proposals upon the satisfaction of certain conditions, the Arrangement Agreement restricts SunOpta from soliciting Acquisition Proposals from third parties. See “The Arrangement Agreement—Restrictions on Solicitations of Other Offers”.

The Voting and Support Agreements may discourage other parties from proposing alternative transactions.

The Oaktree Investors and each director and officer of SunOpta have entered into the Voting and Support Agreements, pursuant to which such Supporting Shareholders have agreed to vote all their respective securities held in the capital of the Company in favour of the Arrangement Resolution and to vote against any competing Acquisition Proposals. The voting commitments of the Supporting Shareholders under their respective Voting and Support Agreements, together with the non-solicitation provisions, Purchaser’s right to match under the Arrangement Agreement and the potential payment of a Termination Fee in certain circumstances, may reduce the likelihood that a third party will make, or continue to pursue, a competing proposal, may delay the timing of any such proposal and may adversely affect the terms of any competing proposal that might otherwise be available to Company Shareholders.

Shareholders will no longer hold an interest in SunOpta following the Arrangement.

Following the Arrangement, each Company Shareholder will cease to hold such Company Shareholder’s Common Shares and to have any rights as a holder of such Common Shares other than the right to be paid the Consideration by Purchaser or, in the case of Company Shareholders who have validly exercised Dissent Rights, be paid the fair value of such Company Shareholder’s Common Shares, in each case in accordance with the Plan of Arrangement. After the Effective Time, the sole shareholder of SunOpta will be Purchaser. Management expects that Parent and Purchaser will operate SunOpta in a way that seeks to enhance the value of SunOpta. In the event such value is enhanced, Parent and Purchaser, and not the larger group of Company Shareholders that existed prior to the Effective Time, will benefit and such larger group of Company Shareholders will forego any future increase in value that might result from future growth and the potential achievement of SunOpta’s long-term plans.

SunOpta’s business relationships may be subject to disruption due to uncertainty associated with the Arrangement.

Parties with which SunOpta currently does business or may do business in the future may experience uncertainty associated with the Arrangement, including with respect to current or future business relationships with SunOpta, Parent or Purchaser. Such uncertainty could be materially adverse to the business, financial condition, results of operations or prospects of SunOpta.

While the Arrangement is pending, SunOpta is restricted from taking certain actions.

Under the Arrangement Agreement, SunOpta must generally conduct its business in the ordinary course, and prior to the completion of the Arrangement or the termination of the Arrangement Agreement, SunOpta is subject to certain covenants restricting SunOpta from taking specified actions without the consent of Parent, and requiring SunOpta to take other actions, which in either case may delay or prevent SunOpta from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement. Such restrictions include those items detailed in the section entitled “The Arrangement Agreement—Covenants—Conduct of Business by the Company Pending the Arrangement”.

The pending Arrangement may divert the attention of SunOpta’s management.

The Arrangement could cause the attention of management of SunOpta to be diverted from SunOpta’s day-to-day operations, and customers or suppliers may seek to modify or limit their business relationships with SunOpta. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the operations or prospects of SunOpta.

Certain directors and executive officers of SunOpta may have interests in the Arrangement that may be different from, or in addition to, the interests of Voting Shareholders generally.

Certain directors and officers of SunOpta may have interests in the Arrangement that may be different from, or in addition to, the interests of Voting Shareholders generally, including those interests discussed under the heading “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement”. In considering the recommendation of the Company Board to vote in favour of the Arrangement Resolution, Voting Shareholders should consider these interests.

Completion of the Arrangement is subject to the Company Shareholder Approval.

There can be no certainty, nor can SunOpta provide assurance, that the Company Shareholder Approval will be obtained. If such approval is not obtained and the Arrangement is not completed, the market price of the Common Shares may decline to the extent that the current market price reflects a market assumption that the Arrangement will be completed. If the Arrangement is not completed and the Company Board decides to seek another arrangement or alternative transaction, there can be no assurance that it will be able to find a party willing to pay an equivalent or greater price for the Common Shares than the Consideration to be paid pursuant to the Arrangement.

A Material Adverse Effect may occur.

The completion of the Arrangement is subject to the condition that, among other things, from the date of the Arrangement Agreement, being February 6, 2026, through the Effective Date, there shall not have occurred a Material Adverse Effect. Although a Material Adverse Effect excludes certain events, including events in some cases that are beyond the control of SunOpta, there can be no assurance that a Material Adverse Effect will not occur prior to the Effective Date. If such a Material Adverse Effect occurs and Parent does not waive same, the Arrangement would not proceed.

The conditions set forth in the Debt Commitment Letter may not be satisfied or events may occur preventing the Debt Financing from being consummated.

Although the Arrangement Agreement does not contain a financing condition, there is a risk that the conditions set forth in the Debt Commitment Letter may not be satisfied or that other events may arise which could prevent Purchaser from consummating the Debt Financing. Although SunOpta believes that Parent is a creditworthy entity, if Purchaser is unable to consummate the Debt Financing, there is a risk that Parent and Purchaser will be unable to fund the Consideration required to complete the Arrangement. In the event that the Arrangement cannot be completed due to the failure by Parent and Purchaser to fund the Consideration, provided that all other conditions to the completion of the Arrangement in favour of Parent are and continue to be satisfied or waived and SunOpta is otherwise prepared to close the Arrangement, SunOpta may seek specific performance of the Arrangement Agreement by Parent or Purchaser, but there can be no assurance that SunOpta will be awarded specific performance by a court or that Parent and Purchaser will (or will be able to) comply with such an order. Alternatively, SunOpta may be entitled to terminate the Arrangement Agreement, in which case, the Company Shareholders will not receive the Consideration and the Company may be required to pursue a damages award against Parent or Purchaser. There can be no assurance as to the amount of damages, if any, that SunOpta may be awarded against, or able to collect from, Parent and Purchaser.

Lawsuits may be filed against the Company, the Company Board, Purchaser or Parent arising out of the Arrangement, which may delay or prevent the completion of the Arrangement or otherwise negatively affect the Company’s business and operations.

Putative shareholder complaints, including securities class actions and oppression and derivative lawsuits, may be brought against the Company, the Company Board, Purchaser or Parent seeking to restrain the Arrangement or seeking monetary compensation or other remedies. Even when such lawsuits are without merit, the outcome of litigation is uncertain and the Company may not be successful in defending against any such claims. Defending such claims can result in costs, divert the attention of the Company’s management and employees from the Company’s day-to-day business, and otherwise adversely affect the Company’s business, results of operations and financial condition. Additionally, if an injunction prohibiting completion of the Arrangement is obtained by a third party, such injunction may delay or prevent the Arrangement from being completed.

Enforcement of rights against Parent in Canada or the United States may be challenging.

Parent is incorporated and headquartered outside Canada and the United States and, following the Effective Time, all or a majority of its directors and officers may reside outside of Canada and the United States. Accordingly, it may not be possible for SunOpta to effect service of process within Canada or the United States upon Parent or its directors or officers or to enforce judgments obtained in Canadian or U.S. courts against Parent or its directors or officers.

The Arrangement is a taxable transaction.

The Arrangement is generally a taxable transaction for U.S. federal income tax purposes and Canadian federal income tax purposes (and may also be a taxable transaction under other applicable tax Laws) and, as a result, Company Shareholders will generally be required to pay taxes on gains, if any, that result from the receipt of the Consideration under the Arrangement. Company Shareholders are advised to consult with their own tax advisors to determine the tax consequences of the Arrangement to them. See “Certain U.S. Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Considerations”.

Applicable tax authorities may not agree with the discussion regarding tax matters included in this Circular and Proxy Statement.

There can be no assurance that the Canada Revenue Agency, the U.S. tax authorities or other applicable taxing authorities will agree with the disclosure regarding Canadian federal income tax and the U.S. tax consequences of the Arrangement, as applicable, as set forth in this Circular and Proxy Statement.

SunOpta will continue to face a number of risks regarding its business and prospects if the Arrangement is not completed.

If the Arrangement is not completed, SunOpta will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risks include those set forth and described in the “Risk Factors” sections of SunOpta’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Qs, and other documents filed with the SEC and the Canadian Securities Administrators, copies of which can be found under SunOpta’s profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

PROCEDURES FOR SURRENDER OF SHARES AND RECEIPT OF CONSIDERATION

Procedures for Surrender of Certificates

From and after the Effective Time, all certificates or direct registration statement (DRS) advices (“DRS Advices”) that represented outstanding Common Shares or shares of Series B-1 Preferred Stock that were transferred pursuant to the Plan of Arrangement will cease to represent any rights with respect to such Common Shares or shares of Series B-1 Preferred Stock, as applicable, and will only represent the right to receive the Consideration under the Plan of Arrangement for such Common Shares or Common Shares issued in exchange for such shares of Series B-1 Preferred Stock, as applicable, or, in the case of Dissenting Shareholders, the right to receive fair value for their Common Shares.

Enclosed with this Circular and Proxy Statement is a form of Letter of Transmittal which, when properly completed and duly executed and returned, together with any DRS Advice, certificate or certificates representing Common Shares, and such additional documents and instruments as the Depositary may reasonably require, will enable a registered Company Shareholder (other than a Dissenting Shareholder) to obtain the Consideration that such registered Company Shareholder is entitled to receive pursuant to the Arrangement in exchange for its Common Shares. The form of Letter of Transmittal is also available under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov.

The form of Letter of Transmittal contains complete instructions on how to exchange any DRS Advice or certificate representing Common Shares for the Consideration pursuant to the Arrangement. A registered Company Shareholder will not receive Consideration under the Arrangement until after the Arrangement is completed and such registered Company Shareholder has returned its properly completed documents, including the duly completed and executed Letter of Transmittal and DRS Advice, certificate or certificates representing Common Shares.

If you are a registered Company Shareholder, you will receive the aggregate payments to which you are entitled under the Arrangement in U.S. dollars, less any applicable withholdings, unless you exercise your right to elect in the Letter of Transmittal to receive such payments in Canadian dollars by the time specified and in accordance with the instructions specified therein. If you are a Beneficial Shareholder, you will receive the aggregate payments to which you are entitled in U.S. dollars unless you contact your Intermediary through which you hold your Common Shares and request that the Intermediary make an election to receive such payments in Canadian dollars on your behalf. Beneficial Shareholders who wish to receive their Consideration in Canadian dollars are urged to contact their Intermediary for instructions and assistance well in advance of the Effective Date.

The exchange rates that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate established by the Depositary in its capacity as the foreign exchange service provider, on the day that the funds are converted, which rates will be based on the prevailing market rates on such date. The risk of any fluctuations in exchange rates, including risks relating to the particular date and time at which the funds are converted, will be borne solely by the registered participating shareholder. The Depositary will act as principal in such currency conversion transactions.

Holders of shares of Series B-1 Preferred Stock will be provided with a separate letter of transmittal with complete instructions how to exchange the certificate or certificates representing their shares of Series B-1 Preferred Stock for Common Shares pursuant to the Arrangement. Such holders are not eligible to use the form of Letter of Transmittal enclosed with this Circular and Proxy Statement in respect of their shares of Series B-1 Preferred Stock.

Only registered Company Shareholders are required to submit a Letter of Transmittal. A Beneficial Shareholder holding Common Shares through an Intermediary should contact that Intermediary for instructions and assistance in depositing their Common Shares and carefully follow any instructions provided by such Intermediary.

Upon the surrender to the Depositary for cancellation of a DRS Advice, a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Common Shares that were transferred pursuant to the Plan of Arrangement, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the registered holders of the Common Shares represented by such surrendered DRS Advice or certificate(s) will, upon the effectiveness of the Plan of Arrangement, be entitled to receive in exchange therefor, and the Depositary will deliver to such registered holders, the Consideration which such holders have the right to receive under the Plan of Arrangement for such Common Shares, without interest, less any amounts withheld pursuant to the Plan of Arrangement, and any DRS Advice or certificate(s) so surrendered will forthwith be cancelled.

No registered Company Shareholder will be entitled (following the completion of the Arrangement) to receive any consideration with respect to the Common Shares held by such holder other than any cash payment that holder is entitled to receive in accordance with the Plan of Arrangement, and no such registered Company Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends with a record date prior to the Effective Date.

The method of delivery of any DRS Advice, certificate or certificates representing Common Shares, and such additional documents and instruments as the Depositary may reasonably require, is at the option and risk of the registered Company Shareholder depositing its Common Shares. Any use of mail to transmit any DRS Advice, certificate or certificates representing Common Shares and the Letter of Transmittal is at each registered Company Shareholder’s risk, and documents so mailed will be deemed to have been received by the Company upon actual receipt thereof by the Depositary. The Company recommends that any such DRS Advice, certificate or certificates and other documents be delivered by hand to the Depositary and a receipt therefore be obtained or that registered mail be used (with proper acknowledgment) and appropriate insurance be obtained.

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were transferred pursuant to the Plan of Arrangement has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Common Shares maintained by or on behalf of the Company, the Depositary will pay and deliver, in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive for such Common Shares under this Plan of Arrangement in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be paid and delivered will, as a condition precedent to the delivery of such payment, give a bond satisfactory to Purchaser and the Depositary (each acting reasonably) in such amount as Purchaser may direct, and otherwise indemnify the Company, the Depositary, Parent and Purchaser in a manner satisfactory to them (each acting reasonably), against any claim that may be made against the Company, the Depositary, Parent or Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

Cancellation of Rights

Until surrendered to the Depositary in accordance with the Plan of Arrangement, each DRS Advice, certificate or certificates that immediately prior to the Effective Time represented Common Shares will be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive in lieu of such DRS Advice or certificate(s), less any amounts withheld in accordance with the Plan of Arrangement. Any such DRS Advice or certificate(s) formerly representing Common Shares not duly surrendered on or before the sixth anniversary of the Effective Date will cease to represent a claim by or interest of any former holder of Common Shares of any kind or nature against or in the Company or Purchaser. On such date, all cash payments to which such former holder was entitled will be deemed to have been surrendered to Purchaser, and will be paid over by the Depositary to Purchaser or as directed by Purchaser.

Any payment made by the Depositary (or the Company or any Company Subsidiary, if applicable) in accordance with the Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company or any Company Subsidiary) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, and any right or claim to payment under the Plan of Arrangement that remains outstanding on the sixth anniversary of the Effective Date will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the applicable securities in accordance with the Plan of Arrangement will terminate and be deemed to be surrendered and forfeited to Purchaser or the Company, as applicable, for no consideration.

Payment of Consideration by Purchaser

Purchaser will, and Parent will cause Purchaser to, by no later than the Effective Date and in any event at or prior to the filing by the Company of the Articles of Arrangement with the CBCA Director, deposit or cause to be deposited in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient funds to satisfy the aggregate Consideration payable to the Company Shareholders pursuant to the Arrangement Agreement and the Plan of Arrangement.

Depositary Services

The Depositary will formally be appointed to act as depositary for the Arrangement for the receipt of DRS Advices and certificates representing Common Shares and duly completed and executed Letters of Transmittal and for the purposes of delivering the Consideration payable to the Company Shareholders. The terms and conditions of such appointment will be set out in an agreement to be entered into prior to the Effective Date. The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out-of-pocket expenses and will be indemnified by the Parties against certain liabilities and expenses in connection therewith.

DISSENT RIGHTS

The following description of the rights of Company Shareholders wishing to exercise Dissent Rights is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its Common Shares and is qualified in its entirety by the reference to the full text of section 190 of the CBCA, which is set forth in Appendix G to this Circular and Proxy Statement, as modified by the Interim Order, a copy of which is attached to this Circular and Proxy Statement as Appendix D and the Plan of Arrangement, a copy of which is attached to this Circular and Proxy Statement as Appendix C. The statutory procedures dealing with the right of dissent are technical and complex. A Company Shareholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, and seek legal advice. Failure to comply with the provisions of the CBCA, as so modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein may result in the loss of all rights thereunder.

Pursuant to the Plan of Arrangement and the Interim Order, registered Company Shareholders who comply with the procedures set out in section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, are entitled to dissent in respect of the Arrangement Resolution. Set out below is a summary of the provisions of section 190 of the CBCA, as modified by the Plan of Arrangement and the Interim Order, relating to a Company Shareholder’s Dissent Rights.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

The Interim Order expressly provides registered Company Shareholders with the right to dissent with respect to the Arrangement Resolution. Each Dissenting Shareholder will be entitled to be paid the fair value for the Common Shares held by such Dissenting Shareholder, less any applicable withholdings pursuant to the Plan of Arrangement, which fair value, notwithstanding anything to the contrary contained in the CBCA, will be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Shareholder Meeting, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised his, her or its Dissent Rights in respect of such Common Shares. There can be no assurance that a registered Company Shareholder that dissents will receive consideration for his, her or its Common Shares of equal or greater value to the Consideration such Company Shareholder would have received on completion of the Arrangement if such Company Shareholder did not exercise its Dissent Rights in respect of such Common Shares.

A registered Company Shareholder who wishes to dissent must ensure that a written notice of objection to the Arrangement Resolution is received by the Company at its office located at 7078 Shady Oak Road, Eden Prairie, Minnesota, USA, 55344, Attention: General Counsel, with a copy to the Company’s Canadian legal counsel, Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto, Ontario, Canada, M5V 3J7, Attention: Patricia Olasker and Kevin Greenspoon, not later than 5:00 p.m. (Eastern time) on the day that is two Business Days immediately preceding the date of the Shareholder Meeting (as it may be adjourned or postponed from time to time). Any Dissenting Shareholder should seek independent legal advice, as failure to comply strictly with the provisions of section 190 of the CBCA, as modified by the Plan of Arrangement and Interim Order, may result in the loss of all Dissent Rights.

Dissenting Shareholders who validly withdraw their Dissent Rights or who are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares will be deemed to have participated in the Arrangement on the same basis as a non-Dissenting Shareholder and will be entitled to receive a cash payment of $6.50 for each Common Share formerly held by them in accordance with the Plan of Arrangement. In addition to any other restrictions under section 190 of the CBCA, each Company Shareholder that votes (or instructs a proxyholder to vote such Company Shareholder’s Common Shares) in favour of the Arrangement Resolution or that seeks to exercise Dissent Rights with respect to less than all of the Common Shares held by such Company Shareholder will not be entitled to exercise Dissent Rights and will be deemed to have not exercised Dissent Rights in respect of such Common Shares.

In no circumstances will the Parties or any of their respective successors or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (a) is the registered holder of the Common Shares in respect of which such Dissent Rights are sought to be exercised, (b) has voted (or has instructed a proxyholder to vote) such Common Shares against the Arrangement Resolution and (c) has strictly complied with the procedure for exercising Dissent Rights and has not withdrawn the exercise of such Dissent Rights prior to the Effective Time. In no case will the Parties, the Transfer Agents, the Depositary or any other Person be required to recognize a Dissenting Shareholder as a holder of Common Shares after the completion of the transfer contemplated by the Plan of Arrangement, and the name of each Dissenting Shareholder will be deleted from the register of holders of Common Shares as at the time those Common Shares are so transferred and such Common Shares will be cancelled.

Section 190 of the CBCA

A brief summary of the provisions of section 190 of the CBCA, as modified by the Interim Order and Plan of Arrangement, is set out below. This summary is qualified in its entirety by the provisions of section 190 of the CBCA, the Interim Order and the Plan of Arrangement, the full text of which are set out in Appendices G, D and C to this Circular and Proxy Statement, respectively.

Registered Company Shareholders may exercise Dissent Rights in respect of the Arrangement Resolution and require Purchaser to purchase the Common Shares held by such Company Shareholders at the fair value of such Common Shares.

The exercise of Dissent Rights does not deprive a registered Company Shareholder of the right to vote at the Shareholder Meeting. However, a Company Shareholder is not entitled to exercise Dissent Rights in respect of the Arrangement Resolution if such holder votes or instructs a proxyholder to vote any Common Shares in favour of the Arrangement Resolution.

A Dissenting Shareholder is required to send a written objection to the Arrangement Resolution to the Company prior to the Shareholder Meeting, in accordance with the dissent procedure described above. The execution or exercise of a proxy against the Arrangement Resolution, a vote against the Arrangement Resolution or not voting on the Arrangement Resolution does not constitute a written objection for purposes of the right to dissent under section 190 of the CBCA. Within 10 days after the Arrangement Resolution is approved by the Voting Shareholders, the Company must send to each Dissenting Shareholder a notice that the Arrangement Resolution has been adopted, setting out the rights of the Dissenting Shareholder and the procedures to be followed on exercise of those rights. The Dissenting Shareholder is then required, within 20 days after receipt of such notice (or if such Company Shareholder does not receive such notice, within 20 days after learning of the adoption of the Arrangement Resolution), to send to the Company a written notice containing the Dissenting Shareholder’s name and address, the number of Common Shares in respect of which the Dissenting Shareholder dissents and a demand for payment of the fair value of such Common Shares and, within 30 days after sending such written notice, to send to the Company or the Transfer Agents the appropriate certificate(s) representing the Common Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights. A Dissenting Shareholder who fails to send to the Company within the required periods of time the required notices or the certificate(s) representing the Common Shares in respect of which the Dissenting Shareholder exercised Dissent Rights may forfeit its Dissent Rights.

If the matters provided for in the Arrangement Resolution become effective, then the Company will be required to send, not later than seven days after the later of (a) the Effective Date and (b) the day the demand for payment is received by the Company, to each Dissenting Shareholder whose demand for payment has been received, a written offer to pay for the Common Shares of such Dissenting Shareholder in such amount as the directors of the Company consider to be the fair value thereof accompanied by a statement showing how the fair value was determined, unless there are reasonable grounds for believing that the Company is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of the Company’s assets would thereby be less than the aggregate of its liabilities. Under the Plan of Arrangement, Purchaser will be required to pay the fair value of such Common Shares held by a Dissenting Shareholder and to offer and pay the amount to which such Dissenting Shareholder is entitled. Such payment is to be made, pursuant to section 190 of the CBCA, within ten days after an offer made as described above has been accepted by a Dissenting Shareholder, but any such offer lapses if the Company does not receive an acceptance thereof within 30 days after such offer has been made. If such offer is not made or accepted within 50 days after the Effective Date, the Company may apply to a court of competent jurisdiction to fix the fair value of such Common Shares. There is no obligation of the Company to apply to the court. If the Company fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days.

PROPOSALS SUBMITTED FOR CONSIDERATION AT THE SHAREHOLDER MEETING

Proposal 1: The Arrangement Resolution

The Company is asking its Voting Shareholders to approve the Arrangement Resolution, a copy of which is attached as Appendix B to this Circular and Proxy Statement. For a summary and detailed information regarding this proposal, see the information about the Arrangement Agreement and the Arrangement throughout this Circular and Proxy Statement, including the information in the sections entitled “The Arrangement” and “The Arrangement Agreement”. Copies of the Arrangement Agreement and the Plan of Arrangement are attached as Appendix A and Appendix C, respectively, to this Circular and Proxy Statement. We urge you to read the full text of the Arrangement Agreement and Plan of Arrangement.

Pursuant to the CBCA and the Interim Order, in order for the Arrangement Resolution to become effective, the Arrangement Resolution must be approved by at least (a) 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, and (b) if required under Canadian Securities Laws, a majority of the votes cast by the Voting Shareholders, voting as a single class, present in person or represented by proxy, after excluding the votes required to be excluded by MI 61-101, referred to as “minority approval”. The Arrangement does not constitute a “business combination” under MI 61-101 and is therefore not subject to the minority approval requirement thereunder. Accordingly, the Company Shareholder Approval will be obtained if the Arrangement Resolution approved by at least 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting.

Abstentions, the failure to vote and broker non-votes, if any, will have no effect on the outcome of this proposal. Broker non-votes are Common Shares or Special Shares held by a broker or other nominee that are present in person or represented at a meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you sign and return a proxy and do not indicate how you wish to vote on the Arrangement Resolution, your Common Shares or Special Shares will be voted in favour of the proposal.

The Company Board unanimously recommends that Voting Shareholders vote “FOR” the Arrangement Resolution.

Proposal 2: The Executive Compensation Proposal

Pursuant to Section 14A of the Exchange Act and applicable SEC rules thereunder, the Company is seeking a non-binding vote from its Voting Shareholders to approve, on an advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement, as disclosed in “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement”. The Company Board encourages you to carefully review the named executive officers’ transaction-related compensation information disclosed in this Circular and Proxy Statement.

The Company is seeking approval of the following resolution at the Shareholder Meeting:

BE IT RESOLVED THAT the Voting Shareholders approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the Arrangement, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the Circular and Proxy Statement titled “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement—Quantification of Payments and Benefits to Named Executive Officers”.

The vote on the Executive Compensation Proposal is a vote separate and apart from the vote on the Arrangement Resolution, and is not a condition to completion of the Arrangement. Accordingly, you may vote to approve the Arrangement Resolution and vote not to approve this Executive Compensation Proposal and vice versa.

The Executive Compensation Proposal gives Voting Shareholders the opportunity to express their views on the Arrangement-related compensation of the Company’s named executive officers. Because the vote on this proposal is advisory only, it will not be binding on the Company or the executive officers. Accordingly, if the Arrangement Resolution is approved and the Arrangement is consummated, the compensation payments that are contractually required to be paid to the Company’s named executive officers will be paid, subject only to the terms of their compensation plans, agreements and arrangements, regardless of the outcome of this non-binding advisory vote.

The Executive Compensation Proposal will be approved if the votes cast in favor of the proposal constitute a majority of the total votes cast on the proposal.

Abstentions, the failure to vote and broker non-votes, if any, will have no effect on the outcome of this proposal. Broker non-votes are Common Shares or Special Shares held by a broker or other nominee that are present in person or represented at a meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you sign and return a proxy and do not indicate how you wish to vote on the Executive Compensation Proposal, your Common Shares or Special Shares will be voted in favour of the proposal.

The Company Board unanimously recommends that Voting Shareholders vote “FOR” the Executive Compensation Proposal.

INFORMATION CONCERNING SUNOPTA

General

SunOpta was organized under the laws of Canada in 1973. We operate as an innovation partner, solutions provider, and value-added manufacturer for leading brands, and produce our own propriety brands, including SOWN®, Dream® and West Life™. The core of our product portfolio is a range of plant-based beverages, including oat, almond, soy, coconut and rice milks and creamers, which have a favorable climate profile relative to traditional dairy milks in terms of lower carbon emissions and water usage. Our plant-based offerings include non-genetically modified (“non-GMO”), organic, and gluten-free products. Additionally, our consumer products portfolio includes fruit snacks, nutritional beverages, broths, and teas. We also produce liquid and dry ingredients for internal use and for sale to other food and beverage manufacturers.

Our employees and production facilities are principally located in the U.S., as well as Canada. Our corporate headquarters is located in Eden Prairie, Minnesota, together with our innovation center and pilot plant.

Our principal executive offices are located at 7078 Shady Oak Road, Eden Prairie, Minnesota 55344, and our telephone number at that address is (952) 820-2518.

Our website address is www.sunopta.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Circular and Proxy Statement. Our website address is included in this Circular and Proxy Statement solely as an inactive textual reference.

For additional information, see the section entitled “Where You Can Find More Information”.

Market Prices of Common Shares

The Common Shares are listed on Nasdaq under the stock symbol “STKL” and are listed for trading on the TSX under the stock symbol “SOY”. As of the Record Date, there were     Common Shares issued and outstanding.

On February 5, 2026, the last trading day prior to the announcement of the Arrangement Agreement, the closing sale price of the Common Shares on Nasdaq was $4.83 per Common Share and the closing sale price of the Common Shares on the TSX was C$6.65 per Common Share.

The following table sets out the closing high and low prices and trading volumes on Nasdaq of the Common Shares for each of the periods indicated below:

Calendar Period	High ($)	Low ($)	Volume
September 2025	6.59	5.84	9,930,800
October 2025	6.04	5.22	15,008,500
November 2025	5.29	3.35	40,202,800
December 2025	3.92	3.61	18,256,200
January 2026	4.91	3.61	20,201,500
February 2026	6.44	4.67	97,981,000

The following table sets out the closing high and low prices and trading volumes on the TSX of the Common Shares for each of the periods indicated below:

Calendar Period	High (C$)	Low (C$)	Volume
September 2025	9.11	8.14	1,068,800
October 2025	8.48	7.35	1,500,300
November 2025	7.46	4.75	4,383,800
December 2025	5.40	4.99	2,240,200
January 2026	6.76	4.94	2,925,200
February 2026	8.82	6.41	2,492,500

Dividends

SunOpta has not declared or paid any cash dividends since its inception. Should the Arrangement not be completed, SunOpta anticipates that it will retain future cash, if any, for the development, operation, and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination to pay dividends would be at the discretion of the Company Board and would depend upon a number of factors, including SunOpta’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law, and other factors the Company Board deems relevant. Pursuant to the Arrangement Agreement, if the Company Board declared a dividend prior to the completion of the Arrangement, the Consideration would be reduced on a dollar-for-dollar basis by the per Common Share amount of such dividend.

Security Ownership of Certain Beneficial Owners and Management

The following presents information regarding beneficial ownership of our shares as of February 25, 2026 by:

•	each person who we know that beneficially owns more than 5% of our Common Shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Under the regulations of the SEC, shares are generally deemed to be “beneficially owned” by a person if the person directly or indirectly has or shares voting power or investment power (including the power to dispose) over the shares, whether or not the person has any pecuniary interest in the shares, or if the person has the right to acquire voting power or investment power of the shares within 60 days, including through the exercise of any option, warrant or right. In accordance with the regulations of the SEC, in computing the number of Common Shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all Common Shares subject to options or other rights held by the person that are currently exercisable or exercisable within 60 days of February 25, 2026. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Five Percent or More Beneficial Owners

Based solely on our review of statements filed with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act, the Company is not aware of any other person or group that beneficially owns more than 5% of any class of voting shares of the Company, except as noted below.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class(1)	Percentage of all Shares(1)
Oaktree Capital Group Holdings GP, LLC 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071	Common Special	24,376,032 2,932,453	(2)(3)(4) (5)	19.97% 100.00%	19.97% 2.42%	(6)
Leon G. Cooperman St. Andrews Country Club 7118 Melrose Castle Lane Boca Raton, FL 33496	Common	9,053,300(7)		7.65%	7.46%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	Common	7,782,925(8)		6.58%	6.42%
CastleKnight Master Fund LP Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands	Common	7,350,000(9)		6.21%	6.06%

(1)

Percentage of Class and Percentage of all shares are calculated based on a total of 118,358,568 Common Shares and 2,932,453 Special Shares issued and outstanding as of February 25, 2026 except for the beneficial ownership of Common Shares by Oaktree Capital Group Holdings GP, LLC, with respect to which the Percentage of Class and Percentage of all Shares are calculated based on a total of 118,358,568 Common Shares issued and outstanding as of February 25, 2026 plus 3,724,220 Common Shares currently issuable on the exchange of Series B-1 Preferred Stock beneficially owned by the Oaktree Investors (as defined below) as disclosed in the Schedule 13D/A filed on February 10, 2026 by Oaktree Fund GP, LLC (“Fund GP”), and excludes the 2,932,453 Special Shares issued and outstanding as of February 25, 2026 as such Special Shares would be automatically redeemed and cancelled upon the exchange of Series B-1 Preferred Stock.

(2)

Includes 20,651,812 Common Shares and 3,724,220 Common Shares currently issuable on the exchange of Series B-1 Preferred Stock beneficially owned by the Oaktree Investors (as defined below), giving effect to the 19.99% beneficial ownership cap, as disclosed in the Schedule 13D/A filed on February 10, 2026 by Fund GP, in the instruments governing the Series B-1 Preferred Stock (the “Beneficial Ownership Cap”).

(3)

According to a Schedule 13D/A filed on February 10, 2026 by Fund GP, the Oaktree Investors beneficially own 20,354,660 and 4,021,372 Common Shares, respectively, including 3,113,081 and 611,139 Common Shares, respectively, currently issuable on the exchange of Series B-1 Preferred Stock, giving effect to the Beneficial Ownership Cap, and have the sole power to vote and dispose of their respective shares. In addition, Oaktree Huntington Investment Fund II GP, L.P. (“OHIF II GP”), the general partner of OHIF II LP, may be deemed to beneficially own the 4,021,372 Common Shares owned by OHIF II LP. Additionally, Fund GP, the general partner of OHIF II GP and Organics, Oaktree Fund GP I, L.P. (“GP I”), managing member of Fund GP, Oaktree Capital I, L.P. (“Capital I”), the general partner of GP I, OCM Holdings I, LLC (“Holdings I”), the general partner of Capital I, Oaktree Holdings, LLC (“Holdings”), the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”), the managing member of Holdings, and Oaktree Capital Group Holdings GP, LLC, the

indirect owner of the common shares of OCG, may be deemed to beneficially own the 24,376,032 shares owned in the aggregate by the Oaktree Investors. Notwithstanding the foregoing, pursuant to the Plan of Arrangement, each share of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time will be exchanged in accordance with their terms for 405.9555467 Common Shares (being the exchange rate of the Series B-1 Preferred Stock contemplated by their terms), for a total of 6,089,333 Common Shares issued on such exchange. It is therefore expected that the Oaktree Investors will collectively sell and transfer, on the Effective Date and conditioned on the consummation of the Arrangement, an aggregate of 26,741,145 Common Shares to Purchaser for the Consideration pursuant to the Plan of Arrangement.
(4)

The Common Shares beneficially owned by the Oaktree Investors set out in the table above do not include Common Shares referenced in the outstanding cash-settled total return swaps entered into by OHIF II LP and Oaktree Special Situations Fund, L.P. with respect to an aggregate of 871,170 Common Shares and 4,404,034 Common Shares, respectively. Such total return swaps are exclusively cash-settled and do not provide either OHIF II LP or OSSF LP with the direct or indirect right to vote, or exercise control or direction over, the Common Shares subject to such total return swaps. The counterparty to such total return swaps is an unaffiliated third-party financial institution and the total return swaps have terms consistent with the total return swaps previously entered into by the Oaktree Investors as disclosed in the Schedule 13D/A filed on July 2, 2021 by Fund GP.

(5)

On May 19, 2023, the Company issued 2,932,453 Special Shares to the Oaktree Trustee, in trust on behalf of the Oaktree Investors. The Special Shares serve as a mechanism for attaching as-exchanged voting rights to the Series B-1 Preferred Stock owned by the Oaktree Investors and entitle the Oaktree Investors to one vote per Special Share on all matters submitted to a vote of the holders of the Common Shares, voting together as a single class, subject to certain exceptions. As a result of a permanent voting cap, the number of Special Shares issued to the Oaktree Investors at any time, when taken together with any other voting securities the Oaktree Investors then control, cannot exceed 19.99% of the votes eligible to be cast by all security holders of the Company.

(6)

As of the Record Date, the Oaktree Investors would be entitled to vote an aggregate of 20,651,812 Common Shares and the Oaktree Trustee, on behalf of the Oaktree Investors, would be entitled to vote an aggregate of 2,932,453 Special Shares, representing an aggregate of  % of the issued and outstanding Voting Securities (on a non-diluted basis) as of the Record Date.

(7)

According to a Schedule 13G/A filed by Leon G. Cooperman on February 17, 2026, Mr. Cooperman beneficially owns 9,053,300 Common Shares and has sole voting power over 9,053,300 Common Shares and sole dispositive power over 9,053,300 Common Shares. In the Schedule 13G/A, Mr. Cooperman reports that he may be deemed the beneficial owner of 9,053,300 Common Shares held directly by Omega Capital Partners, L.P. (“Capital LP”), a private investment firm comprised of Cooperman family funds engaged in the purchase and sale of securities for investment for its own account. According to the Schedule 13G/A, Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., which is the general partner Capital LP.

(8)

According to a Schedule 13G/A filed by BlackRock, Inc. on April 23, 2025, it beneficially owns 7,782,925 Common Shares and has sole voting power over 7,662,182 Common Shares and sole dispositive power over 7,782,925 Common Shares.

(9)

According to a Schedule 13G filed on November 13, 2025 by CastleKnight Master Fund LP, CastleKnight Fund GP LLC, CastleKnight Management LP, CastleKnight Management GP LLC, Weitman Capital LLP and Aaron Weitman (collectively, “CastleKnight”), CastleKnight beneficially owns 7,350,000 Common Shares and has shared voting power over 7,350,000 Common Shares and shared dispositive power over 7,350,000 Common Shares. The address for each entity other than CastleKnight Master Fund LP is 888 Seventh Avenue, 24th Floor, New York, NY 10019.

Directors and Executive Officers

Directors and Executive Officers(1)	Amount and Nature of Beneficial Ownership(2)			Total Number of Common Shares, Vested Options and Vested RSUs	Percentage of Shares(5)
	Common Shares	Vested Options(3)	Vested RSUs / PSUs(4)
Dr. Albert Bolles Director	231,646	0	0	231,646	*
Rebecca Fisher Director	141,672	5,830	0	147,502	*
Dean Hollis(6) Director	586,665	0	0	586,665	*
David J. Lemmon Director	20,517	0	0	20,517	*
Diego Reynoso Director	59,372	0	0	59,372	*
Leslie Starr Director (Chair)	144,979	5,830	19,547	170,356	*
Mahes S. Wickramasinghe Director	49,778	0	15,283	65,061	*
Brian Kocher(7) Chief Executive Officer and Director	229,716	226,089	95,906	551,711	*
Greg Gaba(8) Chief Financial Officer	110,970	47,076	31,164	189,210	*
Justin Kobler Senior Vice President, Supply Chain	25,372	13,831	31,178	70,381	*
Bryan Clark Senior Vice President, R&D and FSQ	51,022	45,738	20,374	117,134	*
All current directors and executive officers as a group (16 total)	1,787,939	501,734	338,428	2,628,101	2.17%

(1)	The address of each director and executive officer is 7078 Shady Oak Road, Eden Prairie, MN 55344.
(2)

Unless otherwise indicated, the persons in this table have sole voting and dispositive power with respect to the Common Shares shown as beneficially owned by them. The information as to shares beneficially owned or over which control or direction is exercised, directly or indirectly, not being within the knowledge of the Company, has been furnished by the respective directors and executive officers individually.

(3)	The number of vested options includes options that will become exercisable within 60 days of February 25, 2026. The exercise price of vested options ranges from $3.25 to $6.35 per share.
(4)

The number of vested RSUs includes RSUs or PSUs that will vest within 60 days of February 25, 2026 as well as any RSUs that a director has deferred until their departure from the Company Board. These amounts represent gross vesting amounts, without estimated shares withheld for tax.

(5)

Percentage of shares is calculated based on a total of 118,358,568 Common Shares and 2,932,453 Special Shares issued and outstanding as of February 25, 2026 (* indicates less than 1% of the outstanding Common Shares)

(6)

Mr. Hollis also owns 500 limited partnership units of Organics, which owns 17,241,579 Common Shares and has a beneficial interest in 2,451,242 Special Shares. See Notes (3) and (5) under “—Security Ownership of Certain Beneficial Owners and Management—Five Percent or More Beneficial Owners.” However, Mr. Hollis does not directly or indirectly exercise control or direction over the securities of the Company held by Organics.

(7)	Includes 84,000 Common Shares in a trust, which Mr. Kocher is the co-trustee of, along with his spouse.
(8)	Mr. Gaba’s spouse owns 9,826 of the 110,970 Common Shares reflected for Mr. Gaba.

Auditor

Ernst & Young LLP is the Company’s independent auditor and has served as our independent auditor since May 20, 2021.

Other Matters

Other Matters for Action at the Shareholder Meeting.

As of the date of this Circular and Proxy Statement, the Company Board knows of no matters that will be presented for consideration at the Shareholder Meeting other than as described in this Circular and Proxy Statement.

Adjournments or Postponements of the Shareholder Meeting.

Subject to the terms of the Arrangement Agreement, the Shareholder Meeting may be adjourned from time to time and from place to place by the chair of the Shareholder Meeting or the chairperson of the Company Board. Under SunOpta’s By-laws, if the Shareholder Meeting is adjourned for less than 30 days, it is not necessary to give notice of the adjourned meeting, other than by announcement at the time of an adjournment. If the Shareholder Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

Future Shareholder Proposals.

If the Arrangement is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Arrangement is not completed, we expect to hold a 2026 Annual Meeting of Voting Shareholders in accordance with Section 133 of the CBCA and the rules of the TSX, subject to any extensions that may be granted by the Court or the TSX, respectively. The Company’s shareholders may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act and Section 137 of the CBCA. For such proposals to be included in the Company’s proxy materials relating to its 2026 Annual Meeting of Voting Shareholders, all applicable requirements of Rule 14a-8 and the CBCA must be satisfied, including that the proposing Voting Shareholder must, for at least the six-month period immediately before the day on which the Voting Shareholder submits a proposal to the Company, be the registered holder or beneficial owner of at least a number of Common Shares and/or Special Shares (i) that is equal to 1% of the total number of the outstanding Common Shares and Special Shares, as of the day on which the shareholder submits the proposal, or (ii) whose fair market value, as determined at the close of business on the day before the shareholder submits the proposal, is at least $2,000. Under the CBCA, such proposals must be submitted to the Company no earlier than December 23, 2025, and no later than February 21, 2026. Such proposals should be delivered to SunOpta Inc., Attn: Corporate Secretary, 7078 Shady Oak Road, Eden Prairie, Minnesota 55344.

Company Shareholders may nominate individuals for election as directors pursuant to a proposal or requisition of a shareholders’ meeting made in accordance with the CBCA or by notice to the Secretary of the Company providing the information required pursuant to the advance notice by-law. In addition, the notice of nomination must contain the information required by, and otherwise comply with, Rule 14a-19(b) of the Exchange Act, if applicable. Under SEC rules, notice of a nomination for the 2026 Annual Meeting of Voting Shareholders submitted outside the processes of Rule 14a-8 and Section 137 of the CBCA must be received by the Corporate Secretary of the Company at our principal executive offices at least 30 days prior to the date fixed by the Company for its next annual meeting of shareholders as required by the advance notice by-law (unless such meeting is convened on less than 50 days’ notice, in which case notice of any such nomination must be provided not later than the 10th day following public notice of the meeting date). The proxy solicited by the Company Board for the 2026 Annual Meeting of Voting Shareholders will confer discretionary authority to vote on any proposal or nomination submitted by a shareholder at that meeting with respect to which the Company has received notice after such date.

Householding of Special Meeting Materials.

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for information circular and proxy statements with respect to two or more shareholders sharing an address by delivering a single information circular and proxy statement, as applicable, addressed to those shareholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies.

Certain brokerage firms may have instituted householding for beneficial owners of Common Shares held through brokerage firms. If your family has multiple accounts holding Common Shares, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or SunOpta at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered upon request by writing to: SunOpta Inc., 7078 Shady Oak Road, Eden Prairie, Minnesota 55344, Attention: General Counsel. Requests can also be made by calling (952) 820-2518.

Additional Information

Additional financial and other information relating to SunOpta is included in its audited annual and unaudited quarterly consolidated financial statements, annual and quarterly management discussions and analyses, annual information forms, annual report on Form 10-K, and other continuous disclosure documents, which are available on the SEC’s website at www.sec.gov or on SEDAR+ at www.sedarplus.ca. In addition, copies of SunOpta’s most recent annual report, financial statements and management information circular and proxy statement, as filed with the SEC and available on EDGAR and SEDAR+, may be obtained without charge from SunOpta upon request.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed under “The Arrangement—Interests of SunOpta’s Directors and Officers in the Arrangement” or elsewhere in this Circular and Proxy Statement, or in other continuous disclosure documents made available on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov, no informed person (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) of the Company, or any associate or affiliate of any informed person, has had any material interest, direct or indirect, in any transaction, or proposed transaction, which has materially affected or would materially affect the Company or any of the Company Subsidiaries since the commencement of the most recently completed financial year of the Company.

EFFECTS ON SUNOPTA IF THE ARRANGEMENT IS NOT COMPLETED

If the Arrangement is not completed, Company Shareholders will retain their Common Shares and will not receive the Consideration. If the Arrangement is not completed, SunOpta will remain a public company and its Common Shares will continue to be listed for trading on Nasdaq. Failure to complete the Arrangement may have a material negative effect on the trading price of the Common Shares. In addition, Company Shareholders will continue to be subject to the same or similar risks and uncertainties currently facing SunOpta and disclosed in SunOpta’s Annual Report on Form 10-K for the year ended January 3, 2026, filed with the SEC, as updated by SunOpta’s continuous disclosure filings, copies of which are available at www.sec.gov and at www.sedarplus.ca.

WHERE YOU CAN FIND MORE INFORMATION

The SEC and Canadian securities regulatory authorities allow us to “incorporate by reference” into this document the information we file with the SEC and Canadian securities regulatory authorities. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC and Canadian securities regulatory authorities will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this document. These documents contain important information about the Company and our financial condition.

We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the fiscal year ended December 28, 2024;

•

Portions of our  definitive proxy statement for the 2025 annual meeting, filed on April 11, 2025, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 28, 2024; and

•	Our current reports on Form 8-K, to the extent filed and not furnished with the SEC, including the Current Report on Form 8-K filed on February 6, 2026.

The documents incorporated by reference into this Circular and Proxy Statement are available to you as described below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC and the Canadian securities commissions. You can obtain copies from the SEC or SEDAR+, through the SEC’s or the SEDAR+ websites, www.sec.gov and www.sedarplus.ca, respectively, or on SunOpta’s website, www.sunopta.com. Information contained on these websites does not constitute part of this Circular and Proxy Statement and therefore is not, and shall not be deemed to be, incorporated by reference. These documents are also available from SunOpta without charge, excluding any exhibits to such documents, upon written request to Investor Relations, SunOpta Inc., 7078 Shady Oak Road, Eden Prairie, Minnesota 55344.

GLOSSARY OF TERMS

“1% Exemption” has the meaning specified in “Principal Legal Matters—Canadian Securities Law Matters—MI 61-101”.

“Acquisition Proposal” means any inquiry, offer or proposal (whether written or oral) regarding any of the following (other than the Arrangement and other than any transaction involving only the Company and/or one or more wholly-owned Company Subsidiary) involving any of the Company or any Company Subsidiary from any Person or group of Persons acting jointly or in concert other than Parent or any of its affiliates:

(i) any arrangement, amalgamation, merger, consolidation, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up, exclusive license, business combination or other similar transaction, in a single transaction or a series of related transactions involving the Company;

(ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, or alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), by arrangement, amalgamation, merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of assets (including shares of Company Subsidiaries) representing 20% or more of the consolidated assets, or contributing 20% or more of the consolidated revenues of the Company and the Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions;

(iii) any direct or indirect issue, sale or other disposition (including by way of arrangement, amalgamation, merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting or equity securities (including any general partnership interests) of the Company or any Company Subsidiary, or that, if consummated, would result in such Person or group of Persons beneficially owning, or exercising control or direction over, 20% or more of the voting or equity securities of the Company or any Company Subsidiary;

(iv) any direct or indirect take-over bid, securities exchange take-over bid, tender offer, exchange offer or other similar transaction for 20% or more of the voting or equity securities (including securities convertible into or exercisable or exchangeable for such securities) of the Company or any Company Subsidiary; or

(v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“allowable capital loss” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”.

“Acceptable Confidentiality Agreement” is a confidentiality agreement on customary terms not materially more favourable in the aggregate to such Person than the Confidentiality Agreement; provided that, such agreement may permit the counterparty to make a confidential Acquisition Proposal that may constitute a Superior Proposal to the Company Board, may contain customary “clean team” provisions or provide for the entering into of customary “clean team” arrangement.

“Alternative Acquisition Agreement” is any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, arrangement agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other contract (other than an Acceptable Confidentiality Agreement) providing for or relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by the Arrangement Agreement or breach its obligations under the Arrangement Agreement.

“Antitrust Laws” means the HSR Act and any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition in the jurisdictions as set forth in the Disclosure Letter.

“Arrangement Resolution” means the special resolution of Voting Shareholders approving the Arrangement, which is to be considered at the Shareholder Meeting, substantially in the form attached as Appendix B to this Circular and Proxy Statement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the CBCA Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and Parent, each acting reasonably.

“Associated Party” means, with respect to the Company, any former or current direct or indirect stockholder beneficially owning 10% or more of the Company’s voting securities or any current director or executive officer of the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any such Person’s affiliates or immediate family members.

“Burdensome Condition” has the meaning specified in Section 4.3(d) of the Arrangement Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Amsterdam, the Netherlands, Toronto, Ontario or in Minneapolis, Minnesota are authorized or obligated by applicable Law to close.

“Canadian Securities Laws” means the Securities Act (Ontario), regulations and rules thereunder and similar Laws in the other provinces and territories of Canada.

“CBCA Director” means the Director appointed under Section 260 of the CBCA.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the CBCA Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement.

“Company Associated Party Contract” has the meaning specified in Section 2.25 of the Arrangement Agreement.

“Company Board Recommendation” means the recommendation of the Company Board to the Voting Shareholders that they vote in favour of the Arrangement Resolution.

“Company Organizational Documents” has the meaning specified in Section 2.1(b) of the Arrangement Agreement.

“Company Shareholder Approval” has the meaning specified in “The Arrangement—Company Shareholder Approval”.

“Company Subsidiary” means any Subsidiary of the Company.

“Competition Act” means the Competition Act (Canada) and includes the regulations promulgated thereunder.

“Contract” has the meaning specified in the Arrangement Agreement.

“Consideration” means $6.50 in cash per Common Share, without interest, subject to adjustment in the manner and in the circumstances contemplated by the Arrangement Agreement.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” has the meaning specified in “Certain Canadian Income Tax Considerations”.

“Debt Commitment Letter” means the executed commitment letter dated as of February 6, 2026, from Morgan Stanley Senior Funding, Inc., KKR Capital Markets LLC and KKR Corporate Lending LLC (collectively, together with any Additional Commitment Parties (as defined therein), the “Debt Financing Sources”) (including all exhibits, schedules, supplements, term sheets and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Required Amount (the “Debt Financing”), as the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date of the Arrangement Agreement in compliance with the Arrangement Agreement.

“Debt Financing” has the meaning set forth in the definition of “Debt Commitment Letter”.

“Debt Financing Sources” means the Persons (including parties to any joinder agreement or amendments joining such Persons to the Debt Commitment Letter) that have committed to provide or arrange any debt financing contemplated by the Debt Commitment Letter or alternative debt financings (including an offering or private placement of debt securities pursuant to Rule 144A under the Securities Act or otherwise); provided that, in no event shall Debt Financing Sources include KKR or Parent or any of its subsidiaries (including Purchaser).

“Depositary” means TSX Trust Company, in its capacity as depositary, or such other Person as the Company and Parent, each acting reasonably, may agree to in writing to act as depositary in relation to the Arrangement.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“Dissenting Shareholder” means a registered Company Shareholder who has validly exercised its Dissent Rights and not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“EBITDA” means the Company and its Subsidiaries’ earnings before interest, taxes, depreciation and amortization, as modeled by Parent in connection with the transactions contemplated by the Arrangement Agreement.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Company and Purchaser agree to in writing.

“Employee Share Plans” means, collectively, (i) the 2024 Short Term Incentive Plan of the Company, (ii) the 2024 Long Term Incentive Plan of the Company, (iii) the Stock Incentive Plan, (iv) the Stock Deferral Plan for Non-Employee Directors of the Company, and (v) any other plan or award agreement pursuant to which the Company or any Company Subsidiary may provide or has provided equity or equity-based incentives to employees, officers, directors or consultants other than the ESPP.

“ESPP” means the SunOpta Inc. Employee Stock Purchase Plan.

“Exchange and Support Agreement” means that certain exchange and support agreement entered into among the Company, SunOpta Foods Inc., the Preferred Shareholders and any Person that becomes a holder of Series B-1 Preferred Stock, from time to time, dated April 24, 2020, as amended.

“Fairness Opinions” means the Lazard Fairness Opinion and the Scotia Capital Fairness Opinion.

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, any court of competent jurisdiction, tribunal, arbitral body (public or private), legislature, commission (including any Securities Authority), board, bureau, ministry, minister, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the above, (iii) any quasi-governmental body, professional body or private body exercising any regulatory, expropriation or taxing authority under (including any administrative agency or commission) or for the account of any of the foregoing, or (iv) any stock exchange.

“Holder” has the meaning specified in “Certain Canadian Income Tax Considerations”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (ii) all obligations of such Person and its Subsidiaries under letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iii) all obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (iv) all capital lease obligations of such Person and its Subsidiaries, (v) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (i) through (iv), and (vi) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (ii). For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a Company Subsidiary (or vice versa) or between Company Subsidiaries.

“Intermediary” means, collectively, a broker, investment dealer, bank, trust company, nominee or other intermediary.

“Investment Canada Act” means the Investment Canada Act and includes the regulations promulgated thereunder.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated April 24, 2020 between Oaktree Organics, L.P., Oaktree Huntington Investment Fund II, L.P., SunOpta Inc., and SunOpta Foods Inc.

“IT Assets” has the meaning specified in Section 2.18(i) of the Arrangement Agreement.

“Law” means any federal, provincial, territorial, state, local or foreign law (including common law), statute, code, directive, executive order, ordinance, rule, regulation, order, determination, judgment, writ, stipulation, award, injunction or decree.

“Lazard Fairness Opinion” means the fairness opinion of Lazard to the effect that, as of such date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the

Consideration to be paid to holders of Common Shares (other than Dissenting Shareholders) in the Arrangement was fair, from a financial point of view, to such holders, a copy of which is attached as Appendix E to this Circular and Proxy Statement.

“Letter of Transmittal” means the letter of transmittal sent to the Company Shareholders for use in connection with the Arrangement.

“Lien” means any lien, license, mortgage, pledge, security instrument, title charges which are liens, claims against title, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal or first offer, easement, security interest, charge, hypothecation, encumbrance, deed of trust, right-of-way, encroachment, defect of title, occupancy right, community property interest or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

“Material Adverse Effect” means any change, event, state of facts, conditions, development, circumstance or occurrence that, when considered individually or in the aggregate with all other changes, events, state of facts, conditions, developments, circumstances or occurrences that (a) has had or would reasonably be expected to have a material adverse effect on, or cause a material adverse change in, the business, condition (financial or otherwise), assets, liabilities or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; or (b) materially impedes or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated herein on a timely basis; provided, however, no change, event, state of facts, conditions, development, circumstance or occurrence resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of the Arrangement Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates and (ii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, joint venturers, employees or any other Person (provided that this clause (a) shall not apply to any representations and warranties in the Arrangement Agreement that speak specifically to the effect of the foregoing), (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, inflation rates, or any changes therein, in Canada, the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the food industry, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause (c) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred, (d) any adoption, implementation, proposal or change after the date hereof in any applicable Law, GAAP, regulatory or Tax requirements or in interpretation of any of the foregoing, including any trade war or the imposition or change in the rate of any tariff, (e) any action taken or not taken pursuant to the Arrangement Agreement, to which Parent has consented in writing or to which Parent has requested, (f) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the Arrangement Agreement; provided, however, that the exception in this clause (f) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred, (g) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, or (h) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any epidemic, pandemic or disease outbreak (including any restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic, or other public health event) or any material worsening of any of the foregoing, or any national, international or regional calamity; provided that, (x) with respect to clauses (b), (d), (g) and (h), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industry in which the Company and the Company Subsidiaries operate in the United States or Canada and (y) references in the Arrangement Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

“Material Contract” is each contract of a type described in Section 2.19(b) of the Arrangement Agreement.

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Securityholders in Special Transactions.

“MLI” has the meaning specified in “Certain Canadian Federal Income Tax Consideration—Holders Not Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”.

“Non-Resident Dissenter” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada—Dissenting Non-Resident Holders”.

“Non-Resident Holder” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Not Resident in Canada”.

“Oaktree Investors” means, collectively, Oaktree Organics, L.P. and Oaktree Huntington Investment Fund II, L.P.

“Oaktree Trustee” means OCM SunOpta Trustee, LLC.

“Oaktree Voting and Support Agreement” has the meaning specified in “The Arrangement—Voting and Support Agreements”.

“Order” means any charge, order, writ, injunction, judgment, decree, determination, directive, stipulation, verdict, ruling, award or settlement, whether civil, criminal or administrative, of or issued by a Governmental Entity.

“Organizational Documents” means, with respect to any Person, (a) the certificate or articles of association, amalgamation or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means the date that is nine months after the date of the Arrangement Agreement (as such date may be extended pursuant to the following): if, on such date, the conditions set forth in Section 5.1(b) of the Arrangement Agreement (to the extent related to Section 5.1(d)) or Section 5.1(d) shall not have been satisfied but all other conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but provided that, such conditions shall then be capable of being satisfied if the Effective Time were to take place on such date), then the Outside Date shall be automatically extended to the date that is 12 months after the date hereof and such date shall become the Outside Date for purposes of the Arrangement Agreement; provided, further, that the right to terminate the Arrangement Agreement pursuant to Section 6.1(b)(ii) of the Arrangement Agreement shall not be available to the Company, if the Company, or to Parent, if Parent or Purchaser, shall have breached its obligations under the Arrangement Agreement in any manner that shall have caused or resulted in the failure to consummate the Arrangement on or before such date).

“Parties” means the Company, Parent and Purchaser, and “Party” means any one of them, as the context requires.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Payoff Letter” means customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Indebtedness under the applicable credit facility, which (a) specifies the applicable payoff amount, (b) provides for the satisfaction and discharge of all obligations of the applicable Company or any Company Subsidiary with respect to such Indebtedness, subject to customary surviving obligations, upon receipt of the applicable payoff amount, (c) if applicable, provides for the release, concurrently with the repayment of such Indebtedness, of Liens granted by the applicable Company or any Company Subsidiary and its applicable affiliates to secure such Indebtedness, and (d) provides for wire transfer instructions for payment of the applicable payoff amount, in each case, in form and substance reasonably satisfactory to Purchaser.

“Performance Share Unit” or “PSU” means each outstanding performance share unit that has been issued pursuant to any of the Employee Share Plans.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP (to the extent required by GAAP), (ii) mechanics’, workmen’s, repairmen’s, carriers’ or warehousemen’s Liens (A) arising in the usual, regular and ordinary course for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP (to the extent required by GAAP) or (B) arising in connection with construction in progress for amounts not yet due and payable, (iii) Liens for which title insurance coverage has been obtained pursuant to a title insurance policy in favour of the Company or a Company Subsidiary (as applicable) prior to the date hereof, (iv) easements shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (v) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use (or if such real property is vacant, the intended use), operation or value of, the property or asset affected by the applicable Lien, (vi) non-exclusive licenses of intellectual property granted to third parties in the ordinary course, (vii) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in title opinions or policies or commitments of title insurance made available to Purchaser that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use (or if such real property is vacant, the intended use), operation or value of, the property or asset affected by the applicable Lien, and (viii) any other non-monetary Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject property.

“Person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, estate, trustee, executor, administrator or other legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement, attached as Appendix C to this Circular and Proxy Statement, and any amendments or variations to such plan of arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

“Preferred Shareholders” means the holders of Series B-1 Preferred Stock.

“Proposed Amendments” has the meaning specified in “Certain Canadian Income Tax Considerations”.

“Record Date” means    , 2026.

“Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

“Resident Dissenter” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada—Dissenting Resident Holders”.

“Resident Holder” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada”.

“Restricted Share Units” or “RSUs” means each outstanding restricted stock unit that has been issued pursuant to any of the Employee Share Plans.

“Scotia Capital Fairness Opinion” means the fairness opinion of Scotia Capital to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the Consideration to be received by holders of Common Shares pursuant to the Arrangement is fair, from a financial point of view, to holders of Common Shares, a copy of which is attached as Appendix F to this Circular and Proxy Statement.

“Securities Authority” means the U.S. Securities and Exchange Commission, the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a state, province or territory of the United States or Canada.

“Series B-1 Preferred Stock Exchange Rate” means 405.9555467, being the Exchange Rate (as defined and calculated in accordance with the terms of the Series B-1 Preferred Stock).

“Shareholder Rights Plan” means the Amended and Restated Shareholder Rights Plan Agreement dated November 10, 2015, amended and restated as of April 18, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as most recently reconfirmed by the Voting Shareholders on May 22, 2025.

“Stock Incentive Plan” means the Amended 2013 Stock Incentive Plan of the Company (as further amended from time to time).

“Stock Options” means each outstanding option to purchase Common Shares that has been issued pursuant to any of the Employee Share Plans.

“Subsidiary” means, with respect to a Person, another Person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries or of which such first Person or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Subsidiary Organizational Documents” has the meaning specified in Section 2.1(b) of the Arrangement Agreement.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a Person or group of Persons acting jointly or in concert other than Parent or any of its affiliates after the date of the Arrangement Agreement to directly or indirectly acquire not less than all of the outstanding Common Shares (other than any Common Shares held by the Person or group of Persons making such Acquisition Proposal and provided that any Common Shares subject to a rollover or similar arrangement will be considered acquired for this purposes) or all or substantially all of the assets of the Company on a consolidated basis by means of an acquisition, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or other transaction on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) would result, if consummated in accordance with its terms (but without assuming away the risk of non-completion), in a transaction that is more favourable to the Voting Shareholders (solely in their capacity as such) from a financial point of view than the Arrangement, (B) is reasonably likely to be consummated after taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Arrangement), and (z) any changes to the terms of the Arrangement Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 4.4 of the Arrangement Agreement), (C) complies with Securities Laws and did not result from any material breach of Section 4.4 of the Arrangement Agreement, (D) is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with outside legal counsel and financial advisors, if applicable), that adequate arrangements have been made in respect of any required financings to complete such Acquisition Proposal, and (E) that is not subject to any due diligence or access condition.

“Tax” and “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Entity, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security, employment insurance premiums, pension plan or similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Act” means the Income Tax Act (Canada).

“taxable capital gain” has the meaning specified in “Certain Canadian Federal Income Tax Considerations—Holders Resident in Canada—Disposition of Common Shares Pursuant to the Arrangement”.

“Top Customers” means the top ten customers of the Company and the Company Subsidiaries on a consolidated basis (based on the total revenue generated by customers of the Company and the Company Subsidiaries for the twelve-month period ended on December 31, 2025).

“Top Vendors” means the top ten vendors of the Company and the Company Subsidiaries on a consolidated basis (based on total payments by the Company and the Company Subsidiaries for the twelve-month period ended on December 31, 2025).

“Transaction Litigation” has the meaning specified in Section 4.15 of the Arrangement Agreement.

“Transfer Agents” means TSX Trust Company, the Company’s transfer agent in Canada, and Equiniti Trust Company, LLC, the Company’s transfer agent in the United States.

“U.S. Securities Laws” means the Securities Act, the Exchange Act and other U.S. federal or state securities Laws.

“Unvested Performance Share Unit” or “Unvested PSU” means a PSU that is not a Vested PSU.

“Vested Performance Share Unit” or “Vested PSU” means a PSU in respect of which:

(a) the applicable performance period under the terms of the applicable Employee Share Plan ended on or prior to January 3, 2026, and either:

(i) such PSU has vested based on actual performance of the Company in accordance with the terms of the applicable Employee Share Plan but has not yet settled as of the Effective Date; or

(ii) if the vesting date for such PSU has not occurred on or prior to the Effective Date, such PSU would have vested based on actual performance of the Company in accordance with the terms of the applicable Employee Share Plan on such vesting date if such vesting date had occurred on or prior to the Effective Date, without proration; or

(b) the applicable performance period under the terms of the applicable Employee Share Plan ends after January 3, 2026, but such PSU would have vested in accordance with the terms of the applicable Employee Share Plan based on actual performance of the Company as of January 3, 2026 if:

(i) the vesting date for such PSU had occurred on or prior to the Effective Date; and

(ii) the performance period for such PSU had ended on January 3, 2026, without, for the avoidance of doubt, any proration based on the portion of the applicable performance period that has elapsed as of any date, including January 3, 2026.

“Voting and Support Agreements” means, collectively, the Oaktree Voting and Support Agreement and the D&O Voting and Support Agreements.

“Voting Shareholders” means, collectively, the Company Shareholders and the Oaktree Trustee, as registered holder of the Special Shares, in trust for the benefit of the Oaktree Investors pursuant to and in accordance with the Voting Trust Agreement.

“Voting Trust Agreement” means the voting trust agreement dated April 24, 2020, among the Company, SunOpta Foods Inc., the Preferred Shareholders and the Oaktree Trustee.

APPROVAL OF CIRCULAR AND PROXY STATEMENT

The contents and the sending of this Circular and Proxy Statement have been approved by the Company Board.

Dated this     day of    , 2026.

BY ORDER OF THE BOARD OF DIRECTORS,

Leslie Starr Chair

CONSENT OF LAZARD

February 27, 2026

To:    The Board of Directors of SunOpta Inc.

We refer to the preliminary management information circular and proxy statement (the “Circular and Proxy Statement”) of SunOpta Inc. (“SunOpta”) dated February 27, 2026 relating to the acquisition by 2786694 Alberta Ltd., a wholly-owned subsidiary of Pegasus BidCo B.V., of all of the issued and outstanding common shares in the capital of SunOpta by way of a court-approved statutory arrangement under section 192 of the Canada Business Corporations Act (the “Arrangement”).

We consent to the inclusion of our fairness opinion dated February 5, 2026 (the “Fairness Opinion”) as Appendix E to the Circular and Proxy Statement and references to our firm name and our Fairness Opinion in the Circular and Proxy Statement. Our Fairness Opinion was given as of February 5, 2026 and remains subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by us as set out therein. In providing our consent, we do not intend that any person other than the board of directors of SunOpta shall be entitled to rely upon the Fairness Opinion.

/s/ Lazard Frères & Co. LLC
Lazard Frères & Co. LLC

CONSENT OF SCOTIA CAPITAL

February 27, 2026

To:    The Board of Directors of SunOpta Inc.

We refer to the preliminary management information circular and proxy statement (the “Circular and Proxy Statement”) of SunOpta Inc. (“SunOpta”) dated February 27, 2026 relating to the acquisition by 2786694 Alberta Ltd., a wholly-owned subsidiary of Pegasus BidCo B.V., of all of the issued and outstanding common shares in the capital of SunOpta by way of a court-approved statutory arrangement under section 192 of the Canada Business Corporations Act (the “Arrangement”).

We consent to the inclusion of our fairness opinion dated February 5, 2026 (the “Fairness Opinion”) as Appendix F to the Circular and Proxy Statement and references to our firm name and our Fairness Opinion in the Circular and Proxy Statement. Our Fairness Opinion was given as of February 5, 2026 and remains subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by us as set out therein. In providing our consent, we do not intend that any person other than the special committee of the board of directors of SunOpta and the board of directors of SunOpta shall be entitled to rely upon the Fairness Opinion.

/s/ Scotia Capital Inc.
Scotia Capital Inc.

If you have any questions or require any assistance in

executing your proxy or voting instruction form, please

call Sodali & Co at:

North American Toll-Free Number: 1.833.830.8285 Outside North America, Banks, Brokers and Collect Calls: 1.289.695.3075 Email: assistance@investor.sodali.com North American Toll-Free Facsimile: 1.877.218.5372

SUNOPTA INC.

7078 Shady Oak Road, Eden

Prairie, MN 55344

P: +1 (952) 820-2518 (Main) | E: sunopta.info@sunopta.com

Download the latest about SunOpta Inc. at:

https://www.sunopta.com

SunOpta Inc. is traded on the Nasdaq: STKL and TSX: SOY

APPENDIX A

ARRANGEMENT AGREEMENT

among

PEGASUS BIDCO B.V.

(“Parent”)

2786694 ALBERTA LTD.

(“Purchaser”)

and

SUNOPTA INC.

(the “Company”)

dated as of

FEBRUARY 6, 2026

- A-i -

- A-ii -

Schedules

Schedule A – Parent Knowledge

Schedule B – Arrangement Resolution

- A-iii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT (this “Agreement”), dated as of February 6, 2026, is by and among Pegasus BidCo B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”), 2786694 Alberta Ltd., a corporation formed under the laws of the Province of Alberta, (“Purchaser”), and SunOpta Inc., a corporation formed under the Laws of Canada (the “Company”).

RECITALS

WHEREAS, the Parties wish to effect the acquisition by Purchaser of all of the issued and outstanding common shares in the capital of the Company (the “Common Shares”) by way of a plan of arrangement under the provisions of the Canada Business Corporations Act (the “CBCA”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board, acting on the unanimous recommendation of a special committee of independent directors (the “Special Committee”) and after receiving legal and financial advice, has unanimously (a) determined that the entering into by the Company of this Agreement and the consummation of the Arrangement are in the best interests of the Company, (b) the Arrangement is fair to the Voting Shareholders and the terms of the Arrangement are fair and reasonable and (c) resolved to recommend that the Voting Shareholders vote in favour of the Arrangement Resolution, all on the terms and subject to the conditions contained herein;

WHEREAS the Supporting Stockholders, as the holders of Common Shares and Special Shares (as applicable), are concurrently herewith entering into a support agreement with Parent and Purchaser (the “Support Agreements”), pursuant to which the Supporting Stockholders agree, among other things, to vote the Common Shares and the Special Shares beneficially owned or controlled by them, as applicable, in favour of the adoption of this Agreement and the Arrangement Resolution, as more fully provided therein; and

WHEREAS, the board of directors or equivalent governing body of each of Purchaser and Parent has approved the entry of Parent and Purchaser into this Agreement, the Arrangement and the transactions contemplated hereby and thereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE ARRANGEMENT

Section 1.1 Arrangement. The Parties agree that the Arrangement and each of the transactions contemplated in the Plan of Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

Section 1.2 Interim Order. As promptly as reasonably practicable following the execution of this Agreement but in any event, subject to Court availability, on or before the date that is the earliest of the first Business Day that is (i) at least 11 calendar days after the initial filing of the Circular with the SEC, provided that the initial filing was made by 5:30 p.m. Eastern Time, if the SEC staff does not notify Company (orally or in writing) that it will review the Circular by the tenth calendar day after the initial filing of the Circular with the SEC, (ii) at least three calendar days following the date that the SEC staff notifies the Company (orally or in writing) that it will not review the Circular, and (iii) in the event that the Company receives comments from the SEC on the Circular, at least three calendar days following the date that the SEC staff notifies the Company (orally or in writing) that it has completed its review of the Circular and has no further comments (the occurrence of any such event, the “SEC Clearance Event”), the Company shall apply to the Court in a manner acceptable to Parent, acting reasonably, pursuant to section 192 of the CBCA and, in cooperation with Parent, prepare, file and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a) for the class or classes (if applicable) of Persons to whom notice is to be provided in respect of the Arrangement and the Shareholder Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution (the “Company Shareholder Approval”) shall be: (i) 66 2⁄3% of the votes cast on the Arrangement Resolution by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting, and (ii) if required under Canadian Securities Laws, a majority of the votes cast by the Voting Shareholders, voting as a single class, present in person or represented by proxy at the Shareholder Meeting after excluding the votes required to be excluded by MI 61-101;

(c) that the Shareholder Meeting may be adjourned or postponed from time to time by the Company Board subject to the terms of this Agreement without the need for additional approval of the Court;

(d) confirmation of the record date for the purposes of determining the Voting Shareholders entitled to notice of and to vote at the Shareholder Meeting in accordance with the Interim Order;

(e) unless required by Law or the Court, that the record date for Voting Shareholders entitled to notice of and to vote at the Shareholder Meeting will not change in respect of any adjournment(s) or postponement(s) of the Shareholder Meeting;

(f) that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the Company Organizational Documents, including quorum requirements and other matters, shall apply in respect of the Shareholder Meeting;

(g) for the grant of the Dissent Rights only to registered holders of the Common Shares as set forth in the Plan of Arrangement;

(h) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i) that the deadline for the submission of proxies by the Voting Shareholders shall be 48 hours (excluding Saturdays, Sundays and statutory holidays in Toronto, Ontario) prior to the Shareholder Meeting, subject to waiver by the Company in accordance with the terms of this Agreement; and

(j) for such other matters as Parent or the Company may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 1.3 Shareholder Meeting. Subject to the terms of this Agreement and receipt of the Interim Order, the Company shall:

(a) convene and conduct the Shareholder Meeting in accordance with the Company Organizational Documents, the Interim Order and applicable Laws, as promptly as reasonably practicable, and in any event within 40 days following the date on which the Interim Order is obtained (or such other date to which the Shareholder Meeting is postponed or adjourned in accordance with this Agreement);

(b) allow Parent’s Representatives and legal counsel to attend the Shareholder Meeting;

(c) not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Shareholder Meeting without Parent’s prior written consent, except: (i) as required (x) for quorum purposes (in which case the meeting shall be adjourned and not cancelled, and shall be reconvened as soon as reasonably practicable), or (y) by Law or by a Governmental Entity or by valid Company Shareholder action (in each case, which action is not solicited or proposed by the Company or the Company Board and subject to compliance by the Company with Section 4.4); (ii) for postponements or adjournments of not more than 10 Business Days on each occasion if reasonably requested by Parent or the Company Board for the purposes of obtaining the Company Shareholder Approval (it being understood that the Company may not postpone or adjourn the Shareholder Meeting more than two times pursuant to this clause (ii) without Parent’s prior written consent and Purchaser may not request a postponement more than two times pursuant to this clause (ii) without the Company’s prior written consent, in each case, not to be unreasonably withheld, conditioned or delayed); (iii) as otherwise expressly permitted under this Agreement; or (iv) to the extent necessary to ensure that any required supplement or amendment to the Circular is provided to the Voting Shareholders within a reasonable amount of time in advance of the Shareholder Meeting in the event that the Company or Parent reasonably determines that (x) the Circular contains any untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading or (y) such amendment or supplement is necessary or appropriate to address material comments of any Securities Authority on the Circular; provided, however, that, with respect to clauses (i)(x), (ii) and (iii), without the prior written consent of Parent, in no event shall the Shareholder Meeting be held on a date that is more than 30 days after the date for which the Shareholder Meeting was originally scheduled;

(d) solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution or the completion of any of the transactions contemplated by this Agreement, including, if so requested by Parent and at the expense of Parent, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution and cooperating with any Person engaged by Parent to solicit proxies in favour of the Arrangement Resolution and take all other actions necessary or desirable to obtain the Company Shareholder Approval, in each case unless the Company Board has made an Adverse Recommendation Change permitted by Section 4.4;

(e) provide Parent with copies of or access to information regarding the Shareholder Meeting generated by any proxy solicitation services firm engaged by the Company, as reasonably requested from time to time by Parent;

(f) promptly advise Parent as frequently as Parent may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Shareholder Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(g) (i) promptly advise Parent of any communication (whether written or oral) from any Company Shareholder or Preferred Shareholder in opposition to the Arrangement (other than non-substantive communication), written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement and any written withdrawal of Dissent Rights received by the Company and any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement; and (ii) provide Parent with an opportunity to review and comment on any written communication sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights, and to participate in any discussions, negotiations or proceedings with or including such Persons;

(h) not make any payment or settlement offer, or agree to any payment or settlement prior to the closing of the Arrangement (the “Closing”) with respect to Dissent Rights without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned);

(i) not change the record date for the Voting Shareholders entitled to vote at the Shareholder Meeting in connection with any adjournment or postponement of the Shareholder Meeting unless required by Law or the Court; and

(j) at the reasonable request of Parent from time to time, promptly provide Parent with a list (in electronic form) of: (i) the registered Company Shareholders, together with their addresses and respective holdings of the Common Shares; (ii) the registered Preferred Shareholders, together with their addresses and respective holdings of Preferred Stock; (iii) the registered holders of Special Shares, together with their addresses and respective holdings of Special Shares; (iv) the names and addresses (to the extent in the Company’s possession or otherwise reasonably obtainable by the Company) and holdings of all Persons having rights issued by the Company to acquire or receive the Common Shares (including holders of Stock Options, Restricted Share Units and Performance Share Units); and (v) participants in book-based systems and non-objecting beneficial owners of the Common Shares, together with their addresses and respective holdings of the Common Shares. The Company shall from time to time require that its registrar and transfer agent furnish Parent with such additional information, including updated or additional lists of the Company Shareholders, Preferred Shareholders and holders of Special Shares and lists of holdings, and other assistance as Parent may reasonably request.

Section 1.4 The Circular.

(a) The Company shall (i) subject to Parent’s compliance with Section 1.4(d), as promptly as reasonably practicable (but not later than 30 days) following execution of this Agreement, prepare, in consultation with Parent, the Circular together with any other documents required by applicable Laws in connection with the Shareholder Meeting and file the Circular in preliminary form with the SEC, together with any such documents, and (ii) as promptly as reasonably practicable after an SEC Clearance Event and receipt of the Interim Order, and in any event prior to the Mailing Deadline, file the Circular and other such documents with the appropriate Governmental Entities in all jurisdictions as required by the Interim Order and applicable Law and mail the Circular and other such documents to each Voting Shareholder and any other Person as required under applicable Laws and by the Interim Order, in each case so as to permit the Shareholder Meeting to be held in accordance with the timing specified in Section 1.3(a).

(b) On the date of mailing thereof, the Company shall ensure that the Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Voting Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Shareholder Meeting, and, without limiting the generality of the foregoing, the Company shall ensure that the Circular will not contain any Misrepresentation (except that the Company shall not be responsible for any information included in the Circular relating to Parent and its affiliates that was provided by Parent for inclusion in the Circular pursuant to Section 1.4(d)).

(c) The Circular shall: (i) include a copy and a summary of the Fairness Opinions; (ii) state that the Special Committee has received the Scotia Fairness Opinion and, after receiving legal and financial advice, has unanimously recommended that the Company Board authorize the Company to enter into this Agreement; (iii) state that the Company Board has received the Lazard Fairness Opinion and, acting on the unanimous recommendation of the Special Committee and after receiving legal and financial advice, has determined that it is in the best interests of the Company to enter into this Agreement and that the Arrangement and the transactions contemplated hereby are fair and reasonable; (iv) contain the recommendation of the Company Board to the Voting Shareholders that they vote in favour of the Arrangement Resolution (the “Company Board Recommendation”); and (v) contain a statement to the effect that each Supporting Stockholder has entered into a Support Agreement pursuant to which, subject to the terms and conditions thereof, each Supporting Stockholder has agreed to, among other things, vote all of such Person’s Common Shares and Special Shares, as applicable, in favour of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution.

(d) Parent shall provide the Company with all information regarding Parent and its affiliates (and, if applicable, any financing sources) as required under applicable Law for inclusion in the Circular or in any amendments or supplements to the Circular. Parent acknowledges and agrees that the Company shall be entitled to rely on the accuracy of all information furnished by Parent and its affiliates in writing expressly for inclusion in the Circular concerning Parent and its affiliates (and, if applicable, any financing sources) as required under applicable Law. Parent shall ensure that any information provided by it to the Company for inclusion in the Circular or related documents, as the case may be, is true and correct in all material respects and does not contain any Misrepresentation. The Parties shall use their respective commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor.

(e) Parent and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Circular and related documents prior to the Circular being printed or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Parent and its legal counsel, provided that all information relating solely to Parent and its affiliates included in the Circular shall be in form and content approved in writing by Parent, acting reasonably. The Company shall provide Parent with final copies of the Circular prior to the mailing thereof to the Voting Shareholders and filing of the Circular with the applicable Governmental Entities.

(f) The Company and Parent shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Circular contains a Misrepresentation, or otherwise requires pursuant to applicable Law an amendment or supplement, and, in each case, the Parties shall cooperate in the preparation of any amendment or supplement to the Circular and the filing thereof with any Securities Authority as required or appropriate, and to the extent required by Law or the Court, the Company shall promptly mail or otherwise publicly disseminate the information contained in any amendment or supplement to the Circular to the Voting Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required pursuant to applicable Law. The Company will provide Parent and its legal counsel a reasonable opportunity to review and comment on any amendment or supplement to the Circular prior to any filing or dissemination thereof and shall give reasonable consideration to any comments made by Parent and its legal counsel. The Company shall provide Parent with final copies of any such amendments prior to the filing or dissemination thereof. The Company shall promptly notify Parent of the receipt of all comments from any Securities Authority with respect to any filings under Securities Laws associated with the Arrangement, including the Circular or any beneficial ownership reports, and of any request by any Securities Authority for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all material correspondence between such Party or any of its Representatives, on the one hand, and any Securities Authority on the other hand, with respect to such filings. The Company shall provide the Parent with all comments, written or oral, received from the SEC, promptly (and in any event within 24 hours) upon receipt from the SEC, and give the Parent and its outside legal counsel a reasonable opportunity to review and comment on any responses, written or oral, submitted or proffered to the SEC. The Company and Parent shall use their respective commercially reasonable efforts to promptly (i) provide responses to any Securities Authority with respect to all comments received therefrom, (ii) prepare and file any amendments necessary to be filed in response to any such comments, and (iii) as applicable, have cleared by the staff of the Securities Authority, the Circular.

Section 1.5 Final Order. If (a) the Interim Order is obtained, and (b) the Arrangement Resolution is passed at the Shareholder Meeting by the Voting Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 192 of the CBCA as promptly as reasonably practicable, but in any event (but subject to availability of the Court) not later than five Business Days after the Company Shareholder Approval is obtained.

Section 1.6 Court Proceedings. Subject to the terms of this Agreement, the Company shall diligently pursue, and the Company and Parent shall cooperate in diligently pursuing, the Interim Order and the Final Order, and Parent shall provide the Company, on a timely basis, any information reasonably required to be supplied by Parent in connection therewith. The Company shall provide Parent’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, the Company shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 1.6 or with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require Parent to agree or consent to any change in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases Parent’s or Purchaser’s obligations, or diminishes or limits Parent’s or Purchaser’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. The Company shall also provide to Parent’s legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on it in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by it indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. The Company shall ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. Legal counsel to Parent shall be entitled to make such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided that, Parent’s legal counsel advises the Company’s legal counsel of the nature of any submissions with reasonably sufficient time prior to the hearing and agrees with them, acting reasonably, and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. The Company shall also oppose any proposal from any Person that the Final Order contains any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, the Company shall do so after notice to, and in reasonable consultation and reasonable cooperation with, Parent.

Section 1.7 Articles of Arrangement and Effective Date.

(a) The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule C, as it may be amended in accordance with the terms thereof.

(b) The Company shall file the Articles of Arrangement with the CBCA Director, and the Effective Date shall occur, (i) on the fifth Business Day following the satisfaction or waiver of the conditions precedent in Article V (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction, or where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), or (ii) on such other date as may be agreed to by the Parties in writing; provided that in no event shall the Effective Date occur prior to the date that is 30 days following the date of this Agreement without the written consent of the Purchaser.

Section 1.8 Payment of Consideration. Purchaser will, and Parent will cause Purchaser to, by no later than the Effective Date and in any event at or prior to the filing by the Company of the Articles of Arrangement with the CBCA Director in accordance with Section 1.7(b), (a) deposit or cause to be deposited in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) sufficient funds to satisfy the aggregate Consideration payable to the Company Shareholders pursuant to this Agreement and the Plan of Arrangement, and (b) if requested by the Company not less than three Business Days in advance of the anticipated Effective Date determined in accordance with Section 1.7(b), provide the Company with sufficient funds, in the form of a non-interest bearing loan to the Company (on terms and conditions customary for circumstances of such nature and otherwise to be agreed by the Company and Purchaser, acting reasonably), to allow the Company to (i) pay any cash amounts necessary to settle all of the Stock Options, Restricted Share Units and Performance Share Units outstanding immediately prior to the Effective Time as contemplated in the Plan of Arrangement (including any payroll or other Taxes in respect thereof), (ii) make the payments to the current or former directors, officers, employees, independent contractors and consultants of the Company or any Company Subsidiary set out in Section 2.13(g) of the Disclosure Letter (including any payroll or other Taxes in respect thereof), (iii) pay financial and legal advisory fees and other transaction expenses at the Closing of the transactions contemplated by the Agreement and (iv) make the payments required by the Payoff Letter contemplated by Section 4.20.

Section 1.9 Withholding Taxes. Each of Parent, Purchaser, the Company, the Company Subsidiaries, the Depositary, and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the amounts otherwise payable to any Person pursuant to this Agreement such Taxes as are required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law. To the extent that amounts are so deducted and withheld and timely remitted to the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.10 Adjustment to Consideration. If, during the Interim Period, the Company declares or pays any cash dividend or distribution on the Common Shares or distributions on the Preferred Stock in accordance with the terms of such Preferred Stock with a record date during the Interim Period, the Consideration shall be reduced by the per Common Share amount of such dividend or distribution; provided that nothing in this Section 1.10 shall be construed to permit the Company to take any such action that is restricted by any other provision of this Agreement, including actions taken without the consent of Parent if such consent is required under Section  4.1.

Section 1.11 Treatment of Employee Stock Purchase Plan. As soon as practicable following the date hereof, the Company Board (or, if appropriate or provided under the ESPP, any other party granted administrative authority under the ESPP) shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP, in each case, unless this Agreement has been terminated in accordance with its terms: (a) each individual participating in an offering (or a purchase period in progress on the date hereof) will not be permitted to (i) increase his or her payroll contributions rate from the rate in effect as of the date hereof or (ii) make separate non-payroll contributions to the ESPP on or following the date hereof, except as may be required under applicable Law, (b) no individual who is not participating in the ESPP with respect to any current offering as of the date hereof shall be allowed to commence participation in the ESPP following the date hereof, (c) each then outstanding purchase right shall be exercised as of the earlier of the regularly scheduled final exercise date for the offering or purchase period in effect on the date hereof and a date that is no later than five calendar days prior to the Effective Time (the “Final Exercise Date”), (d) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Common Shares in accordance with the terms of the ESPP as of the Final Exercise Date, (e) no further offering or purchase period will commence pursuant to the ESPP after the date hereof, and (f) the ESPP shall terminate immediately prior to, but contingent upon the occurrence of, the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Common Shares purchased on the Final Exercise Date shall be treated in accordance with the terms and conditions of this Agreement and the Plan of Arrangement.

Section 1.12 Shareholder Rights Plan. The Company and the Company Board shall, prior to the Effective Time, take all action necessary under the Shareholder Rights Plan to waive or suspend the application of the Shareholder Rights Plan to the Arrangement or to approve the termination of the Shareholder Rights Plan effective at the Effective Time and to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Arrangement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Filings (other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) that are publicly available prior to the date hereof, or (b) as disclosed in the separate disclosure letter which has been delivered by the Company to Parent and Purchaser in connection with the execution and delivery of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure); provided, that, any such disclosure or identification in such Filings shall not be deemed to modify or qualify any of the representations or warranties set forth in any of Section 2.1, Section 2.2, Section 2.3, Section 2.4 or Section  2.23, the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 2.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of the Company Subsidiaries are duly incorporated or organized and validly existing and, if applicable, in good standing under all applicable Laws of its jurisdiction of its incorporation, organization, continuance or creation. The Company and each Company Subsidiary have the requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate their respective properties, rights and assets and to carry on their respective businesses as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each Company Subsidiary are duly qualified to do business and are in good standing in each jurisdiction where the ownership, leasing or operation of their respective properties or assets or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent (i) a true and complete copy of the Organizational Documents of the Company, as in effect on the date hereof and together with all amendments thereto (the “Company Organizational Documents”), and (ii) true and complete copies of the Organizational Documents of each of the Company Subsidiaries as in effect on the date hereof and together with all amendments thereto (the “Subsidiary Organizational Documents”). Each of the Company Organizational Documents and Subsidiary Organizational Documents are in full force and effect, and neither the Company nor the applicable Company Subsidiary is in violation of any of the provisions of the Company Organizational Documents or the Subsidiary Organizational Documents (as applicable) in any material respect.

(c) Section 2.1(c) of the Disclosure Letter sets forth a complete and accurate list of each Company Subsidiary, together with its jurisdiction of organization or incorporation. Except as set forth on Section 2.1(c) of the Disclosure Letter, the Company does not directly or indirectly own any Equity Interest in any Person.

(d) Neither the Company nor any Company Subsidiary has any obligation to acquire any Equity Interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any other Person (including any Company Subsidiary or any other entity in which the Company or any Company Subsidiary holds Equity Interests).

Section 2.2 Capitalization.

(a) The authorized capital of the Company consists of (i) an unlimited number of Common Shares, (ii) an unlimited number of special shares, issuable in series (“Special Shares”), (iii) an unlimited number of

Special Shares, Series 1 (the “Series 1 Special Shares”), and (iv) an unlimited number of Special Shares, Series 2 (the “Series 2 Special Shares”). As of the close of business on February 5, 2026 (the “Capitalization Date”), 118,338,626 Common Shares, and 2,932,453 Special Shares (consisting of no Series 1 Special Shares and 2,932,453 Series 2 Special Shares) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights, rights of first refusal or offer or similar rights. Except for the redemption amount of $0.00001 per Special Share payable in accordance with the terms of the Special Shares, the Special Shares have no right, title or interest in or to any dividends, distributions, proceeds or other consideration of any kind payable or issuable pursuant to this Agreement or in connection with the transactions contemplated hereby. Since the Capitalization Date through the date hereof, the Company has not issued any Equity Interests of the Company, except for issuances of Common Shares in connection with the outstanding Performance Share Units, Restricted Share Units, or Stock Options set forth on Section 2.2(e) of the Disclosure Letter.

(b) The authorized capital of SunOpta Foods, Inc. consists of (i) 2,000 shares of common stock, no par value and (ii) 145,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which 85,000 are designated as Series A Preferred Stock (the “Series A Preferred Stock”), 30,000 are designated as Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”) and 30,000 are designated as Series B-2 Preferred Stock (the “Series B-2 Preferred Stock”). As of the date hereof, 102 shares of common stock, no par value, of SunOpta Foods, Inc. and 15,000 shares of Preferred Stock (consisting of no shares of Series A Preferred Stock, 15,000 shares of Series B-1 Preferred Stock, and no shares of Series B-2 Preferred Stock) were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights, rights of first refusal or offer or similar rights.

(c) Section 2.2(c) of the Disclosure Letter sets forth, as of the date hereof: (i) the name and holder of each share of Preferred Stock and (ii) the number of shares of Preferred Stock held by such holder. Each share of Series B-1 Preferred Stock is exchangeable for Common Shares in accordance with the terms of the SunOpta Foods Certificate of Incorporation and the Exchange and Support Agreement and, as of the date hereof, the “Exchange Price” (as defined in the terms of the Series B-1 Preferred Stock) is $2.50.

(d) As of the date hereof, the Company has no Common Shares reserved and allotted for issuance, except for Common Shares reserved and allotted for issuance (i) upon the exchange of Preferred Stock in accordance with the SunOpta Foods Certificate of Incorporation and the Exchange and Support Agreement, (ii) for future awards under the Stock Incentive Plan, and (iii) upon the exercise or settlement of Performance Share Units, Restricted Share Units, or Stock Options issued and outstanding as set forth in Section 2.2(e) of the Disclosure Letter.

(e) Section 2.2(e) of the Disclosure Letter sets forth (i) a complete and accurate list of all outstanding Performance Share Units, Restricted Share Units, or Stock Options as of the Capitalization Date and (ii) indicating for each: (A) the name of the holder thereof; (B) the number of vested and unvested shares subject thereto; (C) the date of grant; (D) the vesting, exercisability or settlement schedules (as applicable); and (E) in respect of each Stock Option, the expiration date and exercise price. All Common Shares to be issued pursuant to any Performance Share Units, Restricted Share Units, or Stock Options shall be, when issued, duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive right, rights of first refusal or offer or other similar rights.

(f) Except as set forth in this Section 2.2 or the corresponding sections of the Disclosure Letter, as of the Capitalization Date, there are no (i) outstanding shares, units or other equity or voting interests in the Company, (ii) outstanding securities of the Company or any Company Subsidiary convertible into or exchangeable for one or more units, shares, or other equity or voting interests in, the Company or any Company Subsidiary, (iii) options, warrants or other rights or securities issued or granted by the Company or any Company Subsidiary relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (iv) calls, puts, convertible securities, exchangeable securities, conversion rights, restricted stock units, restricted stock, forward equity sales or other similar rights, agreements or commitments to which the Company or any Company Subsidiary is a party, (v) outstanding restricted shares or units, restricted share units, share or unit appreciation rights, performance shares, performance units, deferred units, contingent value rights, “phantom” shares or units or similar rights issued or granted by the Company or any Company Subsidiary that are linked to the value of the Common Shares, or (vi) Contracts that are binding on the Company or any Company Subsidiary that obligate the Company or any Company Subsidiary to issue, acquire or sell, redeem, exchange or convert any of the foregoing in clauses (i)-(iv). Except as set forth in Section 2.2(f) of the Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any units, shares or other voting securities or Equity Interests of the Company or any of the Company Subsidiaries. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which holders of shares, units or other Equity Interests of the Company or any of the Company Subsidiaries may vote. None of the Company Subsidiaries owns any Common Shares, Special Shares or Preferred Stock or other securities of the Company.

(g) Except for SunOpta Foods, Inc., the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding units, shares or other equity securities of each of the Company Subsidiaries, free and clear of any Liens other than Permitted Liens, transfer and other restrictions under applicable Securities Laws and restrictions in the Organizational Documents of the applicable Company Subsidiary, and all of such outstanding units, shares or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and not issued in violation of any preemptive rights, rights of first offer or refusal or similar rights. Except as set forth in Section 2.2(g) of the Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation to acquire any Equity Interest in another Person, or to make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in, any Company Subsidiary or any other Person.

(h) Each outstanding share of capital stock of, or other Equity Interest in, Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Company Subsidiaries free and clear of any Liens other than Permitted Liens, transfer and other restrictions under applicable Securities Laws and restrictions in the Organizational Documents of the Company or the applicable Company Subsidiary.

(i) Except for the Shareholder Rights Plan, there is no shareholders’ rights plan, “poison pill”, anti-takeover plan or similar device in effect to which the Company or any of the Company Subsidiaries is subject, party or otherwise bound.

(j) Except as provided for in this Agreement and the Plan of Arrangement, neither the Company nor any of the Company Subsidiaries owe, as of the date hereof or as of the Effective Date, any payments, liabilities or other obligations to the holders of B-1 Preferred Stock, including for the avoidance of doubt, any distributions or dividends with respect to B-1 Preferred Stock.

Section 2.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Shareholder Approval and the Final Order, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate proceedings on the part of the Company’s board of directors (the “Company Board”), and, other than the approval of the Company Board of the Circular, the Company Shareholder Approval and approval of the Court, the execution, delivery and performance by the Company of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate proceedings on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, liquidation, reorganization or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement: (i) the Company Board, having received the unanimous recommendation of the Special Committee and after consultation with legal and financial advisors, has unanimously (A) determined that the entering into by the Company of this Agreement and the consummation of the Arrangement are in the best interests of the Company, (B) the Arrangement is fair to the Voting Shareholders and the terms of the Arrangement are fair and reasonable, (C) resolved to recommend that the Voting Shareholders vote in favour of the Arrangement Resolution and (D) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement; and (ii) no action has been taken to amend or supersede such determinations, resolutions or authorizations. As of the date hereof, the Company Board has not received any written notice from any Representative of the Company or any Company Shareholder indicating any intent to challenge, dissent from, or take any action adverse to the Arrangement or this Agreement.

(c) Subject to the terms of the Interim Order, the only vote of holders of any class or series of shares or other Equity Interests of the Company or of any Company Subsidiary necessary to adopt and approve this Agreement and the transactions contemplated hereby is the Company Shareholder Approval and the approval of the Preferred Shareholders pursuant to their Support Agreement. No other vote of the holders of Common Shares or any other Equity Interests of the Company or any Company Subsidiary is necessary to consummate the transactions contemplated hereby.

Section 2.4 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will: (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Organizational Documents; (ii) (A) conflict with or violate any provision of the Organizational Documents of any Company Subsidiary or (B) assuming that all consents, approvals and authorizations described in Section 2.4(b) have been obtained and all filings and notifications described in Section 2.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or any of their respective properties or assets; or (iii) with or without notice or lapse of time, or both, require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any Material Contract, except, with respect to clauses (ii) and (iii), (x) as set forth in Section 2.4(a) of the Disclosure Letter, or (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the Interim Order and any approval required by the Interim Order, (ii) the Final Order, (iii) filings under the CBCA, (iv) compliance with and filings under applicable Antitrust Laws, (v) compliance with and filings under the Investment Canada Act, if required, (vi) compliance with and filings under Securities Laws and stock exchange rules and policies, and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.5 Securities Law Matters; Company SEC Documents.

(a) The Company is a “reporting issuer” under Securities Laws in each of Ontario, Alberta, British Columbia, Manitoba and Saskatchewan. The Common Shares are listed and posted for trading on the TSX and Nasdaq. The Company is not on a list of reporting issuers in default under the Canadian Securities Laws and is not in material default under the applicable listing rules and regulations of the TSX or Nasdaq.

(b) As of the date of this Agreement, the Company has not taken any action to cease to be a reporting issuer in any Canadian province or territory or to delist or deregister the Common Shares under the rules or policies of the TSX, nor has the Company received notification from any Canadian Securities Authority seeking to revoke the reporting issuer status of the Company or the listing or registration of the Common Shares in Canada. No delisting, suspension of trading or cease-trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the knowledge of the Company, has been threatened or is expected to be implemented or undertaken (other than in connection with the transactions contemplated by this Agreement), and, to the knowledge of the Company, the Company is not subject to any formal or informal review, enquiry, comment, investigation or other proceeding relating to any such order or restriction and, to the knowledge of the Company, no such review, enquiry, comment, investigation or other proceeding is threatened.

(c) Since January 1, 2023, the Company has timely filed with or furnished (on a publicly available basis) to each relevant Securities Authority all Filings and, as of their respective filing or furnishing dates (or the date of their most recent amendment, supplement or modification), (i) the Filings complied in all material respects with all applicable requirements of the Securities Laws and the applicable listing and corporate governance rules and regulations of the TSX and Nasdaq and (ii) none of the Filings contain or will contain any Misrepresentation. The Company has not requested confidential treatment of any Filings or filed any confidential material change report (which at the date of this Agreement remains confidential) with a Securities Authority. The Company has made available to Parent all comment letters and all material correspondence between a Securities Authority, on the one hand, and the Company or any Company Subsidiary, on the other hand, since January 1, 2023. As of the date hereof, there are no material outstanding or unresolved comments received from a Securities Authority with respect to any Filings and, as of the date hereof, to the knowledge of the Company, none of the Filings is the subject of an ongoing review by a Securities Authority. As of the date hereof, no amendments or modifications to the Filings are required to be filed with, or furnished to, any Securities Authority and no Company Subsidiary is required to file or furnish any Filing with any Securities Authority. As of the date hereof, there has been no material correspondence between the Securities Authority and the Company since January 1, 2023 that is not set forth in the Filings or that has not otherwise been disclosed to Parent prior to the date of this Agreement.

(d) The Company is not an “investment company” registered or required to be registered under the U.S. Investment Company Act of 1940, as amended (the “U.S. Investment Company Act”).

(e) The Company is not a “foreign private issuer” (as such term is defined in Rule 3b-4 under the Exchange Act).

(f) Except for the Common Shares, no class of the Company’s or any Company Subsidiary’s securities is registered, or is required to be registered, under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is subject to the reporting requirements under Sections 13 or 15(d) of the Exchange Act. No Company Subsidiary is required to file any form or report with any Securities Authority.

Section 2.6 Financial Statements.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes and schedules thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Filings (collectively, the “Financial Statements”) (i) were prepared from the books and records of the Company and the consolidated Company Subsidiaries and in accordance with GAAP (as in effect on the date of such Financial Statement) applied on a consistent basis during the periods involved (except as may be explicitly stated in the notes thereto or, in the case of unaudited financial statements, as permitted by Securities Laws), (ii) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be explicitly stated in the notes thereto or, in the case of unaudited financial statements, for normal, recurring year-end adjustments, none of which are material individually or in the aggregate), and (iii) comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC.

(b) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the intended results, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its Filings with any relevant Securities Authority.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required Filing containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications, if any, required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(d) The Company has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) and internal control over financial reporting, and has: (i) designed such disclosure controls and procedures, or caused them to be designed under management’s supervision, to provide reasonable assurance that material information relating to each of the Company and the Company Subsidiaries is made known to management by others, particularly during the period in which the financial statements are being prepared and to ensure that material information required to be disclosed by the Company in Filings is recorded, processed, summarized and reported within the time periods specified under Securities Laws, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; and (ii) designed such internal control over financial reporting, or caused it to be designed under management’s supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Between December 31, 2023 and the date hereof, neither the Company nor the Company’s officers, directors or independent registered accountant has identified or been made aware of: (a) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize or report financial information; or (b) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(e) Since January 1, 2023, there has been no material change in the Company’s and Company Subsidiaries’ accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(f) Section 2.6(f) of the Disclosure Letter contains a true and complete list of all Indebtedness for borrowed money of the Company and the Company Subsidiaries as of the Capitalization Date in excess of $1,000,000 in principal amount as of the date hereof and identifies for each item of indebtedness, the outstanding principal as of February 5, 2026 and the accrued but unpaid interest thereunder as of January 3, 2026.

Section 2.7 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since September 27, 2025 through the date hereof, (a) except for the discussions, negotiation and execution of this Agreement, the Company and each of the Company Subsidiaries have conducted in all material respects their respective businesses in the Ordinary Course, (b) there have not been any changes, events, state of facts or developments, that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect, (c) there has not been any declaration, setting aside for payment or payment of any dividend or distribution (whether in cash, units or property) with respect to any Common Shares or Preferred Stock and (d) neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that would have required the prior consent of Parent under Section 4.1(a), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f),Section 4.1(i), Section 4.1(j), Section 4.1(k), Section 4.1(l), Section 4.1(m),Section 4.1(n),Section 4.1(p) (to the extent any such lease, sublease or rental agreement involves payments, individually or in the aggregate, of $1,000,000), Section 4.1(q), Section 4.1(u), Section 4.1(v) or solely as it relates to the foregoing, Section 4.1(w), had the restrictions thereunder been in effect since September  27, 2025.

Section 2.8 Auditors. There is not now, and there has never been, any “reportable event” (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the auditors of the Company.

Section 2.9 No “Collateral Benefit”. Except as set forth in Section 2.9 of the Disclosure Letter, to the knowledge of the Company, as of the date of this Agreement, no “related party” of the Company (as defined in MI 61-101), together with its associated entities, that beneficially owns or exercises control or direction 1% or more of the issued and outstanding Common Shares will receive a “collateral benefit” (as defined in MI 61-101) as a consequence of the transactions contemplated by this Agreement.

Section 2.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise whether known or unknown, regardless of when asserted) of a type required to be disclosed by GAAP on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations: (a) specifically, reflected and adequately reserved against or adequately provided for in the consolidated balance sheet of the Company as of September 27, 2025 (none of which is a liability for breach of contract, breach of warranty, tort infringement or violation of Law or that relates to any action, suit, arbitration, claim, litigation, investigation, or proceeding); (b) incurred in the Ordinary Course since September 27, 2025; (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby; (d) set forth in Section 2.10 of the Disclosure Letter; or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has any material liabilities of any nature arising out of breach of, default under, or actual or alleged failure to comply with, any Contract with a Top Customer or a Top Vendor to which the Company or any Company Subsidiaries are a party that require the Company or any Company Subsidiaries to identify the applicable customer, supplier, or other counterparty as an additional insured in the Company’s or any Company Subsidiaries’ insurance policies.

Section 2.11 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all franchises, authorizations, licenses, permits, certificates, certifications, grants of inspection (e.g., USDA), accreditations, variances, exemptions, approvals, registrations and orders of any Governmental Entity or third party certification or accreditation body (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties, facilities (whether owned or operated by the Company and the Company Subsidiaries) and assets, and to carry on and operate its businesses as currently conducted as of the date hereof (the “Company Permits”), and all such Company Permits are in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is in compliance in all material respects with all terms and conditions of the Company Permits and no event has occurred that would reasonably be expected to result in the revocation, suspension, termination, or limitation of any Company Permit. Except as would not be, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole, since January 1, 2023, neither the Company nor any of the Company Subsidiaries (i) has received any written or, to the knowledge of the Company, oral, notice or communication from any Governmental Entity regarding any actual or alleged failure to comply with any Law, and to the knowledge of the Company, no investigation, review or proceeding with respect to such by any Governmental Entity is ongoing and (ii) no revocation, suspension, termination, limitation or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened, orally or in writing and no such revocation, suspension, termination, limitation or cancellation will result from the transactions contemplated by this Agreement.

(b) The Company and each of the Company Subsidiaries are in compliance with and have been in material compliance for the last three years with all Laws and Privacy and Security Laws and Standards applicable to the Company, the Company Subsidiaries and their respective businesses and properties or assets, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 2.11(b) of the Disclosure Letter, no investigation, review or proceeding by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their operations or the Company Products is pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no Governmental Entity has indicated an intention to conduct the same. In the last three years, none of the Company or Company Subsidiaries has been charged with or convicted of an offence for non-compliance with any Laws or has been fined or otherwise sentenced or has settled any prosecution short of conviction.

(c) Neither the Company nor any of the Company Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any agent or other Person acting on behalf of or for the benefit of, the Company or any of the Company Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person, (iii) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer, or (iv) taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of any Anti-Bribery Law.

(d) Neither the Company nor any of the Company Subsidiaries, nor any director, officer or employee of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any agent or other Person acting on behalf of or for the benefit of, the Company or any of the Company Subsidiaries is a Sanctioned Party nor has engaged in, nor is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Party, nor has otherwise violated Sanctions.

(e) Neither the Company nor any of the Company Subsidiaries is, or in the last five years has been, in violation of any Anti-Money Laundering Law.

(f) The Company and the Company Subsidiaries in the last five years have obtained export licenses and permissions as required by, and otherwise have operated, and are presently, in compliance with the Export Control Laws.

(g) Neither the Company nor any of the Company Subsidiaries is party to any actual or threatened legal proceedings or outstanding enforcement action relating to any breach or suspected breach of Anti-Bribery Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

(h) The Company and the Company Subsidiaries have in place and have adhered to policies and procedures reasonably designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice or conduct relating to the business of the Company or the Company Subsidiaries that would constitute an offense under the Anti-Bribery Laws, Sanctions, and Export Control Laws.

Section 2.12 Litigation. Except as set forth on Section 2.12 of the Disclosure Letter, there is no suit, claim, action, arbitration, investigation or proceeding pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries, which is against (a) the Company or any Company Subsidiary (or any of their properties, assets or Company Products), (b) to the knowledge of the Company, officer, director or employee, in their capacities as such, or any other Person with respect to which the Company or any of the Company Subsidiaries would reasonably be expected to have an indemnification obligation. Neither the Company nor any Company Subsidiary is subject to any outstanding Order of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to be material to the Company and the Company Subsidiaries. As of the date of this Agreement, there is no suit, claim, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened in writing seeking to prevent, hinder, modify, delay or challenge the Arrangement or any of the other transactions contemplated by this Agreement.

Section 2.13 Employee Benefits.

(a) Section 2.13(a) of the Disclosure Letter sets forth a list of each material Employee Benefit Plan. For purposes hereof, “Employee Benefit Plan” means each pension, supplemental retirement plan, savings, benefit, retirement, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, supplemental unemployment benefits, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, practice, undertaking, program or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary, or to which any of the Company or any Company Subsidiary has any liability, contingent or otherwise. The Company has separately identified in Section 2.13(a) of the Disclosure Letter each Employee Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary or to which any of the Company or any Company Subsidiary has any liability, contingent or otherwise primarily for the benefit of employees outside of the United States.

(b) A true and correct copy of the most recent versions of each of the Employee Benefit Plans has been made available to Parent. In the case of any Employee Benefit Plan that is not in written form, an accurate description of its material terms as in effect on the date hereof has been made available to Parent. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and Internal Revenue Service/ Canada Revenue Agency determination or opinion letter with respect to each Employee Benefit Plan, to the extent applicable, has been made available to Parent.

(c) Each Employee Benefit Plan has been established, administered and maintained materially in accordance with its terms and materially in compliance with all applicable Laws. Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current favorable determination letter or is maintained on a pre-approved plan document for which the pre-approved plan sponsor has received a current opinion letter from the Internal Revenue Service.

(d) No Employee Benefit Plan is: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or has been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA); or (v) a “registered pension plan” or a “registered pension plan” containing a “defined benefit provision”, or a “retirement compensation arrangement”, as such terms are defined in the Tax Act. No Employee Benefit Plan provides contributions or benefits in excess of the limits applicable to registered plans under the Tax Act.

(e) Neither the Company or any of the Company Subsidiaries and none of their ERISA Affiliates have any liability or contingent liability for providing any post-termination medical benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code (“COBRA”) or any applicable Law.

(f) Other than routine claims for benefits, there is no pending or, to the Company’s knowledge, threatened suit, claim, action, arbitration, investigation or proceeding relating to the Employee Benefit Plans, nor to the Company’s knowledge are there any facts or circumstances that could reasonably be expected to give rise to a suit, claim, action, arbitration, investigation or proceeding relating to the Employee Benefit Plans. With respect to each Employee Benefit Plan, all contributions, benefits, and premium payments that are due by the Company have been timely made and all contributions, benefits, and premium payments for any period ending on or before the Effective Date that are not yet due have been made or properly accrued.

(g) Except as set forth in Section 2.13(g) of the Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement, either alone or in combination with another event, will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary; (iii) result in any payment or funding or acceleration of funding of compensation or benefits under, or increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 2.14 Employment and Labour Matters.

(a) The Company has made available to Purchaser a complete and accurate list of all employees of the Company or Company Subsidiary as of February 5, 2026, which such list indicates: (i) employing entity; (ii) the titles of all such employees; (iii) the primary location of their employment (including province or state); (iv) the date each such employee was hired (and identifying any prior dates that would affect calculation of years of service for any purpose); (v) the status of each employee, whether full-time, part-time, casual, temporary or seasonal; (vi) the hourly rate or annual wage of each employee at the date of such list, any eligibility for bonuses, commissions, incentive pay, or other compensation; (vii) the annual vacation days to which each employee is entitled; and (viii) the employees that are not actively working on the date of this Agreement due to leave of absence, illness, injury, accident or other disabling condition and in each such case the type of leave and date leave commenced and is anticipated to end.

(b) The Company has made available to Purchaser a complete and accurate list of each independent contractor or consultant actively providing services to the Company or any Company Subsidiary as of February 5, 2026, including the entity by which the independent contractor or consultant is engaged, the nature of the services, consulting fees, commissions or other forms of compensation and the term of the agreement, including start date and end date, if applicable, as well as original engagement date if different from start date of agreement. Each such independent contractor or consultant has been properly classified by the Company or Company Subsidiary as an independent contractor, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity disputing such classification.

(c) Neither the Company nor any Company Subsidiary is party to or bound by any collective agreements or similar labour agreements, with respect to their employees, with any labour union, trade union, works council or other labour organization.

(d) (i) No employees of the Company or any of the Company Subsidiaries are represented by any labour organization; (ii) no labour organization or group of employees of the Company or any of the Company Subsidiaries has made a written demand to the Company or any Company Subsidiary for recognition or certification; (iii) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or the Company Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of the employees of the Company or the Company Subsidiaries; (iv) to the knowledge of the Company, there are, and in the past five years have been, no organizing activities involving the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened with any labour organization or group of employees of the Company or any Company Subsidiary; and (v) the Company and the Company Subsidiaries are not currently materially affected and have not been materially affected in the past five years by any actual or threatened work stoppage, strike or other similar labour disturbance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are, and in the past five years there has been, no complaints, charges or claims against the Company or any Company Subsidiary filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary have not and are not engaged in any unfair labour practice and there are no unfair labour practice charges, grievances or complaints filed or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary. In the past five years, no trade union or other labour organization has applied to have the Company declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business.

(f) The Company and each Company Subsidiary is, and in the past three years has been, in compliance with all Laws relating to the employment of labour, including all such Laws relating to pay equity, wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (collectively, the “WARN Act”), overtime, collective bargaining, discrimination, accessibility, privacy, harassment, retaliation, disability rights, immigration, work authorization, employee and independent contractor classifications, human rights, pay equity, employment equity, affirmative action, occupational safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Within the last three years, there has been no “mass layoff” or “plant closing” as defined by the WARN Act with respect to the Company or any Company Subsidiary or any group termination pursuant to the

Employment Standards Act 2000 (Ontario) or any similar legislation in any jurisdiction in which the Company carries on business, and neither the Company nor any Company Subsidiary is delinquent in any respect for any liabilities pursuant to the WARN Act.

(h) Within the last three years, neither the Company nor any of the Company Subsidiaries has been party to a settlement agreement resolving material allegations of sexual harassment or discrimination by or against any current or former director, officer or employee of the Company or any of the Company Subsidiaries. Within the last three years, to the knowledge of the Company, there have not been any material allegations of sexual harassment or discrimination involving any director, officer or employee of the Company or any of the Company Subsidiaries.

(i) To the knowledge of the Company as of the date of this Agreement, (i) no executive or management-level employee has notified the Company or any Company Subsidiary in writing of any plans to resign employment with the Company or any Company Subsidiary and (ii) no current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary is in violation, in any material respect, of any term of any non-competition, non-solicitation, non-disclosure or other restrictive covenant Contract with the Company or any Company Subsidiary.

(j) The Company has made available to Purchaser all orders and inspection reports under applicable Occupational Health and Safety legislation (“OHS Legislation”) in the last three years relating to the Company and Company Subsidiaries. There have been no fatal or critical accidents in the last three years. To the knowledge of the Company, there are no charges pending under OHS Legislation in respect of the Company and Company Subsidiaries. In the last three years, the Company and Company Subsidiaries have complied in all material respects with any orders issued under OHS Legislation and there are no appeals of any orders under OHS Legislation currently outstanding.

(k) The Company and all of the Company Subsidiaries are registered with all applicable workers’ compensation boards in the provinces or jurisdictions in which it has employees working and has paid in full all amounts owing under any workers’ compensation Laws. There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation legislation in respect of the Company or the Company Subsidiaries and neither the Company or any of the Company Subsidiaries has not been reassessed in any material respect under such legislation during the past three years and, to the knowledge of the Company, no audit of the Company or the Company Subsidiaries is currently being performed pursuant to any applicable workers’ compensation legislation. To the knowledge of Company, there are no claims or potential claims which may adversely affect the Company’s or any of the Company Subsidiaries premiums in a material amount.

(l) Except as disclosed in Section 2.14(l), no employee of the Company or any Company Subsidiary has any contractual severance or termination payment required to terminate his employment that exceeds minimum entitlements prescribed by applicable employment standards legislation.

Section 2.15 Tax Matters.

(a) All income and other material Tax Returns required to be filed on or before the Effective Date (taking into account any applicable extensions) by each of the Company and the Company Subsidiaries have been timely and duly filed. Such Tax Returns are true, complete and correct in all material respects. All income and other material Taxes due and payable by the Company or the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(b) Each of the Company and the Company Subsidiaries has withheld and paid each material Tax required to have been withheld and paid under applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other Person.

(c) No written claim has been made since January 1, 2022 by any Governmental Entity in any jurisdiction where the Company or the Company Subsidiaries does not currently file Tax Returns that the Company or the Company Subsidiaries are subject to Tax by that jurisdiction. Neither the Company or the Company Subsidiaries has, or has within the past three years had, a permanent establishment (within the meaning of an income tax treaty between the country of its incorporation or formation and another country) in a jurisdiction outside of the country of its incorporation or formation.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company or the Company Subsidiaries, in each case that are still in effect (other than those resulting from an automatic extension of the time for filing any Tax Return obtained in the Ordinary Course).

(e) No suit, audit, examination, assessment, claim, action, arbitration, investigation or proceeding is pending or has been threatened in writing with respect to a material amount of Taxes or material Tax Returns of the Company or the Company Subsidiaries that have not been resolved without any further liability to the Company or the Company Subsidiaries.

(f) There are no Liens for material Taxes (other than Permitted Liens) upon the assets of the Company or the Company Subsidiaries.

(g) None of the Company or the Company Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing, Tax reimbursement or Tax allocation agreement (other than (i) an agreement exclusively between or among any of the Company and the Company Subsidiaries, and (ii) an agreement (such as a lease) the principal purpose of which is not the sharing or allocation of Tax) or has any liability for a material amount of Taxes of any Person (other than the Company or the Company Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(h) No private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or issued by any Governmental Entity with respect to the Company or the Company Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(i) The Company and the Company Subsidiaries have no liability for a material amount of Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of Law), as a transferee or successor.

(j) There are no circumstances existing which could result in the material application of section 17, 78 or 79 or sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of the Company Subsidiaries.

(k) The Company and the Company Subsidiaries have complied in all material respects with the transfer pricing provisions of each applicable Law, including for greater certainty, under section 247 of the Tax Act.

(l) The Company and the Company Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning on or after the Effective Date as a result of:

(i) any change in a method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date and made prior to the Closing, or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date;

(ii) an installment sale or open transaction disposition occurring prior to the Closing;

(iii) a prepaid amount, other than deferred revenue, received outside the Ordinary Course prior to the Closing;

(iv) any “closing agreement” under Section 7121 of the Code, or similar provision of Law executed prior to Closing; or

(v) any intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, in each case, in existence as of the Closing.

(m) None of the Company or the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the two years prior to the date of this Agreement.

(n) None of the Company or the Company Subsidiaries is, or has been, a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c) (or any similar provision of state, local or non-U.S. Law).

(o) None of the Company or the Company Subsidiaries is or has within the past three years been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or non-U.S. Law) filing a consolidated income Tax Return, other than a group the common parent of which is the Company or a Company Subsidiary.

(p) Each of the Company and the Company Subsidiaries has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of non-U.S. Tax Law in connection with related party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

(q) Neither the Company nor any of the Company Subsidiaries has, or has ever had, an obligation to file an information return under either of sections 237.3 or 237.4 of the Tax Act, except with respect to the transactions that are specifically contemplated under this Agreement.

(r) Each of the Company and the Company Subsidiaries has timely collected all material amounts on account of value added, sales, use or transfer Taxes required by applicable Law to be collected by it, if any, and has timely remitted, in all material respects, to the appropriate Governmental Entity any such material amounts required to be remitted by it.

(s) Neither the Company nor any Company Subsidiary that is resident in Canada for the purposes of the Tax Act has received a loan from or become indebted to a “foreign affiliate” (within the meaning of the Tax Act) of the Company or to a partnership of which such a foreign affiliate of the Company is a member that has not been repaid, except for trade payables and trade receivables incurred in the Ordinary Course.

(t) Except as set forth in Section 2.15(t) of the Disclosure Letter, the Company and each of the Company Subsidiaries have maintained and continue to maintain all books and records required to be maintained by them in all material respects under the Tax Act and all other applicable Tax Laws.

(u) SunOpta MX S.A. de C.V. and Sunrise Growers Mexico S.R.L. de C.V. have retained and will continue to retain all Tax, accounting, and corporate records required by applicable Law to support the availability and correct computation of Tax attributes; including, for the avoidance of doubt, the Cuenta de Utilidad Fiscal Neta (CUFIN) balance and the Cuenta de Capital de Aportación (CUCA) balance used in the capital redemptions made by the Company and Company Subsidiaries in the fiscal years 2023 and 2025.

Notwithstanding anything to the contrary, except to the extent a representation in Section 2.13 explicitly refers to Tax or a Tax Law, the representation and warranties in this Section 2.15 shall be the sole representations and warranties with respect to Tax matters. For the avoidance of doubt, no representation is made concerning the existence or amount of any Tax loss or credit, Tax basis or other Tax asset.

Section 2.16 Real Property.

(a) Section 2.16(a) of the Disclosure Letter lists the owner and common street address or legal descriptions for all real property owned by the Company or any Company Subsidiary, and the Company or Company Subsidiary, as the case may be, owning such real property (any such real property, together will all buildings, improvements and fixtures located thereon and all appurtenances thereto, the “Owned Real Property”). Except as set forth in Section 2.16(a) of the Disclosure Letter, as applicable, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, the Company or a Company Subsidiary has good, marketable and valid fee simple title to all Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Section 2.16(b) of the Disclosure Letter lists (i) the common street address for all real property in which the Company or a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest (the “Leased Real Property”), (ii) each lease or sublease of such real property pursuant to which the Company or a Company Subsidiary holds as a lessee or sublessee a leasehold or sublease interest, including each amendment relating thereto (“Real Property Leases”) and the Company or the applicable Company Subsidiary holding such leasehold interest. Except as set forth in Section 2.16(b) of the Disclosure Letter, as applicable, the Company or a Company Subsidiary holds a valid, binding and enforceable leasehold or subleasehold interest as a lessee or sublessee in the Leased Real Property, in each case, free and clear of all Liens except for Permitted Liens, subject to the Bankruptcy and Equity Exception. True and complete copies of the Real Property Leases have been made available to Parent. Each Real Property Lease is in full force and effect. For each Real Property Lease, the Company or Company Subsidiary, as applicable: (i) is exclusively entitled to all material rights and benefits as tenant under the Real Property Leases; (ii) has not sublet, assigned or otherwise conveyed any material rights in the applicable premises subject to the Real Property Leases or in the Real Property Leases to any Person; (iii) is not in default under or in breach in any material respect of any of the Real Property Leases, and, to the knowledge of the Company, each other party to the Real Property Leases has materially performed all of its covenants and obligations required by it and is not in material default under or in breach of any representations, warranties, covenants and conditions contained in such Real Property Leases; and (iv) has not been, and is not currently, in material breach of any Laws (including building and zoning by-laws), covenants, restrictions or official plans pertaining to the Leased Real Property. The business operated on the Leased Real Property under each Real Property Lease is permitted under such Real Property Lease in all material respects, and all of the applicable Leased Real Property is used for the operation of such business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of the Company Subsidiaries has received any written notice to the effect that any condemnation, expropriation or rezoning proceedings are pending or, to the knowledge of the Company, threatened with respect to any of the Owned Real Property or Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Company Subsidiary has good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by them at the Owned Real Property or Leased Real Property free and clear of all Liens other than Permitted Liens. None of the Company or any of the Company Subsidiaries has received any written notice or has knowledge of any outstanding violation of any Law, including zoning regulation or ordinance, building or similar Law, code, ordinance, order or regulation, for any Owned Real Property or Leased Real Property and all buildings, structures, improvements, and fixtures located on the Owned Real Property and Leased Real Property have been maintained substantially in accordance with normal industry practice, are in good operating condition and repair (normal wear and tear excepted), and are suitable for the purposes for which they are currently used except, in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 2.17 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and the Company Subsidiaries is, and for the past three years has been, in compliance with all applicable Environmental Laws. Without limiting the foregoing, each of the Company and the Company Subsidiaries (i) has obtained, and is and has been in compliance in all material respects with, all Permits required under Environmental Laws for the ownership, lease, operation, occupation or use of the respective businesses or assets of the Company and the Company Subsidiaries, and (ii) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law.

(b) There is no Environmental Claim pending or, to the Company’s knowledge, threatened, against (and no unresolved Environmental Claim has otherwise been received by) any of the Company or the Company Subsidiaries (or against any Person whose liability for such Environmental Claim any of the Company or the Company Subsidiaries has retained or assumed by Contract or under any Law). No incident, condition, change or circumstance has occurred or exists to the Company’s knowledge that would reasonably be expected to form the basis of an Environmental Claim against any of the Company or the Company Subsidiaries (or against any Person whose liability for such Environmental Claim any of the Company or Company Subsidiaries has or retained or assumed by Contract or under any Law).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any Company Subsidiary has Released, stored, generated, disposed of or arranged for the disposal of, transported, handled, distributed, or exposed any Person to, any Hazardous Substance, or owned, leased, used or operated any property or facility contaminated by any Hazardous Substance, in each case, that has created or would reasonably be expected to create any liability under any Environmental Law for any of the Company or Company Subsidiaries.

(d) Neither the Company nor any Company Subsidiary has assumed, undertaken, become subject to, or provided an indemnity with respect to any liability (contingent or otherwise) of any other Person with respect to Environmental Laws or any Hazardous Substance, other than general contractual indemnities entered pursuant to a lease or credit agreement in the Ordinary Course that do not subject the Company or any Company Subsidiary to any such liability for which the Company or any Company Subsidiary would not otherwise be liable under any Environmental Law.

(e) Except for any of the following documents that contain information regarding environmental matters that are not and would not, individually or in the aggregate, reasonably be expected to be material, the Company has made available to Parent all material environmental audits, assessments and reports and all other material environmental documents relating to the Company or any Company Subsidiary or any of their current or former properties, facilities, businesses or operations, in each case, that are in the possession or under the reasonable control of the Company or any Company Subsidiary.

Section 2.18 Intellectual Property; Data Privacy & Security.

(a) Except as disclosed in Section 2.18(a) of the Disclosure Letter, the Company or one of the Company Subsidiaries has valid title and exclusive ownership interest in the material Company Owned Intellectual Property, free and clear of any Lien (other than a Permitted Lien).

(b) As of the date of this Agreement, there are no legal disputes or claims pending or threatened in writing, alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any third party by the Company or any of the Company Subsidiaries, or alleging that any Company Registered Intellectual Property is invalid or unenforceable, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is aware that any Company Owned Intellectual Property is currently infringed, misappropriated or otherwise violated by any third party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) Section 2.18(e) of the Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) to the Company’s knowledge, all issued Company Registered Intellectual Property is valid and enforceable, (ii) the Company or a Company Subsidiary has paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered Intellectual Property and (iii) none of the issued Company Registered Intellectual Property has been adjudged invalid or unenforceable.

(f) The Company and the Company Subsidiaries take commercially reasonable steps to protect the Trade Secrets in the Company Owned Intellectual Property and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) As of the date of this Agreement, except as would not reasonably be expected to result in liability that is material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries is in compliance with all of its Privacy Policies, all applicable Privacy and Security Laws and Standards and all Contracts to the extent such Contracts relate to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use and other processing of Personal Information. None of the Company nor any of the Company Subsidiaries are, nor have previously been deemed to be a “Covered Entity” or “Business Associate” as such terms are defined under the Health Insurance Portability and Accountability Act of 1996, as amended, an implementing regulations at 45 C.F.R. Parts 160-164 (collectively, “HIPAA”). None of the Company nor any of the Company Subsidiaries is creating, receiving, maintaining, transmitting, using, disclosing, or processing any consumer health data or consumer health information, as these terms and similar terms are defined in state Laws. The Company and the Company Subsidiaries use commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information.

(h) Since January 1, 2023 (i) there has been no loss of and no unlawful or unauthorized access to or disclosure of Personal Information, and (ii) no third party has gained unauthorized access to or misused any computers, software, servers, networks or other information technology assets owned or used by the Company or any Company Subsidiary for operation in their respective businesses (the “IT Assets”), in each case in a manner that has resulted or is reasonably likely to result in either (A) liability, cost or disruption to the business of the Company and the Company Subsidiaries that would be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (B) a duty to notify any Person except as would not reasonably be expected, individually or in the aggregate, to result in liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(i) The Company and the Company Subsidiaries take commercially reasonable steps and implements commercially reasonable safeguards designed to protect the IT Assets owned or controlled by the Company or any Company Subsidiary from unauthorized access or any disabling codes or instructions, spyware, trojan horses, worms, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of software, data or other materials (the “Malicious Code”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the IT Assets are free from Malicious Code, (ii) the IT Assets have not, since January 1, 2023, experienced any material failure or malfunction, and (iii) the IT Assets are sufficient and operate and perform in all material respects in accordance with their documentation and specifications for the Company’s and the Company Subsidiaries’ current operations,” which the Company dropped.

Section 2.19 Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed on or after January 1, 2023 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.

(b) Section 2.19(b) of the Disclosure Letter sets forth a complete list, in each case as of the date hereof, of each Contract (or the accurate description of principal terms in the case of oral Contracts), including all amendments, supplements and side letters thereto that modify any such Contract in any material respect, to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the Company Subsidiaries or solely between any Company Subsidiaries) that:

(i) is with a Top Customer (other than purchase orders entered into in the Ordinary Course);

(ii) is with a Top Vendor (other than purchase orders entered into in the Ordinary Course);

(iii) is a Contract requiring capital expenditures by the Company or any of the Company Subsidiaries in an amount in excess of $1,000,000;

(iv) is a “material contract” as defined in National Instrument 51-102-Continuous Disclosure Obligations of the Canadian Securities Administrators or is of the type that would be required to be disclosed under Item 601 of Regulation S-K under the Securities Act;

(v) is a limited liability company agreement, shareholders agreement, partnership agreement or joint venture agreement or similar Contract;

(vi) is a Real Property Lease;

(vii) contains covenants of the Company or any of the Company Subsidiaries (A) purporting to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries may engage or the geographic area in which any of them may so engage, (B) imposing most-favored nation, exclusivity or non-compete provisions in favour of any third party on the Company or any of the Company Subsidiaries, (C) a right of first refusal or right of first offer or similar right that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets, rights or properties, (D) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of the Company Subsidiaries;

(viii) evidences Indebtedness for borrowed money in excess of $1,000,000 of the Company or any of the Company Subsidiaries, whether unsecured or secured (such Contracts, the “Existing Loan Documents”) or relating to any interest rate caps, interest rate collars or hedging (including interest rates, currency, commodities or derivatives);

(ix) is a Contract under which there has been imposed a Lien (other than a Permitted Lien) on any of the material assets, tangible or intangible, of the Company or any of the Company Subsidiaries;

(x) requires the Company or any Company Subsidiary to make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any Company Subsidiary or other Person in excess of $1,000,000;

(xi) relates to the settlement (or proposed settlement) of any pending or threatened suit or proceeding, other than any settlement that provides solely for the payment of less than $1,000,000 in cash (net of any amount covered by insurance or indemnification that is reasonably expected to be received by the Company or any Company Subsidiary);

(xii) that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that (A) includes aggregate consideration in excess of $1,000,000 that was entered into after January 1, 2023 or (B) pursuant to which any purchase price adjustment, “earn-out,” or deferred or contingent payment obligations remain outstanding;

(xiii) is a Company Associated Party Contract;

(xiv) each Contract (other than purchase orders entered into in the Ordinary Course) to which the Company or any of the Company Subsidiaries is a party that, by its terms, provides for annual payments or receipts after the date hereof in excess of $5,000,000; or

(xv) contains a license or other rights in or to Intellectual Property granted to or by the Company or any Company Subsidiary, other than (A) non-exclusive licenses for open source software or commercially available “off-the-shelf” software with annual or one-time fees less than $100,000, (B) non-exclusive licenses granted to customers in the Ordinary Course, (C) invention assignment, confidentiality or non-disclosure agreements entered into with employees and independent contractors in the Ordinary Course, and (D) Contracts primarily for the provision of services where the granting or obtaining (or agreement to obtain) any right to use, or permission or Contract to permit any other Person to use any Intellectual Property is ancillary or incidental to the transactions contemplated in such Contract;

Each Contract of a type described in this Section 2.19(b) is referred to herein as a “Material Contract.” The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof, including amendments, supplements and side letters related thereto.

(c) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breaches or defaults would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, each Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, subject to the Bankruptcy and Equity Exception. There are no disputes pending or, to the Company’s knowledge, threatened with respect to any Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.20 Fairness Opinions. The Special Committee has received the oral Scotia Fairness Opinion and the Company Board has received the oral Lazard Fairness Opinion, in each case, to be subsequently confirmed in writing, which Fairness Opinions have not been modified, amended, qualified or withdrawn prior to the date hereof.

Section 2.21 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies held by or for the benefit of the Company or any of the Company Subsidiaries as of the date of this Agreement. Except as has not had a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and consistent with industry practice, (b) all material insurance policies maintained by or on behalf of the Company or any of the Company Subsidiaries as of the date of this Agreement are in full force and effect on the date hereof and such insurance policies (or extension, renewal, replacement thereof with comparable policies) shall be in full force and effect without interruption until the Effective Date, all premiums due on such policies have been paid by the Company or a Company Subsidiary, (c) neither the Company or any of Company Subsidiary is in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies, (d) no written notice of cancelation, termination, dispute or denial of coverage or modification has been received, (e) there are no pending claims in excess of $100,000 under which an insurer has made any reservation of rights or rejected to cover all or any portion of such claims, (f) the Company and the Company Subsidiaries maintain insurance as is consistent with the insurance that would be obtained by a similarly sized Company and similarly sized Company Subsidiaries and for similar products and product sales, including with respect to product liability, product claims, product recalls, withdrawals, and adulteration and misbranding and (g) except as set forth in Section 2.21 of the Disclosure Letter, the Company and the Company Subsidiaries maintain insurance as required by Contract with a Top Customer or a Top Vendor to which the Company or any Company Subsidiaries are a party.

Section 2.22 Food Regulatory Matters. Except as set forth in Section 2.22 of the Disclosure Letter:

(a) All Company Products comply, and since January 1, 2023, have complied in all material respects, with all Food Laws. The Company and Company Subsidiaries, as applicable, have obtained and maintain adequate substantiation for all labeling and claims regarding the Company Products or made about the Company Products, including health benefit claims, nutrient content claims, organic and bioengineered food claims, claims including gluten free, Halal, non-genetically modified organism, and Kosher claims, certified claims, structure/function claims, and any other claims regulated by any Governmental Entity or the National Advertising Division, whether under any Food Law or other Laws. None of the Company Products (including any packing or packaging materials for the Company Products) contain potentially harmful levels of substances, including per- and polyfluoroalkyl substances, perfluorooctane sulfonate (PFOS) and perfluorooctanoic acid (PFOA). All Company Products are and, since January 1, 2023, have been, in compliance with Laws regarding intentionally added PFAS, PFOS, and PFOA.

(b) The Company and the Company Subsidiaries comply, and since January 1, 2023 have complied in all material respects, with all Food Laws.

(c) Since January 1, 2023, the Company and the Company Subsidiaries, as applicable, have maintained, and continue to maintain, the Permits necessary to manufacture, produce, label, sterilize, market, advertise, promote, commercialize, ship, supply, distribute, offer for sale, sell, process, pack, package, store, hold, import, export, transport and dispose of the Company Products in accordance with all Food Laws. No suspension, termination, revocation, material adverse modification, limitation or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened in writing and no such suspension, termination, revocation, material adverse modification, limitation or cancellation will result from the transactions contemplated by this Agreement.

(d) The Company, the Company Subsidiaries, and the Company Products are not, and since January 1, 2023 have not been, the subject of any Food Law Action and, to the knowledge of Company, no Governmental Entity is currently threatening in writing any Food Law Action against the Company Products, the Company, any of the Company Subsidiaries, nor any of their respective officers, directors, employees, agents or contractors.

(e) Since January 1, 2023, the Company and the Company Subsidiaries have not recalled or withdrawn or conducted any correction (as defined in 21 C.F.R. § 7.3(h) and equivalent Laws for other Company Products regulated by any other Governmental Entity) any Company Products, and, to the knowledge of the Company, no Governmental Entity is threatening to recall or conduct any market withdrawal or correction of any Company Products.

(f) There is not, and since January 1, 2023 there has not been, any suit, claim, action, litigation, arbitration, investigation or proceeding to which the Company or any Company Subsidiary is a party, whether filed, pending, or, to the knowledge of the Company, threatened, asserting or alleging any material violation of any Food Laws, nor alleging or asserting that any Company Products are adulterated, misbranded or otherwise in noncompliance with any Food Laws. Neither the Company nor the Company Subsidiaries have introduced into commerce any Company Products that are adulterated or misbranded under the Food Laws, nor engaged in any conduct considered a prohibited act under the Food Laws.

Section 2.23 Brokers. Other than Lazard Inc. and Scotia Capital Inc., no investment banker, broker, finder, financial adviser or other intermediary is entitled to any fee, commission or other payment from the Company or any of the Company Subsidiaries in connection with the Arrangement or the transactions contemplated herein. The Company has furnished to Parent true and complete copies of all Contracts between the Company or any Company Subsidiary, on the one hand, and Lazard Inc. and Scotia Capital Inc., on the other hand, in each case relating to the transactions contemplated by this Agreement, which agreements disclose all fees payable thereunder.

Section 2.24 Top Customers and Top Vendors. Section 2.24 of the Disclosure Letter sets forth a true correct and complete list of (a) the Top Customers and (b) the Top Vendors. Since January 1, 2024, neither the Company nor any of the Company Subsidiaries has received any written, or, to the knowledge of the Company, oral notice of the intention or desire of any Person to terminate, not renew or materially modify the terms of any Contract with a Top Customer or Top Vendor. Since January 1, 2024, no Top Customer or Top Vendor has materially modified or reduced, canceled or terminated its relationship with the Company or any of its Subsidiaries.

Section 2.25 Related Persons Transactions. Except for compensation or other employment arrangements in the ordinary course of business or as otherwise disclosed in the Filings, there are no Contracts, arrangements, understandings or transactions between the Company or the Company Subsidiaries, on the one hand, and any Associated Party thereof (but not including any wholly-owned Company Subsidiary), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K (each a, “Company Associated Party Contract”). No Associated Party owns, directly or indirectly, on an individual or joint basis, (a) any interest in any material property, rights or assets of the Company or any of the Company Subsidiaries or (b) any interest in, or serves as an officer or director or in another similar capacity of, any vendor or other independent contractor of the Company or Company Subsidiaries, or any Person which has a Contract with the Company or Company Subsidiaries.

Section 2.26 Human Rights Compliance.

(a) The Company and the Company Subsidiaries and, to the knowledge of the Company and the Company Subsidiaries, each Top Vendor, is and for the past three years has been, in compliance in all material respects with all applicable Laws and Frameworks relating to human rights, including, but not limited to, Modern Slavery and Child Labour. Neither the Company nor the Company Subsidiaries and, to the knowledge of the Company and the Company Subsidiaries, the Top Vendors, have received any written notice or report alleging or determining violation of, or liability in relation to such human rights related matters.

(b) The Company and the Company Subsidiaries have adopted and maintain policies, procedures and practices that are reasonably designed to identify, manage, and mitigate material human rights related risks in their operations and supply chains.

(c) Since January 1, 2023, neither Company nor the Company Subsidiaries, or Top Vendors have been subject to an adverse finding of a National Contact Point in relation to an alleged failure to adhere to the OECD Guidelines for Multinational Enterprises.

Section 2.27 State Takeover Statutes. Assuming the accuracy of Parent’s representations and warranties set forth in Section 3.10, no U.S. “fair price,” “moratorium,” “control share acquisition” or “business combination statute or regulation” or other anti-takeover or similar Laws (each, a “Takeover Statute”) is or will be applicable to (a) the Company or the Company Subsidiaries as a result of this Agreement or (b) this Agreement, the

Arrangement or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions necessary to render all potentially applicable Takeover Statutes inapplicable to this Agreement, the Support Agreement and the other transactions contemplated by this Agreement and the Support Agreement.

Section 2.28 Acknowledgement of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article III, neither Parent or Purchaser nor any of their affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning Parent, Purchaser or their affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law and subject to Section 7.8, except with respect to the representations and warranties contained in Article III or any breach of any covenant or other agreement of Parent or Purchaser contained herein, neither Parent or Purchaser nor any of their affiliates, employees, partners or any other Person or their Representatives shall have any liability to the Company or its respective affiliates or Representatives on any basis (including in contract or tort, under federal, provincial or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by Parent or Purchaser or their affiliates or Representatives to the Company or its affiliates or Representatives in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby jointly and severally hereby represent and warrant to the Company as follows:

Section 3.1 Organization. Each of Parent and Purchaser is duly incorporated or organized and validly existing and, to the extent applicable, in good standing under all applicable Laws of its jurisdiction of its incorporation, organization, continuance or creation. Parent and Purchaser are duly qualified or licensed to do business as a foreign entity and are in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by them therein or in which the transaction of their business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to, prevent or materially delay, individually or in the aggregate, the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement. Parent and Purchaser have all requisite power and authority to own, operate, lease and encumber their properties and carry on their business as now conducted. The Organizational Documents of Parent and Purchaser are in full force and effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Purchaser have been commenced.

Section 3.2 Authority. Parent and Purchaser have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and (assuming the due authorization, execution and delivery of this Agreement by the other Party to this Agreement) constitutes the valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement will: (i) conflict with or violate the Organizational Documents of Parent or Purchaser; (ii) assuming that all consents, approvals and authorizations described in Section 3.3(b) have been obtained and all filings and notifications described in

Section 3.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Purchaser or any of their respective properties or assets; or (iii) with or without notice or lapse of time, or both, require any consent, notice or approval under, violate, conflict with, result in any breach of, any loss of any benefit under, constitute a change of control or default under (with or without notice or lapse of time or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale under, give rise to any right of first refusal, preemptive right, tag-along right, transfer right or similar right, or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Purchaser pursuant to any Contract to which Parent or Purchaser is a party (or by which any of their properties or assets is bound) or any Permit held by it, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

(b) None of the execution, delivery or performance of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent or Purchaser or any of their properties or assets, other than (i) the Interim Order and any approvals required by the Interim Order, (ii) the Final Order, (iii) filings under the CBCA, (iv) compliance with and filings under applicable Antitrust Laws, (v) compliance with and filings under the Investment Canada Act, (vi) compliance with and filings under Securities Laws and stock exchange rules and policies, and (vii) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

Section 3.4 Litigation.

(a) There is no suit, claim, action or proceeding to which Parent or Purchaser is a party pending or, to the knowledge of Parent, threatened in writing against Parent or Purchaser that would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereby. Neither Parent nor Purchaser is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

(b) There is no bankruptcy, insolvency, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Parent, threatened against or relating to Parent or Purchaser, nor, to the knowledge of Parent, are there any events or circumstances which would be reasonably expected to give rise to any such proceeding.

Section 3.5 Reserved.

Section 3.6 Solvency. Assuming that (a) the conditions set forth in Section 5.1 and Section 5.2 of this Agreement have been satisfied or waived, (b) the representations and warranties set forth in Article II of this Agreement are true and correct, and (c) the projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were reasonable at such time, then at and immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement and the Plan of Arrangement, each of Parent and Purchaser will be Solvent and neither Parent nor Purchaser is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the fair value of the assets of such Person at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person, (ii) the “present fair saleable value” of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date, and (iv) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

Section 3.7 Source of Funds.

(a) A true, correct and complete copy of the Debt Commitment Letter and the fee letter referred to therein, in each case, as in effect on the date hereof has been provided to the Company, subject, in the case of such fee letter, to redaction solely of pricing terms, fee amounts and the “market flex” provisions that are customarily redacted in transactions of this type, none of which redactions covers terms that would (i) reduce the aggregate amount of the Debt Financing, when taken together with the aggregate principal amount of revolving credit commitments that are available to Parent or its Subsidiaries (the “Available Revolving Commitments”) and other funds available to Parent and Purchaser on the Effective Date, below the amount required to satisfy the Required Amount or proceeds available therefrom (including by changing the amount of fees, expenses, premiums or charges to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (ii) impose any new condition precedent or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or otherwise prevent or materially delay the availability of the Debt Financing or (iii) adversely affect the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter. Purchaser has fully paid any and all commitment or other fees required by the Debt Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Debt Commitment Letter is valid and binding and in full force and effect, enforceable against Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto, subject to the Bankruptcy and Equity Exception, and, to the knowledge of Parent, has not been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated (other than to add lenders, lead arrangers, bookrunners, managers, agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto in connection therewith or to give effect to any “market flex” provisions in the fee letter referred to above). There are no conditions precedent related to the full funding of the Debt Financing , other than as expressly set forth in the Debt Commitment Letter.

(b) As of the date hereof, no Debt Financing Source has terminated, or has notified Parent or Purchaser in writing of its intention to terminate, any of the commitments under the Debt Commitment Letter or not to provide the Debt Financing on the Effective Date. As of the date hereof, Purchaser is not aware of any fact, occurrence (with or without notice, lapse of time or both) or condition having occurred that would constitute a breach or default by Purchaser or, to the knowledge of Parent, any other party thereto under the Debt Commitment Letter, or would result in a failure of any condition of the Debt Commitment Letter to be satisfied on the Effective Date or otherwise result in any portion of the Debt Financing required to satisfy the Required Amount being unavailable on the Effective Date. Other than as set forth in the Debt Commitment Letter, neither Parent nor Purchaser has entered into any Contract, side letter or other written arrangement relating to the Debt Financing that would (i) reduce the aggregate amount of the Debt Financing, when taken together with the Available Revolving Commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount required to satisfy the Required Amount (including by changing the amount of fees, expenses, premiums or charges to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (ii) impose any new condition precedent or otherwise adversely amend, modify or expand any conditions precedent to the Debt Financing or otherwise prevent or materially delay the availability of the Debt Financing, or (iii) adversely affect the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter.

(c) Assuming the satisfaction of the conditions contained in Section 5.1 and Section 5.2, the proceeds contemplated by the Debt Commitment Letter after giving effect to all fees, expenses, original issue discount and similar premiums and charges, when taken together with the Available Revolving Commitments and other funds available to Parent and Parent and Purchaser on the Effective Date, will be sufficient to consummate the Arrangement, to perform the obligations of Parent and Purchaser under this Agreement on the Effective Date and to pay all fees and expenses of Purchaser relating to the transactions contemplated hereby that are payable on the Effective Date (collectively, the “Required Amount”). Parent’s and Purchaser’s obligations hereunder are not contingent upon any financing.

Section 3.8 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company or any of its affiliates prior to Closing, or any of their respective pre-Closing securityholders (other than securityholders that are affiliates of Parent or Purchaser) in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Parent or Purchaser or any of their affiliates.

Section 3.9 Absence of Certain Arrangements. Other than this Agreement, the Confidentiality Agreement and the Support Agreements, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent or Purchaser or any of their affiliates, on the one hand, and any director, officer, employee or shareholder of more than one percent (1%) of the outstanding Common Shares (other than shareholders that are affiliates of Parent or Purchaser) of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 3.10 Ownership of Securities of the Company. As of the date hereof, Parent, Purchaser and their controlled affiliates do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act and Canadian Securities Laws, as the case may be) any Common Shares or other securities of the Company or any options, warrants or other rights to acquire Common Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement.

Section 3.11 Purchaser. Purchaser is a wholly-owned, direct Subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation and prior to the Effective Time, Purchaser has not carried, and will not carry, on any business or conduct any operations and has not incurred, and will not incur, any material liability, except the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.12 Investment Canada Act. Purchaser is a trade agreement investor or a WTO investor that is not a state-owned enterprise, all within the meaning of the Investment Canada Act.

Section 3.13 Acknowledgement of No Other Representations and Warranties. Parent and Purchaser expressly acknowledge and agree that, except for the representations and warranties expressly set forth in Article II, none of the Company, the Company Subsidiaries or any of their respective affiliates or Representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article II or any breach of any covenant or other agreement of the Company contained herein, none of the Company, the Company Subsidiaries or any of their respective affiliates, employees, shareholders or any other Person or their Representatives shall have any liability to Parent or Purchaser or their respective affiliates or Representatives on any basis (including in contract or tort, under federal, provincial or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or Representatives to Parent or Purchaser or their affiliates or Representatives in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS AND AGREEMENTS

Section 4.1 Conduct of Business by the Company Pending the Arrangement. During the period from the date of this Agreement to the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with Section 6.1 hereof (the “Interim Period”), except as (A) otherwise expressly contemplated or permitted by this Agreement or the Plan of Arrangement, (B) required by Law or a Governmental Entity, (C) disclosed in Section 4.1 of the Disclosure Letter, or (D) consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, the Company shall, and shall cause each Company Subsidiary to (i) conduct their respective businesses in the Ordinary Course in all material respects and (ii) use commercially reasonable efforts to (A) maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, licensors, licensees, Governmental Entities and others having material business relationships with the Company or any Company Subsidiary; (B) retain the services of their respective current officers and key employees of the Company and the Company Subsidiaries, (C) preserve substantially intact their respective current business organizations and Company Permits and (D) make or incur any capital expenditures in accordance with the Company Budget. Without limiting the generality of the foregoing, during the Interim Period, the Company will not and the Company shall cause each Company Subsidiary not to (except as (1) otherwise expressly contemplated or permitted by this Agreement or the Plan of Arrangement, (2) required by Law or a Governmental Entity, (3) disclosed in Section 4.1 of the Disclosure Letter, or (4) consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or propose to amend the Company Organizational Documents or the Subsidiary Organizational Documents;

(b) authorize for issuance, issue, sell, deliver, award or dispose of or agree or commit to issue, sell, deliver, award or dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares or units of any class, partnership interests or any other equity securities, equity equivalents (including any options or share or unit appreciation rights or rights under any employee incentive plans) or voting securities or any other securities convertible into or exchangeable for any shares or units, partnership interests or any other equity securities, equity equivalents (including any options or share or unit appreciation rights or rights under any employee incentive plans) or voting securities, except for (i) the issuance or sale of Common Shares pursuant to the exercise or redemption of derivative securities or the exchange of Preferred Stock outstanding on the date hereof, (ii) the issuance or sale of Common Shares upon the exercise or conversion of Stock Options, Restricted Share Units or Performance Share Units outstanding on the date hereof, or (iii) pursuant to the terms of this Agreement;

(c) (i) split, combine, subdivide or reclassify any of their respective shares, units, partnership interests or other equity or voting interests, or undertake any capital reorganization, or reduction of capital or combination thereof, or declare, set aside or pay any dividend or other distribution (whether in cash, shares, units, partnership interests or other equity or voting interests or property or any combination thereof) or amend the terms of any of their respective securities in any manner, except (A) cash dividends for which the Consideration is equitably adjusted pursuant to Section 1.10, (B) in transactions between the Company and each wholly-owned Company Subsidiary or solely between wholly-owned Company Subsidiaries, (C) distributions on the Preferred Stock in accordance with the terms of such Preferred Stock paid in connection with cash dividends on the Common Shares, or (D) pursuant to any Employee Share Plan, in the Ordinary Course or as required by the applicable Employee Share Plan; (ii) redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective Subsidiaries except, in the case of clause (ii), as may be required by the Company Organizational Documents or the Subsidiary Organizational Documents or pursuant to the terms of the Company’s Employee Share Plans; or (iii) enter into any Contract with respect to the voting or registration of any shares, units, partnership interests or other equity or voting interests of the Company or any Company Subsidiary;

(d) subject to the provisions of Section 4.4, authorize, recommend, propose or announce an intention to adopt or effect, or adopt or effect, a plan of complete or partial liquidation, dissolution, arrangement, amalgamation, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) (i) excluding incurring Indebtedness to finance capital expenditures permitted by Section 4.1(p), incur, issue, assume, refinance or guarantee any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee any Indebtedness for borrowed money of any Person, (ii) prepay, refinance or amend any Indebtedness, in each case, in excess of $1,000,000, except for (A) repayments under the Company’s existing credit facilities in the Ordinary Course, and (B) mandatory payments under the terms of any Indebtedness in accordance with its terms, or (iii) make loans, advances or capital contributions to or investments in any Person (other than as required by any Contract in effect on the date hereof), in each case, in excess of $1,000,000;

(f) create or suffer to exist any material Lien (other than Permitted Liens) on any shares, units, partnership interests or other equity or voting interests of any Company Subsidiary;

(g) other than as required by Law or any Employee Benefit Plan or Contract as in effect on the day hereof, or as expressly otherwise contemplated by this Agreement or the Plan of Arrangement: (i) grant or increase the severance or termination pay or benefits or other similar compensation to any current or former director, employee, agent or consultant of the Company or any of the Company Subsidiaries; (ii) increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any of the Company Subsidiaries, other than in the Ordinary Course with respect to employees of the Company and any of the Company Subsidiaries whose annual compensation is targeted at $200,000 or less; (iii) grant any change in control, retention or transaction bonuses or similar payments or awards related to the transactions, or amend or modify the terms of any such outstanding awards, (iv) adopt, enter into or establish any new Employee Benefit Plan or amend or terminate any existing Employee Benefit Plan; (v) provide for the grant, acceleration of vesting, lapsing of restrictions payment or funding or in any way amend, modify or supplement the terms of any Stock Options, Restricted Share Units, Performance Share Units or any other equity-based compensation awards; (vi) loan or advance any money or other property to any present or former director or employee of the Company or any of the Company Subsidiaries; or (vii) enter into any collective bargaining agreement or other labour agreement;

(h) (i) hire any Person whose total cash compensation (if annualized) would exceed $200,000 (other than hires to fill vacancies of positions existing at the time of the execution of this Agreement (receiving substantially similar terms of compensation as the person who vacated the position, but excluding any equity, equity-based, long-term incentive, change in control, retention or transaction-related benefits related to the transaction contemplated by this Agreement, or, other than as required by applicable Law, defined benefit pension and post-retirement welfare arrangements)), (ii) engage any non-employee service providers whose compensation (if annualized) would exceed $200,000 or (iii) promote or terminate (without cause, as determined by the Company or the Company Subsidiaries), furlough, or temporarily lay off any employee at the level of Director or above (or, in the case of non-employee service providers, whose total cash compensation (if annualized) would exceed $200,000);

(i) other than in the Ordinary Course, sell, lease, assign, transfer, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the material assets, properties, rights, interests or businesses, abandon any Intellectual Property (other than any sale, lease or license of inventory or non-exclusive licenses to the Intellectual Property owned by the Company or the Company Subsidiaries, in each case in the Ordinary Course) of the Company or any of the Company Subsidiaries;

(j) make any materially adverse change to any of their Privacy Policies or to the operation or security of the IT Assets, except as required by Law;

(k) except as may be required as a result of a change in Law (including Regulation S-X of the Exchange Act) or in GAAP (of which the Company shall promptly notify Parent), make any material change in any accounting principles or accounting practices;

(l) acquire (whether by merger, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any interest in, or assets of, any Person (or Equity Interests thereof) or any assets, real property, personal property, equipment, business, capital stock or other rights, other than (i) acquisitions of assets, personal property and equipment in the Ordinary Course that do not exceed the amounts budgeted for aggregate acquisitions in the Company Budget (excluding capital expenditures permitted by Section 4.1(p)) or (ii) any other acquisitions of assets or businesses (excluding real property) for consideration that is individually or in the aggregate not in excess of $1,500,000;

(m) file any Tax Return that is inconsistent with past practice, materially amend any material Tax Return, make, change or revoke any entity classification or other material Tax election (other than making any elections in connection with filing Tax Returns in the ordinary course of business that are consistent with past practice), change an annual accounting period for Tax purposes, change or adopt any material accounting method with respect to Taxes, file any material amendment with respect to any material Tax Return, enter into any material closing agreement with any Governmental Entity with respect to a material amount of Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or the Company Subsidiaries for an amount that materially exceeds the amount disclosed, reflected or reserved against in the Financial Statements, surrender any right to claim a refund of material amount of Taxes, or consent to or request any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or the Company Subsidiaries;

(n) settle, compromise or assign any claim, suit or proceeding (whether or not commenced prior to the date of this Agreement), except for (i) settlements or compromises providing solely for payment by or to the Company or any of the Company Subsidiaries of amounts less than $1,000,000 individually or $2,500,000 in the aggregate (in each case, net of insurance), or (ii) claims, suits or proceedings arising from the Ordinary Course involving collection matters or personal injury which are fully covered by adequate insurance (subject to customary deductibles); provided that, in no event shall the Company or any Company Subsidiary settle any Transaction Litigation except in accordance with the provisions of Section 4.15;

(o) enter into any agreement or arrangement that materially limits or otherwise materially restricts Parent, its affiliates or subsidiaries (including the Company or any Company Subsidiary following Closing) or successor thereto from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area;

(p) enter into any lease, sublease or rental arrangement (including any Real Property Lease);

(q) make or commit to make capital expenditures, other than capital expenditures (i) that are less than $1,000,000 on any individual basis and (ii) are made in accordance with the Company Budget;

(r) enter into any new line of business;

(s) other than in the Ordinary Course, assign, terminate, materially amend or waive any material right under any Material Contract (or enter into any Contract that, if existing on the date hereof, would have been a Material Contract);

(t) make any material amendments to the Company’s insurance policies, or fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company or any Company Subsidiary and their respective properties, assets and businesses (including Owned Real Properties);

(u) take any action or authorize any action that would reasonably be expected to result in revocation, modification, withdrawal, delay of issuance or renewal of any Company Permits;

(v) implement or announce a plant closing, mass layoff or any other action which would trigger the notice requirements of the WARN Act;

(w) waive or release any non-competition, non-solicitation, non-disclosure or other restrictive covenant obligation of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary; and

(x) authorize or enter into any Contract or arrangement to do any of the actions prohibited by Section 4.1(a) through Section 4.1(w) Section 4.1(v).

Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall (a) prohibit the Company or the Company Subsidiaries from taking any action (or omitting to take any action) that the Company reasonably determines is required or advisable to (i) address any event, circumstance or condition constituting an emergency relating to the health or safety of consumers or employees, (ii) respond to, effect, or conduct a product withdrawal, correction or recall of any Company Products, whether voluntary or mandated by any Governmental Entity, or (iii) comply with any applicable Food Laws, in each case, so long as the Company, to the extent practicable, consults with and keeps Parent reasonably informed regarding such actions; provided that, any such action taken pursuant to subsection (a) of this sentence shall, to the extent reasonably practicable, be communicated to Parent in writing before such action is to be taken, and if not reasonably practicable, promptly after such action is taken, or (b) give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time. Prior to the Effective Time, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

Section 4.2 Access to Information.

(a) During the Interim Period, the Company shall, and shall cause each Company Subsidiary to, (i) give Parent and its authorized Representatives reasonable access during normal business hours, and upon reasonable advance notice, to all properties, facilities, personnel and books and records of the Company and each Company Subsidiary in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary and (ii) permit such inspections as Parent may reasonably require and promptly furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company and each Company Subsidiary as Parent may reasonably request; provided that, all such access shall be coordinated through the Company or its designated Representatives, in accordance with such reasonable procedures as they may establish; and provided further that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (A) result in the loss of legal privilege; (B) subject to Section 4.4, violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party; or (C) breach, contravene or violate any applicable Law (provided that, the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (A) through (C)). Notwithstanding the foregoing, nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, air or other environmental medium or similar invasive techniques at any of the properties owned, operated or leased by the Company or any Company Subsidiary, including the type of activities commonly referred to as Phase II environmental site assessments. No investigation under this Section 4.2(a) or otherwise shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the Parties under this Agreement, nor shall any such investigation limit or otherwise affect the rights or remedies available hereunder.

(b) Each of Parent and Purchaser will hold and will cause its authorized Representatives to hold in confidence all documents and information concerning the Company and the Company Subsidiaries made available to Parent and Purchaser in connection with the Arrangement pursuant to the terms of that certain confidentiality agreement entered into between the Company and Refresco Holding B.V., dated as of June 10, 2025 (the “Confidentiality Agreement”).

(c) The Parties confirm that the Personal Information disclosed in connection with the transactions contemplated by this Agreement, including all such Personal Information disclosed prior to the execution of this Agreement (collectively, the “Disclosed Personal Information”), is necessary for the purposes of determining if Parent and Purchaser shall proceed with the transactions contemplated by this Agreement and to complete such transactions. Solely with respect to Disclosed Personal Information governed by the Personal Information Protection and Electronic Documents Act (Canada) or Canadian provincial Laws deemed substantially similar thereto (“Canadian Privacy Laws”), and solely to the extent the following actions are both required by and in accordance with Canadian Privacy Laws:

(i) prior to the Closing, Parent and Purchaser (as applicable) shall (A) use reasonable efforts to protect the Disclosed Personal Information by using security safeguards appropriate to the sensitivity of the information, and (B) not use or disclose the Disclosed Personal Information for any purposes other than those related to determining if it shall proceed with the transactions contemplated by this Agreement, the performance of this Agreement, or the consummation of the transactions contemplated by this Agreement;

(ii) following the Closing, the Parties (A) shall not use or disclose the Disclosed Personal Information for any purposes other than (1) those purposes for which the information was initially collected, permitted to be used or disclosed prior to the Closing, or for which additional consent from affected individuals is obtained, or (2) as otherwise permitted or required by applicable Laws, (B) shall use reasonable efforts to protect the Disclosed Personal Information by using security safeguards appropriate to the sensitivity of the information, (C) shall give effect to any withdrawal of consent from the affected individuals with respect to the Disclosed Personal Information, and (D) shall work together to notify, to the extent required by any Canadian Privacy Laws, the affected individuals within a reasonable time after Closing, that the transactions have been completed and that the Disclosed Personal Information has been disclosed to Purchaser; and

(iii) if the Closing does not occur, Parent and Purchaser (as applicable) shall, as instructed by the Company, return to the Company or securely destroy the Disclosed Personal Information within a reasonable period of time following such instruction.

Section 4.3 Antitrust Law and Other Consents; Further Actions.

(a) Parent, Purchaser and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, each Party shall (i) make or obtain as soon as practicable all Consents (if any) required to be made with or given to any Governmental Entity by such party in connection with this Agreement or the transactions contemplated herein, and (ii) use commercially reasonable efforts to make or obtain as soon as practicable each other Consent (if any) of any third party (including any Governmental Entity) required, proper or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with this Agreement or the transactions contemplated herein; provided that, in no event will the Company or Parent be obligated to pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any Consent pursuant to this Section 4.3. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any actions described in this Section 4.3. The Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filings or response to a request for additional information from any Governmental Entity; provided, however, that such materials may be redacted or withheld (x) to remove references concerning the valuation of the Company or other competitively sensitive material, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns; provided that, the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 4.3 as “outside counsel only.”

(b) Without limiting the generality of Section 4.3(a), as promptly as practicable after the date of this Agreement (but in no event later than the twentieth Business Day after the date hereof), each of Parent and the Company shall file (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (and promptly after such filing, provide a copy of such HSR Act filing to any other United States Governmental Authority as required by applicable Law), and (ii) any filings required to be made by it with any Governmental Entity under any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition in the jurisdictions as set forth in Section 4.3(a) of the Disclosure Letter (“Other Antitrust Laws” and, together with the HSR Act the “Antitrust Laws”), and shall promptly make any further filings pursuant thereto that may be necessary.

(c) If Parent or the Company (or any of their respective affiliates) receives a request for additional information from any Governmental Entity that is related to the transactions contemplated by this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, and after consultation with the other Party, an appropriate response to such request. No Party shall participate in any meeting or engage in any material substantive conversation with any Governmental Entity relating to the transactions contemplated by this Agreement without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to devise, control and direct the strategy, communications, and timing for, and make all material decisions relating to (and shall take the lead in all meeting and communications with any Governmental Entity relating to), obtaining any necessary or advisable consents, approvals or non-objections, or expiration or termination of any waiting period under any Antitrust Laws after considering in good faith all comments of the Company (and its counsel); provided that, Parent shall consult in good faith with respect to such strategy, communications, timing and material decisions. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, Parent shall use reasonable best efforts to take all action necessary to avoid the entry or to effect the dissolution of, or vacate or lift, any Order that would otherwise have the effect of preventing, impairing or delaying the Effective Time or the Closing, including: (i) selling, licensing, divesting or disposing of or holding separate any entities, assets, Intellectual Property or businesses of the Company or any of the Company Subsidiaries; (ii) terminating, amending or assigning existing relationships or contractual rights and obligations of the Company or any of the Company Subsidiaries; (iii) changing or modifying any course of conduct regarding future operations of the Company or any of the Company Subsidiaries; (iv) otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, assets or rights or interests therein of the Company or any of the Company Subsidiaries; and (v) committing to take any such actions in the foregoing clauses (i), (ii), (iii) or (iv) (the actions in clauses (i) – (v), a “Remedial Action”); provided that, Parent and its affiliates shall not be required to take, and the Company, the Company Subsidiaries and their affiliates shall not be permitted to take, any Remedial Action that results in a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” means any action, including any Remedial Action (A) with respect to KKR & Co. Inc. and Kohlberg Kravis Roberts & Co. L.P. (each, “KKR”), PAI Partners (“PAI”) and British Columbia Investment Management Corporation (“BCI”) and any investment funds or investment vehicles affiliated with, or managed or advised by, KKR, PAI or BCI, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle, including Parent and its Subsidiaries, other than, subject to (B), with respect to the Company or any Company Subsidiary, (B) that, individually or in the aggregate, would reasonably be expected to either (x) have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) materially impair the benefits, advantages or rights that Parent expects to derive from the transactions contemplated by this Agreement; for the avoidance of doubt, any Remedial Action that would reduce EBITDA over any 12 month period following the Effective Date by $10,000,000 or greater shall be deemed to be a Burdensome Condition. For the avoidance of doubt, Parent shall not require the Company or any of the Company Subsidiaries to, and the Company and any of the Company Subsidiaries shall not be required to, take any action with respect to any Order of any Governmental Entity or arbitrator or any applicable Law that would bind the Company or the Company Subsidiaries irrespective of whether the transactions contemplated by this Agreement are consummated.

(e) Notwithstanding any other provision of this Agreement, each of Parent and the Company shall not, and shall cause their respective Subsidiaries not to, enter into, or agree to enter into, any agreement to acquire any assets, business or portion of any business, products, rights, services, licenses or take any other action, whether directly or indirectly, after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Date, that would be reasonably likely to (i) materially increase the risk of any Governmental Entity undertaking a materially more significant or longer review of the transactions contemplated by this Agreement or entering an order prohibiting the consummation of the transactions contemplated by this Agreement, including the Arrangement, (ii) materially increase the risk of not being able to have vacated, lifted, reversed or overturned any such order on appeal or otherwise, or (iii) otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Arrangement.

Section 4.4 Solicitation; Acquisition Proposals; Adverse Recommendation Change.

(a) Subject to the other provisions of this Section 4.4, (i) from and after the date of this Agreement, the Company shall, and shall cause each of the Company Subsidiaries, and its and their officers and directors to, and shall direct its and their other Representatives to, immediately cease any solicitations, discussions, negotiations or communications with any Person that may be ongoing with any third party initiated prior to the date hereof that has made, indicated interest in, or may be reasonably expected to make, any Acquisition Proposal and (ii) during the Interim Period, the Company shall not, and shall cause each of the Company Subsidiaries, and its and their officers and directors not to, and shall not authorize, and shall direct its and their other Representatives not to, directly or indirectly through another Person, (A) solicit, assist, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, assets, or books and records of the Company or entering into any form of agreement, arrangement or understanding) any inquiry, offer or proposal (whether public or otherwise) that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (B) continue, enter into or otherwise engage in any discussions or negotiations with, furnish to any third party any non-public information relating to the Company or any Company Subsidiary or offer to provide access to the business, properties, assets or books and records of the Company or any Company Subsidiary, in connection with, or knowingly facilitate in any way any effort by, any third party in furtherance of any Acquisition Proposal or Inquiry, (C) approve or recommend an Acquisition Proposal, (D) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, arrangement agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.4(c)) providing for or relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations hereunder (any of the foregoing referred in this clause (D), an “Alternative Acquisition Agreement”), or (E) propose or agree to do any of the foregoing.

(b) The Company shall (i) immediately discontinue access to, and disclosure of, all information (including through any data room or through granting access to any books and records or its assets of the

Company or any Company Subsidiary) that any Person (other than Purchaser or its affiliates) may have access to and (ii) within two Business Days of the date hereof, request, and exercise all rights it has to require (A) the return or destruction of all copies of any confidential information regarding the Company or any Company Subsidiary provided to such Person(s) or (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information, in each case using its commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such rights.

(c) Notwithstanding anything to the contrary in this Section 4.4, at any time prior to obtaining the Company Shareholder Approval, the Company may, directly or indirectly, through any Representative, in response to an unsolicited written bona fide Acquisition Proposal by a third party made after the date of this Agreement that did not result from a material breach of this Section 4.4 (it being agreed that the Company Board may correspond in writing with any Person making such a written Acquisition Proposal to request clarification of the terms and conditions thereof), (i) furnish non-public information to such third party (and such third party’s Representatives) making such Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on customary terms not materially more favourable in the aggregate to such Person than the Confidentiality Agreement; provided that, such agreement may permit the counterparty to make a confidential Acquisition Proposal that may constitute a Superior Proposal to the Company Board, may contain customary “clean team” provisions or provide for the entering into of customary “clean team” arrangement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), and (B) any non-public information concerning the Company or the Company Subsidiaries that is provided to such third party (or its Representatives) shall, to the extent not previously provided to Parent, be provided to Parent as promptly as practicable after providing it to such third party (and in any event within 48 hours thereafter)), and (ii) engage in discussions or negotiations with such third party (and such third party’s Representatives) with respect to such Acquisition Proposal if, in the case of each of clauses (i) and (ii), the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

(d) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, Inquiry or any request for non-public information relating to the Company or any Company Subsidiary by any third party. Such notice shall identify the Person making such Acquisition Proposal, Inquiry or request and shall indicate the material terms and conditions of any Acquisition Proposals, Inquiries or requests, to the extent known (including, if applicable, providing copies of any written Inquiries, requests, proposals or offers and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the Person making such Acquisition Proposals, Inquiries, proposals or offers). The Company shall also promptly, and in any event within 24 hours, notify Parent if it enters into discussions or negotiations concerning any Acquisition Proposal or provides non-public information to any Person in accordance with Section 4.4(c), notify Parent of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all written proposals, offers, drafts of proposed agreements and correspondence relating thereto. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(e) Except as permitted by this Section 4.4, the Company Board shall not effect an Adverse Recommendation Change or approve, adopt, or cause or permit the Company or any Company Subsidiary to enter into, any Alternative Acquisition Agreement.

(i) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board shall be permitted to effect an Adverse Recommendation Change if the Company Board has received an unsolicited written bona fide Acquisition

Proposal not resulting from a material breach of Section 4.4(a) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent pursuant to Section 4.4(f), and such Acquisition Proposal is not withdrawn.

(f) The Company Board shall only be entitled to effect an Adverse Recommendation Change prior to obtaining the Company Shareholder Approval as permitted under Section 4.4(e) if (i) the Company is not in breach of this Section 4.4 in any material respect and has provided prior written notice (a “Notice of Change of Recommendation”) to Parent that the Company intends to take such action, which notice shall identify the Person making the Superior Proposal and describe the material terms and conditions of the Superior Proposal that is the basis of such action, including, if applicable, copies of any written proposals or offers and any proposed agreements relating to such Superior Proposal (including, for greater certainty, the proposed definitive agreement and all material ancillary documents in the possession of the Company, including financing documents supplied to the Company in connection therewith), together with a written statement as to the value, in financial terms, that the Company Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under such Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute an Adverse Recommendation Change), (ii) during the period following Parent’s receipt of the Notice of Change of Recommendation and ending at 11:59 p.m. (Toronto time) on the fifth Business Day thereafter (a “Notice of Change Period”), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Superior Proposal ceases to constitute a Superior Proposal; and (iii) following the end of the Notice of Change Period, the Company Board shall have determined in good faith, after consultation with outside legal counsel and financial advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Change of Recommendation or otherwise, that the Superior Proposal giving rise to the Notice of Change of Recommendation continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such a Superior Proposal (including any change to the form, amount or value of consideration) shall require a new Notice of Change of Recommendation, and the Company shall be required to comply again with the requirements of this Section 4.4(f); provided, however, that the Notice of Change Period shall be deemed to be a period ending at 11:59 p.m. (Toronto time) on the third Business Day following receipt by Parent of any such new Notice of Change of Recommendation.

(g) If the Company provides Parent with a Notice of Change of Recommendation on a date that is five Business Days or less prior to the scheduled date of the Shareholder Meeting, then the Company may (or, at Parent’s request, will) postpone or adjourn the Shareholder Meeting to a date that is not later than the earlier of ten Business Days after the previously scheduled date of the Shareholder Meeting and the tenth Business Day prior to the Outside Date; provided, however, that without the prior written consent of Parent, in no event shall the Shareholder Meeting be held on a date that is more than 30 days after the date for which the Shareholder Meeting was originally scheduled.

(h) Nothing in this Agreement shall prohibit the Company or the Company Board from complying with National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Canadian Securities Laws relating to the provision of directors’ circulars and making appropriate disclosure with respect thereto to the Voting Shareholders; provided, however, that this Section 4.4(h) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change except to the extent otherwise permitted by this Agreement.

(i) The Company shall take all necessary actions to enforce each confidentiality, standstill, non-disclosure, non-solicitation, use, business purpose or similar agreement, restriction or covenant to which the Company or any Company Subsidiary is a party that was entered into with any Person in connection with such Person’s consideration of making an Acquisition Proposal to the fullest extent permitted under applicable Law, including by seeking injunctions to restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof. The Company shall not, and shall not permit any Company Subsidiary to, release any

Person from, or terminate, waive, amend, suspend or modify any provision of any standstill or confidentiality agreement to which the Company or any Company Subsidiary is a party that was entered into with any Person in connection with such Person’s consideration of making an Acquisition Proposal. For greater certainty, in no event shall the automatic release, termination or suspension in accordance with its terms, of any such standstill or confidentiality agreement upon the execution and delivery of this Agreement be considered a violation of this Section 4.4(h).

(j) The Company shall not waive the application of the Shareholder Rights Plan in favour of any third party without the prior written consent of Parent and Purchaser.

Section 4.5 Resignations. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at the Closing a resignation letter, on a form reasonably satisfactory to Parent that evidences the resignation and removal effective as of the time specified in the Plan of Arrangement, of the directors (or persons occupying similar positions in any limited liability company or other entity) and officers of the Company or any Company Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Effective Date. Such resignations shall be received in consideration for Parent and the Company providing releases to each such director or officer (in form satisfactory to Parent and the Company, acting reasonably). For the avoidance of doubt, the resignation or removal of any such officer or director shall not, in and of itself, to the extent applicable, constitute a resignation or termination of such director’s or officer’s employment with the Company or any Company Subsidiary, as applicable, for any purpose, and shall not affect any rights that such officer or director may have with respect to severance payments and benefits in the event of a termination of his or her employment in connection with a change in control of the Company or any Company Subsidiary.

Section 4.6 Public Announcements. The Parties shall mutually agree on the form of joint initial press release to be issued by each of them with respect to this Agreement and the Arrangement as soon as practicable after its due execution (the “Announcement”). The Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Arrangement and shall not issue any such press release or make any such public statement without the prior written consent of the other Party; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may be required by applicable Law or the applicable rules of any stock exchange or quotation system if the Party issuing such press release or making such public statement has provided the other Party with an opportunity to review and comment (and the Parties shall cooperate as to the timing and contents of any such press release or public statement) upon any such press release or public statement; provided further that such consultation and consent shall not be required with respect to any press release, communication or announcement in connection with an Adverse Recommendation Change made in accordance with this Agreement. The Parties acknowledge that the Company will file this Agreement and a material change report relating thereto on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) and will file this Agreement and various related disclosures with the SEC, which shall be subject to the immediately preceding sentence and Section 1.4. For the avoidance of doubt, none of the foregoing shall prevent the Company or Parent from making (a) internal announcements to employees and having discussions with shareholders, financial analysts and other stakeholders; provided that, after the Company Shareholder Approval has been obtained, the Company shall consult with Parent before issuing any such internal announcements to employees and shall consider in good faith any comments made by Parent with respect to such announcements; or (b) public announcements in the Ordinary Course that do not relate specifically to this Agreement or the Arrangement, in each case of clauses (a) and (b) so long as such announcements and discussions are consistent with the Announcement and do not contain any information related to the transactions contemplated by this Agreement (or, in the case of Parent, the Company) that has not been previously announced or made public in compliance with this Agreement. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement), Parent, Purchaser and their respective affiliates may (i) without consulting the Company, make communications to, and provide ordinary course communications regarding this Agreement and the transactions contemplated hereby, to the Debt Financing Sources Related Parties and existing or prospective general and limited partners, equity holders, members, managers, agents and investors of any affiliates of such Person, in each case, who are subject to customary confidentiality restrictions, and (ii) make public statements regarding any Acquisition Proposal that has been made public or in response to public statements of any Person recommending or encouraging shareholders of the Company not to vote in favor of the transactions contemplated by this Agreement.

Section 4.7 Directors’ and Officers’ Indemnification.

(a) Parent and Purchaser agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any officer, director, manager, partner, governor or similar of any of the Company’s Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in the Company Organizational Documents or the Subsidiary Organizational Documents as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date of this Agreement and which have been made available to Parent, shall survive the Arrangement from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs. From and after the Effective Time, Parent and the Company shall (and Parent shall cause the Company to) indemnify, defend and hold harmless, and advance expenses to (provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), an Indemnified Party with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Arrangement, this Agreement, and any transactions contemplated by this Agreement, in either case, to the fullest extent permitted by the Company Organizational Documents or the Subsidiary Organizational Documents, any other indemnification agreements in effect on the date of this Agreement or applicable Law. The Company Organizational Documents and the Subsidiary Organizational Documents shall, for a period of six years following the Effective Time, contain, and Parent shall cause the Company Organizational Documents and the Subsidiary Organizational Documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Company Organizational Documents and the Subsidiary Organizational Documents as in effect on the date of this Agreement.

(b) Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors’ and officers’ liability insurance policy of the Company and the Company Subsidiaries that is in effect at the date of this Agreement (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, or (ii) obtain a prepaid (or “tail”) directors’ and officers’ liability insurance policy of the Company and the Company Subsidiaries covering acts or omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those Persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified Persons than those of the D&O Insurance; provided that: (A) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Persons currently covered by the D&O Insurance; (B) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 250% of the amount paid by the Company for coverage for the period of 12 months most recently commenced prior to the date of this Agreement (the “Maximum Amount”); and (C) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for a cost not exceeding the Maximum Amount.

(c) If Parent or the Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation, amalgamation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 4.7.

(d) The obligations of Parent, Purchaser and the Company under this Section 4.7 shall survive the consummation of the Arrangement and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 4.7 applies without the written consent of such affected Indemnified Party.

(e) The provisions of this Section 4.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company and Company Subsidiaries by Law, charter, articles or similar organizational document (including the Company Organizational Documents and the Subsidiary Organizational Documents), statute, bylaw or agreement.

Section 4.8 Continuing Employees; 401(k) Plan.

(a) From the Effective Time until the first anniversary of the Effective Date (or until the applicable Continuing Employee’s employment is terminated, if earlier), Parent shall provide or cause its Subsidiaries to provide to individuals who are U.S. employees of the Company or any Company Subsidiary immediately prior to the Effective Time and who continue employment with Parent or any Subsidiary of Parent following the Effective Time (including, upon their return to active employment, employees who are not actively at work on account of illness, disability, workers’ compensation or leave of absence) (each, a “Continuing Employee”) with a salary or hourly wage rate that is at least as much as provided to such Continuing Employee immediately prior to the Effective Time.

(b) From the Effective Time to December 31, 2026 (or until the applicable Continuing Employee’s employment is terminated, if earlier), Parent shall provide or cause its Subsidiaries to provide to Continuing Employees: (i) the same short-term (annual or more frequent) bonus or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits that are no less favorable in the aggregate as those provided to such Continuing Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of the Company or any of the Company Subsidiaries in effect immediately prior to the Effective Time.

(c) If requested by Parent in writing at least 10 Business Days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the SunOpta Foods Inc. 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to, but contingent upon the occurrence of, the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) no later than the day immediately preceding the Effective Time.

(d) (i) Parent shall administer the Company’s 2026 Short Term Incentive Plan in accordance with Section 4.8(d) of the Disclosure Letter, and (ii) at least three Business Days before the Effective Time, Parent shall, or shall cause a Subsidiary of Parent to, as applicable, make a one-time long-term cash incentive award grant to each of the eligible employees listed on Section 4.8(d) of the Disclosure Letter, with each such award to be effective as of the Effective Time, with a target amount equal to the amount set forth opposite such individual’s name, subject to the terms and conditions (including eligibility and vesting) set forth in Section 4.8(d) of the Disclosure Letter (it being understood that such incentives are intended to constitute substitute or replacement compensation in lieu of equity or equity-based awards that would otherwise have been granted by the Company during the Interim Period).

(e) Without limiting the generality of Section 7.6, no provision of this Section 4.8, express or implied, (i) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including any Continuing Employee and any dependent or beneficiary thereof) other than the Parties and their respective successors and assigns, (ii) shall constitute an amendment of, or an undertaking to amend, any Employee Benefit Plan or any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries, or (iii) is intended to prevent Parent or any of its Subsidiaries from amending or terminating any Employee Benefit Plan in accordance with its terms or terminating the employment of any Continuing Employee.

Section 4.9 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party or its Subsidiaries from any Governmental Entity in connection with this Agreement, the Arrangement or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Arrangement or the other transactions contemplated by this Agreement.

(b) Each Party shall notify the other Parties prior to making any request of another Person for any consents in connection with the transactions contemplated by this Agreement, and shall keep the other Parties reasonably informed of the status of such consents (including providing copies of all material documentation and written correspondence in connection therewith). In connection with obtaining any such consents, promptly following Parent’s request, the Company shall deliver to the applicable Person a consent request prepared by Parent (in a form reasonably acceptable to the Company). The Company shall give prompt notice to Parent of any notice or other communication received by it or any Company Subsidiary from any such Person whose consent is sought (including providing Parent with copies of all material documentation and written correspondence in connection therewith).

(c) The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by the Outside Date or (ii) the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement and shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 4.10 Tax Matters.

(a) Neither the Company nor any of the Company Subsidiaries shall knowingly take any action nor knowingly enter into any transaction (other than the implementation of the transactions contemplated in this Agreement, the Plan of Arrangement or the Support Agreement and actions taken in the Ordinary Course) that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any of the Company Subsidiaries and other non-depreciable capital property owned by the Company or any of the Company Subsidiaries on the date hereof, upon an amalgamation or winding up of the Company or any of the Company Subsidiaries or any of their respective successors.

(b) The Company will promptly advise the Purchaser in advance and in writing of any transaction or event that, to the knowledge of the Company, could reasonably be expected to prevent the Purchaser from obtaining the benefit of a tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of any securities of any of the Company Subsidiaries and other non-depreciable capital property owned by the Company or any of the Company Subsidiaries on the date hereof, upon amalgamation or winding-up of the Company or any of the Company Subsidiaries or any of their respective successors.

(c) Without limiting the generality of Section 4.10(a), the Company acknowledges that Purchaser may, following Closing, enter into transactions designed to step up the cost base of certain non-depreciable capital property of the Company or the Company Subsidiaries for purposes of the Tax Act and agrees, subject to Section 4.2, to use commercially reasonable efforts to provide information reasonably requested by Purchaser and available to the Company in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate any such bump transactions, provided that any out-of-pocket costs, fees or expenses of the Company or any of the Company Subsidiaries associated therewith shall be at Purchaser’s sole expense.

Section 4.11 Covenants Relating to Incentive Awards. The Parties acknowledge and agree that the Stock Options, Restricted Share Units and Performance Share Units shall be treated in accordance with the provisions of the Plan of Arrangement, and the Company and Company Board (or any authorized committee thereof) may adopt such resolutions or take such other actions as may be reasonably required to give effect to such treatment under the Plan of Arrangement. The Parties further acknowledge and agree that all amounts payable in respect of the Stock Options, Restricted Share Units and Performance Share Units pursuant to the Plan of Arrangement shall be paid to the applicable recipient in accordance with the Plan of Arrangement.

Section 4.12 Taxation of Stock Options. The Parties acknowledge that: (a) no deduction shall be claimed by the Company (or any Person not dealing at arm’s length (for purposes of the Tax Act) with the Company) in computing its income under the Tax Act in respect of any payment made to a holder of Stock Options in consideration for the surrender of Stock Options pursuant to the Plan of Arrangement who (i) is a resident of Canada for purposes of the Tax Act or who is (or, following the grant of such Stock Options, was) employed and liable to income Tax in Canada, and (ii) would, if the election and other actions contemplated by this Section 4.12 were made or taken (as the case may be), be entitled to a deduction pursuant to paragraph 110(1)(d) of the Tax Act in respect of such payment; and (b) Purchaser shall cause the Company to (i) where applicable, make and timely file an election pursuant to subsection 110(1.1) of the Tax Act in respect of each such payment, and (ii) provide evidence in writing of such election to each such holder of Stock Options.

Section 4.13 Filings. The Parties will cooperate reasonably and in good faith to determine whether the transactions set out in this Agreement and any related transactions are required to be reported to any applicable taxing authority pursuant to section 237.3 or 237.4 of the Tax Act or sections 1079.8.5 to 1079.8.6.4 of the Taxation Act (Québec) (or any provisions of similar effect) and, if so, the Parties shall cooperate to make such reporting in a comprehensive and timely manner, in the form required by such Law.

Section 4.14 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq and the TSX, as applicable, to enable the delisting by the Company of the Common Shares from Nasdaq and TSX, the deregistration of the Common Shares under the Exchange Act and the cessation of the Company as a reporting issuer under Canadian Securities Laws as promptly as practicable after the Effective Time.

Section 4.15 Defense of Actions. From and after the date hereof until the earlier of the valid termination of this Agreement in accordance with Section 6.1 and the Effective Time, the Company shall promptly provide written notice to Parent (including copies of all pleadings) and give Parent the opportunity to participate reasonably in advance in the defense, settlement or resolution of, any claim, demand or other litigation or proceedings made or commenced by any Person (other than any of the parties or their respective affiliates), including those related to any stockholder litigation, against the Company or any Company Subsidiary, any of their respective directors or officers or otherwise relating to any of the transactions contemplated hereby (“Transaction Litigation”). The Company shall keep Parent reasonably informed and promptly provide any material updates regarding any such Transaction Litigation. The Company shall consult with Parent reasonably in advance regarding any strategies or significant decisions with respect to the defense, compromise, resolution or settlement of any such Transaction Litigation, and shall consider in good faith Parent’s (and its legal counsel’s) views, comments and suggestions with respect to any such strategy or decision relating to any Transaction Litigation. The Company shall not settle, compromise or resolve (or offer to settle, compromise or resolve), or make any significant decision (including the filing of any “mooting disclosures”) in furtherance of the settlement, compromise or resolution of, any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 4.15, “participate” means that the Company will keep Parent apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that doing so would not result in a waiver of attorney-client privilege between the Company and its outside counsel, as determined in good faith by the Company’s outside counsel) reasonably in advance of making any significant decisions regarding the proposed strategy, and Parent may offer comments or suggestions with respect to such Transaction Litigation, which the Company shall consider in good faith, but will not be afforded any decision-making power or other authority over such Transaction Litigation, except as set forth in the immediately preceding sentence.

Section 4.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required or reasonably necessary or advisable to cause any dispositions of Common Shares or other equity securities in connection with the transactions contemplated by this Agreement (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.17 Product Recalls. Without limiting anything set forth in Section 4.1, to the extent permitted by Law, the Company shall promptly inform Parent in writing if one or more Company Product(s) should be subject to recall, correction or withdrawal from distribution and the Company shall provide Parent with information as Parent may reasonably request and consult with Parent concerning such recall, correction or withdrawal prior to taking any corrective actions.

Section 4.18 Financing.

(a) Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on or prior to the Closing on the terms and conditions (including the “market flex” provisions) described in the Debt Commitment Letter (or, other than with respect to amount and conditionality, on terms that are otherwise acceptable to Purchaser and the providers of the Debt Financing in their sole discretion), including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter until the consummation of the transactions contemplated by this Agreement (including the Closing), (ii) satisfy on a timely basis (taking into account the expected timing of the Closing in accordance with this Agreement) all of the conditions to funding of the Debt Financing that are within its control, (iii) enter into definitive written agreements no later than the date of the Closing with respect to the Debt Financing on terms and conditions contained in the Debt Commitment Letter, (iv) obtain the proceeds of the Debt Financing no later than at the Closing, and (v) enforce Purchaser’s rights under or with respect to the Debt Commitment Letter.

(b) Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not permit any amendment or modification to be made to, or any waiver (including any waiver of any remedy) under, and shall not terminate in whole or in part, the Debt Commitment Letter if such termination, amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing, when taken together with the Available Revolving Commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to satisfy the Required Amount (including by changing the amount of fees, expenses, premiums or charges to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing), (ii) impose new or additional conditions precedent to the availability of the Debt Financing or otherwise expand or adversely amend or modify any of the conditions precedent to the availability of the Debt Financing in a manner that would reasonably be expected to materially delay or prevent the Closing, or (iii) otherwise would reasonably be expected to (A) materially delay or prevent the Closing or (B) adversely impact the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter (the limitations set forth in this sentence, the “Prohibited Debt Financing Amendments”); provided that, Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, managers, agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto in connection therewith or to give effect to any “market flex” provisions in the fee letter referred to in Section 3.7(a). Purchaser shall make available to the Company any material amendments, modifications or waivers to the Debt Commitment Letter and related fee letter(s) promptly following the execution of the same. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its Subsidiaries shall terminate any revolving credit commitments that are necessary to satisfy the Required Amount.

(c) Upon the reasonable request of the Company, Purchaser shall keep the Company reasonably informed of the status of its efforts to obtain the Debt Financing. Purchaser shall give the Company prompt written notice of (i) any material breach or default or termination or cancellation or repudiation by any party to any of the Debt Commitment Letter or definitive documents related to the Debt Financing of which Purchaser becomes aware, (ii) the receipt of any written notice from any financing source with respect to any (A) actual or threatened (in writing) material breach or default or termination or repudiation by any party to any of the Debt Commitment Letter or any definitive document related to the Debt Financing of any material provisions of the Debt Commitment Letter or any definitive document related to the Debt Financing or (B) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or any definitive document related to the Debt Financing of which Purchaser becomes aware, in each case, that would reasonably be expected to prevent or materially delay the funding of the Debt Financing or reduce the Debt Financing, when taken together with the Available Revolving Commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to satisfy the Required Amount and (iii) the receipt of any written notice on the basis of which Purchaser expects that a party to the Debt Commitment Letter will fail to fund the Debt Financing or is reducing (or attempting to reduce) the amount of the Debt Financing, when taken together with the Available Revolving Commitments and other funds available to Parent and Purchaser on the Effective Date, below the amount necessary to satisfy the Required Amount. Purchaser shall promptly provide any information reasonably requested by the Company in writing relating to any circumstance referred to in the immediately preceding sentence.

(d) If any portion of the Debt Financing necessary to satisfy the Required Amount (after taking into consideration the portion of the Debt Financing that is and remains available and the Available Revolving Commitments and other funds expected to be available to Parent or Purchaser on the Effective Date) becomes unavailable on the terms and conditions (including any applicable “market flex” provisions) contemplated by the Debt Commitment Letter, Purchaser shall, as promptly as reasonably practicable following the occurrence of such event, use its reasonable best efforts to obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (such financing, the “Alternative Financing”) (i) in an amount sufficient to satisfy the Required Amount (after taking into consideration the portion of the Debt Financing that is and remains available and the Available Revolving Commitments and other funds expected to be available to Parent or Purchaser on the Effective Date), (ii) with terms and conditions (including “market flex” provisions), taken as a whole, not less favorable to Purchaser (or its affiliates) than the terms and conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter (provided that, in no case shall Purchaser be required to pay any fees or agree to pay any interest rate amounts or original issue discounts, in either case, in excess of those contemplated by the Debt Commitment Letter as in effect on the date hereof (including the “market flex” provisions)), (iii) which do not impose new or additional conditions precedent or materially expand upon the conditions precedent to the Debt Financing set forth in the Debt Commitment Letter and (iv) which would not reasonably be expected to materially delay or prevent the funding of the Debt Financing (or the satisfaction of the conditions to the Debt Financing) on the Effective Date. Purchaser shall deliver to the Company true, complete and correct copies of the new executed commitment letter (including all related exhibits, schedules, annexes, supplements and terms sheets thereto, and including any related fee letter) that provides for such Alternative Financing (which fee letters may be redacted in a manner consistent with the redactions permitted by Section 3.7(a)) and any replacements, amendments, supplements or other modifications or agreements pursuant to which such Alternative Financing shall be made available to Purchaser promptly following the execution of such debt commitment letters and fee letters. For purposes of this Agreement (other than with respect to representations in this Agreement made by Purchaser as of the date of this Agreement), references to (x) the “Debt Financing” shall include any such Alternative Financing and (y) the “Debt Commitment Letter” shall include such documents with respect to any such Alternative Financing.

(e) Nothing contained in this Section 4.18 will require, and in no event will the reasonable best efforts of Purchaser under Section 4.18 be deemed or construed to require, Purchaser to (i) share any information with the Company if doing so would waive attorney client or other similar legal privilege (provided that Purchaser shall use commercially reasonable efforts to provide such information in a manner that would not jeopardize such privilege) or (ii) seek any equity financing from any source.

Section 4.19 Financing Assistance.

(a) The Company shall provide, and shall cause the Company Subsidiaries to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, such customary cooperation in connection with the arrangement or consummation of the Debt Financing as may be reasonably requested by Purchaser upon reasonable advance notice, at Purchaser’s sole cost and expense. Without limiting the generality of the foregoing, such cooperation shall include reasonable best efforts with respect to:

(i) making available to Purchaser, its Representatives and the Debt Financing Sources (x) the Required Financial Information and (y) such financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Purchaser, its Representatives or the Debt Financing Sources, including such information as is necessary to allow Purchaser, its Representatives and the Debt Financing Sources to prepare pro forma financial statements; provided that it is understood and agreed that the delivery of the Required Financing Information pursuant to this subclause (a)(i) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a);

(ii) reasonably cooperating with the due diligence of any Debt Financing Source;

(iii) assisting with the preparation of lender and investor presentations, rating agency presentations, bank information memoranda, marketing materials, offering documents and prospectuses and other similar documents and materials in connection with the Debt Financing and causing management and Representatives of the Company and the Company Subsidiaries (with appropriate seniority and expertise) to participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (in each case, including via video conference) with providers or potential providers of the Debt Financing and ratings agencies and other customary syndication activities and otherwise assisting in the marketing efforts of Purchaser and the Debt Financing Sources to the extent such information is related to the Company and the Company Subsidiaries and customarily needed for financings of the type contemplated by and required in order to consummate the Debt Financing;

(iv) delivering, at least four Business Days prior to Closing, all documentation and other information as is reasonably requested by Purchaser, its advisors and the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and a beneficial ownership certificate for any entity that qualifies as a “legal entity customer” under the beneficial ownership regulation (31 C.F.R. § 1010.230), in each case, to the extent requested by Purchaser in writing at least eight Business Days prior to the Effective Date; provided that it is understood and agreed that the delivery of such documentation and other information pursuant to this subclause (a)(iv) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a);

(v) assisting with Purchaser’s preparation and, if applicable, execution of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested by Purchaser and subject to the occurrence of the Closing;

(vi) providing executed customary authorization letters to the Debt Financing Sources, authorizing the distribution of information materials to prospective lenders or investors and containing representations to the Debt Financing Sources that the public-side versions of such materials do not include material non-public information regarding the Company and the Company Subsidiaries or their respective securities and as to the accuracy of the information contained in such materials with respect to the Company and the Company Subsidiaries; provided that it is understood and agreed that the delivery of such executed authorization letters pursuant to this subclause (a)(vi) shall not be subject to any “reasonable best efforts” qualifier contained in this clause (a); and

(vii) facilitating the pledging of, the granting of security interests in and obtaining perfection of any liens on collateral of the Company and the Company Subsidiaries (including for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of the Company Subsidiaries), in each case, to the extent required under the Debt Financing and effective no earlier than the Closing;

provided, however, that nothing in this Section 4.19 will require any such cooperation to the extent that it would (A) require the Company or any of its affiliates to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent and Purchaser in a manner satisfactory to the Company, (B) require the Company or the Company’s Subsidiaries to give or agree to give to any other Person any indemnities in connection with the Debt Financing, except that are only effective after the Closing, (C) provide in connection with the Debt Financing any information the disclosure of which is prohibited or restricted under applicable Law or any material Contract in effect as of the date hereof (to the extent not entered into in contemplation of this Section 4.19) or is legally privileged (provided, that the Company shall use its commercially reasonable efforts to provide such cooperation in a manner that would not be prohibited or restricted under applicable Law or any Contract or jeopardize such privilege), (D) take any action which would result in the Company or any of its affiliates incurring any liability or obligation with respect to matters relating to the Debt Financing (except in the case of the Company and the Company Subsidiaries, which are only effective after the Closing) or cause any director, officer or employee of the Company or any of its affiliates or Representatives to incur any personal liability in connection with the Debt Financing, (E) cause any representation, warranty or covenant in this Agreement to be breached by the Company or any of the Company Subsidiaries or could cause any condition to the Closing to fail to be satisfied, (F) conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both), or would reasonably be expected to result in a violation or breach of, or default (with or without notice, lapse of time, or both), under the Company Organizational Documents or the Subsidiary Organizational Documents as in effect as of the date hereof, (G) deliver any legal opinion or provide access to or disclose information that is not maintained by or otherwise reasonably available to the Company or any of the Company Subsidiaries or that the Company or any of the Company Subsidiaries reasonably determines could reasonably be expected to jeopardize any attorney-client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of the Company Subsidiaries (provided, that the Company shall use its reasonable best efforts to provide such cooperation in a manner that would not jeopardize such privilege or conflict with such obligations), (H) provide (I) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (II) any description of all or any component of the Debt Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”) or (III) projections, risk factors or other forward-looking statements relating to all or any component of the Debt Financing (which items (I) through (III) shall be the sole responsibility of Purchaser) or (I) unreasonably interfere with the ongoing business operations of the Company and the Company Subsidiaries. Notwithstanding the foregoing, (1) neither the Company, the Company Subsidiaries nor their respective officers or employees shall be required to execute or enter into any agreement with respect to the Debt Financing (other than (x) those officers or employees continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing and (y) the customary authorization letters referred to above included in any marketing materials for the Debt Financing), and (2) no directors (or equivalent governing body) of the Company or the Company Subsidiaries shall be required to approve, adopt, execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than those directors continuing in such roles after the Closing, and solely with respect to agreements contingent upon the Closing and that would not be effective prior to the Closing).

(b) The Company hereby consents to the use of the logos of the Company and the Company Subsidiaries in connection with the Debt Financing; provided that, such logos shall be used solely in a manner that is not intended to and not reasonably likely to harm, disparage or otherwise adversely affect the Company or the Company Subsidiaries or their reputation or goodwill.

(c) Upon the earlier of the Closing or the termination of this Agreement in accordance with its terms, Purchaser shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 4.19 (other than any costs or expenses that would have been incurred by the Company or the Company Subsidiaries in ordinary course of business regardless of the transactions contemplated hereby (including the preparation and/or delivery of financial information customarily prepared by the Company and the Company Subsidiaries)).

(d) Parent and Purchaser shall, jointly and severally, indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all liabilities suffered or incurred by any of them in connection with any cooperation contemplated by this Section 4.19, in each case, other than as a result of (i) information provided by or on behalf of such Persons or Representatives in connection with the Debt Financing that is determined to be materially false or misleading, (ii) fraud, bad faith, gross negligence or willful misconduct by or on behalf of such Person or its Representative or (iii) a material breach of this Section 4.19 by the Company or the Company Subsidiaries.

(e) All non-public or otherwise confidential information provided by the Company or any of its affiliates or any of its or their respective Representatives pursuant to this Section 4.19 shall be kept confidential in accordance with the Confidentiality Agreement.

(f) Notwithstanding anything herein to the contrary, it is understood and agreed that a breach of this Section 4.19 shall not be considered for purposes of the satisfaction of the condition precedent set forth in Section 5.2(b) unless (x) Purchaser has notified the Company of such breach in writing in good faith, detailing in good faith reasonable steps that the Company could take to comply with this Section 4.19 in order to cure such breach, (y) the Company has not taken such steps or otherwise cured such breach within a reasonably timely manner and (z) the Debt Financing has not been obtained on or prior to the Closing.

(g) Notwithstanding anything herein to the contrary, Parent and Purchaser hereby acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing or to Parent’s or Purchaser’s obligations, covenants or agreements under this Agreement, regardless of the reasons why financing is not obtained or whether such reasons are within or beyond the control of Parent or Purchaser.

Section 4.20 Treatment of Existing Indebtedness. The Company shall (and shall cause the Company Subsidiaries to) deliver to Purchaser prior to the Effective Date (and shall use commercially reasonable efforts to deliver to Purchaser at least three Business Days prior to the Effective Date) (i) a Payoff Letter for the Existing Credit Facility and (ii) all customary lien release documentation relating to the repayment, prepayment, redemption, discharge or termination of all obligations under the Existing Credit Facility and the release of all related pledges, security interests and guarantees with respect thereto (including any mortgage releases and termination statements on Form UCC-3 or other releases). The Company shall (and shall cause the Company Subsidiaries to) provide all cooperation reasonably requested by Purchaser in connection with the treatment of any existing letters of credit (including the replacement, backstop or cash collateralization thereof).

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 5.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each Party to consummate the Arrangement are subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any or all of which may be waived in whole or in part by the Party or Parties being benefited thereby (which waiver shall be in such Party’s sole discretion), to the extent permitted by applicable Law:

(a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) No Injunctions, Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect that has the effect of making the Arrangement or consummation of transactions contemplated by this Agreement illegal or that otherwise restricts, prevents or prohibits the consummation.

(c) Interim Order; Final Order. The Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of Parent and the Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Parent or the Company, each acting reasonably, on appeal or otherwise.

(d) HSR Act; Other Antitrust Laws. (i) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act (or any extension thereof) shall have expired or been terminated, and (ii) all waiting periods (and any extensions thereof) pursuant to any Antitrust Laws in the jurisdictions listed in Section 4.3(a) of the Disclosure Letter that are required to be terminated or expired prior to the Closing shall have terminated or expired, and all approvals or clearances pursuant to any Antitrust Laws in the jurisdictions listed in Section 4.3(a) of the Disclosure Letter required to be obtained prior to the Closing shall have been obtained, or be deemed to have been obtained.

Section 5.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Arrangement are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by Parent (to the extent permissible under applicable Law) at or prior to the Effective Date:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clause (ii) below, each of the representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” or “Material Adverse Effect” therein) as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 2.1(a) (Organization and Qualification), Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.2(e)(i), Section 2.2(f), Section 2.2(g), Section 2.2(h), and Section 2.2(i) (Capitalization), Section 2.3 (Authority), Section 2.4(a)(i) (No Conflicts of Organizational Documents), Section 2.7(b) (No Material Adverse Effect), Section 2.20 (Fairness Opinions) and Section 2.24 (Brokers) shall be true and correct other than in de minimis respects as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date). Parent shall have received a certificate signed on behalf of the Company, dated as of the Effective Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Date. Parent shall have received a certificate signed on behalf of the Company, dated as of the Effective Date, to the foregoing effect.

(c) Absence of Material Adverse Change. From the date of this Agreement through the Effective Date, there shall not have occurred a Material Adverse Effect.

(d) Dissent Rights. Dissent Rights have not been validly exercised, and not withdrawn or deemed to have been withdrawn, with respect to more than 5% of the issued and outstanding Common Shares.

Section 5.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Arrangement are further subject to the satisfaction of the following conditions, any one or more of which may be waived in whole or in part by the Company (to the extent permissible under applicable Law) at or prior to the Effective Date:

(a) Representations and Warranties. (i) Except for the representations and warranties referred to in clause (ii) below, each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” or other similar qualifications therein) as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except where the failure of such representations and warranties to be true and correct has not prevented, materially impeded or materially delayed, or would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated hereby and (ii) each of the representations and warranties of Parent and Purchaser contained in Section 3.1 (Organization), Section 3.2 (Authority) and Section 3.3(a)(i) (No Conflicts of Organizational Documents) shall be true and correct in all material respects as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects at and as of such date). The Company shall have received a certificate signed on behalf of Parent and Purchaser, dated as of the Effective Date, to the foregoing effect.

(b) Performance and Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Date. The Company shall have received a certificate signed on behalf of Parent and Purchaser, dated as of the Effective Date, to the foregoing effect.

Section 5.4 Frustration of Closing Conditions. No Party may rely, either as a basis for not consummating the Arrangement or the other transactions contemplated hereby or terminating this Agreement and abandoning the Arrangement, on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to act in good faith or, except as expressly permitted by this Agreement, to use commercially reasonable efforts to consummate the Arrangement and the other transactions contemplated hereby.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Date, whether before or after the receipt of the Company Shareholder Approval:

(a) by the mutual written consent of Parent and the Company; or

(b) by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other, if:

(i) any Governmental Entity of competent authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrangement substantially on the terms contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided that, the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a Party if the issuance of such final, non-appealable Order or taking of such other action was primarily due to the failure of the Company, in the case of termination by the Company, or Parent or Purchaser, in the case of termination by Parent, to perform any of its obligations under this Agreement; or

(ii) the Arrangement shall not have been consummated on or before 5:00 p.m. Eastern Time on the date that is nine months after the date hereof (as such date may be extended pursuant to the immediately succeeding proviso, the “Outside Date”); provided however, that if, on such date, the conditions set forth in Section 5.1(b) (to the extent related to Section 5.1(d)) or Section 5.1(d) shall not have been satisfied but all other conditions set forth in Article V have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but provided that, such conditions shall then be capable of being satisfied if the Effective Time were to take place on such date), then the Outside Date shall be automatically extended to the date that is 12 months after the date hereof and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to the Company, if the Company, or to Parent, if Parent or Purchaser, shall have breached its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Arrangement on or before such date; or

(iii) the Company Shareholder Approval shall not have been obtained as required by the Interim Order at a duly held Shareholder Meeting or any adjournment or postponement thereof at which the Arrangement Resolution is voted upon; provided that, the right to terminate this Agreement pursuant to this Section 6.1(b)(iii) shall not be available to a Party if the failure to obtain the Company Shareholder Approval has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or obligations under this Agreement; or

(c) by written notice from the Company to Parent, if:

(i) prior to obtaining the Company Shareholder Approval in accordance with this Agreement and applicable Law, the Company Board effects an Adverse Recommendation Change in accordance with Section 4.4 in connection with a Superior Proposal (which did not result, directly or indirectly, from a material breach of Section 4.4) and the Company Board has approved such Superior Proposal in accordance with this Agreement, and concurrently with the termination hereunder, the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal, provided that, such termination shall not be effective until the Company has paid the Termination Fee in accordance with Section 6.3(b); or

(ii) Parent or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 5.3(a) or Section 5.3(b) becomes incapable of being satisfied by the earlier of (A) the date that is 30 calendar days following the Company’s delivery of written notice to Parent of such breach, or (B) the Outside Date (it being understood that the Company may not exercise its termination right pursuant to this Section 6.1(c)(ii) if such breach has been cured by Parent or Purchaser prior to the earlier of the deadlines set forth in clauses (A) and (B)), provided that, the Company is not then in breach of this Agreement so as to cause any condition in Section 5.2(a) or Section 5.2(b) to be incapable of being satisfied; or

(d) by written notice from Parent to the Company, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that a condition set forth in Section 5.2(a)

or Section 5.2(b) becomes incapable of being satisfied by the earlier of (A) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach or (B) the Outside Date (it being understood that Parent may not exercise its termination right pursuant to this Section 6.1(d)(i) if such breach has been cured by the Company prior to the earlier of the deadlines set forth in clauses (A) and (B)), provided that, Parent or Purchaser is not then in breach of this Agreement so as to cause any condition in Section 5.3(a) or Section 5.3(b) to be incapable of being satisfied;

(ii) (A) prior to receipt of the Company Shareholder Approval, the Company Board shall have effected an Adverse Recommendation Change or (B) the Company or any Company Subsidiary enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 4.4); or

(iii) the Company breaches any of its covenants or agreements in Section 4.4 in any material respect.

Section 6.2 Effect of the Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except (i) as expressly provided in Section 4.2(b), this Section 6.2, Section 6.3 and Article VII, (ii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and (iii) subject to Section 6.3(c) and Section 7.8, nothing herein shall relieve any Party from any liability for a Willful Breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. The surviving liabilities described in the exception in the preceding sentence shall survive the termination of this Agreement (including damages described in Section 7.6(b)).

Section 6.3 Fees and Expenses.

(a) Except as otherwise set forth in this Agreement, whether or not the Arrangement is consummated, all expenses incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the Party incurring such expenses.

(b) In the event that this Agreement is terminated:

(i) by Parent pursuant to Section 6.1(d)(ii) (Adverse Recommendation Change) or Section 6.1(d)(iii) (Breach of Non-Solicitation Covenant),

(ii) by the Company pursuant to Section 6.1(c)(i) (Superior Proposal), or

(iii) (A) by the Company or Parent pursuant to Section 6.1(b)(ii) (Occurrence of Outside Date) or Section 6.1(b)(iii) (Failure to Obtain Company Shareholder Approval) or by Parent pursuant to Section 6.1(d)(i) (Breach of Representations or Covenants by the Company) and (B)(x) an Acquisition Proposal shall have been received by the Company Board or any Person shall have publicly proposed or publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, in each case, prior to the date of termination of this Agreement (and, in the case of a termination pursuant to Section 6.1(b)(iii), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the Shareholder Meeting) and (y) within 12 months after a termination referred to in this Section 6.3(b)(iii) the Company or any Company Subsidiary enters into a definitive agreement relating to, or consummates, any Acquisition Proposal, whether or not such Acquisition Proposal is the same as the Acquisition Proposal referenced in this Section 6.3(b)(iii) (provided that, for purposes of this Section 6.3(b)(iii), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then the Company shall pay the Termination Fee to, or as directed by, Parent by wire transfer of same day funds to an account designated by Parent, (1) in the case of a payment as a result of any event referred to in Section 6.3(b)(i), within two Business Days after the date of such termination by Parent, (2) in the case of a payment as a result of any event referred to in Section 6.3(b)(ii), prior to or concurrently with such termination by the Company and (3) in the case of a payment as a result of any event referred to in Section 6.3(b)(iii), within two Business Days after the earlier of entering into a definitive agreement relating to the Acquisition Proposal referred to in clause (B)(y) of Section 6.3(b)(iii) or consummation of such Acquisition Proposal. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. “Termination Fee” means an amount equal to $41,450,000.

(c) The Parties agree that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Arrangement, which amount would otherwise be impossible to calculate with precision, and as proceeds of disposition for the rights of Parent under this Agreement. Accordingly, if the Company fails to pay in a timely manner the Termination Fee when due pursuant to this Section 6.3, and, in order to obtain the payment, the Parent commences a proceeding which results in a final and non-appealable judgment against the Company, for the payment set forth in this Section 6.3, then the Company shall pay or cause to be paid to Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such proceeding, together with interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum. In the event of any termination in the circumstances described in Section 6.3(b), payment of the Termination Fee pursuant to Section 6.3(b) shall be the sole and exclusive remedy of Parent, Purchaser or any of their respective affiliates against the Company, any Company Subsidiary and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Arrangement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Termination Fee none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the other transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, exhibit, schedule or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive beyond the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (including the covenants and agreements in Section 4.7, Section 4.8 and this Article VII).

Section 7.2 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits, schedules and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or transferred, in whole or in part, by operation of Law (including by merger or consolidation) or otherwise by any of the Parties without the prior written consent of the other Parties; provided, however, Purchaser may, without the prior written consent of the Company, assign its rights, interests and obligations hereunder to an affiliate, provided such proposed assignee agrees to be bound by the terms of this Agreement, in which event, all references herein and therein to Purchaser, as assignor, shall be deemed references to such other affiliates, as assignee, and provided further that Purchaser will not, by reason of any such assignment or transfer, be released from its obligations under this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 7.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered if delivered personally and (b) on the next Business Day if (i) sent by email (unless the sender receives an automated response indicating a failure of delivery) or (ii) sent by prepaid overnight carrier (providing proof of delivery), to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

(a) if to Parent or Purchaser:

Refresco Holding B.V.

[    ]

[    ]

Attention: [    ]

Email: [    ]

with a copy (for informational purposes only) to:

Simpson Thacher & Bartlett LLP

1000 Main Street, Suite 2900

Houston, Texas 77002

Attention: Breen Haire; Shamus Crosby; David Bumgardner

Email: breen.haire@stblaw.com; shamus.crosby@stblaw.com;

david.bumgardner@stblaw.com

and to:

Bennett Jones LLP

4500 Bankers Hall East

855-2nd Street S.W.

Calgary, Alberta, Canada

T2P 4K7

Attention: John Mercury; Jon Truswell; John Lawless

Email: mercuryj@bennettjones.com; truswellj@bennettjones.com;

lawlessj@bennettjones.com

(b) if to the Company:

SunOpta Inc.

[    ]

[    ]

Attention: [    ]

Email: [    ]

with a copy (for informational purposes only) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Michael A. Stanchfield; Jonathan L.H. Nygren

E-mail: mike.stanchfield@faegredrinker.com;

jon.nygren@faegredrinker.com

with a copy (for informational purposes only) to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention: Patricia Olasker; Kevin Greenspoon

Email: polasker@dwpv.com; kgreenspoon@dwpv.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 7.4 Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement and all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to its rules of conflict of Laws.

(b) Each of the Parties hereby (i) irrevocably submits to and agrees to be subject to the personal jurisdiction of the Ontario Superior Court of Justice (Commercial List) (the “Chosen Court”), for the purpose of any claim, action, suit or proceeding (whether based in contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, (ii) irrevocably agrees that all such claims, actions, suits or proceedings may and shall be brought before, and determined by, the Chosen Court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees that it will not (except for a suit on the judgment as expressly permitted by Section 7.4(d)) bring any claim, action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Court.

(c) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other claim, suit, action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in the manner provided by Section 7.3 and nothing in this Section 7.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(d) Each Party agrees that a final judgment in any claim, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.4(e).

Section 7.5 Interpretation; Certain Definitions. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive, “or” will have the inclusive meaning represented by the phrase “and/or” and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” or “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural, and to the masculine as well as to the feminine and neuter, forms of such terms; (g) references to a contract, agreement or other instrument mean such contract, agreement or other instrument as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its successors and permitted assigns; (i) unless stated otherwise herein, references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (k) references to a Law include amendment thereof, any successor thereto and any rules or regulations promulgated thereunder; (l) references to “applicable Law” include all applicable statutes, administrative decisions, and rules and regulations in the relevant country, whether at the national, federal, state, provincial, regional, county, municipal, town or other regulatory level; (m) “shall” and “will” mean “must”, and will have equal force and effect and express an obligation; (n) any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section, law or regulation regardless of how it is named, numbered or classified; (o) the Exhibits and Disclosure Letter and other Schedules to this Agreement are incorporated herein for all purposes; (p) pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires; (q) all references to days or months will be deemed references to calendar days or months unless otherwise expressly specified; and (r) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP, to the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. Each day shall be deemed to end at 11:59 p.m. (Toronto time) on the applicable day.

Section 7.6 Parties in Interest.

(a) This Agreement shall be binding upon and, subject to Section 7.6(b), inure solely to the benefit of each Party and its successors and permitted assigns.

(b) Nothing contained in this Agreement, express or implied, is intended to or shall confer on any Person, other than the Parties, any right, benefit or remedy of any nature whatsoever, including the right to rely upon the representations and warranties set forth herein (which representations and warranties are the product of negotiations among the Parties and, except as set forth herein, are for the sole benefit of the Parties, and may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties), other than (i) as specifically provided in Section 2.21, Section 4.7, Section 4.12, Section 4.19(d), this Section 7.6(b), Section 7.12(a) and Section 7.13, which shall survive the consummation of the Arrangement and are intended to be for the benefit of, and shall be enforceable by, each Person referred to therein and his or her heirs, executors, administrators and legal representatives and shall be binding on Parent, Purchaser and the Company and their respective successors and assigns, and for such purpose, the Parties acknowledge that the Company is acting as trustee of, and holding the entitlements and benefits of the Persons referred to therein in trust for, such Persons, as applicable, and the Company confirms such appointment, (ii) as specifically provided in Section 3.13 and Section 7.12(b), which shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, each Person referred to therein and shall be binding on Parent, Purchaser and the Company and their respective successors and assigns, and for such purpose, the Parties acknowledge that each of Parent and Purchaser is acting as trustee of, and holding the entitlements and benefits of the Persons referred to therein in trust for, such Persons, as applicable, and each of Parent and Purchaser confirms such appointment and (iii) after the Effective Time, the rights of the Company Shareholders, Preferred Shareholders and holders of Stock Options, Restricted Share Units and Performance Share Units to receive the amount payable in respect thereof pursuant to the Arrangement. To the extent required by applicable Law to give effect to clause (iii), each of Parent and Purchaser agrees that all of its covenants, representations and warranties are in favour of the Company in its own right and as trustee for the Company Shareholders and Preferred Shareholders, but without any fiduciary obligations on the Company in relation thereto. The Parties reserve their right to vary or rescind at any time prior to the Effective Time and in any way whatsoever, the rights, if any, granted by or under this Agreement to any Person that is not a Party, without notice to or consent of such Person.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.8 Specific Performance.

(a) The Parties agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Arrangement and the other transactions contemplated by this Agreement) in accordance with the Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that either Parent or the Company, as applicable, shall be entitled to an injunction, specific performance or other equitable relief to prevent or remedy a breach of this Agreement by the other Parties and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Parent or the Company is entitled at Law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance, or other equitable relief on the basis that any Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. No Party shall be required to provide any bond or other security in connection with its seeking, or being granted an order for, an injunction or injunctions to prevent a breach or breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement. Each Party agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b) The Parties further agree (i) the seeking of remedies pursuant to Section 7.8(a) shall not in any respect constitute a waiver by any Party of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 6.3, in the event that this Agreement has been terminated or in the event that the remedies provided for in Section 7.8(a) are not available or otherwise not granted, and (ii) nothing set forth in this Agreement shall require any Party to institute any proceeding for (or limit such Party’s right to institute any proceeding for) specific performance under this Section 7.8 prior to or as a condition to exercising any termination right under Article VI (and pursuing damages after such termination, subject to Section 6.3(b)), nor shall the commencement of any legal proceeding by any Party seeking remedies pursuant to Section 7.8(a) or anything set forth in this Section 7.8 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of Article VI or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 7.9 Amendment. This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shareholder Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may, subject to the Interim Order and Final Order and applicable Law, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) modify any of the covenants contained herein or modify performance of any of the obligations of the Parties; or

(d) modify any conditions precedent contained herein,

provided that no such amendment reduces or adversely affects the consideration to be received by a Company Shareholder without approval by the affected Company Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court. Notwithstanding the foregoing, the Plan of Arrangement may be amended in accordance with Section 5.1 of the Plan of Arrangement.

Section 7.10 Extension; Waiver. At any time prior to the Closing, each Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any breaches or inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) subject to Section 7.9, waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 7.12 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. Without limiting the foregoing:

(a) no former, current or future direct or indirect equity holders, controlling Persons, shareholders, Representatives, affiliates, directors, officers, members, managers, general or limited partners or assignees of the Company or any of its affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company under this Agreement or for any action, suit, arbitration, claim, litigation, investigation, or proceeding arising under, out of, in connection with, or related in any manner to the Agreement or the transactions contemplated by this Agreement (including the breach, termination or failure to consummate such transactions contemplated by this Agreement), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil or any other theory or doctrine, including alter ego or otherwise, by a claim by or on behalf of Parent, Purchaser or another Person or otherwise; and

(b) no former, current or future direct or indirect equity holders, controlling Persons, shareholders, Representatives, affiliates, directors, officers, members, managers, general or limited partners or assignees of Parent or Purchaser or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of Parent or Purchaser under this Agreement or for any action, suit, arbitration, claim, litigation, investigation, or proceeding arising under, out of, in connection with, or related in any manner to the Agreement, the transactions contemplated by this Agreement (including the breach, termination or failure to consummate such transactions contemplated by this Agreement), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil or any other theory or doctrine, including alter ego or otherwise, by a claim by or on behalf of the Company or another Person or otherwise.

Section 7.13 Legal Representation. In any dispute, suit, claim, action, arbitration, or proceeding arising under or in connection with this Agreement, the Company and each member of the Company Board shall have the right, at their election, to retain the firms of Faegre Drinker Biddle & Reath LLP and Davies Ward Phillips & Vineberg LLP to represent the Company or the Company Board or any of its members in such matter, and each Party, for itself, its affiliates and its and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Company or the Company Board or any of its members in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Company or the Company Board. Each Party, for itself, its affiliates and its and their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Company or the Company Board and counsel, including Faegre Drinker Biddle & Reath LLP and Davies Ward Phillips & Vineberg LLP, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company or the Company Board, as applicable, and its counsel and shall continue, after the Closing, to be privileged communications between the Company or the Company Board and such counsel.

Section 7.14 Joint and Several Liability. Parent hereby covenants and agrees in favour of the Company to cause Purchaser to carry out all of its obligations hereunder. Parent and Purchaser shall be jointly and severally liable with respect to any breach by Parent or Purchaser of its covenants and obligations hereunder or any inaccuracy of the representations and warranties of Parent and Purchaser.

Section 7.15 Debt Financing Sources Related Parties. Notwithstanding anything to the contrary in this Agreement, but subject to the proviso to this Section 7.15, the Company, on behalf of itself and any of its successors, heirs or delegates and each of its controlled affiliates, hereby: (a) agrees that it will not bring or support any Person, or permit any of its affiliates to bring or support any Person, in any cause of action, whether at law, in equity, in contract or in tort or otherwise, against any of the Debt Financing Sources Related Parties in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the financing contemplated thereby, in any forum other than the federal and New York state courts located in The City and County of New York, Borough of Manhattan, (b) agrees that, except as specifically agreed in writing with the Debt Financing Sources, all causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources Related Parties in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, (c) irrevocably and unconditionally waives any right such Person may have to a trial by jury in respect of any cause of action (whether at law, in equity, in contract, in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Financing or the performance thereof, including any cause of action against or involving any Debt Financing Sources Related Parties arising out of this Agreement, (d) agrees that, prior to the Effective Date, none of the Debt Financing Sources Related Parties shall have any liability to the Company or any of its affiliates, whether at law or in equity, whether in contract or in tort or otherwise, in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the Debt Financing or the definitive documents related thereto or any of the transactions contemplated by this Agreement, (e) agrees that the Company shall not be entitled to, and shall not seek, specific performance in respect of any Debt Financing Sources Related Parties, and that the Company shall not have any right to enforce specifically any of the Purchaser’s or Parent’s rights under any agreements relating to the Debt Financing, and (f) agrees that to the extent any amendments to any provision of this Section 7.15 (or, solely as they relate to Section 7.15, the definitions of any terms used in this Section 7.15) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the Debt Financing Sources party to the Debt Commitment Letter that have consent rights with respect to such matter; provided, however, that neither the foregoing nor anything else in this Agreement shall waive, limit or affect the rights or remedies of any party to any agreements relating to the Debt Financing in accordance therewith or of any party to the definitive documentation entered into in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Debt Financing Sources Related Parties are intended third-party beneficiaries of this Section 7.15 (and the definitions of any terms used in this Section 7.15), and shall be entitled to the protections of this Section 7.15 (and the definitions of any terms used in this Section 7.15), to the same extent as if the Debt Financing Sources Related Parties or such Debt Financing Sources, as applicable, were parties to this Agreement.

Section 7.16 Definitions.

Defined Terms	Section
Acceptable Confidentiality Agreement	Section 4.4(c)
Agreement	Recitals
Alternative Acquisition Agreement	Section 4.4(a)
Antitrust Laws	Section 4.3(b)
Bankruptcy and Equity Exception	Section 2.3(a)
BCI	Section 4.3(d)
Burdensome Condition	Section 4.3(d)
Capitalization Date	Section 2.2(a)
CBCA	Recitals
Chosen Court	Section 7.4(b)
Closing	Section 1.3(h)
COBRA	Section 2.13(e)
Common Shares	Recitals
Company	Recitals
Company 401(k) Plan	Section 4.8(b)
Company Associated Party Contract	Section 2.25
Company Board	Section 2.3(a)
Company Board Recommendation	Section 1.4(c)
Company Organizational Documents	Section 2.1(b)
Company Permits	Section 2.11(a)
Company Related Parties	Section 6.3(c)
Company SEC Documents	Section 2.5(f)
Company Shareholder Approval	Section 1.2(b)

Defined Terms	Section
Confidentiality Agreement	Section 4.2(b)
Continuing Employee	Section 4.8(a)
D&O Insurance	Section 4.7(b)
Disclosed Personal Information	Section 4.2(c)
Disclosure Letter	Article II
Employee Benefit Plan	Section 2.13(a)
Employee Benefit Plans	Section 2.13(a)
Exchange Act	Section 2.1(d)
Existing Loan Documents	Section 2.19(b)(viii)
Final Exercise Date	Section 1.11
Financial Statements	Section 2.6(a)
HSR Act	Section 4.3(b)
Indemnified Parties	Section 4.7(a)
Indemnified Party	Section 4.7(a)
Inquiry	Section 4.4(a)
Interim Period	Section 4.1
IT Assets	Section 2.18(h)
KKR	Section 4.3(d)
Leased Real Property	Section 2.16(b)
Malicious Code	Section 2.18(i)
Material Contract	Section 2.19(a)
Maximum Amount	Section 4.7(b)
Defined Terms	Section
Modern Slavery	Section 2.26(a)
Notice of Change of Recommendation	Section 4.4(f)
Notice of Change Period	Section 4.4(f)
OHS Legislation	Section 2.14(h)
Other Antitrust Laws	Section 4.3(b)
Outside Date	Section 6.1(b)(ii)
Owned Real Property	Section 2.16(a)
PAI	Section 4.3(d)
Parent	Recitals
Parent Plan	Section 4.8(c)
Permit	Section 2.11(a)
Preferred Stock	Section 2.2(a)
Prohibited Debt Financing Amendments	Section 4.18(b)
Purchaser	Recitals
Real Property Leases	Section 2.16(b)
Regulatory Concession	Section 4.3(d)
Sarbanes-Oxley Act	Section 2.5(c)
SEC Clearance Event	Section 1.2
Securities Act	Section 2.5(f)
Series 1 Special Shares	Section 2.2(a)
Series 2 Special Shares	Section 2.2(a)
Series A Preferred Stock	Section 2.2(a)
Series B-1 Preferred Stock	Section 2.2(a)
Series B-2 Preferred Stock	Section 2.2(a)
Solvent	Section 3.6
Special Committee	Recitals
Special Shares	Section 2.2(a)
Subsidiary Organizational Documents	Section 2.1(b)

Defined Terms	Section
Support Agreements	Recitals
Supporting D&O	Recitals
Supporting Stockholders	Recitals
Takeover Statute	Section 2.27
Termination Fee	Section 6.1(b)(iii)
Transaction Litigation	Section 4.15
U.S. Investment Company Act	Section 2.5(d)
WARN Act	Section 2.14(f)
Withholding Agent	Section 1.9

In addition to the other terms defined throughout this Agreement, which are listed above, the following terms shall have the following meanings when used in this Agreement:

(a) “Acquisition Proposal” means any inquiry, offer or proposal (whether written or oral) regarding any of the following (other than the Arrangement and other than any transaction involving only the Company and/or one or more wholly-owned Company Subsidiary) involving any of the Company or any Company Subsidiary from any Person or group of Persons acting jointly or in concert other than Parent or any of its affiliates:

(i) any arrangement, amalgamation, merger, consolidation, share exchange, reorganization, recapitalization, dissolution, liquidation, winding up, exclusive license, business combination or other similar transaction, in a single transaction or a series of related transactions involving the Company;

(ii) any direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition, directly or indirectly, or alliance or joint venture (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), by arrangement, amalgamation, merger, consolidation, sale of Equity Interests, share exchange, joint venture, business combination or otherwise, of assets (including shares of Company Subsidiaries) representing 20% or more of the consolidated assets, or contributing 20% or more of the consolidated revenues of the Company and the Company Subsidiaries, taken as a whole (as determined on a book-value basis (including Indebtedness secured solely by such assets)), in a single transaction or series of related transactions;

(iii) any direct or indirect issue, sale or other disposition (including by way of arrangement, amalgamation, merger, consolidation, sale of Equity Interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the voting or equity securities (including any general partnership interests) of the Company or any Company Subsidiary, or that, if consummated, would result in such Person or group of Persons beneficially owning, or exercising control or direction over, 20% or more of the voting or equity securities of the Company or any Company Subsidiary;

(iv) any direct or indirect take-over bid, securities exchange take-over bid, tender offer, exchange offer or other similar transaction for 20% or more of the voting or equity securities (including securities convertible into or exercisable or exchangeable for such securities) of the Company or any Company Subsidiary; or

(v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b) “Adverse Recommendation Change” means any of (a) the failure by the Company Board or any committee thereof to include the Company Board Recommendation in the Circular, (b) the withdrawal, amendment, modification or qualification by the Company Board or any committee thereof of the Company Board Recommendation in a manner adverse to Purchaser or Parent, or the public disclosure by the Company Board or any committee thereof of an intention to do any of the foregoing, (c) the failure by the Company Board or any committee thereof to publicly reaffirm (without qualification) the Company Board Recommendation within five Business Days after having been requested in writing by Purchaser to do so (or in the event that the Shareholder Meeting is scheduled to occur within such five Business Day period, by the third Business Day prior to the date of the Shareholder Meeting) following the public announcement of any Acquisition Proposal (or any material amendment, including any change to the price or form of consideration); (d) the public acceptance, approval, endorsement or recommendation of any Acquisition Proposal by the Company Board or any committee thereof or any public proposal by the Company Board or any committee thereof to do any of the foregoing, or (e) the Company Board or any committee thereof taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five Business Days (or beyond the third Business Day prior to the date of the Shareholder Meeting, if such date is sooner and is at least two Business Days after the public announcement of public disclosure of such Acquisition Proposal) after such Acquisition Proposal’s public announcement or public disclosure.

(c) “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of the foregoing, “control,” with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by Contract or otherwise. For purposes of this Agreement, the Preferred Shareholders and their respective affiliates shall not be considered to be affiliates of the Company or the Company Subsidiaries.

(d) “Anti-Bribery Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) the Corruption of Foreign Public Officials Act (Canada), and (vi) other anti-bribery and anti-corruption Laws, applicable to the Company and the Company Subsidiaries and their respective operations from time to time.

(e) “Anti-Money Laundering Laws” means anti-money laundering-related Laws applicable to the Company and the Company Subsidiaries and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and (iii) the Criminal Code (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(f) “Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

(g) “Arrangement Resolution” means the special resolution of Voting Shareholders approving the Arrangement, which is to be considered at the Shareholder Meeting, substantially in the form of Schedule B hereto.

(h) “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the CBCA to be sent to the CBCA Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and Parent, each acting reasonably.

(i) “Associated Party” means, with respect to the Company, any former or current direct or indirect stockholder beneficially owning 10% or more of the Company’s voting securities or any current director or executive officer of the Company or any of the Company Subsidiaries, or, to the knowledge of the Company, any such Person’s affiliates or immediate family members.

(j) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Amsterdam, the Netherlands, Toronto, Ontario or in Minneapolis, Minnesota are authorized or obligated by applicable Law to close.

(k) “Canadian Securities Laws” means the Securities Act (Ontario), regulations and rules thereunder and similar Laws in the other provinces and territories of Canada.

(l) “CBCA Director” means the Director appointed under section 260 of the CBCA.

(m) “Certificate of Arrangement” means the certificate of arrangement to be issued by the CBCA Director pursuant to subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement.

(n) “Child Labour” means “child labour” as defined in ILO Convention 138 on the Minimum Age for Admission to Employment and ILO Convention 182 on the Worst Forms of Child Labour or in the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada).

(o) “Circular” means the notice of the Shareholder Meeting and accompanying management information circular and proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular and proxy statement, to be sent to Voting Shareholders in connection with the Shareholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

(p) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(q) “Company Budget” means the document set forth on Section 7.16 of the Disclosure Letter.

(r) “Company Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or a Company Subsidiary (including any and all Company Registered Intellectual Property).

(s) “Company Products” means each food, beverage, ingredient, concentrate, broth, stock, or other product developed, formulated, manufactured, processed, produced, packed, packaged, labeled, held, stored, marketed, advertised, promoted, commercialized, conveyed, sterilized, supplied, offered for sale, sold, shipped, imported, exported, transported, disposed, and distributed by or on behalf of the Company or the Company Subsidiaries or licensed by the Company or the Company Subsidiaries to a third party.

(t) “Company Registered Intellectual Property” means the applications, registrations and filings for Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded, with or by any Governmental Entity or Internet domain name registrar, by or in the name of the Company or any Company Subsidiary, including that listed on Section 2.18(e) of the Disclosure Letter.

(u) “Company Shareholders” means the registered or beneficial holders of Common Shares, as the context requires.

(v) “Company Subsidiary” means any Subsidiary of the Company.

(w) “Competition Act” means the Competition Act (Canada) and includes the regulations promulgated thereunder.

(x) “Consent” means any consent, approval, order or authorization of, or registration, declaration or filing.

(y) “Consideration” means $6.50 in cash per Common Share, without interest, subject to adjustment in the circumstances and manner contemplated by Section 1.10.

(z) “Contract” means any agreement, contract, arrangement, franchise, lease, sublease commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness or other instrument or obligation of any kind, to which a Person is a party or to which the properties or assets of such Person are subject, whether oral or written (including any amendments and other modifications thereto).

(aa) “Court” means the Ontario Superior Court of Justice (Commercial List).

(bb) “Debt Commitment Letter” means the executed commitment letter dated as of the date hereof, from the Debt Financing Sources party thereto (including all exhibits, schedules, supplements, term sheets and annexes thereto) pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the aggregate amounts set forth therein for the purposes of funding a portion of the Required Amount (the “Debt Financing”), as the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 4.19.

(cc) “Debt Financing” has the meaning set forth in the definition of “Debt Commitment Letter”.

(dd) “Debt Financing Sources” means the Persons (including parties to any joinder agreement or amendments joining such Persons to the Debt Commitment Letter) that have committed to provide or arrange any debt financing contemplated by the Debt Commitment Letter or alternative debt financings (including an offering or private placement of debt securities pursuant to Rule 144A under the Securities Act or otherwise); provided that, in no event shall Debt Financing Sources include KKR or Parent or any of its subsidiaries (including Purchaser).

(ee) “Debt Financing Sources Related Parties” means the Debt Financing Sources, and their respective affiliates and such Debt Financing Source’s and their respective affiliates’ officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives and their respective permitted successors and permitted assigns; provided that, in no event shall Debt Financing Sources Related Parties include KKR or Parent or any of its subsidiaries (including Purchaser) or any of their respective officers, directors, employees, controlling persons, agents, advisors, attorneys and representatives, in each case, in their capacities as such.

(ff) “delivered” or “made available” and words of similar import means, with respect to documents or information required to be provided by the Company to Parent, any documents or information (i) posted by the Company or any of its Representatives in the Company’s electronic data room, including the clean room, and accessible to Parent and its Representatives at least prior to 5 p.m. central standard time as of the date hereof and continuously available for review by Parent and its Representatives in the data room during such period or (ii) filed by the Company and publicly available through SEDAR+ or the Electronic Data Gathering, Analysis, and Retrieval system.

(gg) “Depositary” means such Person that the Company and Parent, each acting reasonably, may agree to in writing to act as depositary in relation to the Arrangement.

(hh) “Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

(ii) “EBITDA” means the Company and its Subsidiaries’ earnings before interest, taxes, depreciation and amortization, as modeled by Parent in connection with the transactions contemplated by this Agreement.

(jj) “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(kk) “Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

(ll) “Employee Share Plans” means, collectively, (i) the 2024 Short Term Incentive Plan of the Company, (ii) the 2024 Long Term Incentive Plan of the Company, (iii) the Stock Incentive Plan, (iv) the Stock Deferral Plan for Non-Employee Directors of the Company, and (v) any other plan or award agreement pursuant to which the Company or any Company Subsidiary may provide or has provided equity or equity-based incentives to employees, officers, directors or consultants, other than the ESPP.

(mm) “Environmental Claim” means any suit, claim, action, arbitration, investigation, proceeding or other notice from or by a Person alleging or regarding any actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or violation arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Substances at any location, whether or not owned by the Company or any of the Company Subsidiaries, or (ii) any Environmental Law.

(nn) “Environmental Laws” means all Laws relating to pollution, compensation for damage or injury caused by pollution, public or worker health or safety (to the extent relating to hazardous, toxic, dangerous or deleterious chemicals, wastes, substances or materials), or protection of human health, natural resources or the environment.

(oo) “Equity Interests” means (i) in the case of a corporation, corporate stock or shares (whether preferred, common or otherwise), (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership or equity interests (whether general or limited), (iv) any other interest (including profits interests, phantom equity and other equity-like securities), synthetic equity or participation that confers on the holder the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity, and (v) any warrants, options and other securities convertible into or exchangeable for any of the foregoing in clauses (i) through (iv), including any participation rights or other entitlements to proceeds.

(pp) “ERISA” means the Employee Retirement Income Security Act of 1974 (United States).

(qq) “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its affiliates as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

(rr) “ESPP” means the SunOpta Inc. Employee Stock Purchase Plan.

(ss) “Exchange and Support Agreement” means that certain exchange and support agreement entered into among the Company, SunOpta Foods Inc., and the Preferred Shareholders, and any Person that becomes a holder of Preferred Stock, from time to time, dated April 24, 2020, as amended.

(tt) “Existing Credit Facility” means that certain Credit Agreement, dated as of December 8, 2023, by and between Bank of America, N.A., the Company, and the guarantors, lenders and issuing banks party thereto.

(uu) “Export Control Laws” means the Regulation (EU) 2021/821, Regulation (EU) 2023/66, and the implementing Laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; the Canadian Export and Import Permits Act and Customs Act and their implementing rules and regulations, and other similar export control Laws or restrictions applicable to the Company and the Company Subsidiaries and their respective operations from time to time.

(vv) “Fairness Opinions” means the Lazard Fairness Opinion and the Scotia Fairness Opinion.

(ww) “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

(xx) “Filings” means all forms, documents or reports publicly filed or publicly furnished by the Company or any of the Company Subsidiaries with any Securities Authority since January 1, 2023, and including those filed or furnished since the date of this Agreement, if any, including any amendments, supplements or modifications thereto.

(yy) “Final Order” means the final order of the Court pursuant to section 192 of the CBCA approving the Arrangement, in form and substance acceptable to each of Parent and the Company, acting reasonably, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that such amendment, modification, supplement or variance is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed) or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that such amendment is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed).

(zz) “Food Law Action” means any inspection, investigation, compliance, enforcement or corrective action, including any: FDA Form 483, warning letter, untitled letter, Noncompliance Record, Notice of Intended Enforcement, audit, inspectional observation, notice of adverse finding, import alert, import refusal, seizure, suspension, shutdown, recall, or other notice, correspondence or action from or by the FDA, the U.S. Department of Agriculture, the U.S. Department of Justice, U.S. Customs and Border Protection, the U.S. Drug Enforcement Administration, the Federal Trade Commission, the U.S. Department of Health and Human Services, the U.S. Public Health Service, Health Canada, the Canadian Food Inspection Agency, or any other Governmental Entity alleging or asserting noncompliance with, a violation of, or liability under any Food Laws.

(aaa) “Food Laws” means all applicable Laws concerning the development, formulation, manufacturing, processing, preparation, production, packing, packaging, labeling, holding, storage, marketing, advertising, promotion, commercialization, sterilization, supply, offer for sale, sale, licensing, shipping, conveyance, import, export, transport, disposal, distribution, safety, inspection, audit, adverse events, recall, market withdrawal, removal, and destruction of the Company Products, including: (i) the U.S. Federal Food, Drug, and Cosmetic Act; (ii) the Food Safety Modernization Act; (iii) the Poultry Products Inspection Act; (iv) the Federal Meat Inspection Act; (v) the Fair Packaging and Labeling Act; (vi) the Nutrition Labeling and Education Act; (vii) the Consumer Product Safety Act; (viii) the 2018 Farm Bill, 7 U.S.C. §§ 1639o – 1639s, and the applicable provisions regarding hemp in the 2026 Continuing Appropriations Act, Public Law No. 119-37, 139 Stat. 558-561, and the FDA’s three Generally Recognized As Safe notices for hemp seed-derived ingredients for use in human food (GRN765, GRN771 and GRN778); (ix) the Agricultural Marketing Act; (x) the National Bioengineered Food Disclosure Law; (xi) the Perishable Agricultural Commodities Act; (xii) the Organic Foods Production Act; (xiii) the Federal Trade Commission Act and state advertising Laws and unfair or deceptive trade acts or practices Laws; (xiv) the Canadian Safe Food for Canadians Act (S.C. 2012, c. 24), Food and Drugs Act (R.S.C., 1985, c. F-27), and the Consumer Packaging Labeling Act; (xv) all Canadian provincial Laws governing the safety of the Company Products; (xvi) any similar or analogous Laws; (xvii) for each of (i) through (xvi), any amendments thereto; and (xviii) for each of (i) through (xvii), any regulations and requirements issued, promulgated or adopted by any Governmental Entity pursuant thereto.

(bbb) “Frameworks” means the OECD Guidelines for Multinational Enterprises, the ten Principles of the United Nations Global Compact, and the United Nations Guiding Principles on Business and Human Rights including the principles and rights set out in the eight fundamental conventions identified in the Declaration of the International Labor Organization on Fundamental Principles and Rights at Work and the International Bill of Human Rights.

(ccc) “GAAP” means the generally accepted accounting principles in the United States, in effect from time to time.

(ddd) “Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, any court of competent jurisdiction, tribunal, arbitral body (public or private), legislature, commission (including any Securities Authority), board, bureau, ministry, minister, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the above, (iii) any quasi-governmental body, professional body or private body exercising any regulatory, expropriation or taxing authority under (including any administrative agency or commission) or for the account of any of the foregoing, or (iv) any stock exchange.

(eee) “Hazardous Substances” means (i) pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, asbestos, per- and polyfluoroalkyl substances and polychlorinated biphenyls, and (ii) all other chemicals, wastes, substances and materials, in each case that are regulated by, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law.

(fff) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (i) all obligations of such Person and its Subsidiaries for borrowed money, including obligations evidenced by notes, bonds, debentures or other similar instruments, (ii) all obligations of such Person and its Subsidiaries under letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (iii) all obligations of such Person and its Subsidiaries in respect of interest rate, currency or other swaps, hedges or similar derivative arrangements, (iv) all capital lease obligations of such Person and its Subsidiaries, (v) all obligations of such Person and its Subsidiaries for guarantees of another Person in respect of any items set forth in clauses (i) through (iv), and (vi) all outstanding prepayment premium obligations of such Person and its Subsidiaries, if any, and accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (ii). For the avoidance of doubt, “Indebtedness” shall not include any liability for Taxes and shall not include any Indebtedness from the Company to a Company Subsidiary (or vice versa) or between Company Subsidiaries.

(ggg) “Intellectual Property” means all worldwide intellectual property and similar proprietary rights, including: (i) issued patents, reissued or re-examined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all improvements, renewals and extensions thereof, utility models, industrial designs and certificates of invention and improvements thereto, regardless of country or formal name; (ii) published or unpublished non-provisional and provisional patent applications, including the right to file other or further applications, re-examination proceedings, invention disclosures and records of invention; (iii) copyrights (whether registered or unregistered) and registrations and applications for registration thereof; (iv) trademarks, service marks, brand names, logos, trade names, certification marks, trade dress, slogans, Internet domain names, social media tags, proprietary rights in social media accounts, and all applications for registration, registrations, renewals and extensions of registrations, together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under applicable Laws relating to trade dress; (v) industrial designs and similar rights; (vi) proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including all Trade Secrets, technology, technical data, databases, data repositories, data lakes, data compilations and collections, enrichment, measurement and management tools, computer programs; and (vii) any goodwill associated with each of the foregoing.

(hhh) “Interim Order” means the interim order of the Court made in connection with the Arrangement, in form and substance acceptable to each of Parent and the Company, acting reasonably, and providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court (provided that, such amendment, modification, supplement or variance is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed).

(iii) “Investment Canada Act” means the Investment Canada Act and includes the regulations promulgated thereunder.

(jjj) “know” or “knowledge” means, with respect to the Company, the actual knowledge of such persons listed in Section 7.14(ccc) of the Disclosure Letter after reasonable and due investigation and inquiry and the knowledge such persons should have had based on their roles and responsibilities with the Company and with respect to Parent, the actual knowledge of the persons listed in Schedule A hereto and the knowledge such persons should have had based on their roles and responsibilities with Parent.

(kkk) “Law” means any federal, provincial, territorial, state, local or foreign law (including common law), statute, code, directive, executive order, ordinance, rule, regulation, order, determination, judgment, writ, stipulation, award, injunction or decree.

(lll) “Lazard Fairness Opinion” means the fairness opinion of Lazard Frères & Co. LLC to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the Consideration to be received by holders of Common Shares pursuant to the Arrangement is fair, from a financial point of view, to holders of Common Shares.

(mmm) “Lien” means any lien, license, mortgage, pledge, security instrument, title charges which are liens, claims against title, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal or first offer, easement, security interest, charge, hypothecation, encumbrance, deed of trust, right-of-way, encroachment, defect of title, occupancy right, community property interest or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

(nnn) “Mailing Deadline” means the date that is five Business Days following receipt of the Interim Order.

(ooo) “Material Adverse Effect” means any change, event, state of facts, conditions, development, circumstance or occurrence that, when considered individually or in the aggregate with all other changes, events, state of facts, conditions, developments, circumstances or occurrences that (a) has had or would reasonably be expected to have a material adverse effect on, or cause a material adverse change in, the business, condition (financial or otherwise), assets, liabilities or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; or (b) materially impedes or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated herein on a timely basis; provided, however, no change, event, state of facts, conditions, development, circumstance or occurrence resulting from any of the following shall be deemed to be or taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) the entry into or the announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the consummation of any transactions contemplated hereby, including (i) the identity of Parent and its affiliates and (ii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, joint venturers, employees or any other Person (provided that this clause (a) shall not apply to any representations and warranties in this Agreement that speak specifically to the effect of the foregoing), (b) any change, event or development in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, inflation rates, or any changes therein, in Canada, the United States or other countries in which the Company or any of the Company Subsidiaries conduct operations or any change, event or development generally affecting the food industry, (c) any change in the market price or trading volume of the equity securities of the Company or of the equity or credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency; provided, however, that the exception in this clause (c) shall not prevent the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred, (d) any adoption, implementation, proposal or change after the date hereof in any applicable Law, GAAP, regulatory or Tax requirements or in interpretation of any of the foregoing, including any trade war or the imposition or change in the rate of any tariff, (e) any action taken or not taken pursuant to this Agreement, to which Parent has consented in writing or to which Parent has requested, (f) the failure of the Company or any Company Subsidiary to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (f) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred, (g) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism, or (h) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, any epidemic, pandemic or disease outbreak (including any restrictions to the extent relating to, or arising out of, any outbreak of illness, epidemic, pandemic, or other public health event) or any material worsening of any of the foregoing, or any national, international or regional calamity; provided that, (x) with respect to clauses (b), (d), (g) and (h), such changes, events, state of facts or developments may be taken into account to the extent they disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industry in which the Company and the Company Subsidiaries operate in the United States or Canada and (y) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

(ppp) “Mexican Federal Fiscal Code” means the Código Fiscal de la Federación, as amended, restated, supplemented or otherwise modified from time to time.

(qqq) “MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

(rrr) “Misrepresentation” with respect to a document or statement means (i) a “misrepresentation” (within the meaning of Canadian Securities Laws) or (ii) any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(sss) “Modern Slavery” means all conduct or practices that would constitute (a) trafficking in persons, as defined in Article 3 of the Protocol to Prevent, Suppress and Punish Trafficking in persons, Especially Women and Children, supplementing the United Nations Convention against Transnational Organized Crime done at New York on 15 November 2000 (2005 ATS 27); or (b) forced labor, as defined in Article 2 of the ILO’s Forced Labor Convention, 1930 (No.29) or in the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada).

(ttt) “Nasdaq” means The Nasdaq Stock Market LLC, a Delaware limited liability company, as operator of the Nasdaq Global Select Market on which the Common Shares are listed.

(uuu) “National Contact Point” means a national contact point for responsible business conduct appointed by a national government that is a signatory member to the OECD Guidelines for Multinational Enterprises, with responsibility for furthering the effectiveness of the OECD Guidelines for Multinational Enterprises, including acting as a non-judicial grievance mechanism in relation to specific instances with respect to responsible business conduct.

(vvv) “Order” means any charge, order, writ, injunction, judgment, decree, determination, directive, stipulation, verdict, ruling, award or settlement, whether civil, criminal or administrative, of or issued by a Governmental Entity.

(www) “Ordinary Course” means, with respect to an action taken by the Company or the Company Subsidiaries, that such action is taken in the ordinary course of the normal day-to-day operations of the business of the Company or such Company Subsidiary consistent with the past practices of the Company or such Company Subsidiary.

(xxx) “Organizational Documents” means, with respect to any Person, (a) the certificate or articles of association, amalgamation or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

(yyy) “Parties” means the Company, Parent and Purchaser, and “Party” means any one of them, as the context requires.

(zzz) “Payoff Letter” means customary payoff letter executed by the applicable lenders or other obligees (or their agent) of the outstanding Indebtedness under the applicable credit facility, which (a) specifies the applicable payoff amount, (b) provides for the satisfaction and discharge of all obligations of the applicable Company or any Company Subsidiary with respect to such Indebtedness, subject to customary surviving obligations, upon receipt of the applicable payoff amount, (c) if applicable, provides for the release, concurrently with the repayment of such Indebtedness, of Liens granted by the applicable Company or any Company Subsidiary and its applicable affiliates to secure such Indebtedness, and (d) provides for wire transfer instructions for payment of the applicable payoff amount, in each case, in form and substance reasonably satisfactory to Purchaser.

(aaaa) “Performance Share Unit” means each outstanding performance share unit that has been issued pursuant to any of the Employee Share Plans.

(bbbb) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP (to the extent required by GAAP), (ii) mechanics’, workmen’s, repairmen’s, carriers’ or warehousemen’s Liens (A) arising in the usual, regular and Ordinary Course for amounts not yet due and payable or the amount or validity of which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP (to the extent required by GAAP) or (B) arising in connection with construction in progress for amounts not yet due and payable, (iii) Liens for which title insurance coverage has been obtained pursuant to a title insurance policy in favour of the Company or a Company Subsidiary (as applicable) prior to the date hereof, (iv) easements shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property (other than such matters that, individually or in the aggregate, materially adversely impair the current use, operation or value of the subject real property), (v) Liens created, imposed or promulgated by Law or by any Governmental Entities, including zoning regulations, use restrictions and building codes, that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use (or if such real property is vacant, the intended use), operation or value of, the property or asset affected by the applicable Lien, (vi) non-exclusive licenses of Intellectual Property granted to third parties in the Ordinary Course, (vii) such other non-monetary Liens or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances disclosed in title opinions or policies or commitments of title insurance made available to Purchaser that, individually or in the aggregate, do not, and would not reasonably be expected to, materially impair the existing use (or if such real property is vacant, the intended use), operation or value of, the property or asset affected by the applicable Lien, and (viii) any other non-monetary Liens that individually or in the aggregate, would not reasonably be expected to materially adversely impair the current use, operation or value of the subject property. “Person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, estate, trustee, executor, administrator or other legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

(cccc) “Personal Information” means any information that identifies, is about, relates to, describes, is capable of being associated with, or would reasonably be linked, directly or indirectly, with an identified or natural person or a natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number location data, an online identifier or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity of that natural person, including a name, street address, telephone number, email address, an identification number issued by a Governmental Entity, credit card number, bank account number, biometric data, medical or health information, or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered “personally identifiable information”, “personal information”, “personal data”, “protected health information”, “consumer health data”, or “sensitive health information” or any similar terms under applicable Law relating to the collection, maintenance, access, use, sharing, transfer, transmission, storage, handling, retention, destruction, disclosure and/or other processing of such information about an identifiable natural person (including Privacy and Security Laws and Standards).

(dddd) “Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule C hereto, subject to any amendments or variations thereto made in accordance with this Agreement and such plan or upon the direction of the Court (with the prior written consent of the Company and Parent, each acting reasonably) in the Final Order.

(eeee) “Preferred Shareholders” means, collectively, (i) Oaktree Organics, L.P., and (ii) Oaktree Huntington Investment Fund II, L.P.

(ffff) “Privacy and Security Laws and Standards” means applicable Laws regarding the protection, collection, access, use, storage, disposal, disclosure, transfer or other processing of Personal Information, including HIPAA, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other U.S. state privacy Laws, Canada’s Personal Information Protection and Electronic Documents Act and Canadian provincial Laws deemed substantially similar thereto, The Act to promote the efficiency and adaptability of the Canadian Economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act (Canada’s Anti-Spam Legislation), the Competition Act and the Telecommunications Act (Canada) and any other applicable Law concerning privacy, telemarketing, or electronic commercial messaging, and the Payment Card Industry Data Security Standards.

(gggg) “Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to: (i) the privacy of users of any website or mobile application owned or controlled by or on behalf of the Company, (ii) the processing of any Personal Information collected, stored, used, or processed by the Company, and (iii) any Company employee information.

(hhhh) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

(iiii) “Representative” means, with respect to any Person, such Person’s directors, partners, managers, officers, employees, consultants, advisors (including counsel, accountants, investment bankers, experts, consultants and financial advisors), agents and other representatives and, in the case of Parent, its financing sources.

(jjjj) “Required Financial Information” means the financial statements that the Company is required to deliver to Bank of America, N.A. pursuant to the Existing Credit Facility.

(kkkk) “Restricted Share Units” means each outstanding restricted stock unit that has been issued pursuant to any of the Employee Share Plans.

(llll) “Sanctioned Party” means (1) any Person included on one or more of the Sanctioned Party Lists; or (2) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.

(mmmm) “Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; Canada’s Consolidated Autonomous Sanctions List, the Regulations Establishing a List of Entities under the Criminal Code (Canada) and regulations promulgated under the Freezing of Assets of Corrupt Foreign Officials Act (Canada); and similar lists of sanctioned parties maintained by other Governmental Entities with regulatory authority over the Company and the Company Subsidiaries and their respective operations from time to time.

(nnnn) “Sanctions” means those applicable trade, economic and financial sanctions Laws, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, (v) Canada (including without limitation Global Affairs Canada or Public Safety Canada), or (vi) other similar Governmental Entities with regulatory authority over the Company and the Company Subsidiaries and their respective operations from time to time.

(oooo) “Scotia Fairness Opinion” means the fairness opinion of Scotia Capital Inc. to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the Consideration to be received by holders of Common Shares pursuant to the Arrangement is fair, from a financial point of view, to holders of Common Shares.

(pppp) “SEC” means the U.S. Securities and Exchange Commission.

(qqqq) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(rrrr) “Securities Authority” means the U.S. Securities and Exchange Commission, the Ontario Securities Commission and any other applicable securities commissions or securities regulatory authority of a state, province or territory of the United States or Canada.

(ssss) “Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws.

(tttt) “Shareholder Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution.

(uuuu) “Shareholder Rights Plan” means the Amended and Restated Shareholder Rights Plan Agreement dated November 10, 2015, amended and restated as of April 18, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as most recently reconfirmed by the Voting Shareholders on May 22, 2025.

(vvvv) “Stock Incentive Plan” means the Amended 2013 Stock Incentive Plan of the Company (as further amended from time to time).

(wwww) “Stock Options” means each outstanding option to purchase Common Shares that has been issued pursuant to any of the Employee Share Plans.

(xxxx) “Subsidiary” means, with respect to a Person, another Person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries or of which such first Person or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

(yyyy) “SunOpta Foods Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of SunOpta Foods Inc. dated as of April 17, 2024.

(zzzz) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a Person or group of Persons acting jointly or in concert other than Parent or any of its affiliates after the date of this Agreement to directly or indirectly acquire not less than all of the outstanding Common Shares (other than any Common Shares held by the Person or group of Persons making such Acquisition Proposal and provided that any Common Shares subject to a rollover or similar arrangement will be considered acquired for this purposes) or all or substantially all of the assets of the Company on a consolidated basis by means of an acquisition, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or other transaction on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (A) would result, if consummated in accordance with its terms (but without assuming away the risk of non-completion), in a transaction that is more favourable to the Voting Shareholders (solely in their capacity as such) from a financial point of view than the Arrangement, (B) is reasonably likely to be consummated after taking into account (x) the financial, legal, regulatory and any other aspects of such proposal, (y) the likelihood and timing of consummation (as compared to the Arrangement), and (z) any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent (including pursuant to Section 4.4 of this Agreement), (C) complies with Securities Laws and did not result from any material breach of Section 4.4, (D) is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith (after consultation with outside legal counsel and financial advisors, if applicable), that adequate arrangements have been made in respect of any required financings to complete such Acquisition Proposal, and (E) that is not subject to any due diligence or access condition.

(aaaaa) “Supporting Stockholders” means, collectively: (i) the Preferred Shareholders, and (ii) each of the directors and officers of the Company.

(bbbbb) “Tax” and “Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Entity, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security, employment insurance premiums, pension plan or similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

(ccccc) “Tax Act” means the Income Tax Act (Canada).

(ddddd) “Tax Return” means any return, declaration, election, filing, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeeee) “Top Customers” means the top ten customers of the Company and the Company Subsidiaries on a consolidated basis (based on the total revenue generated by customers of the Company and the Company Subsidiaries for the twelve-month period ended on December 31, 2025).

(fffff) “Top Vendors” means the top ten vendors of the Company and the Company Subsidiaries on a consolidated basis (based on total payments by the Company and the Company Subsidiaries for the twelve-month period ended on December 31, 2025).

(ggggg) “Trade Secrets” means, collectively, (i) trade secrets and other confidential or sensitive information (including of third parties), inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information, and (ii) privileged or proprietary information which, if compromised through any theft, unauthorized modification, corruption, loss, misuse or unauthorized access or disclosure, would be reasonably likely to cause serious harm to the organization owning it.

(hhhhh) “TSX” means the Toronto Stock Exchange.

(iiiii) “U.S. Securities Laws” means the Securities Act, the Exchange Act and other U.S. federal or state securities Laws.

(jjjjj) “Voting Shareholders” means, collectively, the Company Shareholders and OCM SunOpta Trustee, LLC, as registered holder of the Special Shares, in trust for the benefit of the Preferred Shareholders pursuant to and in accordance with the Voting Trust Agreement.

(kkkkk) “Voting Trust Agreement” means the voting trust agreement dated April 24, 2020, among the Company, SunOpta Foods Inc., the Preferred Shareholders and OCM SunOpta Trustee, LLC, as trustee.

(lllll) “Willful Breach” means, with respect to a party, any willful or intentional breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PEGASUS BIDCO B.V.
By:	/s/ William Lewis McFarland II
Name: William Lewis McFarland II
Title: Director

2786694 ALBERTA LTD.
By:	/s/ William Lewis McFarland II
Name: William Lewis McFarland II
Title: Director

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SUNOPTA INC.
By:	/s/ Brian Kocher
Name: Brian Kocher
Title: Chief Executive Officer

[Signature page to Arrangement Agreement]

APPENDIX B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)

The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) of SunOpta Inc. (the “Company”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the “Arrangement Agreement”) among the Company, 2786694 Alberta Ltd. and Pegasus BidCo B.V. dated February 6, 2026, all as more particularly described and set forth in the management information circular of the Company dated [∎], 2026 (as it may from time to time be amended, modified or supplemented, the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)

The plan of arrangement involving the Company (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix C to the Circular, is hereby authorized, approved and adopted.

(3)

The (i) Arrangement Agreement (including the Plan of Arrangement) and all transactions contemplated therein, (ii) actions of the directors of the Company in approving the Arrangement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, and causing the performance by the Company of its obligations thereunder, are hereby ratified, approve and adopted.

(4)

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares and special shares of the Company (the “Shareholders”) or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the Shareholders, (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

(5)

Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to make or cause to be made an application to the Court for an order approving the Arrangement and to execute and deliver or cause to be executed and delivered, for filing with the Director under the CBCA, articles of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

(6)

Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver or cause to be executed and delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

B-1

APPENDIX C

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made to the Plan of Arrangement in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of February 6, 2026 among Parent, Purchaser and the Company (including the schedules thereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Arrangement Resolution” means the special resolution of the Voting Shareholders approving the Arrangement, which is to be considered at the Shareholder Meeting.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the CBCA Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and Parent, each acting reasonably.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Amsterdam, the Netherlands, Toronto, Ontario or in Minneapolis, Minnesota are authorized or obligated by applicable Law to close.

“CBCA” means the Canada Business Corporations Act.

“CBCA Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the CBCA Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement giving effect to the Arrangement.

“Circular” means the notice of the Shareholder Meeting and accompanying management information circular and proxy statement, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular and proxy statement, to be sent to each Voting Shareholder and other Persons as required by the Interim Order and Law in connection with the Shareholder Meeting, as amended, modified or supplemented from time to time in accordance with the terms of the Arrangement Agreement.

“Common Shareholders” means the registered or beneficial holders of the Common Shares, as the context requires.

“Common Shares” means the common shares in the capital of the Company.

“Company” means SunOpta Inc., a corporation formed under the laws of Canada.

“Company Subsidiary” means any Subsidiary of the Company.

“Consideration” means the consideration to be received by the Common Shareholders pursuant to this Plan of Arrangement, consisting of $6.50 in cash per Common Share, subject to adjustment in the manner and in the circumstances contemplated in Section 1.10 of the Arrangement Agreement.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Depositary” means, in its capacity as depositary for the Arrangement, such Person as the Company and Purchaser agree to engage as depositary for the Arrangement.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Common Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DRS Advice” has the meaning specified in Section 4.1(2).

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as the Company and the Purchaser agree to in writing.

“Employee Share Plans” means, collectively, (i) the 2024 Short Term Incentive Plan of the Company, (ii) the 2024 Long Term Incentive Plan of the Company, (iii) the Stock Incentive Plan, (iv) the Stock Deferral Plan for Non-Employee Directors of the Company, and (v) any other plan or award agreement pursuant to which the Company or any Company Subsidiary may provide or as provided equity or equity-based incentives to employees, officers, directors or consultants, other than the ESPP.

“ESPP” means the SunOpta Employee Stock Purchase Plan.

“Exchange and Support Agreement” means the Exchange and Support Agreement dated April 24, 2020 between SunOpta Inc., SunOpta Foods Inc., Oaktree Organics, L.P., Oaktree Huntington Investment Fund II, L.P., Engaged Capital Flagship Master Fund, L.P., Engaged Capital, L.L.C. and Engaged Capital Co-Invest IV-A, L.P.

“Final Order” means the final order of the Court pursuant to section 192 of the CBCA approving the Arrangement, in a form acceptable to each of the Company and Parent, acting reasonably, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date (provided that such amendment, modification, supplement or variance is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed) or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that such amendment is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed).

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, any court of competent jurisdiction, tribunal, arbitral body (public or private), legislature, commission (including any Securities

Authority), board, bureau, ministry, minister, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the above, (iii) any quasi-governmental body, professional body or private body exercising any regulatory, expropriation or taxing authority under (including any administrative agency or commission) or for the account of any of the foregoing, or (iv) any stock exchange.

“Incentive Securities” means, collectively, the Stock Options, the Performance Share Units and the Restricted Share Units.

“Interim Order” means the interim order of the Court made in connection with the Arrangement, in form and substance acceptable to each of Parent and the Company, acting reasonably, and providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court (provided that, such amendment, modification, supplement or variance is acceptable to both the Company and Parent, such acceptance not to be unreasonably withheld, conditioned or delayed).

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated April 24, 2020 between Oaktree Organics, L.P., Oaktree Huntington Investment Fund II, L.P., SunOpta Inc., and SunOpta Foods Inc.

“Law” means any federal, provincial, territorial, state, local or foreign law (including common law), statute, code, directive, executive order, ordinance, rule, regulation, order, determination, judgment, writ, stipulation, award, injunction or decree.

“Letter of Transmittal” means the letter of transmittal sent to the Common Shareholders for use in connection with the Arrangement.

“Lien” means any lien, license, mortgage, pledge, security instrument, title charges which are liens, claims against title, conditional or installment sale agreement, restriction on transfer, purchase option, right of first refusal or first offer, easement, security interest, charge, hypothecation, encumbrance, deed of trust, right-of-way, encroachment, defect of title, occupancy right, community property interest or other encumbrance of any nature, whether voluntarily incurred or arising by operation of Law.

“Parent” means Pegasus Bidco B.V.

“Parties” means the Parent, Purchaser and the Company and “Party” means any one of them.

“Performance Share Unit” means each outstanding performance share unit that has been issued pursuant to any of the Employee Share Plans.

“Person” includes an individual, general partnership, limited partnership, corporation, company, limited liability company, body corporate, joint venture, unincorporated organization, other form of business organization, trust, estate, trustee, executor, administrator or other legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations to this plan of arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and Parent, each acting reasonably.

“Preferred Shareholders” means the holders of Series B-1 Preferred Stock.

“Purchaser” means 2786694 Alberta Ltd., a corporation formed under the laws of Alberta or, in accordance with Section 7.2(b) of the Arrangement Agreement, any of its successors or permitted assigns.

“Restricted Share Units” means each outstanding restricted stock unit that has been issued pursuant to any of the Employee Share Plans.

“Rights” has the meaning specified in the Shareholder Rights Plan.

“Securities Authority” means the Ontario Securities Commission, the U.S. Securities and Exchange Commission and any other applicable securities commissions or securities regulatory authority of a province, state or territory of Canada or the United States.

“Securityholders” means, collectively, the Common Shareholders, Special Shareholders, the Preferred Shareholders and the holders of Incentive Securities.

“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock in the capital of SunOpta Foods Inc.

“Series B-1 Preferred Stock Exchange Rate” means 405.9555467, being the Exchange Rate (as defined and calculated in accordance with the terms of the Series B-1 Preferred Stock).

“Shareholder Meeting” means the special meeting of the Voting Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by Parent.

“Shareholder Rights Plan” means the Amended and Restated Shareholder Rights Plan Agreement dated November 10, 2015, amended and restated as of April 18, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, as most recently reconfirmed by the Voting Shareholders on May 22, 2025.

“Special Shareholders” means the registered or beneficial holders of Special Shares, as the context requires.

“Special Shares” means the special shares in the capital of the Company.

“Stock Incentive Plan” means the Amended 2013 Stock Incentive Plan of the Company (as further amended from time to time).

“Stock Options” means each outstanding option to purchase Common Shares that has been issued pursuant to any of the Employee Share Plans.

“Subsidiary” means, with respect to a Person, another Person at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled directly or indirectly by such first Person or by one or more of its Subsidiaries or of which such first Person or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means any and all taxes, duties, levies, assessments, fees or other charges in the nature of a tax imposed by any Governmental Entity, including income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, social security, employment insurance premiums, pension plan or similar contributions, withholding, occupancy, license, severance, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Unvested Performance Share Unit” means a Performance Share Unit that is not a Vested Performance Share Unit.

“Vested Performance Share Unit” means a Performance Share Unit in respect of which:

(a)	the applicable performance period under the terms of the applicable Employee Share Plan ended on or prior to the Vesting Determination Date, and either:

(i)

such Performance Share Unit has vested based on actual performance of the Company in accordance with the terms of the applicable Employee Share Plan but has not yet settled as of the Effective Date; or

(ii)

if the vesting date for such Performance Share Unit has not occurred on or prior to the Effective Date, such Performance Share Unit would have vested based on actual performance of the Company in accordance with the terms of the applicable Employee Share Plan on such vesting date if such vesting date had occurred on or prior to the Effective Date, without proration; or

(b)

the applicable performance period under the terms of the applicable Employee Share Plan ends after the Vesting Determination Date, but such Performance Share Unit would have vested in accordance with the terms of the applicable Employee Share Plan based on actual performance of the Company as of the Vesting Determination Date if:

(i)	the vesting date for such Performance Share Unit had occurred on or prior to the Effective Date; and

(ii)

the performance period for such Performance Share Unit had ended on the Vesting Determination Date, without, for the avoidance of doubt, any proration based on the portion of the applicable performance period that has elapsed as of any date, including the Vesting Determination Date, in each case, as set forth on Schedule 4.8 of the Disclosure Letter;

“Vesting Determination Date” means January 3, 2026.

“Voting Shareholders” means, collectively, the Common Shareholders and OCM SunOpta Trustee, LLC, as registered holder of the Special Shares, in trust for the benefit of the Preferred Shareholders pursuant to and in accordance with the Voting Trust Agreement.

“Voting Trust Agreement” means the voting trust agreement dated April 24, 2020, among the Company, SunOpta Foods Inc., the Preferred Shareholders and OCM SunOpta Trustee, LLC, as trustee.

Section 1.2 Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and does not affect the construction or interpretation of this Plan of Arrangement.

(2)	Currency. Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words (i) “either” and “or” are not exclusive, “or” will have the inclusive meaning represented by the phrase “and/or” and “include,” “includes” and “including” are not limiting; (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” (iii) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (iv) references to a contract, agreement or other instrument mean such contract, agreement or other instrument as amended or otherwise supplemented or modified from time to time; and (v) unless stated otherwise, “Article” and “Section”, followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement. The terms “Plan of Arrangement”, “hereof”, “hereto”, “herein” and similar expressions refer to this Plan of Arrangement (as it may be amended, modified or supplemented from time to time) and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

(5)

Statutes. Any reference to a Law refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended, re-enacted, supplemented or suspended unless stated otherwise.

(6)

Date for Any Action. If the date on which any action is required or permitted to be taken under this Plan of Arrangement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

(7)	Time References. References to time are to local time, Toronto, Ontario.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement constitutes an arrangement under Section 192 of the CBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on Parent, Purchaser, the Company, the Company Subsidiaries, all Common Shareholders (including Dissenting Holders), all Special Shareholders, all Preferred Shareholders, all holders of Incentive Securities, American Stock Transfer & Trust Company, LLC (as regards the Shareholder Rights Plan), the registrar and transfer agent of the Company, the Depositary and all other Persons at and after the Effective Time, without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.

Section 2.3 Arrangement

Pursuant to the Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective at two minute intervals starting at the Effective Time:

(1)

All Rights issued pursuant to the Shareholder Rights Plan shall be cancelled without any payment in respect thereof, the Shareholder Rights Plan shall terminate with the result that it will no longer have any force or effect, and thereafter no Person will have any further liability or obligation to the former holders of Rights under such Shareholder Rights Plan and the former holders of Rights will permanently cease to have any Rights under such Shareholder Rights Plan.

(2)

Each Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be deemed to be unconditionally vested and exercisable, and such Stock Option shall be surrendered by the holder thereof to the Company in exchange for, subject to any withholding made pursuant to Section 4.3, a cash payment from the Company equal to the amount (if any) by which the Consideration in respect of a Common Share underlying a Stock Option exceeds the exercise price of such Stock Option, multiplied by the number of Common Shares subject to such Stock Option, with such amounts to be paid to the applicable holders in accordance with Section 4.1(3), and each such Stock Option shall immediately be cancelled and terminated and, where such amount is zero or negative, each such Stock Option, whether vested or unvested, shall be cancelled without any consideration and, with respect to each Stock Option that is surrendered pursuant to this Section 2.3(2), as of the effective time of such surrender: (i) the holder thereof shall cease to be the holder of such Stock Option, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Stock Option, or under any Employee Share Plan with respect to such Stock Options, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(2), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements (but only to the extent related to such Stock Option), grants, certificates and similar instruments relating thereto shall be cancelled.

(3)

Each Performance Share Unit that is outstanding immediately prior to the Effective Time shall, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be surrendered by the holder thereof to the Company in exchange for (x) in the case of each Unvested Performance Share Unit, no consideration, or (y) in the case of each Vested Performance Share Unit, subject to any withholding made pursuant to Section 4.3, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such Vested Performance Share Unit, with such amounts to be paid to the applicable holders in accordance with Section 4.1(3), and each such Unvested Performance Share Unit and Vested Performance Share Unit shall immediately be cancelled and terminated and, as of the effective time of such surrender: (i) the holder thereof shall cease to be the holder of such Performance Share Unit, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Performance Share Unit, or under any Employee Share Plan with respect to such Performance Share Units, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(3), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements (but only to the extent related to such Performance Share Unit), grants, certificates and similar instruments relating thereto shall be cancelled.

(4)

Each Restricted Share Unit, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, notwithstanding the terms of any Employee Share Plan or any applicable grant agreement in relation thereto, be surrendered by the holder thereof to the Company in exchange for, subject to any withholding made pursuant to Section 4.3, a cash payment from the Company equal to the Consideration in respect of each Common Share underlying such Restricted Share Unit, with such amounts to be paid to the applicable holders in accordance with Section 4.1(3), and each such Restricted Share Unit shall immediately be cancelled and terminated and, as of the effective time of such surrender: (i) the holder thereof shall cease to be the holder of such Restricted Share Unit, (ii) the holder thereof shall cease to have any rights as a holder in respect of such Restricted Share Unit, or under any Employee Share Plan with respect to such Restricted Share Units, other than the right to receive the consideration to which such holder is entitled pursuant to this Section 2.3(4), (iii) such holder’s name shall be removed from the applicable register, and (iv) all agreements (but only to the extent related to such Restricted Share Unit), grants, certificates and similar instruments relating thereto shall be cancelled.

(5)

Each outstanding Common Share held by the Preferred Shareholders shall be transferred, without any further action by or on behalf of the holder thereof, to Purchaser in exchange for the Consideration, less any applicable withholdings pursuant to Section 4.3, and:

(a)

the holder of each such Common Share shall cease to be the holder thereof and to have any rights as a Common Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(b)

a portion of the amount held by the Depositary as agent for and on behalf of Purchaser, equal to the aggregate Consideration payable in respect of such outstanding Common Shares, shall thereupon be held by the Depositary as agent for and on behalf of the former holders of such Common Shares, to be paid to such holders following the completion of the Arrangement in accordance with Section 4.1; and

(c)

Purchaser shall be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.

(6)

Notwithstanding the terms of the Series B-1 Preferred Stock, each share of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of the holder thereof, be transferred to the Company in exchange for the number of Common Shares equal to the Series B-1 Preferred Stock Exchange Rate (for the avoidance of doubt, in no event shall the Series B-1 Preferred Stock outstanding immediately prior to the Effective Time be exchanged for less than the full number of Common Shares calculated pursuant to this Section 2.3(6)), and

(a)	the holder of each such share of Series B-1 Preferred Stock shall cease to be the holder thereof and to have any rights as a Preferred Shareholder;

(b)

all agreements relating to the Series B-1 Preferred Stock, including the Investor Rights Agreement, the Exchange and Support Agreement and the Voting Trust Agreement, shall be cancelled and of no further force or effect;

(c)

the Preferred Shareholders will be deemed to be the holders of such Common Shares and will be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of such Common Shares and shall be deemed the legal and beneficial owner thereof; and

(d)

the Company shall be recorded in the register of holders of the Series B-1 Preferred Stock maintained by or on behalf of SunOpta Foods Inc. as the holder of Series B-1 Preferred Stock so transferred, and shall be deemed to be the legal and beneficial owner thereof.

(7)

Concurrently with the transaction in Section 2.3(6), all Special Shares shall be cancelled without any payment in respect thereof and without any further action by or on behalf of the holder thereof, and:

(a)	the Special Shareholders shall cease to have any rights as a Special Shareholder, and the Voting Trust Agreement shall be cancelled and of no further force or effect; and

(b)	the Special Shareholders’ names shall be removed from the register of holders of Special Shares maintained by or on behalf of the Company.

(8)	Each outstanding Common Share held by a Dissenting Holder shall be deemed to have been transferred without any further action by or on behalf of the holder thereof to Purchaser, and:

(a)

such Dissenting Holder shall cease to be the holder of such Common Share and to have any rights as a Common Shareholder, other than the right to be paid the fair value of its Common Shares by Purchaser in accordance with Section 3.1;

(b)	such Dissenting Holder’s name shall be removed from the register of holders of Common Shares maintained by or on behalf of the Company; and

(c)

Purchaser shall be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.

(9)

Each outstanding Common Share (for greater certainty, including each Common Share issued to the Preferred Shareholders in exchange for Series B-1 Preferred Stock in accordance with Section 2.3(6) and excluding (i) Common Shares transferred by Preferred Shareholders to the Purchaser in accordance with Section 2.3(5) and (ii) Common Shares transferred by Dissenting Holders who have validly exercised their respective Dissent Rights to the Purchaser in accordance with Section 2.3(8)) shall be transferred without any further action by or on behalf of the holder thereof, to Purchaser in exchange for the Consideration, less any applicable withholdings pursuant to Section 4.3, and:

(a)

the holder of each such Common Share shall cease to be the holder thereof and to have any rights as a Common Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(b)

a portion of the amount held by the Depositary as agent for and on behalf of Purchaser, equal to the aggregate Consideration payable in respect of such outstanding Common Shares, shall thereupon be held by the Depositary as agent for and on behalf of the former holders of such Common Shares, to be paid to such holders following the completion of the Arrangement in accordance with Section 4.1;

(c)	such holder’s name shall be removed from the register of holders of Common Shares maintained by or on behalf of the Company; and

(d)

Purchaser shall be recorded in the register of holders of Common Shares maintained by or on behalf of the Company as the holder of the Common Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.

ARTICLE 3

DISSENT RIGHTS

Section 3.1 Dissent Rights

(1)

Registered holders of Common Shares may exercise dissent rights with respect to the Common Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order, the Final Order and this Section 3.1, provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by the Company at its registered office no later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Shareholder Meeting (as it may be adjourned or postponed from time to time).

(2)

Each Dissenting Holder who duly exercises Dissent Rights shall be deemed to have transferred the Common Shares held by such holder to Purchaser, at the implementation time of and as provided in Section 2.3(8), and if such holder:

(a)

is ultimately entitled to be paid fair value for such Common Shares, shall be paid the fair value of such Common Shares by Purchaser, less any applicable withholdings pursuant to Section 4.3, which fair value, notwithstanding anything to the contrary in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Common Shares; or

(b)

is ultimately not entitled, for any reason, to be paid the fair value for such Common Shares, shall be deemed to have participated in the Arrangement on the same basis as Common Shareholders who have not exercised Dissent Rights in respect of such Common Shares and shall be entitled to receive the Consideration to which Common Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(9) hereof, less any applicable withholdings pursuant to Section 4.3.

Section 3.2 Recognition of Dissenting Holders

(1)

In no case shall the Company, Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Common Shares in respect of which such rights are sought to be exercised.

(2)

In no case shall the Company, Purchaser or any other Person be required to recognize any holder of Common Shares who exercises Dissent Rights as a holder of such Common Shares after the Effective Time.

(3)

Common Shareholders who withdraw, or are deemed to withdraw, the exercise of their Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be entitled to receive the Consideration to which Common Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(9) hereof, less any applicable withholdings pursuant to Section 4.3.

(4)

In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Incentive Securities (in their capacity as holders of Incentive Securities), (b) Preferred Shareholders (in their capacity as Preferred Shareholders), (c) Special Shareholders (in their capacity as Special Shareholders), and (d) Common Shareholders who vote or have instructed a proxyholder to vote Common Shares in favour of the Arrangement Resolution.

ARTICLE 4

CERTIFICATES AND PAYMENTS

Section 4.1 Payment of Consideration

(1)

Prior to the filing of the Articles of Arrangement, Purchaser shall deposit, or arrange to be deposited, for the benefit of Common Shareholders, cash with the Depositary in the aggregate amount as is required by this Plan of Arrangement, with the amount per Common Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose, net of any applicable withholdings for the benefit of the Common Shareholders.

(2)

Upon surrender to the Depositary for cancellation of a direct registration statement (DRS) advice (a “DRS Advice”), a certificate or certificates which, immediately prior to the Effective Time, represented outstanding Common Shares or Series B-1 Preferred Stock that were transferred pursuant to Section 2.3(5), Section 2.3(6) or Section 2.3(9), as applicable, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, holders of the Common Shares or Series B-1 Preferred Stock represented by such surrendered DRS Advice or certificate(s) shall, upon the effectiveness of Section 2.3(5), Section 2.3(6) or Section 2.3(9), as applicable, be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash payment which such holder has the right to receive under this Plan of Arrangement for such Common Shares or the Common Shares issued in exchange for such Series B-1 Preferred Stock, as applicable, without interest, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate(s) so surrendered shall forthwith be cancelled.

(3)

As soon as practicable, but in any event, not more than five Business Days after the Effective Time, Purchaser shall cause the Company, or the relevant Company Subsidiary, to deliver to each former holder of Stock Options, Performance Share Units and Restricted Share Units (in accordance with Section 2.3(2), Section 2.3(3) and Section 2.3(4), as applicable), the cash payment, if any, net of applicable withholdings pursuant to Section 4.3, that such holder is entitled to receive under this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Company or any Company Subsidiary, as applicable, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company or any Company Subsidiary, as applicable, is not practicable for any such holder, by cheque (delivered to the address of such holder of Stock Options, Performance Share Units or Restricted Share Units, as reflected on the register maintained by or on behalf of the Company in respect of the Stock Options, Performance Share Units and Restricted Share Units). Notwithstanding that amounts under this Plan of Arrangement may be calculated in U.S. dollars, the Company is entitled to make the payments contemplated in this Section 4.1(3) in the applicable currency in respect of which the Company or any Company Subsidiary, as applicable, customarily makes payment to such holder by using the applicable Bank of Canada exchange rate in effect on the date that is one (1) Business Day immediately preceding the Effective Date.

(4)

Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate(s) that immediately prior to the Effective Time represented Common Shares or Series B-1 Preferred Stock shall be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive in lieu of such DRS Advice or certificate(s) as contemplated in this Section 4.1 (or, in the case of the holders of Series B-1 Preferred Stock, the Common Shares issued in exchange therefor), less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Common Shares or Series B-1 Preferred Stock not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Common Shares of any kind or nature against or in the Company, SunOpta Foods Inc. or Purchaser. On such date, all cash payments to which such former holder was entitled shall be deemed to have been surrendered to Purchaser, and shall be paid over by the Depositary to Purchaser or as directed by Purchaser.

(5)

Any payment made by the Depositary (or the Company or any of its Subsidiaries, if applicable) in accordance with this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for Common Shares, Series B-1 Preferred Stock, Stock Options, Performance Share Units and Restricted Share Units in accordance with this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Purchaser or the Company, as applicable, for no consideration.

(6)

No holder of Common Shares, Special Shares, Series B-1 Preferred Stock, Stock Options, Performance Share Units or Restricted Share Units shall be entitled (following the completion of the Arrangement) to receive any consideration with respect to such Common Shares, Special Shares, Series B-1 Preferred Stock, Stock Options, Performance Share Units or Restricted Share Units other than the cash payment, if any, which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Common Shares and Series B-1 Preferred Stock, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company (or, in the case of the holders of Series B-1 Preferred Stock, SunOpta Foods Inc.) with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Common Shares or Series B-1 Preferred Stock.

Section 4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares or shares of Series B-1 Preferred Stock that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Common Shares or Series B-1 Preferred Stock maintained by or on behalf of the Company or SunOpta Foods Inc., as applicable, the Depositary shall pay and deliver in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive for such Common Shares (or, in the case of the holders of Series B-1 Preferred Stock, the Common Shares issued in exchange therefor) under this Plan of Arrangement in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be paid and delivered shall, as a condition precedent to the delivery of such payment, give a bond satisfactory to Purchaser and the Depositary (each acting reasonably) in such amount as Purchaser may direct, or otherwise indemnify the Company, the Depositary and Purchaser in a manner satisfactory to the Company, the Depositary and Purchaser (each acting reasonably), against any claim that may be made against the Company, the Depositary or Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Withholding Rights

Each of Parent, Purchaser, the Company, the Company Subsidiaries, the Depositary and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable to any Person under this Plan of Arrangement, such Taxes as are required to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of any other Law. To the extent that amounts are so deducted and withheld and timely remitted to the proper Governmental Entity, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deducted and withholding was made.

Section 4.4 Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01). All calculations and determinations made in good faith by the Company, Purchaser or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

Section 4.5 Interest

Under no circumstances shall interest accrue or be paid by the Company, Purchaser, the Depositary or any other Person to Securityholders or other Persons depositing DRS Advices or certificates pursuant to this Plan of Arrangement in respect of Common Shares or Series B-1 Preferred Stock or holders of Stock Options, Restricted Share Units or Performance Share Units, regardless of any delay in making any payment contemplated hereunder.

Section 4.6 No Liens

Any exchange or transfer of securities, deemed or otherwise, in accordance with this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.7 Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Common Shares, Series B-1 Preferred Stock, Special Shares, Incentive Securities issued or outstanding prior to the Effective Time; (b) the rights and obligations of the holders of Common Shares, Special Shares, Series B-1 Preferred Stock and Incentive Securities, the Company, any Company Subsidiary, Purchaser, the Depositary, and any registrar or transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Common Shares, Special Shares, Series B-1 Preferred Stock or Incentive Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments

(1)

The Company, Parent and Purchaser may amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must (a) be set out in writing, (b) be approved by the Company, Parent and Purchaser, each acting reasonably, and (c) be filed with the Court and, if made following the Shareholder Meeting, approved by the Court.

(2)

Notwithstanding Section 5.1(1), the Company, Parent and Purchaser may amend, modify or supplement this Plan of Arrangement at any time and from time to time without the approval of the Court or the Securityholders, provided that each such amendment, modification or supplement (a) must concern a matter which, in the reasonable opinion of each of the Company, Parent and Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, and (b) is not adverse to the economic interests of any Securityholders.

(3)

Subject to Section 5.1(2), any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Parent or Purchaser at any time prior to or at the Shareholder Meeting (provided that the Company or Purchaser, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication to the Voting Shareholders, and if so proposed and accepted by the Persons voting at the Shareholder Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(4)

Subject to Section 5.1(2), the Company, Parent and Purchaser may amend, modify or supplement this Plan of Arrangement at any time and from time to time after the Shareholder Meeting and prior to the Effective Time with the approval of the Court, and, if and as required by the Court, after communication to the Voting Shareholders.

Section 5.2 Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

APPENDIX D

INTERIM ORDER

D-1

APPENDIX E

LAZARD FAIRNESS OPINION

February 5, 2026

The Board of Directors

SunOpta Inc.

7078 Shady Oak Road

Eden Prairie, Minnesota 55344

Dear Members of the Board:

We understand that SunOpta Inc., a corporation formed under the laws of Canada (“Company”), Pegasus BidCo B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Parent”), and 2786694 Alberta Ltd., a corporation formed under the laws of the Province of Alberta and wholly owned subsidiary of Parent (“Purchaser”), propose to enter into an Arrangement Agreement (the “Agreement”), pursuant to which Purchaser will acquire Company (the “Transaction”). Pursuant to the Agreement and the plan of arrangement contemplated therein (the “Plan of Arrangement”), among other things, (i) Purchaser will acquire all of the issued and outstanding common shares in the capital of Company (“Common Shares”) and each holder of Common Shares (other than holders who are entitled to and properly exercise dissent rights with respect to their Common Shares (such holders, “Excluded Holders”)) will be entitled to receive consideration of $6.50 in cash per Common Share (the “Consideration”), subject to certain adjustments as more fully described in the Agreement, and (ii) each outstanding share of the Series B-1 Preferred Stock, par value $0.001 per share, of SunOpta Foods Inc. will be exchanged for Common Shares in accordance with their terms and the terms of the Plan of Arrangement (the “Preferred Exchange”), which Common Shares will be acquired by the Purchaser in consideration for an amount of cash equal to the Consideration. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Common Shares (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft of the Agreement, dated February 5, 2026;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company;

(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;

(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;

(vii)	Reviewed historical stock prices and trading volumes of Common Shares; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future

The Board of Directors

SunOpta Inc.

February 5, 2026

financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based. We further have assumed, with the consent of Company, that adjustments (if any) to the Consideration will not be material in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Company or the Transaction and we are not expressing an opinion as to the effects of such volatility on Company or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Common Shares may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction, the Preferred Exchange, or the support agreements to be entered into between Parent, Purchaser and certain holders of Common Shares. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Oaktree Capital Management, L.P., a significant shareholder of Company and/or certain of its affiliates (collectively, “Oaktree Capital”), for which we have received and may receive compensation, including current engagements by Oaktree Capital and an ad hoc group of creditors of which it is a member, and, during the past two years, having advised or advising: Oaktree Capital with respect to the 2024 announced sale of CEBAT S.p.A.; Oaktree Capital with respect to the 2024 announced sale of Asacha Media Group; an ad hoc group of creditors including Oaktree Capital in connection with the 2025 restructuring of SI Group; and an ad hoc group of creditors including Oaktree Capital in connection with the 2025 restructuring of Franchise Group, Inc. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Kohlberg Kravis Roberts & Co., a significant shareholder of Parent, and/or certain of its affiliates (collectively, “KKR”), for which we have received and may receive compensation, including, current engagements by KKR and ad hoc groups of creditors of which KKR is a member, and, during the past two years, ad hoc groups of creditors of which KKR was a member. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their

The Board of Directors

SunOpta Inc.

February 5, 2026

customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Company, Parent and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Company (in its capacity as such) and our opinion is rendered to the Board of Directors of Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Common Shares (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Adam Taetle
Adam Taetle
Managing Director

APPENDIX F

SCOTIA CAPITAL FAIRNESS OPINION

Scotia Capital Inc.

Global Corporate & Investment Banking

40 Temperance Street, 6th Floor

Toronto, ON M5H 0B4

February 5, 2026

The Special Committee of the Board of Directors

SunOpta Inc.

7078 Shady Oak Road

Eden Prairie

Minnesota 55344

To the Special Committee of the Board of Directors

Scotia Capital Inc. (“Scotia Capital”, “we”, “us” or “our”) understands that SunOpta Inc. (the “Company”), Pegasus BidCo B.V. (the “Parent”) and 2786694 Alberta Ltd. (the “Acquirer”) propose to enter into an agreement to be dated February 6, 2026 (the “Arrangement Agreement”), pursuant to which, among other things, the Acquirer will acquire all of the outstanding common shares of the Company (the “Common Shares”) for a price equal to $6.50 in cash per Common Share (the “Consideration”) by way of an arrangement (the “Arrangement”) under the Canada Business Corporations Act (the “CBCA”).

Scotia Capital also understands that: (a) completion of the Arrangement Agreement will be subject to, among other conditions, approval of a resolution (the “Arrangement Resolution”) by at least two-thirds of the votes cast by holders of the Common Shares of the Company (the “Company Shareholders”) and the holders of special shares (the “Special Shares”) in the capital of the Company (the holders of the Special Shares, together with the Company Shareholders, the “Voting Shareholders”), at a special meeting of Voting Shareholders (the “Meeting”), voting as a single class, present in person or represented by proxy at the Meeting; (b) without any involvement by Scotia Capital, each of Oaktree Organics, L.P., Oaktree Huntington Investment Fund II L.P. (together with Oaktree Organics, L.P., the “Oaktree Investors”) and OCM SunOpta Trustee LLC have entered into a voting and support agreement, pursuant to which they have agreed to, among other things, vote in favour of the Arrangement Resolution; (c) Company Shareholders will have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective and the Company Shareholders properly exercise their dissent rights, to be paid the fair value of their Common Shares, in accordance with the provisions of the CBCA, as modified by the interim order, the final order and the plan of arrangement in respect of the Arrangement; and (d) all material facts relating to the Arrangement, including the terms and conditions of the Arrangement Agreement, will be more fully described in a management information circular and proxy statement (the “Circular”) which will be prepared by the Company and mailed to the Company Shareholders in connection with the Meeting.

Scotia Capital has been retained to provide financial advice and assistance to the special committee (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) in evaluating the Arrangement, including providing our opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, of the Consideration to be received pursuant to the Arrangement by the Company Shareholders.

This fairness opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Canadian Investment Regulatory Organization (“CIRO”), but CIRO has not been involved in the preparation or review of the Opinion as set forth herein.

Engagement of Scotia Capital

The Company initially contacted Scotia Capital regarding a potential advisory assignment on January 18, 2026. Scotia Capital was formally engaged by the Company pursuant to an engagement letter dated January 23, 2026 (the “Engagement Letter”). Under the terms of the Engagement Letter, the Company has agreed to pay Scotia Capital a fixed fee for its services as financial advisor, including for rendering the Opinion. The fee that Scotia Capital will receive for its advisory services is not contingent upon the conclusions reached by Scotia Capital in the Opinion, or on the completion of the Arrangement. In addition, Scotia Capital is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

Subject to the terms of the Engagement Letter, Scotia Capital consents to the inclusion of the Opinion in its entirety and a summary thereof in the Circular and to the filing of the Opinion by the Company, as necessary, with the applicable securities commissions, stock exchanges and other similar regulatory authorities in Canada and the United States.

Credentials of Scotia Capital

Scotia Capital represents the global corporate and investment banking and capital markets business of Scotiabank Group (“Scotiabank”), one of North America’s premier financial institutions. In Canada, Scotia Capital is one of the country’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. Scotia Capital has participated in a significant number of transactions involving private and public companies and has extensive experience in preparing fairness opinions.

The Opinion expressed herein represents the opinion of Scotia Capital. The form and content of the Opinion have been approved for release by a committee of senior investment banking professionals of Scotia Capital, each of whom is experienced in merger, acquisition, divestiture, fairness opinion, valuation, and capital markets matters.

Relationship with Interested Parties

Neither Scotia Capital nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of the Company, the Acquirer, KKR & Co. Inc. (“KKR”), PAI Partners SAS, British Columbia Investment Management Corporation (“BCI”) or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither Scotia Capital nor any of its affiliates has been engaged to provide any financial advisory services, nor has Scotia Capital or any of its affiliates participated in any financing, involving the Interested Parties (excluding portfolio companies) within the past two years, other than pursuant to the Engagement Letter and as described herein. Within the past two years, Scotia Capital has provided certain financial services to KKR and its affiliates from time to time including (i) acting as financial advisor in connection with two advisory assignments and one active advisory assignment; (ii) acting as joint bookrunner for an offering of equity securities; and (iii) acting as joint bookrunner on three offerings of debt securities. Within the past two years, Scotia Capital has provided certain financial services to BCI and its affiliates from time to time including (i) acting as financial advisor in connection with one terminated advisory assignment and one active advisory assignment; and (ii) acting as joint bookrunner or co-manager for eight offerings of debt securities.

The fees payable to Scotia Capital in connection with the foregoing, including the fees payable to Scotia Capital pursuant to the Engagement Letter, are not financially material to Scotia Capital. There are no understandings, agreements or commitments between Scotia Capital and the Interested Parties with respect to any future business dealings. Scotia Capital may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Interested Parties. In addition, the Bank of Nova Scotia (“BNS”), of which Scotia Capital is a wholly-owned subsidiary, or one or more affiliates of BNS, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

Scotia Capital acts as a trader and dealer, both as principal and agent, in the financial markets in Canada, the United States and elsewhere and, as such, it and Scotiabank may have had and may have positions in the securities of the Interested Parties from time to time and may have executed or may execute transactions on behalf of such companies or clients for which it may have received or may receive compensation. As an investment dealer, Scotia Capital conducts research on securities and may, in the ordinary course of business, provide research reports and investment advice to its clients on investment matters, including with respect to the Interested Parties, or with respect to the Arrangement.

Overview of SunOpta

SunOpta is a TSX- and NASDAQ-listed manufacturer of private label food products to top brands, retailers and foodservice providers in North America across a broad portfolio of plant-based beverages, broths and better-for-you snacks. The Company sells into large and high growth end-markets (e.g., coffee chains) through retail, club, food services and mass merchandise channels, and is a leader in aseptic beverages focusing on shelf-stable milks (oat, soy, almond). The Company operates seven manufacturing facilities across North America, with annual sales of ~$792 million over the trailing twelve months ended September 27, 2025.

Scope of Review

In preparing the Opinion, we have reviewed, considered and relied upon, among other things, the following:

1.	an advanced draft of the Arrangement Agreement;

2.	an advanced draft of the voting and support agreement to be entered into by the Oaktree Investors;

3.	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended 2023 and 2024;

4.	quarterly reports on Form 10-Q of the Company;

5.	proxy statements of the Company dated April 12, 2024 and April 11, 2025;

6.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

7.	internal financial, operating and corporate information or reports of the Company;

8.	discussions with management of the Company;

9.	discussions with the Special Committee and its legal counsel;

10.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

11.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

12.	reports published by equity research analysts and industry sources we considered relevant;

13.	historical market prices and trading activity for the Common Shares;

14.

representations contained in a certificate addressed to Scotia Capital, dated as of the date hereof, from senior officers of the Company with respect to the information upon which the Opinion is based; and

15.	such other corporate, industry and financial market information, investigations and analyses as Scotia Capital considered necessary or appropriate in the circumstances.

Scotia Capital has not, to the best of its knowledge, been denied access by the Company to any information requested by Scotia Capital.

Assumptions and Limitations

The Opinion is subject to the assumptions, qualifications and limitations set forth below.

With the Special Committee’s approval and as provided in the Engagement Letter, we have relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, documents, opinions, appraisals, valuations and representations obtained by us from public sources, or that was provided to us, by the Company, and its associates and affiliates and advisors in connection with our engagement (collectively, the “Information”). The Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of our professional judgment, we have not attempted to verify independently the completeness, accuracy or fair presentation of the Information.

We are not legal, regulatory, accounting or tax experts and have relied on the assessments made by the Company and its advisors with respect to such matters. We have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon and the Company’s interim unaudited financial statements. We have assumed that forecasts, projections, estimates and budgets provided to us and used in the analysis supporting the Opinion, were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the matters covered thereby.

Senior officers of the Company have represented to Scotia Capital in a certificate delivered as at the date hereof, among other things, that (a) to the best of their knowledge, the Company has no information or knowledge of any facts public or otherwise not specifically provided to Scotia Capital relating to the Company or any of its subsidiaries which could reasonably be expected to affect the Opinion in any material respect; (b) with the exception of budgets, forecasts, projections or estimates referred to in (d) below, the Information provided to Scotia Capital by, or in the presence of, an officer of the Company in respect of the Company and its subsidiaries, in connection with the Opinion is or, in the case of historical information or data, was, at the date of preparation, true and accurate in all material respects, and no additional material, data or information would be required to make the data provided to Scotia Capital by the Company not misleading in light of circumstances in which it was prepared; (c) to the extent that any of the Information identified in (b), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Scotia Capital or updated by more current Information that has been disclosed; (d) any portions of the Information provided to Scotia Capital which constitute budgets, forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of management of the Company, are (or were at the time of preparation and continue to be) reasonable in the circumstances and are not in the reasonable belief of management of the Company, misleading in any material respect; (e) to the best of their knowledge, there have been no valuations or appraisals of the Company, its securities or material assets, including prior valuations (as defined in MI 61-101), which have been prepared within the two year period preceding the date of the certificate that are in the possession or control or knowledge of the Company (other than those provided to Scotia Capital or, in the case of valuations or appraisals known to the Company which it does not have within its control, notice of which has been given to Scotia Capital); (f) to the best of their knowledge, there have been no offers for or proposed transactions involving all or any material property of the Company or any of its subsidiaries during the preceding 24 months which have not been disclosed to Scotia Capital; (g) there are no agreements, undertakings, commitments or understandings relating to the Arrangement on the part of the Company except as have been disclosed to Scotia Capital; (h) the contents of the Company’s public disclosure documents, as of their respective dates of filing, were true and correct in all material respects and did not contain any misrepresentation (as such term is defined in the Securities Act (Ontario)), and such disclosure documents complied in all material respects with all requirements under applicable securities laws as of their respective dates of filing; (i) the Company has complied with the Arrangement Agreement in all material respects; and (j) there is no plan or proposal for any “material change” (as defined in the Securities Act (Ontario)) in the affairs of the Company which has not been disclosed to Scotia Capital.

In preparing the Opinion, Scotia Capital made several assumptions, including that the final executed version of the Arrangement Agreement will be identical in all material respects to the most recent draft thereof reviewed by us, and that the Arrangement will be consummated in accordance with the terms set forth in the Arrangement Agreement without any waiver or amendment of any terms or conditions and that the Circular will comply in all material respects with the requirements of applicable corporate and securities laws. In addition, we have assumed that the conditions precedent to the completion of the Arrangement could be satisfied in due course, all consents, permissions, exemptions or orders of relevant third parties or regulatory authorities will be obtained without adverse condition or qualification, and the procedures being followed to implement the Arrangement will comply with all applicable laws.

The Opinion is rendered on the basis of the securities markets and economic, financial and general business conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Scotia Capital in discussions with management of the Company and its representatives. In its analyses and in preparing the Opinion, Scotia Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scotia Capital or any party involved in the Arrangement.

The Opinion has been provided for the sole use and benefit of the Special Committee and the Board of Directors in connection with, and for the purpose of, its consideration of the Arrangement and may not be used or relied upon by any other person. Our opinion was not intended to be, and does not constitute, a recommendation to the Special Committee or the Board of Directors as to whether they should approve the Arrangement or to any Voting Shareholder as to how such Voting Shareholder should vote or act with respect to the Arrangement or its Common Shares. The Opinion does not address in any manner the prices at which the Company’s securities will trade at any time. The Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to the Company or the Company’s underlying business decision to effect the Arrangement.

We have not been asked to, nor do we, offer any opinion as to the material terms (other than the Consideration) of the Arrangement Agreement or the Arrangement. Scotia Capital was not authorized to solicit, and did not solicit, interest from any other party with respect to the acquisition of Common Shares or any business combination or other extraordinary transaction involving the Company, nor did Scotia Capital negotiate with any party in connection with any such transaction involving the Company.

Except for the inclusion of the Opinion in its entirety and a summary thereof in a form acceptable to us in the Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent. We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or any of its affiliates, and the Opinion should not be construed as such. The Opinion is given as of the date hereof, and Scotia Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Scotia Capital after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Scotia Capital reserves the right to change, modify or withdraw the Opinion.

Conclusion

Based upon and subject to the foregoing, Scotia Capital is of the opinion that, as of the date hereof, the Consideration to be received by the Company Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Company Shareholders.

Yours very truly,

/S/ SCOTIA CAPITAL INC.

SCOTIA CAPITAL INC.

APPENDIX G

DISSENT PROVISIONS OF THE CBCA

“Right to dissent

190. (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

b)	amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

c)	amalgamate otherwise than under section 184;

d)	be continued under section 188;

e)	sell, lease or exchange all or substantially all its property under subsection 189(3); or

f)	carry out a going-private transaction or a squeeze-out transaction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

a)	the shareholder’s name and address;

b)	the number and class of shares in respect of which the shareholder dissents; and

c)	a demand for payment of the fair value of such shares.

Share certificate

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

a)	the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

b)	the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

c)

the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

a)	a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

b)	if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties

(19) On an application to a court under subsection (15) or (16),

a)	all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

b)	the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

a)	withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

b)

retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

a)	the corporation is or would after the payment be unable to pay its liabilities as they become due; or

b)	the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.”

APPENDIX H

Voting Information

Capitalized terms used but not specifically defined in this Appendix shall have the meaning ascribed thereto in the “Glossary of Terms” section of the Circular and Proxy Statement to which this Appendix is attached.

If you have any questions or require any assistance in executing your form of proxy or voting instruction form, or otherwise voting your Common Shares or Special Shares, please contact Sodali & Co, SunOpta’s proxy solicitor, at:

North American Toll-Free Number: 1.833.830.8285

Outside North America, Banks, Brokers and Collect Calls: 1.289.695.3075

Email: assistance@investor.sodali.com

North American Toll-Free Facsimile: 1.877.218.5372

If you have any questions about depositing your Common Shares to the Arrangement, including with respect to completing the Letter of Transmittal, please contact TSX Trust Company, who is acting as Depositary under the Arrangement, by telephone at 1-866-600-5869 (toll free in North America) or 416-342-1091 (outside North America) or by email at tsxtis@tmx.com.

H-1

APPENDIX I

NOTICE OF APPLICATION APPLYING FOR FINAL ORDER

I-1

SUNOPTA INC. 7078 SHADY OAK ROAD EDEN PRAIRIE, MINNESOTA 55344 952-820-2518 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until [__], 2026 at [___] [a].m. (Eastern Time) (or, in the case of any adjournment or postponement of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened meeting). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/STKL2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until [__], 2026 at [___] [a].m. (Eastern Time) (or, in the case of any adjournment or postponement of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened meeting). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by [__], 2026 at [___] [a].m. (Eastern Time) (or, in the case of any adjournment or postponement of the meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened meeting). This proxy should be read in conjunction with the accompanying Management Information Circular and Proxy Statement. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V85999-TBD KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SUNOPTA INC. The Board of Directors recommends a vote “FOR” the matters described in Proposals 1 and 2. For Against Abstain 1. The Arrangement Resolution. To consider, pursuant to an interim order of the Superior Court of Justice (Commercial List) (as may be amended, modified or varied, the “Interim Order”), and, if deemed advisable, to pass, with or without variation, a resolution, ! ! ! the full text of which is set forth in Appendix B to the accompanying Management Information Circular and Proxy Statement of SunOpta Inc. (the “Circular and Proxy Statement”), approving a statutory arrangement (the “Arrangement”) pursuant to Section 192 of the Canada Business Corporations Act upon the terms and conditions set out in the arrangement agreement dated February 6, 2026 among SunOpta Inc., Pegasus BidCo B.V., and 2786694 Alberta Ltd., all as more particularly described in the Circular and Proxy Statement. 2. The Executive Compensation Proposal. To approve, on an advisory, non-binding basis, the compensation that may be paid or become ! ! ! payable to SunOpta Inc.’s named executive officers in connection with the consummation of the Arrangement. Authorized Signature(s) – This section must be completed for your instruction to be executed. I/We authorize you to act in accordance with my/our instructions set above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by the Board of Directors. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and the Management Information Circular and Proxy Statement is available at www.proxyvote.com. SUNOPTA INC. INSTRUMENT OF PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [_____], 2026. This proxy is solicited by the Board of Directors of SunOpta Inc. (the “Company”) for use at the Special Meeting of Shareholders of the Company to be held virtually on [___], 2026 at [___] [a].m (Eastern time), or any adjournment thereof (the “Meeting”), in the same manner, to the same extent and with the same powers as if the undersigned were personally present at the Meeting or any adjournment thereof. You have the right to appoint a different person or company (with appropriate documentation) of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see below). The common shares or special shares represented by this form of proxy may be voted in the discretion of the proxyholder with respect to amendments or variations to the matters identified in the notice of meeting and with respect to other matters that may properly be brought before the Meeting. The common shares or special shares represented by this proxy will be voted, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the common shares or special shares will be voted accordingly. If the common shares or special shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this form of proxy. If you are voting on behalf of a corporation or another individual, documentation evidencing your power to sign this form of proxy with signing capacity stated may be required. This instrument of proxy will not be valid and not be acted upon or voted unless it is completed as outlined herein and delivered to the attention of Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York, USA 11717, prior to [__], 2026 at [___] [a].m. (Eastern Time) (or, in the case of any adjournment or postponement of the Meeting, not less than 48 hours, Saturdays, Sundays and holidays excepted, prior to the time of the reconvened Meeting). Appointment of Proxy: I/We, being registered shareholder(s) of the Company hereby Print the name of the person you are appointing appoint(s): Greg Gaba, Chief Financial Officer and Chris McCullough, OR as your proxy if this person is someone other than General Counsel and Secretary, or either of them, both Greg Gaba or Chris McCullough; officers of the Company; As my/our proxy with full power of substitution and to vote in accordance with the direction on the reverse side (or if no directions have been given, in the discretion of such proxy) and to otherwise act for the undersigned in their discretion on all other matters that may properly come before the Meeting and without limiting the general authorization and power hereby given, the person(s) named above are specifically directed to vote the common shares and special shares of the Company registered in the name of the undersigned shareholder as follows on the reverse side: The Board of Directors recommends a vote “FOR” the matters described in Proposals 1 and 2 on the reverse side. Continued and to be signed on reverse side